Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

EGH ACQUISITION CORP.,

HECATE ENERGY GROUP, LLC,

and

HECATE HOLDINGS, LLC

Dated as of January 21, 2026

Table of Contents

i

EXHIBIT A	Form of Amended and Restated Registration Rights Agreement
EXHIBIT B	Form of Sponsor Agreement
EXHIBIT C	Form of Tax Receivable Agreement
EXHIBIT D	Form of SPAC Certificate of Incorporation
EXHIBIT E	Form of SPAC Bylaws
EXHIBIT F	Form of Company A&R LLC Agreement
EXHIBIT G	Form of Lockup Agreement

BUSINESS COMBINATION AGREEMENT, dated as of January 21, 2026 (this “Agreement”), by and among EGH Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability (“SPAC”), Hecate Holdings LLC, a Delaware limited liability company (“Parent”), and Hecate Energy Group, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Company” and, together with Parent, the “Hecate Parties”).

WHEREAS, SPAC and the Hecate Parties desire to enter into this Agreement and the Transactions;

WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) approved this Agreement, the Transactions to be entered into pursuant to this Agreement, the other Transaction Documents to which SPAC is or will be a party, and the performance by SPAC of its obligations hereunder and thereunder and (b) recommended the approval and adoption of this Agreement and the Transactions by the shareholders of SPAC;

WHEREAS, Parent, as the sole member of Company, has approved this Agreement, the Transactions to be entered into pursuant to this Agreement, the other Transaction Documents to which Company is or will be a party, and the performance by Company of its obligations hereunder and thereunder;

WHEREAS, the board of managers of Parent has unanimously approved this Agreement, the Transactions to be entered into pursuant to this Agreement, the other Transaction Documents to which Parent is or will be a party and the Transactions, and the performance by Parent of its obligations hereunder and thereunder;

WHEREAS, in connection with the Closing, Parent, SPAC, Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”), Seaport Global Securities LLC (“Seaport”), and EGH Sponsor LLC (the “Sponsor”) shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit A;

WHEREAS, upon execution of this Agreement, SPAC and Sponsor shall enter into an agreement concerning the forfeiture of Sponsor’s equity interest in SPAC and a lock up of the Sponsor’s equity (the “Sponsor Agreement”) substantially in the form attached hereto as Exhibit B;

WHEREAS, following the execution of this Agreement and prior to the Closing, Company and SPAC may elect to identify investors (collectively, the “Investors”) to each enter into equity financing agreements (which may include forward purchase agreements or equity lines of credit), in form and substance reasonably acceptable to SPAC and Company (collectively, the “Financing Agreements”) (the equity financing under all Financing Agreements, collectively, hereinafter referred to as the “Private Placements”), on the terms and subject to the conditions set forth in the applicable Financing Agreement;

WHEREAS, in connection with the Closing, Parent and SPAC shall enter into the Tax Receivable Agreement (the “Tax Receivable Agreement”) substantially in the form attached hereto as Exhibit C;

WHEREAS, upon execution of this Agreement, Parent and SPAC shall enter into a lockup agreements (the “Lockup Agreement”) in substantially the form set forth on Exhibit G; and

WHEREAS, on the Closing Date, immediately prior to the Closing, SPAC shall transfer by way of continuation and deregistration, from the Cayman Islands to Delaware, and domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) and Part 12 of the Cayman Islands Companies Act (as amended) (the “Cayman Islands Act”) (the “Domestication”), on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01          Certain Definitions. For purposes of this Agreement:

“Action” is defined in Section 3.09.

“Affiliate” means, with respect to any specified person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Affiliate Loan” is defined in Section 5.03(e).

“Aggregate Transaction Proceeds” means an amount equal to the sum (after payment of all SPAC Transaction Expenses) of (a) the cash proceeds to be received by SPAC at Closing from the Trust Account in connection with the transactions contemplated hereby (which proceeds shall, for the avoidance of doubt, be determined after giving effect to the SPAC Shareholder Redemption) and (b) the Available Financing Proceeds.

“Agreement” is defined in Preamble.

“Alternative Transaction” is defined in Section 7.05.

“Ancillary Agreements” means the Registration Rights Agreement, the Sponsor Agreement, the Lockup Agreement, the Tax Receivable Agreement, the SPAC Certificate of Incorporation, the SPAC Bylaws, the Company A&R LLC Agreement, the Financing Agreements (if any) and all other agreements, certificates and instruments executed and delivered by any of SPAC, Sponsor, Parent or Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, (ii) the UK Bribery Act 2010, (iii) anti-bribery legislation promulgated by the European Union and implemented by its member states, (iv) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (v) similar legislation applicable to Company or any Company Subsidiary from time to time.

“Antitrust Laws” is defined in Section 7.12(a).

“Available Financing Proceeds” shall equal, as of the Closing, the unrestricted net cash proceeds to SPAC resulting from any Financing Agreements (which may include forward purchase agreements or equity lines of credit to the extent the same would provide unrestricted cash proceeds to SPAC at or prior to the Closing).

“Blue Sky Laws” is defined in Section 3.05(b).

“Business Combination” has the meaning ascribed to such term in SPAC’s Organizational Documents.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium), that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems or otherwise in the course of the conduct of the business of Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, New York; provided that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service,” that are owned, leased, licensed, relied on or used in the conduct of the business of Company or any Company Subsidiaries.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) or Coronavirus Response and Relief Supplemental Appropriations Act of 2021 (such acts collectively, in each case, as amended, restated, supplemented or otherwise modified from time to time, together with the rules and regulations issued pursuant thereto, in each case, as in effect from time to time).

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents of Company calculated in good faith from the Books and Records of Company, (i) including checks and wire transfers that have been deposited or initiated for the account of Company, and (ii) excluding outbound checks and wire transfers that have been sent by Company.

“Cash Value” means an amount equal to the sum (after payment of all SPAC Transaction Expenses) of the cash proceeds to be received by SPAC at Closing from the Trust Account in connection with the transactions contemplated hereby (which proceeds shall, for the avoidance of doubt, be determined after giving effect to the SPAC Shareholder Redemption).

“Cayman Islands Act” is defined in Recitals.

“Change of Control Payment” is defined in definition of “Hecate Transaction Expenses.”

“Claims” is defined in Section 6.03.

“Closing” is defined in Section 2.02(a).

“Closing Date” is defined in Section 2.02(a).

“Closing Statement” is defined in Section 2.01(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Combination Transactions” is defined in Section 2.01(g)(ii).

“Commercial Tax Obligation” means any customary obligation, that is part of a larger commercial agreement not primarily related to Taxes, to assume responsibility, or reimburse another person, for Taxes, such as a gross-up provision in a financing document or a tax escalation provision in a lease agreement.

“Company” is defined in Preamble.

“Company A&R LLC Agreement” is defined in Section 2.02(b)(iii).

“Company Disclosure Schedule” is defined in Article III.

“Company Holder Redemption Right” means, following the Closing, the right of a holder of certain Company Units to cause Company to redeem one or more of such Company Units for shares of SPAC Class A Common Stock on a one-for-one basis, together with the cancellation of the related shares of SPAC Class V Common Stock, as set forth in the Company A&R LLC Agreement and the SPAC Certificate of Incorporation.

“Company Interests” means 100% of the issued and outstanding limited liability company interests of Company as of immediately prior to Closing (before giving effect to the Company A&R LLC Agreement).

“Company Law Firm” is defined in Section 10.13(a).

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to Company or any Company Subsidiary or to which Company or any Company Subsidiary otherwise has a right to use.

“Company LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of Company, dated as of June 25, 2021.

“Company Material Adverse Effect” means any occurrence, state of facts, event, circumstance, change or effect (collectively, “Effect”) that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, financial condition or results of operations of Company and the Company Subsidiaries, taken as a whole or (ii) the ability of Company to consummate the Transactions; provided, however, that, solely with respect to clause (i), none of the following (or any Effect attributable thereto, resulting therefrom or arising therefrom), alone or in combination, shall be deemed to constitute, or be taken into account in the determination of whether, there has been or would reasonably be expected to be a Company Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) Effects generally affecting the industries, markets or geographic areas in which Company and the Company Subsidiaries operate; (c) any changes in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (e) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers or employees); (f) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (f) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect to the extent not excluded by another exception herein; or (g) any actions taken, or failures to take action, or such other changes or events, in each case, which SPAC has requested in writing; provided that in the cases of clauses (a) through (d), such matters or Effects may be taken into account to the extent that Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which Company and the Company Subsidiaries operate.

“Company-Owned IP” means all of the Intellectual Property rights owned, or purported to be owned, by Company or any of the Company Subsidiaries, including the registered Intellectual Property set forth in Section 3.13(a)(i) of the Company Disclosure Schedule.

“Company Permits” is defined in Section 3.06.

“Company Software” means all Software owned or purported to be owned by Company or any Company Subsidiary.

“Company Subsidiary” means each subsidiary of Company.

“Company Units” means the common units of Company, on and after the Closing (after giving effect to the Company A&R LLC Agreement).

“Confidential Information” means any and all information, knowledge or data concerning the businesses or affairs of Company or the Company Subsidiaries that is not already generally available to the public, including information of third parties that Company or the Company Subsidiaries are contractually bound to keep confidential.

“Confidentiality Agreement” means that certain Confidentiality and Nondisclosure Agreement, dated June 23, 2025, by and between SPAC and Hecate Energy LLC.

“Continuing Employee” means any employee of Company or any Company Subsidiary who remains employed by Company or such Company Subsidiary as of the Closing.

“Contracting Parties” is defined in Section 10.12.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“D&O Insurance” is defined in Section 7.07(c).

“Data Security Requirements” is defined in Section 3.13(g).

“Deferred Underwriting Fees” shall mean the amount of deferred underwriting fees in connection with the IPO payable to the underwriters upon consummation of a Business Combination.

“DGCL” is defined in Recitals.

“Domestication” is defined in Recitals.

“Effect” is defined in definition of “Company Material Adverse Effect.”

“Employee Benefit Plan” means (i) any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) any retirement or deferred compensation plan, incentive compensation plan, bonus, stock option, stock purchase, restricted stock, other equity-based compensation plan (including partnership interests), agreement, program or arrangement, performance award, incentive, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, bonus or benefit, unemployment compensation, consulting, fringe benefit, sick pay, insurance or hospitalization, flexible benefit, cafeteria, dependent care and vacation plans, agreements, programs or arrangements or any other benefit or compensation plans, agreements, programs or arrangements, whether written or unwritten, and (iii) any employment agreement or consulting agreement with any individual service provider, in each case, that Company, or any of its ERISA Affiliates, maintains, sponsors, is a party to, participates in, or has a commitment or obligation to create or contribute to, or has any current or contingent liability or obligation under or with respect to.

“Employment Agreements” is defined in Section 7.06(a).

“Environmental Laws” means any Laws relating to: (i) Releases or threatened Releases of, or exposure of any person to, Hazardous Substances; (ii) the generation, manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; (iii) pollution or protection of the environment, natural resources; and (iv) human health and safety (to the extent related to exposure to Hazardous Substances).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” is defined in Section 3.10(c).

“Evaluation Material” is defined in Section 7.03.

“Exchange Act” is defined in Section 3.05(b).

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Family Member” with respect to any specified natural Person, means such Person’s spouse, parents, children and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Statements” is defined in Section 3.07(b).

“Financing Agreements” is defined in Recitals.

“FINRA” means the Financial Industry Regulatory Authority.

“FPA” means the Federal Power Act.

“Fraud” means, with respect to a party, the making of a false or incorrect representation or warranty expressly set forth in this Agreement, with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, and an intention to deceive another party and induce such party to enter into this Agreement, and upon which such other party relies (regardless of whether such reliance was justified) and suffers damage by such reliance; provided, that “Fraud” shall not include any claim based on constructive knowledge, equitable fraud, promissory fraud, unfair dealings fraud, recklessness, negligent misrepresentation or a similar theory or tort based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” is defined in Section 3.05(b).

“Hazardous Substance(s)” means (i) those substances, chemicals or materials listed, defined or classified as a pollutant, contaminant, hazardous substance, toxic substance, hazardous waste or words of similar import, or for which standards of conduct or liability may be imposed, under Environmental Laws, including the following United States federal statutes and their state counterparts, and all regulations promulgated thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, and (iii) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos, urea formaldehyde foam, noise, odor, toxic mold and radioactive materials.

“Hecate Parties” is defined in Preamble.

“Hecate Transaction Expenses” means (i) all reasonable and documented third party, out-of-pocket fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees (including all expenses related to public readiness and preparing PCAOB financial statements), in each case, of Parent, Company and the Company Subsidiaries and including any transaction, retention, change in control or similar bonuses, severance payments or other employee-related payments payable by Company or the Company Subsidiaries as of or after the Closing Date (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) as a result of, or in connection with, the consummation of the Transactions (each, a “Change of Control Payment”), and (ii) any other fees, expenses, commissions or other amounts that are allocated to Company and the Company Subsidiaries pursuant to this Agreement, including the costs of the Company D&O Policy. Notwithstanding the foregoing or anything to the contrary herein, Hecate Transaction Expenses shall not include any SPAC Transaction Expenses.

“Improvements” is defined in Section 3.12(c).

“Indebtedness” means as of any time, without duplication, with respect to any person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case to the extent drawn, (e) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements under which payments are obligated to be made by such person, and (f) any of the obligations of any other person of the type referred to in clauses (a) through (e) above directly or indirectly guaranteed by such person or secured by any assets of such person, whether or not such Indebtedness has been assumed by such person. For the avoidance of doubt, Indebtedness does not include Hecate Transaction Expenses or SPAC Transaction Expenses.

“Insurance Policies” is defined in Section 3.17(a).

“Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), patents, patent applications and patent disclosures, all improvements thereto, and together with all registrations, reissues, renewals, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, designs, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and all other published or unpublished works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, know-how (including ideas, formulas, compositions, methods, techniques, specifications, designs, architectures, plans, and technical data,), and rights in Software, databases, technology, proprietary processes, formulae, algorithms, models, and methodologies, (v) Internet domain names and social media accounts, and (vi) all other intellectual property or proprietary rights of any kind or description existing anywhere in the world.

“Intended Tax Treatment” is defined in Section 7.13(a).

“Interested Party Transaction” is defined in Section 3.19.

“Interim Financial Statements” is defined in Section 3.07(b).

“Interim Period” is defined in Section 7.08(a).

“Investors” is defined in Recitals.

“IPO” means the initial public offering by SPAC of SPAC Public Units that was consummated on May 12, 2025.

“IRS” is defined in Section 3.10(b).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“knowledge” or “to the knowledge” of a person shall mean in the case of Company, the actual knowledge of Nick Bullinger, Chris Bullinger, Fazli Qadir, Wes Weidaw, David Tohir, Paul Turner or Craig Overmyer after reasonable inquiry, and in the case of SPAC, the actual knowledge of Vincent T. Cubbage, Andrew B. Lipsher or Michelle Kley after reasonable inquiry.

“Labor Agreement” is defined in Section 3.11(h).

“Law” means any applicable federal, national, state, county, municipal, provincial, local, foreign or multinational law, statute, constitution, common law, act, ordinance, code, decree or writ, order, judgment, directive, injunction, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lease” is defined in Section 3.12(b).

“Leased Real Property” means the real property leased by Company or the Company Subsidiaries as tenant, together with, to the extent leased by Company or the Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of Company or the Company Subsidiaries relating to the foregoing.

“Letter Agreement” means the letter agreement among SPAC, the Sponsor and the officers and directors of the Sponsor dated May 8, 2025, as amended and supplemented to date.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created (i) under applicable securities laws, (ii) in the case of Company and the Company Subsidiaries, at the request of SPAC and (iii) under the Transaction Documents).

“Lockup Agreement” is defined in Recitals.

“Lookback Date” means December 31, 2022.

“Malicious Code” means any (i) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or (ii) other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a Business System on which such code is stored or installed or (b) damaging or destroying any data or file without the user’s consent.

“Material Contracts” is defined in Section 3.16(a).

“Material Suppliers” is defined in Section 3.16(c).

“Minimum Cash Value” means a Cash Value of $50,000,000.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Net Indebtedness” means the Indebtedness of Company minus Cash and Cash Equivalents.

“Nonparty Affiliates” is defined in Section 10.12.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is, or substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any license to Software that is considered, distributed or licensed as “free” or “open source software”, or (iii) any Reciprocal License.

“Organizational Documents” means, as applicable, the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, operating agreement, certificate of limited partnership, partnership agreement, memorandum and articles of association (each as amended and/or restated from time to time) or other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a person, including any amendments thereto.

“Outside Date” is defined in Section 9.01(b).

“Parent Class V Shares” is defined in Section 2.01(g)(i).

“Parent Contribution” is defined in Section 2.01(g)(ii).

“Parent Company Units” means a number of Company Units with a value (valuing each Company Unit for such purposes as having a value equal to the SPAC Redemption Price) equal to $1,200,000,000 less the amount, if any, of the Company’s Net Indebtedness as reflected on the Closing Statement.

“Parent Contribution” is defined in Section 2.01(g)(ii).

“Parent Released Matters” is defined in Section 7.20.

“Parent Released Parties” is defined in Section 7.20.

“Parent Releasing Parties” is defined in Section 7.20.

“Parent” is defined in Preamble.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar or corresponding provisions of state or local Law.

“party” or “parties” means, individually or collectively, SPAC, Company and Parent.

“PCAOB” means the U.S. Public Company Accounting Oversight Board.

“PCAOB Financial Statements” is defined in Section 7.15(a).

“Permitted Liens” means (i) such defects or imperfections of title, easements, encumbrances, Liens or restrictions (in each case, other than those securing Indebtedness) that do not materially impair the current use of Company’s or any Company Subsidiary’s assets or Leased Real Property that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business for amounts which are not yet due and payable or which are being contested in good faith through appropriate proceedings or that do not impair in any material respect the current use of Company’s or Company Subsidiaries’ assets that are subject thereto, (iii) Liens for Taxes not yet delinquent, or which are being contested in good faith through appropriate proceedings and, in each case for which appropriate accruals or reserves have been made in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use Laws promulgated by Governmental Authorities which do not materially interfere with the current use or occupancy of the real property to which it relates or the operation of the business conducted thereon, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the ordinary course of business, (vi) Liens, encumbrances and restrictions (in each case, other than those securing Indebtedness) on real property (including easements, covenants, rights of way and similar restrictions of record affecting title to such real property) that do not materially interfere with the present use or occupancy of such real property in the operation of the business conducted thereon, (vii) with respect to Leased Real Property, (a) the interests and rights of the respective lessors with respect thereto, including any statutory landlord Liens, (b) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part and (c) any Liens permitted under a Lease, (viii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (ix) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business, (x) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (xi) Liens arising under this Agreement or any Transaction Document, (xii) Liens identified in the Financial Statements, (xiii) Liens related to motor vehicle loans or leases, (xiv) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use or occupancy of the Leased Real Property and (xv) Liens securing the Indebtedness of Company and the Company Subsidiaries.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means all data and information that (i) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with a particular individual, household, or device, including any name, address, phone number, email address, financial account number, payment card data, government issued identifier, health or medical information, account user names and passwords, cookies, IP addresses, and unique device identifiers, or (ii) is otherwise defined as “personal information,” “personal data”, “protected health information” or “personally identifiable information” under applicable privacy Laws.

“Pipeline Project” is defined in Section 3.16(d).

“PPACA” is defined in Section 3.10(i).

“Privacy Policies” is defined in Section 3.13(g).

“Privacy/Data Security Laws” means all Laws applicable to Company or the Company Subsidiaries that govern the receipt, collection, use, storage, processing, sharing, security, confidentiality, disclosure, or transfer of Personal Information or the security of Company’s Business Systems or Business Data.

“Private Placements” is defined in Recitals.

“Proposing Person” is defined in Section 7.05.

“Proxy Statement” is defined in Section 7.01(a).

“PUHCA” means the Public Utility Holding Company Act of 2005.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or compulsory licensing of any Company Software, (ii) a requirement that any disclosure, distribution or licensing of any Company Software be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such Company Software, (iv) a requirement that Company Software be redistributable by other licensees of such Software, or (v) the grant of any patent rights owned by Company or the Company Subsidiaries (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Right” means the right of the holders of SPAC Class A Shares to redeem all or a portion of their SPAC Class A Shares (in connection with the Transactions or otherwise) for cash as set forth in the Organizational Documents of SPAC.

“Registration Rights Agreement” is defined in Recitals.

“Registration Statement” is defined in Section 7.01(a).

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, dispersing, injecting, escaping, leaching, migrating, dumping, discarding, abandoning or disposing of any Hazardous Substances into, on, under or through the environment.

“Relevant Tax Audit” is defined in Section 7.13(d).

“Remedies Exceptions” is defined in Section 3.04(a).

“Representatives” is defined in Section 7.04(a).

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the Laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, so-called Donetsk People’s Republic (DNR), and so-called Luhansk People’s Republic (LNR) regions of Ukraine), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation the U.S. Treasury Office of Foreign Assets Control), or (ii) any other similar Governmental Authority with jurisdiction over Company or any Company Subsidiary from time to time.

“SEC” is defined in Section 5.07(a).

“SEC Fees” means all fees in connection with filings with the SEC or other materials contemplated by Section 7.01.

“Securities Act” is defined in Section 3.05(b).

“Security Breach” means any breach of security of or other unauthorized access to the Business Systems resulting in unauthorized use, access, destruction, loss, alteration, acquisition or disclosure of any Business Data.

“Senior Executives” means each of Nick Bullinger, Chris Bullinger, Fazli Qadir, Wes Weidaw, David Tohir, Paul Turner and Craig Overmyer.

“Shareholder Approval” is defined in Section 8.01(a).

“Software” means all computer software (including smartphone or tablet applications, HTML code, and firmware and other software embedded in hardware devices), systems and databases, firmware, data files, object codes and source codes, development tools, user interfaces, websites, manuals and all versions thereof and other software specifications and all documentation related to any of the foregoing.

“SOX” is defined in Section 5.07(a).

“SPAC” means (a) prior to the consummation of the Domestication, EGH Acquisition Corp., a Cayman Islands exempted company incorporated with limited liability, and (b) from and after the consummation of the Domestication, EGH Acquisition Corp. (as may be renamed in the SPAC Certificate of Incorporation), as domesticated in Delaware. Any reference to SPAC in this Agreement or any Ancillary Agreement shall be deemed to refer to clause (a) and/or (b), as the context so requires.

“SPAC Board” is defined in Recitals.

“SPAC Bylaws” is defined in Section 2.01(e)(iv).

“SPAC Certificate of Incorporation” is defined in Section 2.01(e)(iii).

“SPAC Class A Common Stock” means SPAC’s Class A Common Stock, par value $0.0001 per share, as described in the SPAC Certificate of Incorporation.

“SPAC Class A Shares” means, prior to the Domestication, SPAC’s Class A ordinary shares, par value $0.0001 per share.

“SPAC Class B Shares” means, prior to the Domestication, SPAC’s Class B ordinary shares, par value $0.0001 per share.

“SPAC Class V Common Stock” means SPAC’s Class V Common Stock, par value $0.0001 per share, as described in the SPAC Certificate of Incorporation.

“SPAC Common Stock” means (a) prior to the Domestication, SPAC Class A Shares and SPAC Class B Shares and (b) following the Domestication, SPAC Class A Common Stock and SPAC Class V Common Stock. Any reference to SPAC Common Stock in this Agreement or any Ancillary Agreement shall be deemed to refer to clause (a) and/or clause (b) of this definition, as the context so requires.

“SPAC Contribution” is defined in Section 2.01(g)(i).

“SPAC Convertible Notes” means the working capital loans made by the Sponsor or its affiliates to SPAC, up to $1,500,000 of which is convertible into SPAC Private Units.

“SPAC Disclosure Schedule” means SPAC’s disclosure schedule delivered by SPAC (in accordance with Section 10.03) in connection with this Agreement.

“SPAC Incentive Common Stock” means SPAC Class A Common Stock.

“SPAC Incentive Equity Plan” is defined in Section 7.06(c).

“SPAC Law Firm” is defined in Section 10.13(b).

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on (i) the business, assets, financial condition or results of operations of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however that, solely with respect to clause (i), none of the following (or any Effect attributable thereto, resulting therefrom or arising therefrom), alone or in combination, shall be deemed to constitute, or be taken into account in the determination of whether, there has been or would reasonably be expected to be a SPAC Material Adverse Effect: (a) any change or proposed change in or change in the interpretation of any Law or GAAP; (b) Effects generally affecting special purpose acquisition companies; (c) any changes in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (d) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events (including any escalation or general worsening thereof); (e) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions; or (f) any actions taken, or failures to take action, or such other changes or events, in each case, which Company has requested in writing; provided, that in the cases of clauses (a) through (d), such matters or Effects may be taken into account to the extent that SPAC are materially disproportionately affected thereby as compared with other participants in the industries in which SPAC operate.

“SPAC Material Contracts” is defined in Section 5.06(b).

“SPAC Permits” is defined in Section 5.06(a).

“SPAC Preferred Shares” is defined in Section 5.03(a).

“SPAC Private Share Right” each SPAC Private Share Right constitutes one right to receive one tenth (1/10) of a SPAC Class A Ordinary Share upon the consummation of an initial business combination.

“SPAC Proposals” means the following proposals, collectively, to be considered at the SPAC Shareholders’ Meeting: (i) approval and adoption of this Agreement and Transactions, (ii) approval and adoption of the Domestication, (iii) approval of the issuance of SPAC Class A Common Stock (including pursuant to the consummation of any Financing Agreements) to the extent required by the Stock Exchange listing rules and SPAC Class V Common Stock as contemplated by this Agreement, (iv) approval of the SPAC Certificate of Incorporation, (v) approval of certain non-binding proposals relating to the approval of the SPAC Certificate of Incorporation, (vi) approval of the SPAC Incentive Equity Plan, and (vii) any other proposals as may be mutually agreed by SPAC and Company as necessary to effectuate the Transactions; provided that clauses (iii), (v) and (vii) shall, unless otherwise agreed between SPAC and Company, not be a SPAC Proposal for purposes of Section 8.01(a) and Section 9.01(d), and “SPAC Proposal” shall be construed accordingly.

“SPAC Public Share Right” means one right to receive one tenth (1/10) of a SPAC Class A Ordinary Share upon the consummation of an initial business combination.

“SPAC Redemption Price” shall equal the amount payable for each SPAC Class A Share pursuant to the SPAC Shareholder Redemption.

“SPAC Related Party Contract” is defined in Section 6.02(o).

“SPAC SEC Reports” is defined in Section 5.07(a).

“SPAC Securities” is defined in Section 5.03(a).

“SPAC Share Conversion” is defined in Section 2.01(d).

“SPAC Shareholder Redemption” is defined in Section 2.01(a).

“SPAC Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of SPAC of the Redemption Right pursuant to and in accordance with the Organizational Documents of SPAC.

“SPAC Shareholders’ Meeting” means the extraordinary general meeting of SPAC’s shareholders (including any adjournment or postponement thereof permitted under this Agreement) to be held to consider the SPAC Proposals.

“SPAC Tail Policy” is defined in Section 7.07(d).

“SPAC Transaction Expenses” means (i) all reasonable and documented accrued and unpaid out of pocket third-party fees and expenses (inclusive of any Deferred Underwriting Fees) incurred in connection with, or otherwise related to, the IPO, any prior potential Business Combinations considered by SPAC, and the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein to be performed or complied with at or before the Closing, including the fees, expenses and disbursements of counsel and accountants, due diligence expenses, advisory and consulting fees and expenses, and other third-party fees, in each case, of SPAC or any of its subsidiaries as of the Closing, including the costs of the SPAC Tail Policy, (ii) any other fees, expenses, commissions or other amounts that are expressly allocated to SPAC pursuant to this Agreement, including one hundred percent (100%) of the SEC Fee, and (iii) any other liabilities or indebtedness obligations of SPAC that are due and payable as of the Closing, in each case, whether such amounts are paid in cash or SPAC Securities, including any Affiliate Loans. Notwithstanding the foregoing or anything to the contrary herein, SPAC Transaction Expenses shall not include any Hecate Transaction Expenses.

“SPAC Private Unit” means one SPAC Class A Share and one-tenth of one SPAC Private Share Right.

“SPAC Public Unit” means one SPAC Public Class A Share and one-tenth of one SPAC Public Share Right.

“Sponsor” is defined in Preamble.

“Sponsor Agreement” is defined in Recitals.

“State Commission” has the meaning set forth in 18 C.F.R. § 1.101(k).

“Stock Exchange” means (i) the New York Stock Exchange; (ii) the NYSE American, (iii) the Nasdaq Capital Market, (iv) the Nasdaq Global Select Market, (v) the Nasdaq Global Market, or (vi) the Texas Stock Exchange, in each case mutually agreed by Company and SPAC.

“subsidiary” or “subsidiaries” means, with respect to any person, any legal entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of such person or a combination thereof, or (ii) if a legal entity (other than a corporation), (a) a majority of the securities or other similar ownership interests having the power to elect a majority of the board of directors or other persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is at the time owned or controlled, directly or indirectly, by such person or one or more subsidiaries of such person or a combination thereof. The term “subsidiary” shall include all subsidiaries of such subsidiary.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized by Company or any Company Subsidiary in their respective businesses.

“Tax” or “Taxes” means any and all taxes, duties, levies or other similar governmental assessments, charges and fees in the nature of taxes imposed by any Governmental Authority, including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, escheat, unclaimed property, municipal, alternative or add-on, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, fines, assessments and additions to the foregoing imposed with respect thereto by a Governmental Authority.

“Taxing Authority” means any Governmental Authority having jurisdiction with respect to any Tax matter.

“Tax Receivable Agreement” is defined in Recitals.

“Tax Return” means any original or amended return, declaration, report, election, disclosure, claim for refund, or information return or statement relating to Taxes or the administration of Tax-related matters, including any schedule or attachment, in each case provided or required to be provided to any Taxing Authority.

“Terminating SPAC Breach” is defined in Section 9.01(f).

“Terminating Hecate Breach” is defined in Section 9.01(e).

“Transaction Consideration” means, collectively, (i) the Company Units, and (ii) the Parent Class V Shares.

“Transaction Documents” means this Agreement, including all exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Ancillary Agreements and all other agreements, certificates and instruments executed and delivered by SPAC, Sponsor, Parent or Company in connection with the Transactions.

“Transaction Litigation” is defined in Section 7.17.

“Transactions” means the Combination Transactions and the other transactions contemplated by this Agreement and the Transaction Documents.

“Transfer Taxes” is defined in Section 7.13(b).

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Account” is defined in Section 5.12.

“Trust Agreement” is defined in Section 5.12.

“Trust Fund” is defined in Section 5.12.

“Trustee” is defined in Section 5.12.

“Unpaid Expenses” is defined in Section 9.03.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, as amended.

“Virtual Data Room” means the virtual data room established by Company, access to which was given to SPAC in connection with its due diligence investigation of Company relating to the Transactions.

“WARN” is defined in Section 3.11(b).

“Year-End Financial Statements” is defined in Section 3.07(a).

SECTION 1.02          Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “clause,” “Schedule,” and “Exhibit” refer to the specified Article, Section, clause, Schedule or Exhibit of or to this Agreement, (vi) the word “including” or “include” means “including without limitation,” or “include, without limitation,” respectively, (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to any Law shall include any successor legislation and all rules and regulations promulgated thereunder as in effect from time to time in accordance with the terms thereof and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law as amended from time to time, (ix) references to any contract or agreement, document or instrument shall mean such contract, agreement, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement and (x) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement have the defined meanings when used in any certificate or document made or delivered pursuant to this Agreement, unless otherwise defined in such certificate or other document. The phrase “made available,” “provided” or other similar terms when used in this Agreement with respect to Company mean that the information or materials referred to have been posted to the Virtual Data Room on or prior to the date of this Agreement.

(b)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP as consistently applied by Company.

ARTICLE II

COMBINATION TRANSACTIONS

SECTION 2.01          Pre-Closing and Closing Transactions. The following transactions shall occur in the order set forth in this Section 2.01:

(a)            Redemption. At least three Business Days prior to the Closing Date, SPAC shall redeem each SPAC Class A Share from the holders of SPAC Class A Shares who shall have elected to redeem their SPAC Class A Shares in connection with the Transactions pursuant to the Organizational Documents of SPAC (the “SPAC Shareholder Redemption”).

(b)            Closing Statement. Two (2) Business Days after the expiration date of the Redemption Right, and at least three Business Days prior to the Closing Date, SPAC and Company shall jointly prepare and deliver a statement (the “Closing Statement”) that sets forth the Parties’ mutually agreed in good faith calculation of: (i) the number of Parent Company Units, and the components thereof; (ii) Company’s Net Indebtedness as of the Closing and the components thereof; (iii) the Cash Value; (iv) the Aggregate Transaction Proceeds and the components thereof, including the amount of funds available in the Trust Account following the SPAC Shareholder Redemption, the net proceeds of the Financing, the Hecate Transaction Expenses and the SPAC Transaction Expenses and (v), if applicable, the net proceeds of the Financing. The Closing Statement shall be derived in good faith by the Parties from the Books and Records of Company and SPAC.

(c)            Determination of Cash Value. If the Cash Value is less than the Minimum Cash Value, Company and Parent shall have the option to terminate this Agreement pursuant to Section 9.1(j) or elect to proceed to Closing.

(d)            Recapitalization. At least one day prior to the Closing Date immediately following the transactions effected pursuant to Section 2.01(a), SPAC shall cause (i) each SPAC Class B Share that is issued and outstanding as of such date to be converted into one SPAC Class A Share, (ii) each issued and outstanding SPAC Public Unit that has not been previously separated into the underlying SPAC Class A Share and underlying SPAC Public Share Right prior to the Domestication to be cancelled in exchange for (x) one SPAC Class Share and (y) in multiples of ten, one-tenth (1/10) of one SPAC Class A Share, respectively, and (iii) up to $1,500,000 of the SPAC Convertible Notes shall be converted, at the option of the payee, at a price of $10.00 per unit, into SPAC Private Units of Company, and each SPAC Private Unit shall be cancelled in exchange for (x) one SPAC Class Share and (y) in multiples of ten, one-tenth (1/10) of one SPAC Class A Share (collectively, the “SPAC Share Conversion”). No fractional SPAC Class A Shares will be issued in connection with the SPAC Share Conversion and any fractional shares that would otherwise be issued shall be rounded down to the nearest whole share.

(e)            Domestication. Subject to prior receipt of the Shareholder Approval, on the Closing Date prior to the Closing, SPAC shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Part 12 of the Cayman Islands Act. In connection with the Domestication:

(i)            SPAC shall attend to and effect all filings, including with the Registrar of Companies in the Cayman Islands, as required under the Cayman Islands Companies Act to effect the Domestication and obtain a certificate of de-registration from the Registrar of Companies in the Cayman Islands;

(ii)            SPAC shall duly execute and file a certificate of corporate domestication with the Office of the Secretary of State of the State of Delaware;

(iii)           SPAC shall duly execute and file a certificate of incorporation with the Secretary of State of the State of Delaware substantially in the form attached hereto as Exhibit D (the “SPAC Certificate of Incorporation”), which shall be the certificate of incorporation of SPAC until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation;

(iv)           SPAC shall adopt bylaws substantially in the form attached hereto as Exhibit E (the “SPAC Bylaws”), which shall be the bylaws of SPAC until thereafter amended in accordance with the DGCL, the certificate of incorporation of SPAC and as provided in such bylaws;

(v)           SPAC shall take any other action reasonably necessary to consummate the Domestication in accordance with the applicable provisions of the DGCL and the Cayman Islands Companies Act, in each case such that the Domestication shall become effective prior to the Closing;

(vi)          each SPAC Class A Share that is issued and outstanding immediately prior to the Domestication ((x) including, for the avoidance of doubt, any SPAC Class A Share issued pursuant to Section 2.01(d) and (y) excluding, for the avoidance of doubt, any SPAC Class A Share that is redeemed pursuant to Section 2.01(a)) shall become one share of SPAC Class A Common Stock;

(vii)         each outstanding SPAC Public Share Right to receive one-tenth (1/10) of one SPAC Class A Ordinary Share will convert, in multiples of ten, into shares of SPAC Class A Common Stock (No fractional shares of SPAC Class A Common Stock will be issued in connection with the SPAC Public Share Rights and any fractional shares that would otherwise be issued shall be rounded down to the nearest whole share); and

(viii)        SPAC’s name shall be changed to a name chosen by Company in consultation with SPAC;

(provided, that in the event that this Agreement is terminated in accordance with Section 9.01 after Domestication, but prior to the Closing, SPAC will promptly after termination change its name to a name that does not use the name “Hecate” or any similar name (if applicable)); provided, however, that each of the parties acknowledges and agrees that each of the SPAC Certificate of Incorporation and the SPAC Bylaws shall be appropriately revised so as not to implement any amendments to the Organizational Documents of SPAC contemplated by the SPAC Certificate of Incorporation and the SPAC Bylaws that are not adopted and approved by the shareholders of SPAC at the SPAC Shareholders’ Meeting.

(f)            Private Placements. On the Closing Date, prior to the Closing and immediately following the transactions effected pursuant to Section 2.01(c), SPAC shall cause the Private Placements that have been approved by Company in its sole discretion and the parties have mutually agreed to pursue to be consummated pursuant to and in accordance with the terms of the applicable Financing Agreements.

(g)            Combination Transactions.

(i)            At the Closing (A) SPAC shall contribute to Company all of its assets (excluding the SPAC Shareholder Redemption Amount), including the Aggregate Transaction Proceeds and (B) in exchange therefor, Company shall issue to SPAC a number of Company Units which shall equal the number of total shares of SPAC Class A Common Stock issued and outstanding immediately after the Closing of the Transactions (taking into account the Private Placements and giving effect to the exercise in full of the Redemption Right and the SPAC Share Conversion) (such transactions in this Section 2.01(g)(i), the “SPAC Contribution”); and

(ii)            immediately following the SPAC Contribution, (A) the Company Interests held by Parent immediately prior to Closing shall convert into the Parent Company Units and (B) Parent shall subscribe for a number of shares of newly issued SPAC Class V Common Stock (“Parent Class V Shares”) equal to the number of Parent Company Units to be outstanding following the conversion set forth in (A) above for a cash subscription price of $0.0001 per share (such transactions in this Section 2.01(g)(ii), together with the SPAC Contribution, the “Combination Transactions”).

SECTION 2.02          Closing.

(a)            The consummation of the Combination Transactions (the “Closing”) shall take place at the offices of Allen Overy Shearman Sterling US LLP, at 599 Lexington Avenue, New York, New York 10022 at 10:00 a.m., New York, New York time, (i) on a date that is two Business Days after the satisfaction, or, if permitted by applicable Law, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied on the Closing Date or prior to the Closing Date, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permitted by applicable Law, waiver, of such conditions at Closing) or (ii) on such other place, date and time as the parties may agree in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing actually occurs.

(b)            At the Closing, SPAC will deliver or cause to be delivered to Parent (or such other persons as indicated below) the following:

(i)            evidence of the filing with, and acceptance by, the Office of the Secretary of State of the State of Delaware of the SPAC Certificate of Incorporation;

(ii)           the SPAC Bylaws, duly adopted by SPAC and in effect;

(iii)          the amended and restated limited liability company agreement of Company substantially in the form attached as Exhibit F hereto (the “Company A&R LLC Agreement”), duly executed by SPAC;

(iv)          the Tax Receivable Agreement, duly executed by SPAC;

(v)           the Registration Rights Agreement, duly executed by SPAC and the shareholders of SPAC party thereto; and

(vi)          to Company, the consideration outlined in Section 2.01(g)(i).

(c)            At the Closing, Company and Parent will deliver or cause to be delivered to SPAC the following:

(i)            the Company A&R LLC Agreement, duly executed by Parent;

(ii)           the Tax Receivable Agreement, duly executed by Parent;

(iii)          a duly completed and executed Internal Revenue Service Form W-9 in respect of Parent;

(iv)            the Registration Rights Agreement, duly executed by Parent;

(v)            to SPAC, the consideration outlined in Section 2.01(g)(i); and

(vi)            payoff letters and any applicable Lien and other financing statement terminations (in form and substance reasonably satisfactory to SPAC) of any Indebtedness for which the consummation of the Transactions would cause a material breach or material default thereunder and the lender or holder thereof has not consented to the Transactions.

SECTION 2.03          Withholding. Notwithstanding anything in this Agreement to the contrary, SPAC and any other applicable withholding agent shall be entitled to deduct and withhold from any amount or property (including shares, units or warrants) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as are required to be deducted and withheld from or with respect to such payment, issuance or transfer under the Code or other applicable Law relating to Taxes; provided, however, that any party that becomes aware that any such withholding may be required in connection with the Transactions (other than in the case of any compensatory amounts due to any current or former employees or as a result of the failure to provide an IRS Form W-9 pursuant to Section 2.02(c)(iii)) shall provide written notice to the other parties of such potential withholding at least five business days prior to such required withholding (or, if the withholding party first becomes aware of such requirement to withhold within five business days prior to such withholding, as promptly as practicable thereafter), and, in such case, the parties shall cooperate in good faith with each other to determine whether any such deduction or withholding is required under applicable Law and use commercially reasonable efforts to obtain any available exemption or reduction of, or otherwise minimize to the extent permitted by applicable Law, such deduction and withholding. To the extent that amounts are properly deducted or withheld and paid over to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary in this Section 2.03, SPAC shall not deduct or withhold any Taxes with respect to any amounts payable pursuant to this Agreement, except to the extent that such deduction or withholding is required as a result of (x) a change in applicable Law after the date hereof, (y) a change to Parent’s country or state of residence after the date hereof or (z) Parent’s failure to comply with Section 2.02(c)(iii).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as set forth in Company’s disclosure schedule delivered by Company (in accordance with Section 10.03) in connection with this Agreement (the “Company Disclosure Schedule”), Company represents and warrants to SPAC as follows:

SECTION 3.01          Organization and Qualification; Subsidiaries. Company and each Company Subsidiary is a limited liability company or corporation, as applicable, duly incorporated, organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite limited liability company or corporation power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Company and each Company Subsidiary is duly qualified or licensed as a domestic or foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. A complete and correct list of all of the jurisdictions in which Company and each Company Subsidiary are so licensed and qualified to do business as of the date hereof is set forth on Section 3.01 of the Company Disclosure Schedule.

SECTION 3.02          Organizational Documents. Company has made available to SPAC a complete and correct copy of the Organizational Documents, each as amended to the date hereof, of Company and each Company Subsidiary. Such Organizational Documents are in full force and effect. Neither Company nor any Company Subsidiary is in violation in any material respect of any of the provisions of its respective Organizational Documents.

SECTION 3.03          Capitalization.

(a)            Section 3.03(a) of the Company Disclosure Schedule sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Company Interests issued and outstanding, and (ii) the names of the persons that are the record and beneficial owners thereof. All of the Company Interests are validly issued, fully paid and non-assessable. Except as set forth in Section 3.03(a) of the Company Disclosure Schedule, as of the date hereof, there are no equity interests issued or outstanding in Company other than the Company Interests. All the Company Interests have been issued and granted in compliance in all material respects with (i) applicable securities Laws and (ii) all preemptive rights and other requirements set forth in the Organizational Documents of Company.

(b)            (i) A true, correct and complete list of all the Company Subsidiaries, together with the jurisdiction of formation or incorporation of each Company Subsidiary and the percentage and class or series (as applicable) of the outstanding capital stock or other equity interests of each Company Subsidiary owned by Company and each other Company Subsidiary, in each case as of the date hereof, is set forth in Section 3.03(b) of the Company Disclosure Schedule. (ii) Company and the Company Subsidiaries do not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any other corporation, partnership, joint venture or business association or other entity, other than the Company Subsidiaries.

(c)            All of the outstanding capital stock or other equity interests of the Company Subsidiaries (i) are duly authorized, validly issued, fully paid and non-assessable (except as such nonassessability may be affected by matters of any state or federal Law), and (ii) have been issued and granted in compliance in all material respects with applicable securities Laws and all preemptive rights and other requirements set forth in the Organizational Documents of the Company Subsidiaries, as applicable.

(d)            The Company Interests were issued free and clear of all Liens, other than restrictions under applicable securities Laws and the Organizational Documents of Company. The capital stock or other equity interests in each Company Subsidiary held by Company or a Company Subsidiary are free and clear of all Liens, other than Permitted Liens, restrictions under applicable securities Laws, the Transaction Documents, and the applicable Organizational Documents.

(e)            Except as set forth in the Company Organizational Documents, there are no options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character with respect to the issued or unissued equity interests of Company or any Company Subsidiary to which Company or any Company Subsidiary are bound, or obligating Company or any Company Subsidiary to issue or sell any equity or voting interests in, or any securities convertible into or exchangeable or exercisable for equity or other voting interests in, Company or any Company Subsidiary. None of Company or any Company Subsidiary is a party to, or otherwise bound by, and none of Company or any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which Company or any Company Subsidiary is a party with respect to the voting or transfer of the Company Interests or any of the equity interests or other securities of Company or any Company Subsidiary, in each case other than the applicable Organizational Documents.

(f)            There are no outstanding contractual obligations of Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any capital stock or other equity interests of Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary, in each case other than as set forth in Company’s or Company Subsidiaries’ Organizational Documents.

(g)            There are no outstanding loans or other extensions of credit made by Company or any Company Subsidiary to any Person who will or may become an executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the SPAC. Neither the Company nor any Company Subsidiary has any loan or taken any action that would be prohibited by Section 402 of SOX.

SECTION 3.04          Authority Relative to this Agreement.

(a)            Company has all necessary limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Company and the consummation by Company of the Transactions have been duly and validly authorized by all necessary limited liability company action, and no other limited liability company proceedings on the part of Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by the other persons signatory hereto, constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally or by general equitable principles (the “Remedies Exceptions”).

(b)            Parent and each other member of Company, have duly approved this Agreement and the Transactions, and such consent of the members has not been subsequently rescinded or modified in any way. The board of managers of Parent, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly approved this Agreement and the Transactions. No additional approval or vote from any holders of any equity interests of Company or Parent is necessary for Company and Parent to approve this Agreement and the Transactions.

SECTION 3.05          No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by the Hecate Parties does not, and subject to receipt of the filing and recordation of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 3.05(a) of the Company Disclosure Schedule have been made, obtained or given, the performance of this Agreement by the Hecate Parties will not (i) conflict with or violate the Organizational Documents of Company, (ii) conflict with or violate any Law applicable to the Hecate Parties or any Company Subsidiary, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of notice, consent, termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of Company or any Company Subsidiary pursuant to, any (A) Material Contract or (B) Company Permit held by Company or any Company Subsidiary, except, with respect to clauses (ii) and (iii) other than with respect to Material Contracts governing, or related to, Indebtedness, for any such conflicts, violations, breaches, defaults or other occurrences as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)            Assuming the accuracy of the representations and warranties of SPAC contained in the this Agreement, the execution and delivery of this Agreement by the Hecate Parties does not, and the performance of this Agreement by the Hecate Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.06          Permits; Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of Company or the Company Subsidiaries to own, lease and operate its properties and to carry on its business as it is now being conducted (the “Company Permits”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of Company, threatened in writing. Neither Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to Company or any Company Subsidiary or by which any property or asset of Company or any Company Subsidiary is bound, or (b) any Company Permit or any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Company or any Company Subsidiary is a party or by which Company or any Company Subsidiary or any of their property or assets is bound, except, in each case of clauses (a) and (b), for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

SECTION 3.07          Financial Statements.

(a)            Company has made available to SPAC true, correct and complete copies of (x) the audited consolidated balance sheet of Company and the Company Subsidiaries as of December 31, 2023 and the related audited income statement of Company and the Company Subsidiaries for the period then ended; and (y) the unaudited consolidated balance sheet of Company and the Company Subsidiaries as of December 31, 2024 and the related unaudited income statement of Company and the Company Subsidiaries for the period then ended (the “Year-End Financial Statements”), which are attached as Section 3.07(a) of the Company Disclosure Schedule. The Year-End Financial Statements (including the notes thereto) (i) were prepared from the books and records of Company and the Company Subsidiaries and (ii) fairly present, in all material respects, the financial position and results of operations of Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein.

(b)            Company has made available to SPAC true, correct and complete copies of the unaudited consolidated balance sheet of Company and the Company Subsidiaries as of September 30, 2025, and the related unaudited consolidated income statements of Company and the Company Subsidiaries for the three and nine months then ended (the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”), which are attached as Section 3.07(b) of the Company Disclosure Schedule. The Interim Financial Statements (i) were prepared from the books and records of Company and the Company Subsidiaries and (ii) fairly present, in all material respects, the financial position and results of operations of Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except for the absence of footnotes and as otherwise noted therein and subject to normal and recurring year-end adjustments.

(c)            When delivered in accordance with Section 7.15(a), the PCAOB Financial Statements (i) will fairly present, in all material respects, the financial position, results of operations and cash flows of Company and the Company Subsidiaries as at the date(s) thereof and for the periods indicated therein (except, in the case of any unaudited interim financial statements, as otherwise noted therein and subject to normal and recurring year-end adjustments), (ii) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except, in the case of any unaudited financial statements, for the absence of notes other textual disclosures required by GAAP and subject to year-end adjustments and accruals), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain a report of Company’s auditor and (iv) will comply in all material respects with the applicable accounting requirements and other the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(d)            Except as set forth in the Financial Statements, neither Company nor any of the Company Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the ordinary course of business since the date of the most recent Financial Statements (none of which is a liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (ii) obligations for future performance under any contract to which Company or any Company Subsidiary is a party, (iii) liabilities incurred in connection with the Transactions and the Transaction Documents, (iv) liabilities that are not required to be reflected or reserved for on a consolidated balance sheet of Company and the Company Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied, (v) liabilities expressly permitted to be incurred in accordance with Section 6.01, or (vi) such other liabilities and obligations which, individually or in the aggregate, are not material to Company and the Company Subsidiaries, taken as a whole.

(e)            Since the Lookback Date, there have been no material internal investigations regarding accounting or revenue recognition initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(f)            With respect to the financial projections provided by Company to SPAC on January 20, 2026 (the “Projections”), the Projections (i) were prepared with a reasonable basis and in good faith, (ii) reflect Company’s best then-available estimate and judgment as to the future financial performance of Company and the Company Subsidiaries taken as a whole and (iii) reflect Company’s best then-available estimate of the events, contingencies and circumstances described therein, in each case as of the date the Projections were provided. Between the date of this Agreement and the Effective Time, Company shall promptly inform SPAC of any material updates to, or variances from, the Projections known to Company’s Senior Executives, it being understood that: (x) the Projections are forward-looking and subject to uncertainties, and (y) no assurance can be given that the results reflected therein will be achieved.

SECTION 3.08          Absence of Certain Changes or Events. From December 31, 2024 until the date of this Agreement, (a) there has not been a Company Material Adverse Effect and (b) except as expressly contemplated by this Agreement or any Ancillary Agreement or in connection with the Transactions, (i) Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course consistent with past practice and (ii) none of Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.01(b) (i) through (v) and (vii) through (xiii) (solely as it relates to the foregoing subsections of Section 6.01(b)).

SECTION 3.09          Absence of Litigation. Since the Lookback Date, through the date of this Agreement there has been no litigation, suit, claim, charge, complaint, grievance, action, arbitration, proceeding, inquiry, audit or any proceeding or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of Company, threatened, against Company or any Company Subsidiary, in each case except as would not reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, none of Company or the Company Subsidiaries is subject to any material continuing order of, consent decree, settlement agreement or any other similar agreement with, or, to the knowledge of Company, continuing investigation by, any Governmental Authority, or any material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 3.10          Employee Benefit Plans.

(a)            Section 3.10(a) of the Company Disclosure Schedule lists all material Employee Benefit Plans as of the date of this Agreement.

(b)            With respect to each material Employee Benefit Plan, Company has made available to SPAC, if applicable, (i) a true, correct and complete copy of the current plan document and all material amendments thereto and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the last three filed Internal Revenue Service (“IRS”) Form 5500 annual reports and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Employee Benefit Plan, if applicable, and (v) any non-routine correspondence from any Governmental Authority with respect to any such Employee Benefit Plan since January 1, 2023. Neither Company nor any Company Subsidiary has any express commitment to establish, modify, change or terminate any material Employee Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code, or other applicable Law.

(c)            None of Company or any of its ERISA Affiliates has or has had within the past six years, any current or contingent liability or obligation under or with respect to, (i) a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), or (ii) a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to Section 412 of the Code and/or Title IV of ERISA. No Employee Benefit Plan is (i) a “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or (ii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. Company does not have any material current or contingent liability or obligation on account of any ERISA Affiliate. For purposes of this Agreement, “ERISA Affiliate” shall mean any corporation, trade or business (whether or not incorporated) which, together with Company or any of the Company Subsidiaries, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of (x) Sections 414(b) or (c) of the Code, or (y) solely for purposes of Section 412 of the Code, Sections 414(m) or (o) of the Code.

(d)            Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or in combination with any other event), (i) obligate Company or any Company Subsidiary to pay any separation, severance, termination or similar benefits to any individual, whether under any Employee Benefit Plan or otherwise, (ii) accelerate the time of payment, vesting or funding, or increase the amount, of any benefit, loan forgiveness, or other compensation due to any individual, (iii) result in any increased or accelerated funding obligation with respect to any Employee Benefit Plan, or (iv) limit the right to merge, amend or terminate any Employee Benefit Plan. The Transactions shall not (alone or in combination with any other event) cause any amount paid or payable by Company or any Company Subsidiary to be classified as an “excess parachute payment” under Section 280G of the Code, and none of the payments contemplated by the Employee Benefit Plans would, in the aggregate, constitute “excess parachute payments” (as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof)).

(e)            None of the Employee Benefit Plans provides, nor does Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree, post-service or post-ownership medical or life insurance or other welfare-type benefits to any current or former employee, officer, director, consultant, owner or other individual service provider of Company or any Company Subsidiary, or any other person except as may be required under Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA or any analogous state Law for which the recipient pays the full premium cost of coverage.

(f)            Each of Company and Company Subsidiaries has performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of any Employee Benefit Plan or any applicable Laws, including ERISA and the Code. No Action or claim is pending or, to the knowledge of Company, threatened with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course), and to the knowledge of Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Action or claim.

(g)            No Employee Benefit Plan is or was intended to be qualified under Section 401(a) of the Code.

(h)            (i) Each Employee Benefit Plan has been maintained, funded and administered in compliance, in all material respects, with its terms and all applicable Laws, including ERISA and the Code; (ii) no event has occurred which will or could reasonably be expected to cause any such Employee Benefit Plan to fail to so comply with such requirements and no notice has been issued by any Governmental Authority challenging such compliance in any material respect; and (iii) all contributions, premiums or payments required to be made by Company or Company Subsidiary with respect to any Employee Benefit Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of Company and the Company Subsidiaries to the extent not yet due. Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) or is subject to Section 409A of the Code has been operated and administered in all material respects in operational compliance with, and is in all material respects in documentary compliance with, Section 409A of the Code and no material amount under any such Employee Benefit Plan has been, is or is expected to be subject to any Taxes imposed under Section 409A of the Code.

(i)            No nonexempt “prohibited transactions” as such term is defined in Section 406 of ERISA or Section 4975 of the Code have occurred with respect to any Employee Benefit Plan, and neither the Company nor any ERISA Affiliate has liability under Section 4975 of the Code.

(j)            Neither Company nor any of its ERISA Affiliates is a nonqualified entity within the meaning of Section 457A of the Code. No Employee Benefit Plan or any contract, agreement, plan, policy, or arrangement with any employee, officer, director, consultant or independent contractor of Company or any of their ERISA Affiliates provides for a “gross-up” or similar payment in respect of any Taxes that may become payable under Sections 409A or 4999 of the Code.

SECTION 3.11          Labor and Employment Matters.

(a)            Section 3.11(a) of the Company Disclosure Schedule sets forth all employees of the Company or any Company subsidiary as of the date hereof and each such individual’s total 2024 compensation and anticipated 2025 total compensation.

(b)            Company and each Company Subsidiary are, and since the Lookback Date, have been, in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including the terms and conditions of employment, worker classification (including the proper classification of independent contractors and exempt and non-exempt employees), wages, hours of work, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws (“WARN”)), recordkeeping, employee training and notices, background checks and drug testing, pay equity, family and medical leave and all other employee leave, hiring, anti-harassment and anti-retaliation, anti-discrimination, collective bargaining and labor relations, immigration (including the completion of I-9s for all employees and independent contractors and the proper confirmation of employee visas), meal and rest breaks, employee reimbursements, pay stub requirements, disability rights and benefits, pay transparency, affirmative action, workers’ compensation, unemployment compensation, and occupational safety and health.

(c)            Except as would not reasonably be expected to be material to Company or any Company Subsidiary, each employee or independent contractor of Company and each Company Subsidiary and any other individual who has provided services with respect to Company or any Company Subsidiary since the Lookback Date, has been paid all wages, bonuses, compensation and other sums owed and due to such individual as of such date and Company has no material liability for any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

(d)            Since the Lookback Date, neither Company nor any Company Subsidiary has taken, and has no plans to take, any action with respect to the Transactions that would constitute a “mass layoff” or “plant closing” within the meaning of WARN or would otherwise trigger any notice requirement under WARN.

(e)            To the knowledge of the Company, no current or former employee or independent contractor of the Company or any Company Subsidiary is in material breach of any term of any nondisclosure obligation, noncompetition agreement, nonsolicitation, fiduciary duty, employment or consulting agreement, or restrictive covenant.

(f)            To the knowledge of the Company, no Senior Executive of the Company or any Company Subsidiary is planning to terminate his or her employment with the Company or any Company Subsidiary within the one-year anniversary of the Closing Date.

(g)            Since the Lookback Date, none of Company or any Company Subsidiaries has entered into a settlement agreement with a current or former officer, director, contractor or employee of Company or any of the Company Subsidiaries resolving allegations of sexual harassment, or discrimination by any current or former executive officer or director of Company or any of the Company Subsidiaries. There are no, and since the Lookback Date there has not been any, material Actions pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary, in each case, involving allegations of sexual harassment or discrimination by a current or former executive officer or director of Company or any of the Company Subsidiaries.

(h)            No employee of Company or any Company Subsidiary is represented by a labor union, works council, trade union, or other similar representative of employees with respect to their employment with Company or any Company Subsidiary. Neither Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement, or other labor-related contract with any labor union, labor organization, or works council (each a “Labor Agreement”). There are no, and since the Lookback Date, there have not been, any strikes, lockouts, work stoppages, unfair labor practice charges or other material labor disputes against or affecting Company or any Company Subsidiary. Since the Lookback Date, there have been no union organizing activities, to the knowledge of Company, nor union certification or representation petitions or demands made to Company or any Company Subsidiary. To the knowledge of Company, no union organizing campaign or similar effort is pending or threatened with respect to Company or any Company Subsidiary, or any of their respective employees.

(i)            There are not, and since the Lookback Date, there have not been, any Actions pending or, to the knowledge of Company, threatened against Company or any Company Subsidiary by or on behalf of any of their respective current or former employees or contractors that would be reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole.

SECTION 3.12          Real Property; Title to Assets.

(a)            Set forth on Section 3.12(a) of the Company Disclosure Schedule is a description of all real property owned by Company (the “Owned Real Property”).

(b)            Section 3.12(b) of the Company Disclosure Schedule sets forth the address of each Leased Real Property and a true and complete list of all leases or subleases for each such Leased Real Property (each, a “Lease”), in each case as of the date hereof. Each Lease pursuant to which Company or any Company Subsidiary holds or has the right to control any Leased Real Property, including all amendments, extensions, renewals and guaranties with respect thereto has been made available to SPAC. Except as would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole: (i) such Lease is legal, valid, binding on the Company or Company Subsidiary party thereto and, to the knowledge of the Company, binding on any other party thereto, and in full force and effect, (ii) except as would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole, Company’s or applicable Company Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the knowledge of Company, there are no disputes with respect to such Lease, (iii) neither Company, any Company Subsidiary, nor, to the knowledge of Company, any other party to the Lease is in breach or default under such Lease, and, to the knowledge of Company, except as would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination (other than expiration in accordance with the terms of the Lease) by the applicable landlord party thereto of, or result in the acceleration of rent under, such Lease, (iv) neither Company nor any Company Subsidiary has subleased, licensed or otherwise granted any third person the right to use or occupy such Leased Real Property or any portion thereof (other than the customary rights of the employees, independent contractors and Representatives of Company and the Company Subsidiaries to occupy and use the Leased Real Property in relation to Company’s and Company Subsidiaries’ business); and (v) Company and the Company Subsidiaries have not collaterally assigned or granted any other security interest in such Lease or any interest therein, other than Permitted Liens.

(c)            Section 3.12(c) of the Company Disclosure Schedule sets forth the address of each Real Property subject to an option to lease, site control agreement or license pursuant to which Company or any Company Subsidiary has rights in respect of such Real Property in connection with a Pipeline Project (each, a “Site Control Agreement”). Each Site Control Agreement has been made available to SPAC. Except as would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole: (i) each such Site Control Agreement is a legal, valid, binding on the Company or Company Subsidiary party thereto and, to the knowledge of the Company, binding on any other party thereto, and in full force and effect, and (ii) neither Company, any Company Subsidiary, nor, to the knowledge of Company, any other party to the Site Control Agreement is in breach or default under such Lease, and, to the knowledge of Company, except as would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination (other than expiration in accordance with the terms of the Sit Control Agreement) by the applicable counterparty party thereto.

(d)            To the knowledge of Company, all buildings, structures, improvements, fixtures, building systems and equipment included in the Owned Real Property and the Leased Real Property (“Improvements”) are, in all material respects, in good and working order, condition and repair, ordinary wear and tear excepted, and sufficient for the operation of the business as currently conducted.

(e)            Each of Company and the Company Subsidiaries has valid leasehold or subleasehold interests in the Leased Real Property, free and clear of all Liens other than (i) Permitted Liens, and (ii) the rights of lessors under leasehold interests or licensors under licensed interests, except, in each case, where the failure to do so would not, individually or in the aggregate, reasonably expected to be material to Company and the Company Subsidiaries, taken as a whole.

(f)            Company or a Company Subsidiary has valid title to the Owned Real Property, free and clear of all Liens other than (i) Permitted Liens, and (ii) the rights of lessees under leasehold interests or licensees under licensed interests, except, in each case, where the failure to do so would not, individually or in the aggregate, reasonably expected to be material to Company and the Company Subsidiaries, taken as a whole.

SECTION 3.13          Intellectual Property.

(a)            Section 3.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all: (i) applications and registrations for any Intellectual Property owned, or purported to be owned, by Company or any of the Company Subsidiaries showing in each, as applicable, the jurisdiction in which such item has been registered or filed, filing date, date of issuance, and registration or application number and registrar, and the record owner; (ii) unregistered or common law Company-Owned IP that is material to Company’s business; and (iii) all contracts or agreements to use any Company-Licensed IP, including for the Software or Business Systems of any other person (other than (A) unmodified, commercially available, “off-the-shelf” Software with a replacement cost and aggregate annual license and maintenance fees of less than $75,000, (B) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $75,000 per annum, or (C) non-exclusive licenses granted by or to Company by customers or distributors in the ordinary course of business or that are incidental to the primary purpose of the contract). The Company-Owned IP and the Company-Licensed IP collectively constitutes all material Intellectual Property rights necessary for the operation of the business of Company and the Company Subsidiaries as currently conducted on the date hereof and is sufficient for the conduct of such business as currently conducted on the date hereof in all material respects. All Company-Owned IP is subsisting, valid and enforceable in all material respects.

(b)            Except as would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole, Company or one of the Company Subsidiaries, as applicable, solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP and has the right to use pursuant to a valid and enforceable contract or license, all Company-Licensed IP.

(c)            Company and each of its applicable Company Subsidiaries have taken and take reasonable actions to maintain the secrecy, confidentiality and value of its trade secrets and other Confidential Information of Company or any Company Subsidiary, except where the failure to do so would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole. Since the Lookback Date, neither Company nor any Company Subsidiary has disclosed any trade secrets or other Confidential Information that, in each case, is material to the business of Company and any applicable Company Subsidiaries to any other person that is not an employee, individual independent contractor, officer, director, member or manager of Company or a Company Subsidiary other than (i) pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information or (ii) in circumstances where such person is otherwise bound by a duty of confidentiality with respect to such Confidential Information.

(d)            As of the date hereof, (i) since the Lookback Date, to the knowledge of Company, there have been no claims filed and served or threatened in writing (including email), including invitations to take a license, against Company or any Company Subsidiary in any forum, by any person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the material Company-Owned IP (other than correspondence and office actions issued by Governmental Authorities in connection with the prosecution or registration of such Company-Owned IP), or (B) alleging any infringement or misappropriation of, or other violation of, any Intellectual Property rights of other persons; (ii) to the knowledge of Company, the operation of the business of Company and the Company Subsidiaries has not, since the Lookback Date, and does not, infringe, misappropriate or violate, any Intellectual Property rights of other persons; (iii) to the knowledge of Company, no other person has infringed, misappropriated or violated any of the material Company-Owned IP; and (iv) since the Lookback Date, neither Company nor any of the Company Subsidiaries has received written notice of any of the foregoing.

(e)            Except as would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole, Company and Company Subsidiaries do not use and have not used, modified, distributed, made available, or otherwise exploited any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or (ii) under any Reciprocal License, to license or disclose, distribute, or make available the source code to any of the Business Systems for the purpose of making derivative works, or to make available for redistribution to any person the source code to any of the Business Systems at no or minimal charge.

(f)            Except as would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole, Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the business of Company or any of the Company Subsidiaries. To the knowledge of Company, the Business Systems are free from any Malicious Code. Since the Lookback Date, there has not been any material failure, breakdown or continued substandard performance with respect to any of the Business Systems that has not been remedied or replaced.

(g)            Except as would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole, Company and each of the Company Subsidiaries currently comply with, and since the Lookback Date have complied with (i) all Privacy/Data Security Laws applicable to Company or a Company Subsidiary, (ii) any applicable privacy policy of Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information, including any policies or disclosures posted to websites or other media maintained or published by Company or a Company Subsidiary (the “Privacy Policies”), and (iii) all contractual commitments that Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). Company and the Company Subsidiaries have each implemented commercially reasonable data security safeguards designed to protect the security and integrity of the Business Systems and any Business Data. Except as would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole, since the Lookback Date, neither Company nor any of the Company Subsidiaries has (x) experienced any Security Breaches; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer, or received any claims or complaints regarding the collection, dissemination, storage, use, or other processing of Personal Information, or the violation of any applicable Data Security Requirements. Since the Lookback Date to the date hereof, neither Company nor any of the Company Subsidiaries has provided or been legally required to provide any notice to data owners in connection with any unauthorized access, use, disclosure or other processing of Personal Information collected by or provided to Company or any of the Company Subsidiaries.

(h)            Except as would not reasonably be expected to be material to Company and the Company Subsidiaries, taken as a whole, Company and/or one of the Company Subsidiaries (i) possesses the right to use the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell and create derivative works of such Business Data, in whole or in part, in the manner in which Company and the Company Subsidiaries receive and use such Business Data as of the date of this Agreement. Neither Company nor any Company Subsidiary is subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions, that would prohibit Company or such Company Subsidiary, as applicable, from receiving or using Personal Information or other Business Data after the Closing Date, in substantially the same manner in which Company or such Company Subsidiary receives and uses such Personal Information and other Business Data as of the date of this Agreement.

(i)            Neither Company nor any Company Subsidiary is, nor has ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that requires or obligates Company or any Company Subsidiary to grant or offer to any other person any license or right to any material Company-Owned IP.

SECTION 3.14          Taxes.

(a)            Each of Company and the Company Subsidiaries: (i) has duly and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to have been filed and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid or withheld all material Taxes that it has been obligated to pay or withhold (regardless of whether or not such Taxes are shown as due and owning on a Tax Return), except with respect to current Taxes that are not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves in respect thereof have been established in the Financial Statements in accordance with GAAP; (iii) with respect to all material Tax Returns filed by it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension remains in effect; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or ongoing, or proposed or threatened in writing, by a Taxing Authority; and (v) has provided adequate reserves in accordance with GAAP in the Financial Statements for any material Taxes of Company or any of the Company Subsidiaries as of the date of the Financial Statements that have not been paid.

(b)            Neither Company nor any Company Subsidiary has (i) any liability for the Taxes of another person (other than Company and any Company Subsidiary) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), as a transferee or a successor or by contract (other than any Commercial Tax Obligation), or (ii) is party to, is bound by or has any obligation to any other person (other than the Company or any Company Subsidiary) under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract, agreement or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of tax credits or tax losses), other than, in each case, any Commercial Tax Obligation.

(c)            Since the formation of Company, neither Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return.

(d)            Neither Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) by reason of a change in method of accounting or intercompany transaction occurring prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing.

(e)            Neither Company nor any Company Subsidiary has engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f)            Since the Lookback Date, no written claim has been made by a Governmental Authority in a jurisdiction where Tax Returns with respect to Company or any Company Subsidiary have not been filed asserting that Company or any Company Subsidiary is or may be subject to Tax in that jurisdiction.

(g)            Company and the Company Subsidiaries have properly complied with all applicable Laws relating to, and duly accounted for, any available tax credits under Sections 7001 through 7005 of the CARES Act, if any, and no submission or application made to any Governmental Authority in connection with obtaining any such tax credits or obtaining loan forgiveness pursuant to the Paycheck Protection Program in Section 1106 of the CARES Act contained any misstatement or omission.

(h)            Company is, and has been since its formation, treated as a partnership (and not as a publicly traded partnership) for U.S. federal (and applicable state and local) income tax purposes. Each Company Subsidiary is, and has been since Company’s formation disregarded as separate from Company for U.S. federal (and applicable state and local) income tax purposes.

SECTION 3.15          Environmental Matters. Except, in each case, as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(a)            neither Company nor any Company Subsidiary, nor to the knowledge of Company, any other person whose liability has been contractually assumed or undertaken by Company, has Released, treated, stored, disposed or arranged for the disposal of, transported, distributed, sold, installed or handled, or exposed any person to any Hazardous Substance at any of the properties currently or, to the knowledge of the Company, formerly owned, leased or operated by Company or any Company Subsidiary (including, without limitation, Releases resulting in contamination of any land surface or subsurface strata, air, surface water or ground waters) which currently requires reporting, investigation, removal, remediation, monitoring or other response action by Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could reasonably be expected to give rise to any liability of Company or any Company Subsidiary under any Environmental Law;

(b)            neither Company nor any of the Company Subsidiaries has received any written notice, report, order, directive or other information alleging any violation of, or liability pursuant to, any applicable Environmental Laws, including with respect to any Release of or contamination by Hazardous Substances at any property owned, leased or operated by a third-person;

(c)            Company and each Company Subsidiary is, and since the Lookback Date has been, except for matters which have been fully resolved, in compliance with all applicable Environmental Laws (including with respect to all permits, licenses, registrations, approvals, and other authorizations required under Environmental Laws for the operations of Company and each Company Subsidiary), and, to the knowledge of Company, no capital or operating expenditures are required to maintain such compliance that have not otherwise been budgeted for or adequately reserved;

(d)            Company and each Company Subsidiary has obtained, maintained, and since the Lookback Date has complied with all permits, licenses, registrations, approvals and other authorizations required of Company under applicable Environmental Laws to carry out its business or occupy its facilities;

(e)            there are no Actions pending or, to the knowledge of Company, threatened in writing against Company or any Company Subsidiary that allege a violation of or liability arising under any Environmental Law;

(f)            none of Company or any of the Company Subsidiaries are subject to any consent agreement, order, judgement, or settlement arising under Environmental Laws, for which any obligations remain outstanding;

(g)            none of Company or any of the Company Subsidiaries has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other person relating to Environmental Laws or Hazardous Substances; and

(h)            Company has provided SPAC with copies of or otherwise made available all environmental audits, assessments, investigations, reports and compliance evaluations and all other material environmental, health and safety documents relating to Company, any Company Subsidiary, or any of their current or former operations or facilities, in each case dated or prepared since the Lookback Date, that are in the possession, custody, or reasonable control of Company or any of its Representatives.

SECTION 3.16          Material Contracts.

(a)            Section 3.16(a) of the Company Disclosure Schedule contains a true, correct and complete list, as of the date of this Agreement, of the following types of legally binding contracts (whether written or oral) to which Company or any Company Subsidiary is a party or otherwise bound in each case as of the date of this Agreement (such contracts, excluding any Employee Benefit Plan listed on Section 3.10(a) of the Company Disclosure Schedule and excluding any Leases, being the “Material Contracts”):

(i)            each contract that relates to the purchase or sale of products (excluding purchase orders made in the ordinary course of business) or for the furnishing or receipt of services with consideration paid by, or payable to, Company or any of the Company Subsidiaries of more than $1,000,000 in a calendar year or more than $5,000,000 in the aggregate over the life of such contract or agreement and that are not terminable without further monetary liability or penalty owed by Company or Company Subsidiary on 90 days’ or less prior notice;

(ii)           each contract with any Material Supplier;

(iii)          any operating agreement, voting or similar agreement relating to the equity securities of Company and the Company Subsidiaries, other than any operating agreement to which the only parties are the Company or one or more Company Subsidiaries;

(iv)          each contract (A) governing the terms of the employment or engagement of any former (to the extent of any ongoing liability or obligation) or current directors, officers, employees or individual independent contractors providing for total annual cash compensation in excess of $200,000 (other than “at-will” contracts that may be terminated upon 30 days’ or less notice without the payment of severance (other than an obligation to compensate for base salary or fees earned prior to termination)), or (B) providing for retention, severance, transaction or change of control payments or benefits to any person in excess of $200,000, or (C) providing for accelerated vesting or any other payment or benefit to any such person that may or will become due, in whole or in part, in connection with the consummation of the Transactions;

(v)           all management contracts and contracts with other consultants (other than independent contractors), in each case, excluding Employee Benefit Plans, that require annual payments of $200,000 or more that are not terminable without monetary liability or penalty (other than an obligation to compensate for services rendered prior to the end of any applicable notice period for termination) on 90 days’ or less prior notice;

(vi)           all material broker, distributor, dealer, agency, sales promotion, market research, marketing consulting and advertising contracts pursuant to which Company or any Company Subsidiary has granted any sponsorship rights, exclusive marketing, franchising consignment, distributor or any other similar right to any third party (including in any geographic area);

(vii)          (A) each contract under which Company or any Company Subsidiary has created, incurred, assumed or borrowed any money or issued any note, indenture, letter of credit, or other evidence of Indebtedness for borrowed money or where Company has guaranteed the Indebtedness for borrowed money of others in each case having an outstanding principal amount in excess of $10,000,000 and (B) any pledge agreements, security agreements or other collateral agreements in which Company or any Company Subsidiary granted to any person a Lien (other than any Permitted Liens) on any of the material property or assets of Company or any Company Subsidiary (other than motor vehicles securing Indebtedness of Company or any Company Subsidiary), and all agreements or instruments guarantying the debts or other obligations of any person in connection therewith;

(viii)         each contract providing for Company or any Company Subsidiary to make any loan, advance, capital contribution or assignment of payment to any person in an amount in excess of $1,000,000 (excluding any advances to employees or independent contractors in the ordinary course of business consistent with past practice);

(ix)           each contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) by Company or any Company Subsidiary in an amount in excess of $5,000,000 over the life of such contract or agreement;

(x)            each contract involving the payment by Company or any Company Subsidiary of any earn-out or similar contingent payment on or after the date hereof;

(xi)           all partnership, strategic alliance, profit-sharing, joint venture or similar agreements;

(xii)          each contract with any Governmental Authority to which Company or any Company Subsidiary is a party, involving payments by or to the Company or any Company Subsidiary in excess of $5,000,000, other than any Company Permits;

(xiii)         each contract involving any resolution or settlement of any actual or threatened Action or other dispute which requires payment after the date hereof in excess of $1,000,000 or imposes material, continuing or outstanding non-monetary obligations (other than customary confidentiality obligations) on Company or any Company Subsidiary, including injunctive or other non-monetary relief;

(xiv)        each Labor Agreement;

(xv)         each contract that limits, or purports to limit, the ability of Company or any Company Subsidiary during any period of time to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any person, to acquire any product or asset or to receive services from any person or sell any product or asset or perform services for any person;

(xvi)        all leases or master leases under which Company or any Company Subsidiary is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other person, except for any agreement under which the annual rental payments do not exceed $1,000,000;

(xvii)        all leases or master leases under which Company or any Company Subsidiary is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by Company or any Company Subsidiary, except for any agreement under which the annual rental payments do not exceed $500,000;

(xviii)      contracts which involve the license or grant of rights to the Company-Owned IP by Company, other than non-exclusive licenses granted by Company to customers, independent contractors, Suppliers or distributors in the ordinary course of business or that are incidental to the primary purpose of the contract;

(xix)         each contract that has the following restrictions or terms: (a) a “most favored nation” or similar provision with respect to any person; (b) a provision providing for the sharing of any revenue or cost-savings with any other person; (c) a “minimum purchase” requirement; (d) rights of first refusal or first offer; or (e) a “take or pay” provision;

(xx)          each contract that relates to: (a) any completed disposition or acquisition by Company or any Company Subsidiary completed since January 1, 2020; or (b) any future acquisition or disposition: of (1) any business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (2) any material assets or properties, except any agreement for the purchase or sale of energy development projects and energy development assets, in the ordinary course of business consistent with past practice;

(xxi)          each contract for the development of Company-Owned IP that is material to Company (other than employee invention assignment and confidentiality agreements);

(xxii)        each contract involving the payment of royalties or other amounts calculated based upon the revenues or income of Company or any Company Subsidiary, to which Company or any Company Subsidiary is a party; and

(xxiii)       each contract that is a currency or interest hedging arrangement.

(b)            Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) each Material Contract is a legal and binding obligation of Company or the Company Subsidiaries, as applicable, and, to the knowledge of Company, the other parties thereto, and neither Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract; (ii) to the knowledge of Company, as of the date hereof, no other party is in breach or violation of, or default under, any Material Contract; (iii) as of the date hereof, Company and the Company Subsidiaries have not received any written or, to the knowledge of Company, oral claim of any breach, violation or default under any such Material Contract; and (iv) as of the date hereof, to the knowledge of Company, no event has occurred that (with or without due notice or lapse of time or both) would result in a breach of, or default under, any Material Contract by Company or any Company Subsidiary or, to the knowledge of Company, the counterparties thereto. Company has made available to SPAC true, correct and complete copies of all Material Contracts, including any and all amendments, supplements or updates thereto through the date hereof.

(c)            Section 3.16(c) of the Company Disclosure Schedule sets forth a complete and accurate list of the names of the top 10 Suppliers of materials, products or services to Company and the Company Subsidiaries, taken as a whole, measured by aggregate dollar amount spent by Company and the Company Subsidiaries during the 12 months ended June 30, 2025 (the “Material Suppliers”). Fron June 30, 2024 until the date hereof, no such Material Supplier has canceled, terminated or materially and adversely altered its relationship with Company or any Company Subsidiary or, to the knowledge of Company, threatened to cancel, terminate or materially and adversely alter its relationship with Company or any Company Subsidiary.

(d)            Section 3.16(d) of the Company Disclosure Schedule contains a true, correct and complete list of all of the Company’s current development projects that remain substantially uncompleted at the date of this Agreement (the “Projects”), with those Projects that have advanced to the stage of being part of the Company’s deal pipeline being listed in Section I thereof (the “Pipeline Projects”) and those Projects that have not reached such stage of development, being listed in Section II thereof.

SECTION 3.17          Insurance.

(a)            Section 3.17 of the Company Disclosure Schedule sets forth a list of each material insurance policy under which Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and (ii) the period, scope and amount of coverage (collectively, the “Insurance Policies”). The Company has made available the Insurance Policies to SPAC. To the knowledge of Company, the Insurance Policies are in full force and effect.

(b)            With respect to each such Insurance Policy, as of the date hereof, (i) neither Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and to the knowledge of Company, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy, (ii) all premiums due and payable with respect to each such Insurance Policy have been paid to date, and (iii) there is no material claim outstanding under any such Insurance Policy and neither Company nor any Company Subsidiary has received any written notice from any insurer or reinsurer of any reservation rights with respect to material pending or paid claims.

(c)            As of the date hereof, neither Company nor any Company Subsidiary has received written notice of cancellation, non-renewal, disallowance or reduction in coverage with respect to any material Insurance Policy. As of the date hereof, any material action pending against Company or any Company Subsidiary that is covered by such Insurance Policy has been properly reported in all material respects to the applicable insurer.

SECTION 3.18          Certain Business Practices.

(a)            Company, the Company Subsidiaries, their respective managers, officers and directors, and, to the knowledge of Company, their employees, any agents or other third-party representatives to the extent they act on behalf of Company or any Company Subsidiary, are currently, and since the Lookback Date have been, in compliance, in all material respects, with all applicable Anti-Corruption Laws, and since the Lookback Date, none of Company, any Company Subsidiary, any of their respective managers, officers or directors or, to the knowledge of Company, any of their respective employees or agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, including to any person running for federal or state office; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b)            Company, the Company Subsidiaries, their respective managers, officers and directors, and, to the knowledge of Company, their respective employees, agents or other third-party representatives acting on behalf of Company or any Company Subsidiary, are currently, and since the Lookback Date have been, in compliance, in all material respects, with all applicable Sanctions and Ex-Im Laws. Since the Lookback Date, none of Company, any Company Subsidiary, their respective managers, officers and directors, or to the knowledge of Company, any of their respective employees or agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c)            There are no, and from the Lookback Date to the date hereof, there have not been, any internal investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, or to the Knowledge of the Company, any external investigations, with respect to any apparent or suspected violation by Company, any Company Subsidiary, or any of their respective officers, directors, employees or agents with respect to any applicable Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

SECTION 3.19          Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, neither Parent nor any director, officer or other affiliate of Company or any Company Subsidiary, to knowledge of Company, has or, since the Lookback Date, has had, directly or indirectly: (a) an economic interest in any person that furnishes or sells services that Company or any Company Subsidiary furnishes or sells; (b) an economic interest in any person that purchases from or sells or furnishes to, Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Material Contract; or (d) any contractual or other legally binding arrangement with Company or any Company Subsidiary, other than in the case of (c) and (d), customary indemnity arrangements and the applicable Company or Company Subsidiary Organizational Documents (each, an “Interested Party Transaction”). Company and the Company Subsidiaries are not currently, (i) extending or maintaining credit, arranging for the extension of credit or renewing any extension of credit in the form of a personal loan to or for Parent, director or executive officer (or equivalent thereof) of Company. There are no contracts or arrangements between Company or any of the Company Subsidiaries and any Family Member of any director, officer or affiliate of Company or any of the Company Subsidiaries.

SECTION 3.20          Exchange Act. Neither Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

SECTION 3.21          Regulatory Status.

(a)            Neither Company nor any Company Subsidiary is regulated pursuant to the FPA or is a “holding company” or “electric utility company” pursuant to PUHCA or FERC’s implementing regulations thereunder.

(b)            Neither Company nor any Company Subsidiary is subject to, or not exempt from, financial, organizational or rate regulation by any State Commission.

(c)            No pre-Closing consent, approval or authorization, registration or filing is required by FERC or any State Commission in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

SECTION 3.22          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Company.

SECTION 3.23          Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to any of Sponsor, SPAC, or any of their respective affiliates or Representatives, of any documentation or other information (including any financial projections or other supplemental data), except as otherwise expressly provided in this Article III (as modified by the Company Disclosure Schedule) or any Ancillary Agreement, none of Company or any Company Subsidiary makes, and Company and each Company Subsidiary hereby expressly disclaims and negates, any other express or implied representation or warranty of any kind or nature whatsoever (whether at Law or in equity) with respect to Company or the Company Subsidiaries, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, prospects, financial condition or results of operations, or with respect to the accuracy or completeness of any other information or materials made available to Sponsor, SPAC, their affiliates or any of their respective Representatives by, or on behalf of, Company or any Company Subsidiary, their respective management or Representatives, or others in connection with this Agreement, the Transaction Documents, and the Transactions contemplated hereby, any such representations or warranties are expressly disclaimed, and no statement contained in any such materials or information shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by any of Sponsor, SPAC, or any of their respective affiliates or Representatives, in executing, delivering and performing this Agreement, the Transaction Documents or the Transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, Company and the Company Subsidiaries have not and do not, and no other person on behalf of Company or the Company Subsidiaries has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Sponsor, SPAC, their respective affiliates or Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any Company or any Company Subsidiary, whether or not included in any management presentation or in any other information made available to Sponsor, SPAC, their affiliates or Representatives, or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Company Disclosure Schedule delivered by Company (in accordance with Section 10.03) in connection with this Agreement, Parent represents and warrants to SPAC as follows:

SECTION 4.01          Corporate Organization. Parent is a limited liability company duly organized or formed, validly existing and in good standing under the Laws of the State of Delaware and has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Transactions.

SECTION 4.02          Title to Company Interests. Parent has good and valid title to 99.998% of the Company Interests, free and clear of all Liens, other than Permitted Liens, restrictions under applicable securities Laws, this Agreement, the Transaction Documents, and the applicable Organizational Documents. Parent is not a party to (a) any option, warrant, purchase right or other contract that would reasonably require Parent to sell, transfer or otherwise dispose of any of the Company Interests owned by Parent or (b) any voting trust, proxy, or other contract with respect to the voting of the Company Interests owned by Parent, in each case of (a) and (b), other than the Organizational Documents of Company, this Agreement and the Transactions contemplated hereunder. Other than the Company Interests owned by Parent and as set forth in the Company Organizational Documents, Parent does not own or have the right to acquire any other equity interests of Company or any Company Subsidiary.

SECTION 4.03          Authority Relative to this Agreement. Parent has all necessary organizational power and authority to execute and deliver this Agreement, to perform Parent’s obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and the consummation by Parent of the Transactions have been duly and validly authorized by all necessary organizational action, and no other organizational proceedings on the part of Parent is necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as limited by the Remedies Exception.

SECTION 4.04          No Conflict. The execution and delivery of this Agreement by Parent does not, and subject to receipt of the filing and recordation of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 3.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 3.05(a) of the Company Disclosure Schedule and Section 5.05(a) of the SPAC Disclosure Schedule have been made, obtained or given, the performance of this Agreement by Parent will not conflict with or violate the Organizational Documents of Parent, except for any such conflicts or violations which would not reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Transactions.

SECTION 4.05          Compliance. Parent is, and has been since the Lookback Date, in compliance in all material respects with Laws applicable to its ownership of Company Interests, and no uncured written notices have been received by Parent from any Governmental Authority alleging a material violation of any such Laws.

SECTION 4.06          Absence of Litigation. There is no Action pending or, to the knowledge of Parent, threatened against Parent before any Governmental Authority that would reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Transactions. Parent is not subject to any continuing order of, consent decree or settlement agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority with respect to Parent that would reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Transactions.

SECTION 4.07          Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, other than for which Parent is solely liable.

SECTION 4.08          Investment Intent.

(a)            Parent understands and acknowledges that the acquisition of the SPAC Class V Common Stock (and the SPAC Class A Common Stock into which the SPAC Class V Common Stock and the Parent Company Units may be exchanged into pursuant to the Company A&R LLC Agreement) involves substantial risk. Parent can bear the economic risk of Parent’s investment (which Parent acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that Parent is capable of evaluating the merits and risks of its investment in the SPAC Class V Common Stock (and the SPAC Class A Common Stock into which the SPAC Class V Common Stock and the Parent Company Units may be exchanged into pursuant to the Company A&R LLC Agreement).

(b)            Parent is acquiring the SPAC Class V Common Stock (and the SPAC Class A Common Stock into which the SPAC Class V Common Stock and the Parent Company Units may be exchanged into pursuant to the Company A&R LLC Agreement) for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any SPAC Class V Common Stock (and the SPAC Class A Common Stock into which the SPAC Class V Common Stock and the Parent Company Units may be exchanged into pursuant to the Company A&R LLC Agreement), in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c)            Parent qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d)            Parent understands and acknowledges that the issuance, sale or resale of the SPAC Class V Common Stock has not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Parent acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. Parent acknowledges that there is no public market for the SPAC Class V Common Stock and that there can be no assurance that a public market will develop.

SECTION 4.09          Parent’s Investigation and Reliance. Parent is a sophisticated purchaser and has made Parent’s own independent investigation, review and analysis regarding SPAC and the Transactions. Parent acknowledges and agrees Parent has been provided with access to the Representatives, books and records of SPAC and other information that Parent has requested in connection with their investigation of SPAC and the Transactions. Parent is not relying on any statement, representation or warranty, oral or written, express or implied, made by SPAC or any of their respective Representatives, except as expressly set forth in Article V (as modified by the SPAC Disclosure Schedule), in any certificate delivered by SPAC pursuant to this Agreement, or in any Ancillary Agreement. Neither SPAC nor any of its shareholders, affiliates or Representatives shall have any liability to Parent or any of its respective shareholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to Parent or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Parent acknowledges that neither SPAC nor any of its shareholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving SPAC.

SECTION 4.10          Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to any of Sponsor, SPAC, or any of their respective affiliates or Representatives, of any documentation or other information (including any financial projections or other supplemental data), except as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule) or any Ancillary Agreement, Parent makes no, and Parent hereby expressly disclaims and negates, any other express or implied representation or warranty of any kind or nature whatsoever (whether at Law or in equity) with respect to Parent, and any matter relating to any of them (including but not limited to their ownership in or relationship to Company and Company Subsidiaries and with respect to any business of Company or Company Subsidiaries or otherwise), or with respect to the accuracy or completeness of any other information or materials made available to Sponsor, SPAC, their respective affiliates or any of their respective Representatives by, or on behalf of, Parent, its management (if applicable) or its Representatives, or others in connection with this Agreement, the Transaction Documents, and the Transactions contemplated hereby, any such representations or warranties are expressly disclaimed, and no statement contained in any such materials or information shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by any of Sponsor, SPAC, or any of their respective affiliates or Representatives, in executing, delivering and performing this Agreement, the Transaction Documents or the Transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, Parent makes no, and no other person on behalf of Parent has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Sponsor, SPAC, their respective affiliates or Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent, Company or any Company Subsidiary, whether or not included in any management presentation or in any other information made available to Sponsor, SPAC, their affiliates or Representatives, or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the SPAC SEC Reports publicly filed with the SEC and publicly available at least one (1) Business Day prior to the date of this Agreement (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding (i) disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements, (ii) any information incorporated by reference therein and (iii) any matters required to be disclosed pursuant to Section 5.03, Section 5.04 or Section 5.06(b)), and except as set forth in the SPAC Disclosure Schedule, SPAC hereby represents and warrants to the Hecate Parties as follows:

SECTION 5.01          Corporate Organization. SPAC is an exempted company duly incorporated, organized, or formed, is validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. SPAC is not qualified or licensed as a foreign corporation or limited liability company to do business in any jurisdiction other than the jurisdiction of its incorporation, formation, or organization.

SECTION 5.02          Organizational Documents. SPAC has heretofore furnished to Company complete and correct copies of its Organizational Documents. SPAC’s Organizational Documents are in full force and effect. SPAC is not in violation in any material respect of any of the provisions of SPAC’s Organizational Documents.

SECTION 5.03          Capitalization.

(a)            The authorized share capital of SPAC is divided into (i) 500,000,000 SPAC Class A Shares, (ii) 50,000,000 SPAC Class B Shares, and (iii) 5,000,000 preference shares, $0.0001 par value each. (“SPAC Preferred Shares”). As of the date of this Agreement, (A) 15,500,000 SPAC Class A Shares are issued and outstanding, (B) 5,000,000 SPAC Class B Shares are issued and outstanding, (C) no SPAC Class A Shares and no SPAC Class B Shares are held in the treasury of SPAC, (D) 15,500,000 SPAC Public Share Rights are issued and outstanding, (E) 1,550,000 SPAC Class A Shares are reserved for future issuance pursuant to the SPAC Public Share Rights, and (F) up to $1,500,000 of the working capital loans made by the Sponsor or its affiliates to SPAC is convertible into SPAC Private Units consisting of one Class A Share and one right to acquire one-tenth of one Class A Share. ((A) through (F) collectively with any securities of SPAC issued in exchange therefor in the Domestication, the “SPAC Securities”). The foregoing SPAC Securities described in clauses (A), (B), (D) (E) and (F) represent all of the issued and outstanding SPAC Securities as of the date of this Agreement. All issued and outstanding SPAC Securities (i) have been duly authorized, validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Organizational Documents, and (2) any other applicable contracts governing the issuance of such securities; and (iii) have not been issued in violation of, nor (other than as set forth under SPAC’s Organizational Documents) are they subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Organizational Documents or any contract to which SPAC is a party or otherwise bound. As of the date of this Agreement, there are no SPAC Preferred Shares issued and outstanding. The SPAC Class B Shares will convert into SPAC Class A Shares prior to the Closing on the terms contemplated in this Agreement and without violation of the Organizational Documents of SPAC.

(b)            SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or business association or other person.

(c)            All outstanding SPAC Public Units, SPAC Private Units, SPAC Class A Shares, SPAC Class B Shares, SPAC Public Share Rights and SPAC Private Share Rights have been issued and granted in compliance with all applicable securities Laws and were issued free and clear of all Liens other than restrictions under applicable securities Laws and SPAC’s Organizational Documents.

(d)            The SPAC Class V Common Stock to be issued and delivered by SPAC in connection with the Closing in accordance with this Agreement shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than restrictions under applicable securities Laws and SPAC’s Organizational Documents. The SPAC Class V Common Stock will be issued in compliance with all applicable securities Laws and without contravention of any other person’s rights therein or with respect thereto.

(e)            Except for the working capital loans, Financing Agreements (if any), this Agreement, the SPAC Public Share Rights and the SPAC Class B Shares or as set forth in SPAC’s Organizational Documents, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character with respect to the issued or unissued shares or capital stock (as applicable) of SPAC or obligating SPAC to issue or sell any shares or shares of capital stock (as applicable) of, or other equity interests in, SPAC. All shares of SPAC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither SPAC nor any subsidiary of SPAC is a party to, or otherwise bound by, and neither SPAC nor any subsidiary of SPAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the Letter Agreement, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC or any of its subsidiaries. Except with respect to this Agreement, the Redemption Right and the SPAC Public Share Rights, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC Common Stock. Except for any loan from Sponsor or an affiliate or member thereof listed in Section 5.03(e) of the SPAC Disclosure Schedule (with such schedule including the principal and interest outstanding under such loan as of the date hereof and the lender party thereto) (each, an “Affiliate Loan”), there are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in any person.

SECTION 5.04          Authority Relative to this Agreement. SPAC has all necessary organizational power and authority to execute and deliver this Agreement and (in the case of SPAC), subject to obtaining the Shareholder Approval, to perform its respective obligations hereunder. The execution and delivery of this Agreement by SPAC and the consummation by SPAC of the Transactions have been duly and validly authorized by all necessary organizational action other than, in the case of SPAC, obtaining Shareholder Approval, and no other corporate on the part of SPAC are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by SPAC and, assuming obtaining Shareholder Approval (in the case of SPAC) and due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Remedies Exceptions.

SECTION 5.05          No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by SPAC do not, and the performance of this Agreement by SPAC will not, (i) conflict with or violate SPAC’s Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(a) of the SPAC Disclosure Schedule have been made, conflict with or violate any Law applicable to SPAC or by which any of their property or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of SPAC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any of their property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

(b)            Assuming the accuracy of the representations and warranties of Company and Parent contained in this Agreement, the execution and delivery of this Agreement by SPAC do not, and the performance of this Agreement by SPAC will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

SECTION 5.06          Compliance; Permits; Contracts.

(a)            SPAC is not and has not been in conflict with, or in default, breach or violation of, (i) any Law applicable to SPAC or by which any property or asset of SPAC is bound, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any property or asset of SPAC is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect. SPAC is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC to own, lease and operate its properties or to carry on its business as it is now being conducted (“SPAC Permits”). Except as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect, no suspension or cancellation of any such SPAC Permits is pending, or, to the knowledge of SPAC, threatened in writing.

(b)            SPAC is not a party to any contract or agreement with any other person other than (i) this Agreement, and the Ancillary Agreements contemplated hereby, (ii) engagement agreements with advisors and consultants in connection with activities directed toward the accomplishment of a Business Combination which are listed on Section 5.06(b) of the SPAC Disclosure Schedule, (iii) contracts filed prior to the date hereof as exhibits to the SPAC SEC Reports, (iv) D&O Insurance contracts, and (v) the contracts listed in Section 5.06(b) of the SPAC Disclosure Schedule (such contracts and agreements collectively being the “SPAC Material Contracts”). SPAC is not a party to any contract that, as of and following the Closing, (i) will impose any limitations or restrictions on the business activities of SPAC, Company or any Company Subsidiary, including, without limitation, any contract that would limit or restrict the ability of SPAC, Company, or any Company Subsidiary to compete with any other person or solicit any other person’s employees or customers or, after giving effect to the Transactions, that would reasonably be expected to limit or restrict the ability of SPAC, Company, or any Company Subsidiary to engage in business as currently conducted by it, or (ii) that would provide any counterparty a right of first offer or refusal or exclusive right of any kind. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect, each SPAC Material Contract is a legal and binding obligation in all respects of SPAC, and, to the knowledge of SPAC, the other parties thereto, and SPAC is not in breach or violation of, or default under, any SPAC Material Contract; (ii) to the knowledge of SPAC, no other party is in breach or violation of, or default under, any SPAC Material Contract; (iii) SPAC have not received any written or, to the knowledge of SPAC, oral claim of any breach, violation or default under any such SPAC Material Contract; and (iv) to the knowledge of SPAC, no event has occurred that (with or without due notice or lapse of time or both) would result in a breach of, or material default under, any SPAC Material Contract by SPAC or, to SPAC’s knowledge, any counterparty thereto. Prior to the date of this Agreement, all SPAC Material Contracts have been made available to Company other than those that are exhibits to the SPAC SEC Reports and are publicly filed and publicly available as of at least three Business Days prior to the date of this Agreement.

SECTION 5.07          SEC Filings; Financial Statements; Sarbanes-Oxley.

(a)            SPAC has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement since the IPO, together with any amendments, restatements or supplements thereto (collectively, together with any exhibits and schedules thereto, the “SPAC SEC Reports”). As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (“SOX”), and the rules and regulations in each case promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report.

(b)            Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material to SPAC). SPAC has no off-balance sheet financing.

(c)            Except as is not required in reliance on exemptions by virtue of SPAC’s status as an “emerging growth company” or “smaller reporting company” under the Securities Act, JOBS Act or Exchange Act, as applicable, SPAC has maintained and maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of SPAC’s SEC filings and other public disclosure documents. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act. SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) that are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP and there have been no significant deficiencies or material weakness in SPAC’s internal control over financial reporting (whether or not remediated) and no change in SPAC’s control over financial reporting that has materially affected, or is reasonably likely to materially affect SPAC’s internal control over financial reporting.

(d)            Except for any Affiliate Loan, and as and to the extent expressly set forth in the SPAC SEC Reports, SPAC (i) has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of SPAC’s business since January 9, 2025, and (ii) has no Indebtedness for borrowed money. All Indebtedness of SPAC, all cash liabilities that are payable by SPAC (including upon the passage of time or those that are contingent upon the consummation of the Closing), and all other SPAC Transaction Expenses, in each case, as of the date of this Agreement (including those that are contingent upon the consummation of the Closing) are set forth in Section 5.07(d) of the SPAC Disclosure Schedule (provided, that the amounts of such cash liabilities and other SPAC Closing Expenses set forth therein are solely based on contractual commitments in effect as of the date of this Agreement and invoices received as of the date of this Agreement). No Indebtedness of SPAC contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by SPAC or (iii) the ability of SPAC to grant any Lien on or make any dividend or distribution of its properties or assets.

(e)            Since the date of formation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and SPAC’s board of directors has not authorized any of the foregoing.

(f)            As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports are subject to ongoing SEC review or investigation as of the date hereof.

(g)            There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of SOX.

(h)            Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any actual fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

SECTION 5.08          Absence of Certain Changes or Events.

(a)            Since January 9, 2025 and until the date of this Agreement, (i) there has not been a SPAC Material Adverse Effect, and (ii) except as expressly contemplated by this Agreement or any Ancillary Agreement or in connection with the Transactions or in connection with any Affiliate Loan, (x) SPAC has conducted its business in all material respects in the ordinary course consistent with past practice, (y) SPAC has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, and (z) SPAC has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

(b)            Since its incorporation, formation, or organization, SPAC has not (i) conducted any business activities other than activities directed toward the accomplishment of a Business Combination in accordance with SPAC’s Organizational Documents, (ii) owned any assets (including any debt or equity interests in any other person) other than cash or cash equivalents, (iii) incurred or assumed any liabilities other than in respect of ordinary course expenses incurred in respect of the business activities described in clause (i) (including legal, accounting, fairness opinion, printer and all other expenses incurred and to be incurred in connection with negotiating and closing the Transactions) or (iv) generated any revenue or income other than interest on its cash or cash equivalents. Except for this Agreement and the Transactions, SPAC has not any interests, rights, obligations or liabilities with respect to, nor is a party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any contract or transaction that is, or could reasonably be interpreted as constituting, such a Business Combination.

SECTION 5.09          Absence of Litigation. Since the IPO, there has been no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. SPAC is not subject to any continuing order of, consent decree or settlement agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

SECTION 5.10          Board Approval; Vote Required.

(a)            The SPAC Board, by resolutions duly adopted by unanimous vote at a meeting duly called and held, which resolutions have not been subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of SPAC, (ii) approved this Agreement and the Transactions and the performance by SPAC of its obligations under this Agreement and the Ancillary Agreements, and (iii) recommended that the shareholders of SPAC approve and adopt this Agreement and the Transactions and directed that this Agreement and the Transactions be submitted for consideration by the shareholders of SPAC at the SPAC Shareholders’ Meeting.

(b)            In order to approve the Transactions, the following SPAC Proposals require the affirmative vote of either a simple majority of the votes cast by shareholders of SPAC attended and voting at the SPAC Shareholders’ Meeting: clauses (i), (iii), (v), (vi) and (vii) of the definition of SPAC Proposals; and the following SPAC Proposals require a two-thirds’ majority of the votes cast by holders of SPAC Class B Shares attending and voting at the SPAC Shareholders’ Meeting: clause (ii), and (iv) of the definition of SPAC Proposals. Other than the foregoing, no other vote of holders of any class or series of shares of SPAC is necessary to approve the Transactions.

SECTION 5.11          Brokers. Except for fees set forth on Section 5.11 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC or Sponsor or any of their affiliates.

SECTION 5.12          SPAC Trust Fund. As January 16, 2026, SPAC has a balance of $153,867,836.36 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) (including amounts payable to the IPO underwriters for Deferred Underwriting Fees) maintained in a trust account at Goldman Sachs (the “Trust Account”). The monies of such Trust Account are invested solely in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of May 8, 2025, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any fact, circumstance or event which, with the giving of notice or the lapse of time, would constitute a breach or default by SPAC or the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (a) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (b) that would entitle any person (other than shareholders of SPAC who shall have elected to redeem their SPAC Class A Shares pursuant to SPAC’s Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (i) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (ii) upon the exercise in full of the Redemption Right in accordance with the provisions of SPAC’s Organizational Documents. Following the Closing, no continuing shareholder of SPAC shall be entitled to receive any amount from the Trust Account except to the extent such shareholder exercised its Redemption Right prior to the Closing. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. As of the date hereof, SPAC has no knowledge that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Closing.

SECTION 5.13          Employees. Other than any officers as described in the SPAC SEC Reports, SPAC do not have any employees on their payroll, and have not engaged any individual independent contractors, other than consultants and advisors in the ordinary course of business. SPAC has never and does not currently maintain, sponsor, or contribute to or have any liability (contingent or otherwise) with respect to any employee benefit plan.

SECTION 5.14          Taxes.

(a)            SPAC (i) has duly and timely filed (taking into account any valid extension of time within which to file) all material Tax Returns required to have been filed and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid or withheld any material Taxes that it has been obligated to pay or withhold (regardless of whether or not such Taxes are shown as due and owning on a Tax Return), except with respect to current Taxes that are not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves in respect thereof have been established in the financial statements contained in the SPAC SEC Reports in accordance with GAAP; (iii) with respect to all material Tax Returns filed by it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension remains in effect; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding in respect of a material amount of Taxes or material Tax matters pending or ongoing, or proposed or threatened in writing, by a Taxing Authority; and (v) has provided adequate reserves in accordance with GAAP in the financial statements contained in the SPAC SEC Reports for any material Taxes of SPAC as of the date of such financial statements that have not been paid.

(b)            SPAC (i) has no liability for any Taxes of another person (other than SPAC) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Laws), as a transferee or a successor or by contract (other than any Commercial Tax Obligation), and (ii) is not a party to, bound by or has any obligation to any other person (other than SPAC) under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract, agreement or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of tax credits or tax losses), other than, in each case, any Commercial Tax Obligation.

(c)            SPAC has not been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which SPAC is or was the common parent).

(d)            SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or non- U.S. income Tax Law) by reason of a change in method of accounting or intercompany transaction occurring prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the ordinary course of business.

(e)            SPAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(f)            There are no Tax Liens upon any assets of SPAC except for Permitted Liens.

(g)            Since the Lookback Date, no written claim has been made by a Governmental Authority in a jurisdiction where Tax Returns with respect to SPAC have not been filed asserting that SPAC is or may be subject to Tax in that jurisdiction.

(h)            SPAC is, and has been since its incorporation, classified as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

(i)            SPAC has not taken or agreed to take any action not contemplated by this Agreement or any Ancillary Agreement that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of SPAC, no facts or circumstances exist that would reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

SECTION 5.15          Registration and Listing. The issued and outstanding SPAC Public Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “EGHAU”. The issued and outstanding SPAC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “EGHA”. The issued and outstanding SPAC Public Share Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “EGHAR”. There is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC (i) by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Public Units, SPAC Class A Shares, or SPAC Public Share Rights or terminate the listing of SPAC on Nasdaq, or (ii) FINRA with respect to any intention by such entity to suspend, prohibit, or terminate the quoting of such SPAC Public Units, SPAC Class A Shares, or SPAC Public Share Rights. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Public Units, the SPAC Class A Shares, or the SPAC Public Share Rights under the Exchange Act. SPAC has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such SPAC Public Units, SPAC Class A Shares, or SPAC Public Share Rights which has not been fully resolved.

SECTION 5.16          SPAC’s Investigation and Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC and its Representatives acknowledge and agree they have been provided with access to the Representatives, properties, offices, plants and other facilities, books and records of Company and any Company Subsidiary and other information that they have requested in connection with their investigation of Company and the Company Subsidiaries and the Transactions. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Hecate Parties or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article III or Article IV (as modified by the Company Disclosure Schedule), in any certificate delivered on behalf of Company pursuant to Section 8.02(d), or any Ancillary Agreement to which it is a party. No Hecate Parties nor any Company Subsidiary nor any of their respective equityholders, affiliates or Representatives shall have any liability to SPAC or any of its shareholders, shareholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. SPAC acknowledge that neither the Hecate Parties nor any Company Subsidiary nor any of their respective equityholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving Company and/or any Company Subsidiary.

SECTION 5.17          Financing Agreements. Upon their execution and delivery, each of the Financing Agreements entered into by the SPAC shall be, in full force and effect and is and shall be legal, valid, binding and enforceable upon SPAC and, to the knowledge of SPAC, upon the applicable Investors (in each case, subject to the Remedies Exceptions). None of the Financing Agreements have been withdrawn, terminated, amended or modified, and, to the knowledge of SPAC, no such withdrawal, termination, amendment or modification is contemplated except as expressly permitted by this Agreement (it being understood that a change of or to one or more entities or individuals with respect to any such Investor shall not be deemed a violation of the foregoing). There are no side letters between SPAC and any Investor relating to any Financing Agreement that would affect the applicable commitment obligation of such Investor being contributed to SPAC. No fees, consideration or other discounts are payable or have been agreed to by SPAC in connection with the Financing Agreements, except as set forth in the Financing Agreements. To the knowledge of SPAC, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach under the Financing Agreements on the part of SPAC or the Investors, (ii) assuming the conditions set forth in Section 8.01 and Section 8.02 will be satisfied, constitute a failure to satisfy a condition under the Financing Agreements on the part of SPAC or the Investors or (iii) assuming the conditions set forth in Section 8.01 and Section 8.02 will be satisfied, result in any portion of the amounts to be paid by the Investors in accordance with the Financing Agreements being unavailable on the Closing Date. Assuming the conditions set forth in Section 8.01 and Section 8.02 will be satisfied, SPAC has no reason to believe that it or any Investor will be unable to satisfy in all material respects on a timely basis any term or condition of closing contained in any Financing Agreement.

SECTION 5.18          Interested Party Transactions. Except for the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business and Affiliate Loans, no director, officer or other affiliate of SPAC, to knowledge of SPAC, has or has had, directly or indirectly: (a) an economic interest in any person that purchases from or sells or furnishes to, SPAC, any goods or services; (b) a beneficial interest in any SPAC Material Contract; or (c) any contractual or other legally binding arrangement with SPAC, other than customary indemnity arrangements and as required under SPAC’s Organizational Documents. Except for Affiliate Loans, SPAC has not, since the date of formation of SPAC, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of SPAC, or (ii) modified any term of any such extension or maintenance of credit. Except for Affiliate Loans, there are no contracts or arrangements between SPAC and any Family Member of any director, officer or other affiliate of SPAC.

SECTION 5.19          Investment Company Act; JOBS Act. SPAC is not an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

SECTION 5.20          Certain Business Practices.

(a)            SPAC, their respective managers, officers and directors, and to the knowledge of SPAC, any agents or other third-party representatives to the extent they act on behalf of SPAC, are currently, and since the date of formation of SPAC have been, in compliance with all applicable Anti-Corruption Laws, and since the date of formation of SPAC, none of SPAC, any of its managers, officers or directors or to the knowledge of SPAC, any of its agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, including to any person running for federal or state office; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b)            SPAC, its managers, officers and directors, and to the knowledge of SPAC, any agents or other third-party representatives acting on behalf of SPAC, are currently, and since the date of formation of SPAC have been, in compliance with all applicable Sanctions and Ex-Im Laws. Since the date of formation of SPAC, none of SPAC, its managers, officers and directors, or to the knowledge of SPAC, any of its agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c)            There are no, and since the date of formation of SPAC, there have not been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by SPAC, or any of its officers, directors or agents with respect to any applicable Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

SECTION 5.21          Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to the Hecate Parties, or any of their respective affiliates or Representatives, of any documentation or other information (including any financial projections or other supplemental data), except as otherwise expressly provided in this Article V (as modified by the SPAC Disclosure Schedule) or any Ancillary Agreement, neither SPAC nor any other person makes, and SPAC hereby expressly disclaims and negates, any other express or implied representation or warranty of any kind or nature whatsoever (whether at Law or in equity) with respect to SPAC, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, prospects, financial condition or results of operations, or with respect to the accuracy or completeness of any other information or materials made available to the Hecate Parties, their affiliates or any of their respective Representatives by, or on behalf of, SPAC, its management or its Representatives, or others in connection with this Agreement, the Transaction Documents, and the Transactions contemplated hereby, any such representations or warranties are expressly disclaimed, and no statement contained in any such materials or information shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by any Hecate Party or any of their respective affiliates or Representatives, in executing, delivering and performing this Agreement, the Transaction Documents or the Transactions contemplated hereby or thereby. Without limiting the generality of the foregoing, neither SPAC nor any other person on behalf of SPAC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Hecate Parties, their affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC, whether or not included in any management presentation or in any other information made available to the Hecate Parties, their affiliates or any of their respective Representatives, or any other person, and any such representations or warranties are expressly disclaimed.

ARTICLE VI

CONDUCT OF BUSINESS

SECTION 6.01          Conduct of Business by Company.

(a)            Company agrees that, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except as (1) contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 6.01(a) of the Company Disclosure Schedule, and (3) required by applicable Law, unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)            Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to conduct their business in all material respects in the ordinary course of business in a manner consistent with past practice; and

(ii)            Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to: preserve substantially intact the business organization of Company and the Company Subsidiaries, keep available the services of the current officers, key employees and consultants of Company and the Company Subsidiaries and preserve the material relationships of Company and the Company Subsidiaries with customers, Suppliers, and distributors, with which Company or any Company Subsidiary has significant business relations; provided, that in no event shall Company’s and Company Subsidiaries’ compliance with Section 6.01(b) constitute a breach of this Section 6.01(a).

(b)            Without limiting the generality of Section 6.01(a), except as (i) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement, (ii) set forth in Section 6.01(b) of the Company Disclosure Schedule or (iii) required by applicable Law, Company shall not, and shall cause each Company Subsidiary not to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed);

(i)            amend, supplement, restate or otherwise change the Organizational Documents of Company or any Company Subsidiary in a manner that would be adverse to the SPAC;

(ii)            issue, sell or grant, or authorize the issuance, sale or grant of any equity interests of Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any such equity interests, or any other equity-linked ownership interest (including, without limitation, any phantom interest), of Company or any Company Subsidiary;

(iii)          sell, lease, or otherwise dispose of a material portion of their tangible assets or properties (excluding inventory) other than (x) in the ordinary course of business, (y) disposals of obsolete assets or properties or (z) transactions among Company and a Company Subsidiary or among Company Subsidiaries;

(iv)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests (other than those (x) payable in cash or (y) of a Company Subsidiary to Company);

(v)           reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests;

(vi)          incur any Indebtedness for borrowed money or issue any debt securities other than to refinance or repay any existing Indebtedness of the Company or any additional Indebtedness in an amount not to exceed $200,000,000;

(vii)         except as required by any existing Employee Benefit Plan, this Agreement or applicable Law, adopt, materially amend and/or terminate any Employee Benefit Plan, including, but not limited to, by (A) granting any increase in cash compensation, incentives or benefits payable, or to become payable to, any current or former director or officer of Company or any Company Subsidiary whose annual base cash compensation exceeds, or would exceed after any increase, $175,000, (B) entering into any new, or materially amending any existing, employment, retention, bonus, change in control, severance or termination agreement with any current or former director or officer of Company or any Company Subsidiary whose annual compensation exceeds, or would exceed upon entry into any such agreement, $175,000, (C) accelerating, or committing to accelerate, the funding, payment, or vesting of any compensation or benefits to any current or former director or officer of Company or any Company Subsidiary whose annual compensation exceeds $175,000 or (D) (i) establishing, modifying, extending, or entering into any Labor Agreement or (ii) recognizing or certifying any labor union, labor organization, works council, or group of employees as representatives of any employee of Company or any Company Subsidiary; provided that, for the sake of clarity, Company or any Company Subsidiary may take the actions described in (A), (B), and (C) provided that the amounts at issue do not exceed $175,000;

(viii)        implement any employee layoffs, plant closings, reductions in force, furloughs or temporary layoffs, in each case that could reasonably be expected to trigger WARN;

(ix)           waive or release any material noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or employee or other individual service providers;

(x)           enter into, renew or amend in any material respect any Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted an Interested Party Transaction);

(xi)           make, change or rescind any material election relating to Taxes that results in Company or any Company Subsidiary being treated as other than a partnership or a disregarded entity for U.S. federal or applicable state and local income tax purposes;

(xii)          fail to use commercially reasonable efforts to maintain in full force and effect any Insurance Policies or allow any coverage thereunder to be reduced, except as replaced by a substantially similar insurance policy;

(xiii)         enter into any material new line of business outside of the business currently conducted by Company or the Company Subsidiaries as of the date of this Agreement (for avoidance of doubt, this shall not apply to any geographic expansion of existing lines of business);

(xiv)        adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Company or any Company Subsidiary;

(xv)          make any Change of Control Payment that is not set forth on Section 6.01(b)(xii) of the Company Disclosure Schedule; or

(xvi)         make capital expenditures outside of the ordinary course of business, except, in each case, for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

(xvii)       without first providing SPAC drafts of any proposed budget and the opportunity to comment on and discuss such budget, adopt an operating budget for calendar year 2026 or, after such budget is adopted, amend the budget or deviate therefrom in any material respect, except after providing SPAC drafts of any proposed amendments and an opportunity to comment thereon;

(xviii)      enter into any binding agreement or otherwise make a binding commitment with respect to any of the foregoing.

Nothing herein shall require Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law. Any action taken, or omitted to be taken, by Company to the extent that such act or omission is required to comply with any Law, order, directive, pronouncement or guideline issued by a Governmental Authority providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, any pandemic or public health crisis shall in no event be deemed to constitute a breach of this Section 6.01. Notwithstanding anything in this Section 6.01 or this Agreement to the contrary, nothing set forth in this Agreement shall give SPAC, directly or indirectly, the right to control or direct the operations of Company and Company Subsidiaries prior to Closing.

SECTION 6.02          Conduct of Business by SPAC. SPAC agree that, between the date of this Agreement and the Closing or the earlier of the termination of this Agreement, except as (1) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement (including, subject to the prior written consent of Company, entering into Financing Agreements and consummating the Private Placements to the extent permitted under this Agreement), (2) set forth on Section 6.02 of the SPAC Disclosure Schedule and (3) required by applicable Law, unless Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (i) SPAC shall use commercially reasonable efforts to conduct its business in all material respects in the ordinary course of business and in a manner consistent with past practice, and (ii) SPAC shall use commercially reasonable efforts to: preserve substantially the business organization of SPAC, keep available the services of current officers, directors and consultants of SPAC, and preserve the material business relationships of SPAC. Without limitation of the foregoing, except as (i) expressly contemplated or permitted by any other provision of this Agreement or any Ancillary Agreement (including entering into Financing Agreements that have been previously approved in writing by Company, additional Affiliate Loans pursuant to Section 7.18 and consummating the Private Placements to the extent permitted under this Agreement), (ii) set forth on Section 6.02 of the SPAC Disclosure Schedule or (iii) required by applicable Law, SPAC shall not, between the date of this Agreement and the Closing or the earlier termination of this Agreement, do any of the following without the prior written consent of Company (which consent shall not be unreasonably conditioned, withheld or delayed):

(a)            amend, supplement, restate or otherwise change the Organizational Documents of SPAC or seek any approval from SPAC shareholders with respect to any such amendment, supplement, restatement or change;

(b)            declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its equity interests, other than redemptions from the Trust Fund that are required pursuant to SPAC’s Organizational Documents;

(c)            reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Common Stock or SPAC Public Share Rights (or other SPAC equity interests), except for payments from the Trust Fund pursuant to the exercise of the Redemption Right and conversion of the SPAC Class B Shares that are required pursuant to SPAC’s Organizational Documents (but subject to the terms of this Agreement);

(d)            issue, sell, pledge or grant, or authorize the issuance, sale, pledge or grant of, any shares or shares of any class of capital stock (as applicable) or other securities or equity interests of SPAC, or any options, warrants, convertible securities or other rights of any kind to acquire any shares or shares of such capital stock or equity interests, (as applicable) or any other equity-linked ownership interest (including, without limitation, any phantom interest), of SPAC, except in connection with (i) conversion of the SPAC Class B Shares pursuant to SPAC’s Organizational Documents consistent with this Agreement or (ii) issuances of SPAC Private Share Units to the Sponsor for $10.00 per SPAC Private Share Units for repayment of working capital loans made by the Sponsor to SPAC in accordance with SPAC’s Organizational Documents and IPO prospectus;

(e)            form any subsidiary or acquire (whether by merging, consolidating with, purchasing the equity securities in or any of the assets of, or by any other manner) any other entity (or division thereof) or enter into a joint venture with any other entity;

(f)            incur any Indebtedness for borrowed money or issue any debt securities (or warrants or other rights to acquire any debt securities) or assume, guarantee or otherwise become responsible for, such obligations of any person or persons, except for Indebtedness for borrowed money to be paid off in full at or prior to the Closing in an amount that does not exceed $2,000,000 in the aggregate;

(g)            make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP made subsequent to the date hereof, as agreed to by its independent accountants;

(h)            (i) amend any material Tax Return, (ii) file any income or other material Tax Return in a manner materially inconsistent with past practices, (iii) change any material method of Tax accounting, (iv) make, change or rescind any material election relating to Taxes, (v) settle or compromise any material U.S. federal, state, local or non-U.S. Tax audit, assessment, Tax claim or other controversy relating to Taxes, (vi) surrender any right to claim a Tax refund, (vii) enter into any Tax sharing, allocation, indemnity or similar agreement (other than any Commercial Tax Obligation) or (viii) make any request for a private letter ruling, administrative relief, change of any method of accounting or other similar request with a Tax authority with respect to any material Tax item;

(i)            adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of, or otherwise wind up the business and operations of, SPAC;

(j)            amend, change or modify the Trust Agreement (other than as contemplated by an Extension) or any other agreement related to the Trust Account, or the SPAC Rights Agreement, or seek any approval from SPAC shareholders with respect to any such change, modification or amendment;

(k)            adopt or enter into any Employee Benefit Plan;

(l)            enter into any new line of business;

(m)            sell, lease, or otherwise dispose of a material portion of their assets or properties or create, subject to or incur any Lien on a material portion of their assets or properties;

(n)            enter into, renew or amend in any material respect any transaction or contract with any affiliate, employee, advisor, agent, representative, service provider or natural person independent contractor of SPAC (including for purposes hereof, Sponsor) (any such transaction or contract, a “SPAC Related Party Contract”);

(o)            amend, modify, terminate or consent to the termination of any SPAC Material Contract or waive or consent to the termination of SPAC’s material rights thereunder;

(p)            other than borrowings from Sponsor or an Affiliate thereof to pay ordinary operating expenses of SPAC, enter into any contract, agreement or arrangement: (i) involving a liability or potential liability of more than $100,000 in the aggregate for all agreements or contracts; or (ii) would have been a SPAC Material Contract had it been entered into prior to the date of this Agreement; or

(q)            enter into any binding agreement or otherwise make a binding commitment with respect to any of the foregoing.

Notwithstanding anything in this Section 6.02 or this Agreement to the contrary, nothing set forth in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of SPAC.

SECTION 6.03          Claims Against Trust Account. Each of the Hecate Parties agrees that, notwithstanding any other provision contained in this Agreement, each of the Hecate Parties does not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, in connection with or relating to, this Agreement or the other Transaction Documents or the Transactions, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.03 as the “Claims”). Each of the Hecate Parties acknowledges and agrees that SPAC has established the Trust Account for the benefit of the public shareholders of SPAC, which holds the proceeds of its IPO. Notwithstanding any other provision contained in this Agreement, each of the Hecate Parties hereby irrevocably waives any Claim it may have, now or in the future and will not seek recourse against the Trust Fund for any Claims; provided, however, that the foregoing waiver will not limit or prohibit Company from pursuing a claim against SPAC or any other person (a) for legal relief against monies or other assets of SPAC held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the exercise in full of the Redemption Right)) or (b) for damages for breach of this Agreement against SPAC (or any successor entity) in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. Each of the Hecate Parties acknowledge and agree that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and the Sponsor to induce SPAC to enter into this Agreement, and the Hecate Parties further intend and understand such waiver to be enforceable against Company and the Company Subsidiaries and persons that they have the authority to bind under applicable Law.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01          Registration Statement.

(a)            Subject to the terms of this Section 7.01, promptly after the PCAOB Financial Statements become available to the Company, SPAC and Company (each as a registrant) shall jointly prepare and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the SPAC Securities to be issued under this Agreement pursuant to the Domestication to holders of SPAC Securities, which Registration Statement will also contain a proxy statement (as amended or supplemented, the “Proxy Statement”) to be sent to the shareholders of SPAC relating to the SPAC Shareholders’ Meeting to adopt and approve (as applicable) the SPAC Proposals and other matters reasonably related to the SPAC Proposals, all in accordance with and as required by SPAC’s Organizational Documents, any related agreements with Sponsor and its affiliates, applicable Law, and any applicable rules and regulations of the SEC and the Stock Exchange. SPAC and Company each shall use their reasonable best efforts to (x) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (y) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statement, and (z) cause the Registration Statement to “clear” comments from the SEC and become effective. As promptly as practicable after the date on which the SEC confirms orally or in writing, that it has no further comments on the Registration Statement or that it does not intend to review the Registration Statement and that the Registration Statement has become effective, SPAC shall mail the definitive Proxy Statement to its shareholders. Each of SPAC and Company shall furnish all information concerning it or any of its subsidiaries as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement, and each of SPAC and Company shall, and shall cause each of its subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to Company and SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the Transactions, including the Registration Statement, and responding in a timely manner to comments from the SEC. SPAC and Company shall comply with all applicable Laws, any applicable rules and regulations of the Stock Exchange, SPAC’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Shareholders’ Meeting and the SPAC Shareholder Redemption.

(b)            No filing of, or amendment or supplement to the Registration Statement will be made by SPAC or Company without the approval of the other (such approval not to be unreasonably withheld, conditioned or delayed). Each of SPAC and Company will advise the other promptly after it receives notice thereof, of any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the other with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Registration Statement. No response to any comments from the SEC or the staff of the SEC relating to the Registration Statement will be made by SPAC or Company without the prior consent of the other (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the other a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c)            SPAC covenants that the information supplied by SPAC for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is filed, (ii) the time the definitive Proxy Statement is mailed to its shareholders and (iii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. If, at any time prior to the Closing, any event or circumstance relating to SPAC, or its officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement, SPAC shall promptly inform Company.

(d)            Company covenants that the information supplied by Company for inclusion in the Registration Statement shall not, at (i) the time the Registration Statement is filed, (ii) the time the definitive Proxy Statement is mailed to SPAC’s shareholders and (iii) the time of the SPAC Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. If, at any time prior to the Closing, any event or circumstance relating to Company or any Company Subsidiary or its officers or directors, should be discovered by Company which should be set forth in an amendment or a supplement to the Registration Statement, Company shall promptly inform SPAC.

SECTION 7.02          SPAC Shareholders’ Meeting. SPAC shall call and hold the SPAC Shareholders’ Meeting as promptly as practicable following the SEC’s filing of the notice of effectiveness of the Registration Statement for the purpose of voting upon the SPAC Proposals. SPAC shall use its best efforts to obtain the approval of the SPAC Proposals at the SPAC Shareholders’ Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the SPAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders. The SPAC Board shall recommend to its shareholders that they approve the SPAC Proposals and shall include such recommendation in the Registration Statement, and the SPAC Board shall not withdraw, amend, qualify or modify its recommendation to the SPAC’s shareholders that they vote in favor of the SPAC Proposals, except to the extent that the SPAC Board determines in good faith, after consultation with counsel, that such withdrawal, amendment, qualification or modification is required by the directors’ applicable fiduciary duties.

SECTION 7.03          Non-Transfer of Certain SPAC Intellectual Property. The Hecate Parties acknowledge that SPAC is in possession of certain confidential and proprietary information of third parties received in connection with SPAC’s evaluation of alternative business combinations, including but not limited to, information concerning the business, financial condition, operations, assets and liabilities, trade secrets, know-how, technology, customers, business plans, Intellectual Property rights, promotional and marketing efforts, the existence and progress of financings, mergers, sales of assets, take-overs or tender offers of third parties, including SPAC’s and its Representatives’ internal notes and analysis concerning such information (collectively, “Evaluation Material”), and that the Evaluation Material is or may be subject to confidentiality or non-disclosure agreement. Each Hecate Party acknowledges it has no right or expectancy in or to the Evaluation Material. No Hecate Party shall have any right or expectancy in or to the name “EGH Acquisition Corp.” or any derivation thereof, the trading symbols “EGHAU”, “EGHA” and “EGHAR”, SPAC’s internet domain name, or the Intellectual Property rights therein.

SECTION 7.04          Access to Information; Confidentiality.

(a)            The parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated by reference; provided, that the parties thereto shall, in addition to the uses permitted in the Confidentiality Agreement, be permitted to use Confidential Information (as defined therein) in connection with preparation for and effecting the consummation of the Transactions, performing their respective obligations hereunder or thereunder, and enforcing their respective rights hereunder or thereunder; provided, further, that Article 16 of the Confidentiality Agreement shall not be deemed to prohibit any actions taken in connection with preparation for consummation of the Transactions (so long as applicable hiring is only effective upon the Closing). Without limitation of the foregoing, and notwithstanding anything to the contrary in this Agreement, in the event the Confidentiality Agreement conflicts with any other covenant or agreement contained in any Transaction Document, then such covenant or agreement contained herein or therein shall govern and control.

(b)            Subject to applicable Law, from the date of this Agreement until the Closing or earlier termination of this Agreement, Company and SPAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times during normal business hours upon reasonable prior notice to the officers, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof (in each case, in a manner not to interfere with the normal business operations of the providing party) for the purpose of preparing for consummation of the Transactions; and (ii) use commercially reasonable efforts to furnish reasonably promptly to the other party such information concerning the business, properties, contracts, assets, liabilities and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request for the purpose of preparing for consummation of the Transactions. Notwithstanding the foregoing, neither Company nor SPAC shall be required to provide access to or disclose information (x) where the access or disclosure would (1) jeopardize the protection of attorney-client privilege or attorney work product doctrine, (2) violate a contract or obligation (including confidentiality obligations) to which such person is party or bound, (3) contravene applicable Law (it being agreed that in the cases of clauses (1)-(3) that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), or (4) involve invasive environmental sampling, testing, or drilling or (y) if any Hecate Party, on the one hand, and SPAC or Sponsor, on the other hand, are adverse parties in a litigation or other Action and such information relates or is pertinent to such litigation or Action. All information furnished pursuant to this Section 7.04(b) shall be subject to the Confidentiality Agreement.

(c)            Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor if reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with applicable Law.

SECTION 7.05          Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Article IX, each of Company and SPAC shall not, and shall cause their respective subsidiaries and controlled Representatives not to, and shall instruct and use their reasonable best efforts to cause their other respective Representatives not to, directly or indirectly, (i) knowingly solicit, initiate, or knowingly encourage any inquiries or proposals by (or the making, submission or announcement of a proposal by) any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act (in each case other than a party to this Agreement or its Representatives) (a “Proposing Person”), concerning (x) any sale of all or any material portion of the business or assets of such party and its subsidiaries, taken as a whole (other than sales of assets in the ordinary course of business), or any sale of the outstanding capital stock or equity interests (except as contemplated or permitted by this Agreement, including Section 6.01 (including Section 6.01 of the Company Disclosure Schedule) or Section 6.02 or in connection with any Financing Agreements or, with respect to Company and the Company Subsidiaries, any acquisitions or investments by Company or a Company Subsidiary pursuant to which equity interests of such entity are issued in connection with such acquisition or investment), of such party (including but not limited to if such transaction takes the form of a merger, conversion, consolidation, liquidation, dissolution or similar transaction or otherwise, with or involving such party or any of such party’s subsidiaries), or (y) in addition, in the case of SPAC, a Business Combination involving SPAC (a transaction described in clause (x) or (y), an “Alternative Transaction”), (ii) enter into any agreement (including any letter of intent or similar agreement) regarding, continue or otherwise knowingly participate in any discussions or negotiations regarding, or furnish to any Proposing Person or its representatives any information regarding such party or its affiliates or their respective businesses, operations, assets, financial condition, prospects or employees in connection with or in response to, or cooperate with such Proposing Person or its representatives in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (iv) approve, or publicly propose to approve, endorse or recommend, any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 7.05. Each such party shall, and shall cause its affiliates and instruct its Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. Each such party also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all confidential information furnished to such person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement), and no such party shall waive or release any such person from such confidentiality agreement. If such party or any of its subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then such party shall promptly (and in no event later than 24 hours after such party becomes aware of such inquiry or proposal) notify such person in writing solely that such party is subject to an exclusivity agreement with respect to the Transactions that prohibits such party from considering such inquiry or proposal. Without limiting the foregoing, such parties agree that any violation of the restrictions set forth in this Section 7.05 by such party or any of its subsidiaries or its or their affiliates or Representatives shall be deemed to be a breach of this Section 7.05 by such party. Parent agrees that, from the date of this Agreement and ending on the earlier of (a) the Closing and (b) the termination of this Agreement in accordance with Article IX, Parent shall not sell, assign, transfer or convey any of the Company Interests owned by Parent to any person (other than (1) to affiliates of Parent, (2) a distribution of all of Parent’s Company Interests to its equityholders, (3) as otherwise set forth in the Section 6.01 of the Company Disclosure Schedule or (4) to persons approved by SPAC (consent not to be unreasonably withheld, conditioned or delayed), in each case, that have executed a joinder to this Agreement, in a form reasonably acceptable to SPAC, agreeing to be bound to the same restrictions as Parent hereunder). Notwithstanding the foregoing, Parent shall be permitted to transfer equity interests of Company to its creditors in connection with the resolution of any Indebtedness or claims by such creditors without the consent of SPAC, provided that such transfers do not result in a change of control of the Company.

SECTION 7.06          Employee Benefits Matters.

(a)            The Company shall use reasonable best efforts to keep in effect the employment agreements with each of the individuals set forth on Section 7.06(a) of the Company Disclosure Schedule, copies of which have been made available to SPAC (the “Employment Agreements”).

(b)            Prior to the effectiveness of the Registration Statement, the SPAC Board shall approve and adopt an equity incentive plan in the form mutually agreed by Company and SPAC and attached hereto as Exhibit 7.06(b) (the “SPAC Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective as of one day prior to the Closing Date, reserving a number of shares of SPAC Incentive Common Stock for grant thereunder equal to 10% of the total issued and outstanding capital stock of SPAC (including the SPAC Class V Common Stock) following the Closing.

(c)            The provisions of this Section 7.06 are solely for the benefit of Company and SPAC, and nothing contained in this Section 7.06, express or implied, shall confer upon any Continuing Employee or employee of SPAC or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute the establishment, termination, amendment or modification of any Employee Benefit Plan or any other benefit or compensation plan, policy or arrangement, or shall require SPAC or any of its affiliates (including following the Closing, Company) to continue any Employee Benefit Plan or other benefit or compensation plan, policy or arrangements, or prevent their establishment, amendment, modification or termination.

SECTION 7.07          Directors’ and Officers’ Indemnification.

(a)            To the fullest extent permitted by Law, the limited liability company agreement of Company following the Transactions shall contain provisions no less favorable to those persons covered by them with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the Company LLC Agreement as of immediately prior to the Closing, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals or persons who, at or prior to the Closing, were managers, members, officers, employees, fiduciaries or agents of Company, unless such modification shall be required by applicable Law. The parties further agree that with respect to the provisions of the Organizational Documents of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement of the Company Subsidiaries, such provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals or persons who, at or prior to the Closing, were managers, members, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. Without limitation of the foregoing, for a period of six years from the Closing, SPAC and Company shall indemnify and hold harmless each present and former member, manager and officer of Company and the Company Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that Company or Company Subsidiaries would have been permitted under applicable Law, the Company LLC Agreement or the Organizational Documents of the Company Subsidiaries, as applicable, in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b)            To the fullest extent permitted by Law, the certificate of incorporation and bylaws of SPAC following the Transactions shall contain provisions no less favorable to those persons covered by them with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the current Organizational Documents of SPAC, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, employees, fiduciaries or agents of SPAC, unless such modification shall be required by applicable Law. For a period of six years from the Closing, SPAC shall indemnify and hold harmless each present and former director and officer of SPAC against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that SPAC would have been permitted under applicable Law, or SPAC’s Organizational Documents, as applicable, in effect on the date of this Agreement to indemnify such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c)            For a period of six years from the Closing SPAC shall use reasonable best efforts to obtain separate directors’ and officers’ liability insurance (“D&O Insurance”) that covers (and shall maintain such D&O Insurance in effect) those persons who were managers and officers of Company and the Company Subsidiaries prior to the Closing, on the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on the Stock Exchange and which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Company (such D&O Insurance, the “Company D&O Policy”).

(d)            Prior to the Closing, SPAC may purchase a six (6)-year prepaid “tail” policy (“SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies. If SPAC elects to purchase such a SPAC Tail Policy prior to the Closing, SPAC shall maintain such SPAC Tail Policy in full force and effect for a period of no less than six years after the Closing, without any lapse in coverage, and continue to honor SPAC’s obligations thereunder. For avoidance of doubt, whether SPAC elects to purchase such a SPAC Tail Policy, its obligations under Section 7.07 will remain in effect.

(e)            On the Closing Date, SPAC shall enter into customary indemnification agreements reasonably satisfactory to each of Company and SPAC with the post-Closing directors and officers of SPAC, which indemnification agreements shall continue to be effective following the Closing.

(f)            Notwithstanding anything contained in this Agreement to the contrary, this Section 7.07 shall survive the Closing and shall be binding, jointly and severally, on SPAC, Company and all successors and assigns thereof. In the event that following the Closing, SPAC, Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of SPAC and Company, as the case may be, shall assume all of the obligations set forth in this Section 7.07. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any individuals or persons who, at or prior to the Closing, were members, managers, officers, employees, fiduciaries or agents of Company or any Company Subsidiary, is entitled, whether pursuant to Law, contract, or otherwise. The indemnified parties to whom this Section 7.07 applies shall be third party beneficiaries of this Section 7.07, each of whom may enforce the provisions of this Section 7.07 from and after the Closing.

SECTION 7.08          Financing Cooperation. From the date hereof until the earlier of the Closing Date or the termination of this Agreement pursuant to Section 9.01 (the “Interim Period”), without limiting anything to the contrary contained herein, during the Interim Period, SPAC shall use its reasonable best efforts to enter into any Financing Agreements that have been approved in writing by Company and SPAC, each in its sole discretion, and arranged by SPAC on such terms as SPAC and Company shall mutually agree and, if requested by SPAC, Company shall, and shall cause its Representatives to, reasonably cooperate with SPAC in connection with such Financing Agreements (including having Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SPAC). Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by Company in its sole discretion, during the Interim Period, SPAC shall not (i) reduce the committed investment amount to be received by SPAC or Company under any Financing Agreement or reduce or impair the rights of SPAC under any Financing Agreement or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). SPAC and Company shall use their reasonable best efforts to consummate the Private Placement in accordance with any Financing Agreements entered into by SPAC. Without limiting the foregoing, SPAC shall use its reasonable best efforts to meet the condition to the Closing set forth in Section 8.01(h).

SECTION 7.09          Further Action; Reasonable Best Efforts.

(a)            Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and consents of parties to contracts necessary, proper or advisable to consummate the Transactions and to cause the satisfaction (but not waiver) of the conditions to Closing in Article VIII. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers, managers and/or directors of each party shall use their reasonable best efforts to take all such action.

(b)            Each of the parties shall keep each other reasonably apprised of the status of material matters relating to the Transactions, including promptly notifying the other parties of any material communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any material proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any substantive meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting or conference. Subject to applicable Law, the parties will reasonably coordinate and cooperate with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to applicable Law and any contractual confidentiality requirements, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is intended to delay its action on requests for a consent or the consummation of the Transactions. Notwithstanding anything to the contrary in this Agreement, in the event this Section 7.09 conflicts with any other covenant or agreement in Article VI or this Article VII that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control to the extent of such conflict.

SECTION 7.10          Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of SPAC and Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Stock Exchange, each of SPAC and Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public announcements (including through social media platforms) with respect to this Agreement and the Transactions, and unless such press release or public announcement is required by Law, shall not issue any such press release or make any such public announcement (including through social media platforms) without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Furthermore, nothing contained in this Section 7.10 shall prevent (i) SPAC or Company and/or their respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements set forth in (x) the initial press release, (y) other press releases published by SPAC or Company and/or their respective affiliates prior to the date of this Agreement, or (z) previously consented to by the other party in accordance with this Section 7.10, or (ii) Sponsor, Energy Growth Holdings LLC or Company and their respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their respective members, managers, limited partners, and advisory or similar committees or in connection with normal fund raising or related marketing or information or reporting activities. During the Interim Period, the parties shall coordinate their outreach to investors and shall not, except as otherwise expressly permitted herein, make any adverse statements to any investors or group of investors regarding this Agreement, the Transactions, the other parties hereto, their management or their business.

SECTION 7.11          Stock Exchange Listing. SPAC will use its reasonable best efforts to cause all shares of SPAC Common Stock issuable in accordance with this Agreement, including the Domestication and the Combination Transactions, and the SPAC Class A Common Stock issuable upon the exercise of Company Holder Redemption Right to be approved for listing on a Stock Exchange, subject to official notice of issuance, at Closing. During the period from the date hereof until the Closing, SPAC shall use its reasonable best efforts to keep the SPAC Public Units, SPAC Class A Shares and SPAC Public Share Rights listed for trading on the Stock Exchange. Company shall use reasonable best efforts, and shall use reasonable best efforts to cause its Representatives to, cooperate with SPAC and its Representatives in connection with the foregoing provisions of this Section 7.11, as reasonably requested by SPAC. SPAC will promptly notify Company in writing of any notices of non-compliance received from the Stock Exchange and will use reasonable best efforts to remedy any non-compliance issues. During the Interim Period, SPAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws.

SECTION 7.12          Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee, (a) prior to the Closing, SPAC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due the SPAC Shareholder Redemption Amount to the shareholders of SPAC pursuant to the Redemption Right, (B) pay any Deferred Underwriting Fees as set forth in the Trust Agreement, and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SPAC in accordance with the Trust Agreement (which will then be used by SPAC to pay for Unpaid Expenses in accordance with Section 9.03), and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

SECTION 7.13          Tax Matters.

(a)            For U.S. federal (and applicable state or local) income Tax purposes, each of Parent and SPAC hereby agrees to treat (and, if applicable, to cause its affiliates to treat) certain portions of the Transactions as follows:

(i)            the Domestication shall be treated as a “reorganization” pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder;

(ii)           the SPAC Share Conversion shall be treated as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and the Treasury Regulations thereunder;

(iii)          Parent shall be treated as continuing to own partnership interests in Company;

(iv)          at the time of the Combination Transactions, (A) each of the Parent Class V Shares shall be deemed to have a fair market value equal to their cash subscription price and (B) the right to request redemption of Company Units contemplated by the Company A&R LLC Agreement shall be treated as having a fair market value equal to zero dollars ($0); and

(v)           any rights under the Tax Receivable Agreement associated with any redemptions or exchanges of Company Units after the date hereof shall not be recognized as consideration received in exchange for the Combination Transactions, and instead, payments under the Tax Receivable Agreement resulting from such subsequent redemptions or exchanges shall be taken into account as consideration only in connection with such subsequent redemptions or exchanges.

The parties intend that this Agreement constitute and hereby adopt this Agreement as a “plan of reorganization” with respect to the Domestication and the SPAC Share Conversion for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). To the extent applicable, the tax treatment described in this Section 7.13(a) is referred to as the “Intended Tax Treatment.” Each of Parent and SPAC shall (and, if applicable, shall cause its affiliates to) use reasonable best efforts to (i) cause the Transactions to qualify for the Intended Tax Treatment, (ii) take no action not explicitly permitted by this Agreement, which action would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment, (iii) prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment, and (iv) not take any action or position inconsistent with the Intended Tax Treatment in any Tax Return, Tax-related Proceeding or otherwise for Tax purposes, unless otherwise required by a change in law after the date hereof, or the good faith resolution of a Tax audit or other administrative or judicial Tax proceeding. For the avoidance of doubt, if any opinion related to the Intended Tax Treatment is required in connection with the filing of the Registration Statement or any other required disclosure in respect thereof, then (i) to the extent such opinion or disclosure relates to Company or the Company Subsidiaries or any of their direct or indirect owners, Company shall cause such opinion to be provided by a nationally recognized tax advisor of Company, and (ii) to the extent such opinion or disclosure relates to SPAC or any of its direct or indirect owners, SPAC shall cause such opinion to be provided by a nationally recognized tax advisor of SPAC. Each of the parties shall, and shall cause is respective affiliates to use commercially reasonable efforts to cooperate in connection with the delivery of any such opinion, including by providing any customary representation letters that may be reasonably requested by any such tax advisor.

(b)            Any transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including any associated penalties and interest) excluding any Taxes imposed on or measured by income, profits or gains (such non-excluded Taxes, “Transfer Taxes”) (i) imposed with respect to the SPAC Shareholder Redemption and the Domestication will be borne by SPAC and (ii) imposed with respect to the SPAC Share Conversion and the SPAC Contribution will be borne and paid by Company. The parties shall reasonably cooperate with each other in preparing and filing all such filings, Tax Returns, reports and forms necessary or appropriate to comply with the provisions of all applicable Law in connection with the payment of such Transfer Taxes, and shall cooperate in good faith to minimize the amount of any such Transfer Taxes payable in connection therewith.

(c)            In the event of a Tax audit related to the income Tax Returns of Company or any Company Subsidiary that is treated as a partnership for U.S. federal (or applicable state or local) income tax purposes, for any taxable period ending on or before or including the Closing Date for which the Partnership Tax Audit Rules apply (each, a “Relevant Tax Audit”), unless otherwise agreed by SPAC (such agreement not to be unreasonably withheld, conditioned, or delayed), the Company agrees to use commercially reasonable efforts to cause the “partnership representative” (within the meaning of the Partnership Tax Audit Rules) of Company, or any such Company Subsidiary, and all of their respective affiliates to take such actions as necessary to make (or cause to be made) any available election, with respect to the Company, pursuant to Section 6226 of the Code with respect to any “imputed underpayment” (within the meaning of the Partnership Tax Audit Rules) arising in respect of such Relevant Tax Audit (and to make any similar elections under any applicable state or local Law). Neither the Company or any such Company Subsidiary, nor any of their respective affiliates, shall make or cause to be made any election or otherwise take any action to cause the Partnership Tax Audit Rules to apply to Company or such Company Subsidiary at any earlier date than is required by applicable Law.

SECTION 7.14          Post-Closing Directors and Officers. Subject to the terms of SPAC’s Organizational Documents, the SPAC Certificate of Incorporation and the SPAC Bylaws, SPAC shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a)            The SPAC Board shall initially consist of seven directors and such board shall initially include:

(i)            one director nominee to be chosen by the Sponsor; and

(ii)            six director nominees to be chosen by Company (three of whom shall also meet the requirements for service on the audit committee of SPAC following Closing under the Exchange Act, the Stock Exchange rules and SOX and a majority of whom shall be independent under the rules of the Stock Exchange).

(b)            The individuals identified on Section 7.14(b) of the Company Disclosure Schedule shall become the officers of SPAC immediately after the Closing, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified on Section 7.14(b) of the Company Disclosure Schedule is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an officer, then, prior to the mailing of the definitive Proxy Statement to SPAC’s shareholders, the Company may designate another individual to replace such individual to serve as such officer by amending Section 7.14(b) of the Company Disclosure Schedule to include such replacement individual as such Officer.

SECTION 7.15          PCAOB Financials.

(a)            During the Interim Period, Company shall use its best efforts to deliver to SPAC: (i) on or prior to May 15, 2026, the audited consolidated balance sheets of Company and the Company Subsidiaries as of December 31, 2024 and December 31, 2025, and the related audited consolidated statements of operations and cash flows of Company and the Company Subsidiaries for each of the periods then ended, in each case, audited in accordance with the standards of the PCAOB and containing a report of Company’s auditor, (ii) within 45 days of the end of the first three fiscal quarters of each calendar year, unaudited consolidated balance sheets and the related unaudited consolidated statements of operations and cash flows of Company and the Company Subsidiaries as of and for a year-to-date period ended as of the end of any fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter), and (iii) within 30 days of the end of each month, unaudited consolidated balance sheets and unaudited consolidated statements of operations and cash flows of Company and the Company Subsidiaries as of and for a year-to-date period ended as of the end of such fiscal month (and as of and for the same period from the previous fiscal year) (collectively the “PCAOB Financial Statements”). In addition, Company shall provide SPAC with proposed budgets prior to such budgets being formally adopted and provide SPAC with the opportunity to discuss such proposed budget and make recommendations thereto.

(b)            Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of Company and the Company Subsidiaries, SPAC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and any other filings to be made by SPAC with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Agreement and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

SECTION 7.16          Section 16 Matters. Prior to the Closing, SPAC shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of SPAC Class A Shares, SPAC Class A Common Stock or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement or the Ancillary Agreements (including the Private Placements) by each person who is or will be or may become subject to Section 16 of the Exchange Act with respect to SPAC, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 7.17          Transaction Litigation. In the event that any shareholder demand or other shareholder Action or litigation related to this Agreement, any Ancillary Agreement or the Transactions is made or brought, or, to the knowledge of SPAC, threatened in writing, against SPAC, the SPAC Board or any of their affiliates or Representatives by or on behalf of any of SPAC’s shareholders prior to the Closing (collectively, “Transaction Litigation”), SPAC shall promptly notify Company thereof and keep Company reasonably informed with respect to the status thereof. SPAC shall: (a) give Company an opportunity to participate in the defense and settlement of any such Transaction Litigation, (b) keep Company reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such Transaction Litigation, and provide Company with the opportunity to consult with SPAC regarding any such Transaction Litigation, which advice SPAC shall consider in good faith, and (c) not settle any such Transaction Litigation without the prior written consent of Company (which consent shall not be unreasonably withheld, delayed, or conditioned).

SECTION 7.18          SPAC Affiliate Agreements. Except as set forth on Section 7.18 of the SPAC Disclosure Schedule, all SPAC Related Party Contracts and any contracts described in Section 5.18 shall be terminated or settled prior to or as of Closing without further liability or obligation to SPAC, Company or the Company Subsidiaries.

SECTION 7.19          Section 280G. If Company determines, in good faith, or Company reasonably expects that any payments or benefits payable or provided by Company or any of the Company Subsidiaries to any person in connection with the transactions contemplated by this Agreement could be considered “parachute payments” under Section 280G(b)(2) of the Code and could reasonably be expected, absent the vote described below, to result in the imposition of Taxes under Section 4999 of the Code, then prior to the Closing Date, Company or the relevant Company Subsidiary will take all necessary actions to seek (and use reasonable best efforts to obtain) (i) from each person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated herein that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) a waiver of such person’s rights to some or all of such payments and/or benefits and (ii) the approval by the equityholders of Company or the relevant Company Subsidiary, in each case, in a manner that satisfies Section 280G of the Code. Company shall provide SPAC copies of all documents prepared by Company in connection with this Section 7.21 at least three (3) Business Days prior to the distribution of any waivers as provided above, and shall consider in good faith any comments made by SPAC with respect to such documents. In the event such vote is required, Company will deliver to SPAC certification that a vote of the appropriate equityholders was solicited in accordance with this Section 7.21 and the results of such vote before the anticipated Closing Date.

ARTICLE VIII

CLOSING CONDITIONS

SECTION 8.01          Conditions to the Obligations of Each Party. The obligations of the Hecate Parties and SPAC to consummate the Combination Transactions are subject to the satisfaction or (if permitted by applicable Law) waiver in accordance with the terms of this Agreement at or prior to the Closing of the following conditions:

(a)            SPAC Shareholders’ Approval. All the SPAC Proposals shall have been approved and adopted (as applicable) by the requisite affirmative vote of the shareholders of SPAC in accordance with the Registration Statement, the Cayman Islands Act, SPAC’s Organizational Documents and the rules and regulations of the Stock Exchange (“Shareholder Approval”).

(b)            No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, or order which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(c)            Stock Exchange Listing. The shares of SPAC Class A Common Stock (including shares issuable upon the exercise of the Company Holder Redemption Right) to be issued in the Transactions shall be listed on the Stock Exchange, subject only to official notice of issuance thereof; and SPAC shall be able to satisfy any applicable continued listing requirements, as applicable, of the Stock Exchange immediately following the Closing.

(d)            Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect thereto.

(e)            Appointment to the Board. The members of the Closing SPAC Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 7.14(a).

(f)            Cash Value. The Cash Value shall be greater than or equal to the Minimum Cash Value.

SECTION 8.02          Conditions to the Obligations of SPAC. The obligations of SPAC to consummate the Combination Transactions are subject to the satisfaction or (if permitted by applicable Law) waiver in accordance with the terms of this Agreement at or prior to the Closing of the following additional conditions:

(a)            Representations and Warranties. (i) The representations and warranties of Company contained in (x) Section 3.08(a) shall be true and correct in all respects as of the Closing Date as made on and as of such date, (y) Section 3.02 (solely with respect to Company), Section 3.03(a), Section 3.03(b)(i), Section 3.03(c), Section 3.03(d), Section 3.03(e), Section 3.04, Section 3.05(a)(i), and Section 3.22 shall each be true and correct in all material respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date) and (z) the other provisions of Article III shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (ii) the representations and warranties of Parent contained in (y) Section 4.02, Section 4.03, and Section 4.07 shall each be true and correct in all material respects as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date) and (z) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “material adverse effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Transactions.

(b)            Agreements and Covenants. (i) Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Company on or prior to the Closing and (ii) Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent on or prior to the Closing.

(c)            Material Adverse Effect. No Company Material Adverse Effect shall have occurred after the date of this Agreement which is continuing and uncured.

(d)            Officer Certificate. (i) Company shall have delivered to SPAC a certificate, dated the Closing Date, signed by an authorized officer of Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a)(i), Section 8.02(b)(i) and Section 8.02(c) and (ii) Parent shall have delivered to SPAC a certificate, dated the Closing Date, signed by an authorized officer of Parent certifying as to the satisfaction of the conditions specified in Section 8.02(a)(ii) and Section 8.02(b)(ii) solely with respect to Parent.

(e)            Closing Deliveries. Company shall have delivered or caused to be delivered (or will deliver or cause to be delivered at Closing) to SPAC the documents and deliveries set forth in clauses (i) through (vi) of Section 2.02(c), in each case, duly executed by the Hecate Parties as applicable.

(f)            Financing. Company’s PCAOB Financial Statements shall not contain a going concern opinion or qualification as of the Closing Date.

SECTION 8.03          Conditions to the Obligations of Parent and Company. The obligations of Parent and Company to consummate the Combination Transactions are subject to the satisfaction or (if permitted by applicable Law) waiver in accordance with the terms of this Agreement at or prior to the Closing of the following additional conditions:

(a)            Representations and Warranties. The representations and warranties of SPAC contained in (i) Section 5.08(a)(i) shall be true and correct in all respects as of the Closing Date as though made on and as of such date, (ii) Section 5.02, Section 5.03, Section 5.04, Section 5.05(a)(i), Section 5.10, Section 5.11 and Section 5.12 shall each be true and correct in all material respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), and (iii) the other provisions in Article V shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect.

(b)            Agreements and Covenants. SPAC shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing.

(c)            Officer Certificate. SPAC shall have delivered to Company a certificate, dated the Closing Date, signed by an authorized officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d).

(d)            Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred after the date of this Agreement which is continuing and uncured.

(e)            Trust Fund. SPAC shall have made all necessary and appropriate arrangements with the Trustee to have all of the Trust Funds disbursed to SPAC (or to pay SPAC Transaction Expenses as designated by SPAC) as of the Closing, and all such funds released from the Trust Account shall be available for immediate use to SPAC in respect of all or a portion of the payment obligations set forth in Section 7.12, the payment of the SPAC Transaction Expenses and contributions to Company.

(f)            Closing Deliveries. SPAC shall have delivered (or will deliver at Closing) to Parent or other persons identified therein the documents and deliveries set forth in clauses (i) through (vi) of Section 2.02(b), in each case, duly executed as applicable.

(g)            Pre-Closing Transactions. The transactions contemplated in Section 2.01(a) through Section 2.01(d) shall have been completed in accordance with the terms therein.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01          Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, as follows:

(a)            by mutual written consent of SPAC and Company; or

(b)            by either SPAC or Company if the Closing shall not have occurred prior to May 11, 2027 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any such party that is in breach or violation of any covenant or agreement contained in this Agreement and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c)            by either SPAC or Company if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; or

(d)            by either SPAC or Company if any of the SPAC Proposals shall fail to receive the requisite vote for approval at the SPAC Shareholders’ Meeting (subject to any adjournment, postponement or recess of such meeting in accordance with the terms of this Agreement); provided, however, that this Agreement may not be terminated under this Section 9.01(d) by or on behalf of SPAC if, directly or indirectly, through its affiliates, SPAC is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of the condition set forth in Section 8.01(a); or

(e)            by SPAC if there has been a breach of any representation, warranty, covenant or agreement on the part of the Hecate Parties set forth in this Agreement, such that the conditions set forth in either Section 8.02(a) or 8.02(b) would not be satisfied at the Closing (“Terminating Hecate Breach”); provided that SPAC is not then in breach of its representations, warranties, covenants or agreements in this Agreement so as to prevent the conditions to Closing set forth in Section 8.03(a) or 8.03(b) from being satisfied; provided further that, if such Terminating Hecate Breach is curable by such Hecate Party, SPAC may not terminate this Agreement under this Section 9.01(e) for so long as the applicable Hecate Party continues to exercise its reasonable best efforts to cure such breach, unless such breach is not cured by the earlier of 30 days after notice of such breach is provided by SPAC to the Hecate Parties and the Outside Date; or

(f)            by Company if there has been a breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions set forth in either Section 8.03(a) or 8.03(b) would not be satisfied at the Closing (“Terminating SPAC Breach”); provided that the Hecate Parties are not then in breach of their representations, warranties, covenants or agreements in this Agreement so as to prevent the conditions to Closing set forth in Section 8.02(a) or 8.02(b) from being satisfied; provided, however, that, if such Terminating SPAC Breach is curable by SPAC, Company may not terminate this Agreement under this Section 9.01(f) for so long as SPAC continue to exercise its reasonable best efforts to cure such breach, unless such breach is not cured by the earlier of 30 days after notice of such breach is provided by Company to SPAC and the Outside Date; or

(g)            by Company if the SPAC Board changes, withdraws, qualifies or modifies, or publicly proposes to change, withdraw, qualify or modify, the recommendation of the SPAC Board to approve the SPAC Proposals.

(h)            by Company upon the liquidation (or public announcement thereof) of the Trust Account;

(i)            by Company if the SPAC Class A Shares have become delisted from Nasdaq and are not relisted on the Stock Exchange within sixty (60) days after such delisting;

(j)            by Company if the Cash Value calculated after the Redemption is less than the Minimum Cash Value; or

(k)            by Company if the SPAC Proposals have not received the requisite vote for approval at the SPAC Shareholders’ Meeting on or prior to the date that is 90 days after the date upon which the Registration Statement becomes effective.

SECTION 9.02          Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto, except (i) this Section 9.02, Section 9.03 and Article X (and any corresponding definitions set forth in Article I) shall each survive such termination and remain valid and binding obligations of the parties, (ii) in the case of Fraud or (iii) in the case of any willful and material breach of any covenant or agreement in this Agreement prior to such termination.

SECTION 9.03          Expenses. Except as set forth in this Section 9.03 or elsewhere in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses; provided that if the Closing shall occur, SPAC shall, in the following order, (i) pay or cause to be paid all accrued Hecate Transaction Expenses and SPAC Transaction Expenses (including, in each case, any expenses related to the Private Placements and any other financing in connection with the Transactions) that are unpaid as of immediately prior to the Closing (collectively, the “Unpaid Expenses”), and (ii) retain all remaining amounts (if any) from the Aggregate Transaction Proceeds on the balance sheet of Company.

SECTION 9.04          Amendment. This Agreement may not be amended except by an instrument in writing signed by Company, SPAC and Parent.

SECTION 9.05          Waiver. At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Hecate Parties, (ii) waive any inaccuracy in the representations and warranties of the Hecate Parties contained herein or in any document delivered by the Hecate Parties pursuant hereto, and (iii) waive compliance with any agreement of the Hecate Parties or any condition to its own obligations contained herein and (b) Company may (i) extend the time for the performance of any obligation or other act of SPAC, (ii) waive any inaccuracy in the representations and warranties of SPAC contained herein or in any document delivered by SPAC pursuant hereto, and (iii) waive compliance with any agreement of SPAC or any condition to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

if to SPAC:

EGH Acquisition Corp.
7901 4th Street North Suite No. 12820
St. Petersburg, Florida 33702
Attention: Andrew B. Lipsher & Vincent T. Cubbage
Email: drew@energygrowthholdings.com; vince@energygrowthholdings.com with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP
800 Capitol Street
Suite 2200
Houston, Texas 77002
Attention: Michael Dorf & Bill Nelson
Email: mdorf@aoshearman.com; bill.nelson@aoshearman.com

if to any Hecate Party:

Hecate Energy Group, LLC
255 W 4500 N.
Provo, UT 84604
Attention: Tim Bridgewater
Email: tim@goHecate.com

with a copy (which will not constitute notice) to:

c/o Hecate Energy Group, LLC
621 W. Randolph St
Chicago, IL 60661
Email:

And
Cahill Gordon & Reindel LLP
32 Old Slip, New York, NY 10005
Attn: Peter J. Rooney
Email: PRooney@cahill.com

SECTION 10.02          Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement, any Ancillary Agreement or in any agreement, certificate, statement or instrument delivered pursuant to this Agreement or any Ancillary Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions contained herein and therein, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability in respect thereof or relating thereto nor shall any claim be asserted or Action be brought against any of the parties hereto or thereto or any of their affiliates or Representatives), except for (a) those covenants and agreements contained herein or in any Ancillary Agreement that by their terms expressly contemplate performance in whole or in part after the Closing, which shall survive the Closing in accordance with their respective terms solely with respect to performance after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

SECTION 10.03          Disclosure Schedules. The Company Disclosure Schedule and the SPAC Disclosure Schedule (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedule or SPAC Disclosure Schedule (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Company Disclosure Schedule or the SPAC Disclosure Schedule with reference to any section of this Agreement shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement, the Company Disclosure Schedule or the SPAC Disclosure Schedule, as applicable, if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other sections of this Agreement, the Company Disclosure Schedule or the SPAC Disclosure Schedule, as applicable. Certain information set forth in the Company Disclosure Schedule and the SPAC Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

SECTION 10.04          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.05          Entire Agreement; Assignment. This Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

SECTION 10.06          Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 and Section 10.12 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons) and Section 7.14(a)(i) (which is intended to be for the benefit of the Sponsor and may be enforced by the Sponsor).

SECTION 10.07          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State (except that the Cayman Islands Act shall apply to the Domestication and any claims related to internal affairs of SPAC prior to the Domestication). All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court in New Castle County; provided, that if jurisdiction is not then available in any such Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

SECTION 10.08          Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.08.

SECTION 10.09          Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.10          Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (.pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.11          Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Court of Chancery of the State of Delaware, County of New Castle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

SECTION 10.12          No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents or the Transactions, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 10.12. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including without limitation, any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, shareholder, affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or the Transactions or their negotiation, execution, performance, or breach, except with respect to willful misconduct or Fraud against the person who committed such willful misconduct or Fraud to the maximum extent permitted by applicable Law; and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.12.

SECTION 10.13          Conflicts and Privilege.

(a)            The parties agree that, notwithstanding the fact that Cahill Gordon & Reindel LLP (the “Company Law Firm”) has, prior to the Closing, represented Company and Parent in connection with this Agreement, the Transaction Documents and the Transactions, and have also represented Company and/or its affiliates in connection with matters other than the Transactions, the Company Law Firm will be permitted in the future, after the Closing, to represent Parent or its affiliates in connection with matters in which such persons are adverse to Company or any of its affiliates, including any disputes arising out of, or related to, this Agreement. SPAC, who is or has the right to be represented by independent counsel in connection with the Transactions, hereby agrees, in advance, to waive (and to cause its affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with the Company Law Firm’s future representation of Parent or its respective affiliates in which the interests of such person are adverse to the interests of SPAC and/or Company or any of their respective affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by the Company Law Firm of Company, Parent or any of their respective affiliates. The parties acknowledge and agree that, for the purposes of the attorney-client privilege, Parent shall be deemed the client of the Company Law Firm with respect to the negotiation, execution and performance of the Transaction Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Parent, shall be controlled by Parent and shall not pass to or be claimed by SPAC or Company or the Company Subsidiaries; provided, further, that nothing contained herein shall be deemed to be a waiver by Company or any of its affiliates (including, after the Closing, SPAC and their its affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b)            The parties agree that, notwithstanding the fact that Allen Overy Shearman Sterling US LLP (the “SPAC Law Firm”) prior to the Closing, represented SPAC or Sponsor in connection with this Agreement, the Transaction Documents and the Transactions, and have also represented SPAC and/or its affiliates in connection with matters other than the Transactions, the SPAC Law Firm will be permitted in the future, after the Closing, to represent Sponsor, Energy Growth Holdings LLC or their respective affiliates in connection with matters in which such persons are adverse to SPAC or any of its affiliates, including any disputes arising out of, or related to, this Agreement. Each of Company and Parent, who is or has the right to be represented by independent counsel in connection with the Transactions, hereby agrees, in advance, to waive (and to cause its affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with SPAC Law Firm’s future representation of one or more of the Sponsor, Energy Growth Holdings LLC or their respective affiliates in which the interests of such person are adverse to the interests of SPAC and/or Company or any of their respective affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by the SPAC Law Firm of SPAC, Sponsor or any of their respective affiliates. The parties acknowledge and agree that, for the purposes of the attorney-client privilege, Sponsor and Energy Growth Holdings LLC shall be deemed the clients of the SPAC Law Firm with respect to the negotiation, execution and performance of the Transaction Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC or Company or the Company Subsidiaries; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its affiliates (including, after the Closing, Company and its respective affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

[Signature Page Follows.]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPAC

EGH ACQUISITION CORP.

By:	/s/ Andrew B. Lipsher
Name: Andrew B. Lipsher
Title: Chief Executive Officer

COMPANY

HECATE ENERGY GROUP, LLC

By:	/s/ Chris Bullinger
Name: Chris Bullinger
Title: President & Chief Executive Officer

PARENT

HECATE HOLDINGS LLC

By:	/s/ Chris Bullinger
Name: Chris Bullinger
Title: President & Chief Executive Officer

Exhibit A

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [            ], 2026, is made and entered into by and among Hecate Energy Corp., a Delaware corporation (f/k/a EGH Acquisition Corp.) (the “Company”), EGH Sponsor LLC, a Delaware limited liability company (the “Sponsor”), the undersigned equityholders (the “OpCo Equityholders”) of Hecate Energy Group, LLC, a Delaware limited liability company (“OpCo”), the undersigned Existing SPAC Holders (as defined below) and the remaining Holders on the signature pages hereto (each such undersigned party, together with the Existing SPAC Holders, Sponsor, OpCo Equityholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”). Except as otherwise stated, capitalized terms used but not otherwise defined herein shall have the meanings provided in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on May 8, 2026, the Company, the Sponsor, Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC and Seaport Global Securities LLC (the “Existing SPAC Holders”) entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Sponsor and the other Existing SPAC Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, on January 21, 2026, the Company, OpCo and Hecate Holdings LLC, a Delaware limited liability company (“Parent”) entered into that certain Business Combination Agreement (as the same may be amended, supplemented or modified, the “Business Combination Agreement”), pursuant to which the parties to the Business Combination Agreement will undertake the transactions described therein (the “Business Combination”);

WHEREAS, after the closing of the Business Combination (the “Closing”), the Holders (other than the OpCo Equityholders) will own shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and OpCo Equityholders will own Class B Units in OpCo (“OpCo Units”)and shares of the Company’s Class V common stock, par value $0.0001 per share (“Class V Common Stock”);

WHEREAS, OpCo Units, together with an equal number of shares of Class V Common Stock, will be exchangeable for shares of Class A Common Stock pursuant to the terms of the amended and restated limited liability company agreement of OpCo, dated as of the date hereof; and

WHEREAS, the Company and the Existing SPAC Holders desire to amend and restate the Existing Registration Rights Agreement, pursuant to which the Company will grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

1.1            Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in (i) any Registration Statement for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) any Prospectus for the applicable Prospectus not to include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Block Trade” shall have the meaning given to it in subsection 2.3.1 of this Agreement.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Class V Common Stock” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Demand Notice” shall have the meaning given in subsection 2.1.4 of this Agreement.

“Demanding Holder” shall have the meaning given in subsection 2.1.4 of this Agreement.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Existing SPAC Holders” shall have the meaning given in the Recitals hereto.

“Financial Counterparty” shall have the meaning given in subsection 2.3.1 of this Agreement.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1 of this Agreement.

“Holder Information” shall have the meaning given in subsection 4.1.2.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.5 of this Agreement.

“Member Distribution” shall have the meaning given in this Section 1.1.

“Minimum Underwritten Offering Threshold” shall have the meaning given in subsection 2.1.5 of this Agreement.

“Misstatement” shall mean, in the case of a Registration Statement, an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein not misleading, and in the case of a Prospectus, an untrue statement of a material fact or an omission to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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“OpCo” shall have the meaning given in the Recitals hereto.

“OpCo Equityholders” shall have the meaning given in the Recitals hereto.

“OpCo Units” shall have the meaning given in the Recitals hereto.

“Opt-Out Notice” shall have the meaning given in Section 2.5.

“Other Coordinated Offering” shall have the meaning given to it in subsection 2.3.1 of this Agreement.

“Permitted Transferees” shall mean (a) the members of a Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings), (b) any trust for the direct or indirect benefit of a Holder or the immediate family of a Holder, (c) if a Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust, (d) any officer, director, general partner, limited partner, shareholder, member or owner of similar equity interests in a Holder, (e) any affiliate of a Holder or the immediate family of such affiliate, (f) any successor by death or pursuant to any qualified domestic relations order, (g) any trust, partnership, limited liability company or similar entity solely for the benefit of a Holder or such Holder’s spouse or lineal descendants, provided that such individual acts as trustee, general partner or managing member and retains the sole power to direct the voting and disposition of the transferred Registrable Shares, (h) a nominee or custodian of a Permitted Transferee, (i) OpCo Equityholders and the direct and indirect owners of each OpCo Equityholder or (j) pursuant to a transfer of each of the initial Holders rights hereunder to one or more affiliates or any direct or indirect partners, members or equity holders of such Holder (each, a “Member Distribution”) in accordance with the requirements of subsections 5.2.2 and 5.2.5 of this Agreement.

“Piggyback Notice” shall have the meaning given in subsection 2.2.1(a) of this Agreement.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1(a) of this Agreement.

“Pro Rata” shall have the meaning given in subsection 2.1.5 of this Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Class A Common Stock (including the shares of Class A Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, (b) any shares of Class A Common Stock issued or issuable upon exchange of an equivalent number of OpCo Units and Class V Common Stock issued to an OpCo Equityholder pursuant to the Business Combination Agreement, (c) any shares of Class A Common Stock issued or to be issued to any Holders in connection with the Business Combination and (d) any other equity security of the Company issued or issuable with respect to any Registrable Security by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred to a Person who is not entitled to the registration and other rights hereunder, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 and Rule 145 (as applicable) promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or manner of sale restrictions or limitations).

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“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and any such registration statement having been declared effective by, or become effective pursuant to the rules promulgated by, the Commission.

“Registration Expenses” shall mean all out-of-pocket expenses other than Selling Expenses incident to the Company’s performance under or compliance with this Agreement to effect the Shelf Registration, any Subsequent Shelf Registration Statement, Underwritten Offering, Block Trade or Piggyback Offering, including, without limitation, the following:

(A)          all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc. and any national securities exchange on which the shares of Class A Common Stock are then listed);

(B)           fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)           printing, messenger, telephone and delivery expenses;

(D)           reasonable fees and disbursements of counsel for the Company;

(E)            reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration or Underwritten Offering;

(F)            the fees and expenses incurred in connection with the listing of any Registrable Securities on each national securities exchange on which the shares of Class A Common Stock is then listed;

(G)           the fees and expenses incurred by the Company in connection with any Underwritten Offerings or other offering involving an Underwriter; and

(H)           reasonable fees and expenses of one legal counsel, not to exceed $40,000 without the consent of the Company, selected jointly by the majority-in-interest of Registrable Securities held by the Demanding Holders initiating an Underwritten Demand, the Requesting Holders participating in an Underwritten Offering and the Holders participating in a Piggyback Registration, as applicable.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.4 of this Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Selling Expenses” shall mean all (i) transfer taxes allocable to the sale of Registrable Securities and (ii) commissions, discounts, fees and marketing costs of brokers, dealers and Underwriters and, other than as set forth in the definition of “Registration Expenses”, all reasonable fees and expenses of any legal counsel representing the Holders.

“Shelf Registration” shall have the meaning given in subsection 2.1.1 of this Agreement.

“Sponsor” shall have the meaning given in the Preamble.

“Subsequent Shelf Registration Statement” shall have the meaning given in subsection 2.1.3.

“Suspension Period” shall have the meaning given in Section 2.4.

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“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal or as broker, placement agent or sales agent pursuant to a Registration and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.4 of this Agreement.

“Underwritten Offering” shall mean a Registration in which Registrable Securities of the Company (or, with respect to Section 2.2, securities of the Company for its own account) are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

Article II
REGISTRATIONS

2.1            Registration.

2.1.1            Shelf Registration. The Company agrees that the Company will use its commercially reasonable efforts to file with the Commission (at the Company’s sole cost and expense) within 30 calendar days after the consummation of the Business Combination, a Registration Statement registering the resale or other disposition of the Registrable Securities (a “Shelf Registration”), which Shelf Registration may include shares of Class A Common Stock that may have been purchased in any private placement that was consummated at the same time as the Closing. The Shelf Registration shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder. The Company shall maintain the Shelf Registration in accordance with the terms of this Agreement, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Shelf Registration on Form S-1, the Company shall use its commercially reasonable efforts to convert the Shelf Registration on Form S-1 (and any Subsequent Shelf Registration) to a Shelf Registration on Form S-3 as soon as practicable after the Company is eligible to use Form S-3.

2.1.2            Effective Registration. The Company shall use its commercially reasonable efforts to cause such Registration Statement to become effective by the Commission as soon as reasonably practicable after the initial filing of the Registration Statement. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (a) as shall be selected by the Company and (b) as shall permit the resale or other disposition of the Registrable Securities by the Holders.

2.1.3            Subsequent Shelf Registration. If any Registration Statement ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to cause such Registration Statement to again become effective under the Securities Act as promptly as is reasonably practicable (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Registration Statement), and shall use its commercially reasonable efforts to amend such Registration Statement in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Registration Statement or file an additional Registration Statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities from time to time (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be a Registration Statement on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this subsection 2.1.3, shall, for the avoidance of doubt, be subject to Section 3.4.

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2.1.4            Underwritten Offering. Subject to the provisions of subsection 2.1.5, Section 2.4 and Section 3.4 of this Agreement, a Holder or group of Holders (such Holder or group of Holders being in such case, a “Demanding Holder”) may make a written demand for an Underwritten Offering pursuant to a Registration Statement filed with the Commission in accordance with subsection 2.1.1 of this Agreement (an “Underwritten Demand”); provided, that the Company shall only be obligated to effect an Underwritten Offering if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, one hundred million dollars ($100,000,000) (the “Minimum Underwritten Offering Threshold”). The Company shall have the responsibility to engage an Underwriter(s); provided, that such selection shall be subject to the written consent of the Demanding Holder, which consent shall not be unreasonably withheld. The Company shall, within five business days of the Company’s receipt of the Underwritten Demand, notify, in writing (such notice, the “Demand Notice”), all other Holders of such demand, and each Holder who thereafter requests to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to such Underwritten Demand (each such Holder, a “Requesting Holder”) shall so notify the Company, in writing, within three business days (two business days if such offering is an overnight or bought Underwritten Offering) after the receipt by such Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in such Underwritten Offering pursuant to such Underwritten Demand. In such event, the right of any Holder or Requesting Holder to register pursuant to this subsection 2.1.4 shall be conditioned upon such Holder’s or Requesting Holder’s participation in such underwriting and the inclusion of such Holder’s or Requesting Holder’s Registrable Securities in the underwriting to the extent provided herein. All such Holders or Requesting Holders proposing to distribute their Registrable Securities through such Underwritten Offering under this subsection 2.1.4 shall enter into an underwriting agreement in customary form with the Underwriter(s). Notwithstanding the foregoing, the Company is not obligated to effect (i) more than one Underwritten Offering demanded by the Sponsor or more than one Underwritten Offering demanded by any of the OpCo Equityholders; or (ii) an Underwritten Offering within 180 days of the closing of an Underwritten Offering or Block Trade.

2.1.5            Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering, pursuant to an Underwritten Demand, in good faith, advises or advise the Company, the Demanding Holders, the Requesting Holders and other persons or entities holding Registrable Securities or other equity securities of the Company that were requested to be included in such Underwritten Offering, taken together with all other shares of Class A Common Stock or other securities which the Company desires to sell and the shares of Class A Common Stock or other securities, if any, as to which registration has been requested pursuant to written contractual piggyback registration rights held by other equity holders of the Company who desire to sell (if any) that the dollar amount or number of Registrable Securities or other equity securities of the Company requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of the Company that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows:

(a)                first, the Registrable Securities of the Demanding Holders and the Requesting Holders (Pro Rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holders has requested be included in such Underwritten Offering, regardless of the number of shares held by each such person and the aggregate number of Registrable Securities that the Demanding Holders and the Requesting Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities;

(b)               second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the shares of Class A Common Stock or other equity securities of the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and

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(c)                third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), and (b), the shares of Class A Common Stock or other equity securities of the Company held by other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.6            Withdrawal. Prior to the filing of the applicable “red herring’ prospectus or prospectus supplement used for marketing such Underwritten Offering, a majority-in-interest of the Demanding Holders and the Requesting Holders initiating an Underwritten Offering pursuant to subsection 2.1.4 of this Agreement shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering; provided, that the remaining Demanding Holders or Requesting Holders may elect to have the Company continue an Underwritten Offering if the Minimum Underwritten Offering Threshold would still be satisfied by such Demanding Holders’ or Requesting Holders’ aggregate remaining Registrable Securities proposed to be sold in the Underwritten Offering. If withdrawn, a demand for an Underwritten Offering shall constitute a demand for an Underwritten Offering by the withdrawing Demanding Holder for purposes of subsection 2.1.4, unless both (i) such Demanding Holder has not previously withdrawn any Underwritten Offering and (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Offering (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has required to be included in such Underwritten Offering); provided that, if either the Sponsor or any of the OpCo Equityholders elects to continue an Underwritten Offering pursuant to the proviso in the immediately preceding sentence, such Underwritten Offering shall instead count as an Underwritten Offering demanded by the Sponsor or the OpCo Equityholders, as applicable. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Demanding Holders and Requesting Holders that had elected to participate in such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Demand prior to its withdrawal under this subsection 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this subsection 2.1.6.

2.2            Piggyback Registration.

2.2.1            Piggyback Rights. Subject to the provisions of subsection 2.2.2 and Section 2.4 hereof, if, at any time on or after the date the Company consummates the Business Combination, the Company proposes to consummate an Underwritten Offering for its own account or for the account of stockholders of the Company, then the Company shall give written notice of such proposed action to all of the Holders as soon as practicable (the “Piggyback Notice”), which notice shall (i) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (ii) offer to all of the Holders the opportunity to include such number of Registrable Securities as such Holders may request in writing within three business days (two business days if such offering is an overnight or bought Underwritten Offering), in each case after receipt of such written notice (such Registration, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the resale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

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2.2.2            Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of equity securities of the Company that the Company desires to sell, taken together with (i) the shares of equity securities of the Company, if any, as to which the Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which a Piggyback Registration has been requested pursuant to Section 2.2 of this Agreement and (iii) the shares of equity securities of the Company, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a)                If the Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Underwritten Offering (A) first, the shares of Class A Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities of the Company, if any, as to which inclusion in the Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b)                If the Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Underwritten Offering (A) first, the shares of Class A Common Stock or other equity securities of the Company, if any, of such requesting persons or entities, other than the Holders, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders requesting a Piggyback Registration pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Class A Common Stock or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Class A Common Stock or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities; or

(c)                If the Underwritten Offering is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in subsection 2.1.5.

2.2.3            Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Offering, and related obligations, shall be governed by subsection 2.1.6) shall have the right to withdraw from a Piggyback Registration upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the commencement of the Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3. The Company (whether on its own good faith determination or as a result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw an Underwritten Offering undertaken for the Company’s account at any time prior to the effectiveness of such Registration Statement. Each Holder shall have the right to withdraw its request for inclusion of its Registrable Securities in any Piggyback Registration at any time prior to the execution of an underwriting agreement with respect thereto by giving an Opt-Out Notice to the Company requesting that such Holder not receive notice from the Company of any proposed Piggyback Registration; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not, and shall not be required to, deliver any notice to such Holder pursuant to Section 2.2 and such Holder shall no longer be entitled to participate in any Piggyback Registration.

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2.2.4            Unlimited Piggyback Registration Rights. For purposes of clarity, subject to subsection 2.1.6, any Piggyback Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1 of this Agreement.

2.3            Block Trades; Other Coordinated Offerings.

2.3.1            Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf Registration is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “road show,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, either (i) $30 million or (ii) all remaining Registrable Securities held by the Demanding Holder, then if such Demanding Holder requires any assistance from the Company pursuant to this Section 2.3, such Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five business days prior to the day such offering is to commence and the Company shall as expeditiously as possible use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided, that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or brokers, sales agents or placement agents (each, a “Financial Counterparty”) prior to making such request to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.3.2            Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in interest of the Demanding Holders initiating a Block Trade or Other Coordinated Offering shall have the right to submit a written notification to the Company, the Underwriter or Underwriters (if any) and Financial Counterparty (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.3.2.

2.3.3            Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to Section 2.3 of this Agreement.

2.3.4            In a Block Trade or Other Coordinated Offering, the Company shall have the right to select the Underwriters and/or Financial Counterparty (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks), subject to the approval of the Demanding Holder, not to be unreasonably withheld.

2.3.5            Notwithstanding the foregoing, the Company is not obligated to effect more than one (1) Block Trade or Other Coordinated Offering demanded by the Sponsor or more than one (1) Block Trade or Other Coordinated Offering demanded by the OpCo Equityholders, and is not obligated to effect a Block Trade or Other Coordinated Offerings within 180 days after the closing of an Underwritten Offering, Block Trade or Other Coordinated Offering. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Offering pursuant to subsection 2.1.4 hereof. Notwithstanding the foregoing, if the Sponsor or the Opco Equityholders (as applicable) have used the maximum amount of Block Trades and Coordinated Offerings each are be entitled to make pursuant to this subsection 2.3.5 at a time in which they are entitled to demand an Underwritten Offering under subsection 2.1.4, such Demanding Holder shall be entitled to demand the Company effect a Block Trade or Other Coordinated Offering in accordance with Section 2.3 in lieu of an Underwritten Offering (which, for the avoidance of doubt, shall count towards the aggregate amount of Underwritten Offerings the Sponsor or the OpCo Equityholders (as applicable) are entitled to demand pursuant to Section 2.1.4); provided that such Block Trade or Other Coordinated Offering shall not be within 180 days of the closing of another Block Trade, Other Coordinated Offering or Underwritten Demand Offering.

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2.4            Restrictions on Registration Rights. If the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and in the good faith judgment of the Board such Underwritten Offering would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the undertaking of such Underwritten Offering (any such period, a “Suspension Period”). In such event, the Company shall have the right to defer such offering for a period of not more than ninety days; provided, however, that the Company shall not defer its obligations in this manner more than once in any twelve-month period.

2.5            Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of the proposed filing of any Underwritten Offering, Piggyback Registration, the withdrawal of any Shelf Registration or Piggyback Registration or any event that would lead to a Suspension Period as contemplated by Section 2.4; provided, however, that such Holder may later revoke any such Opt-Out Notice in writing; provided, further, that if the Company has provided a Demand Notice or a Piggyback Notice at the time a Holder revokes its Opt-Out Notice, such revocation shall not extend the respective notice periods. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Holder pursuant to Section 2.1, Section 2.2, Section 2.4 or Section 3.4, as applicable, and such Holder shall no longer be entitled to the rights associated with any such notice and each time prior to a Holder’s intended use of an effective Registration Statement, such Holder will notify the Company in writing at least two business days in advance of such intended use, and if a notice of a Suspension Period was previously delivered (or would have been delivered but for the provisions of this Section 2.5) and the Suspension Period remains in effect, the Company will so notify such Holder, within one business day of such Holder’s notification to the Company, by delivering to such Holder a copy of such previous notice of such Suspension Period, and thereafter will provide such Holder with the related notice of the conclusion of such Suspension Period immediately upon its availability.

Article III
COMPANY PROCEDURES

3.1            General Procedures. The Company shall use its commercially reasonable efforts to effect such Registration or Underwritten Offering to permit the resale or other disposition of such Registrable Securities in accordance with the intended plan of distribution thereof (and including all manners of distribution in such Registration Statement as Holders may reasonably request in connection with the filing of such Registration Statement and as permitted by law, including pursuant to a Member Distribution), and pursuant thereto the Company shall use its commercially reasonable efforts to, as expeditiously as possible and to the extent applicable:

3.1.1            prepare and file with the Commission after the consummation of the Business Combination a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective in accordance with Section 2.1, including filing a replacement Registration Statement, if necessary, and remain effective until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

3.1.2            prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the plan of distribution provided by the Holders and approved by the Company, such approval not to be unreasonably withheld, and as set forth in such Registration Statement or supplement to the Prospectus or are no longer outstanding;

3.1.3            prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters or Financial Counterparty, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering or Block Trade, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or Underwritten Offering or the legal counsel for any such Holders may reasonably request to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company will not have any obligation to provide any document pursuant to this subsection 3.1.3 that is available on the Commission’s EDGAR system;

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3.1.4            prior to any Underwritten Offering of Registrable Securities, use its commercially reasonable efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5            cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6            provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement or Underwritten Offering;

3.1.7            advise each seller of such Registrable Securities, promptly after it receives notice or obtains knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8            during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided that the Company will not have any obligation to provide any document pursuant to this subsection 3.1.8 that is available on the Commission’s EDGAR system;

3.1.9            notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

3.1.10          in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a Financial Counterparty pursuant to such Registration, permit a representative of the Holders (such representative to be selected by a majority-in-interest of the Holders), the Underwriters or other Financial Counterparty facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, Financial Counterparty, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives or Underwriters or Financial Counterparty agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

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3.1.11          obtain a comfort letter (including a “cold comfort” letter, as applicable) from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or sale by a Financial Counterparty pursuant to such Registration (subject to such Financial Counterparty providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel), in customary form and covering such matters of the type customarily covered by comfort letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12          in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and/or negative assurance letter, as applicable, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the Financial Counterparty, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, Financial Counterparty or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such participating Holders, Financial Counterparty or Underwriter;

3.1.13          in the event of an Underwritten Offering or a Block Trade, or an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration to which the Company has consented, to the extent reasonably requested by such Financial Counterparty, to engage in such Underwritten Offering, Block Trade or Other Coordinated Offering, allow the Financial Counterparty to conduct customary “underwriter’s due diligence” with respect to the Company;

3.1.14          in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the Financial Counterparty of such offering or sale;

3.1.15          make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission) provided that such requirement will be deemed to be satisfied if the Company timely files complete and accurate information on Forms 10-K, 10-Q and 8-K under the Exchange Act and otherwise complies with Rule 159 under the Securities Act or any successor rule thereto;

3.1.16          with respect to an Underwritten Offering pursuant to subsection 2.1.5, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.17          otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or Financial Counterparty if such Underwriter or Financial Counterparty has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or Financial Counterparty, as applicable.

3.2            Registration Expenses. The Registration Expenses in respect of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all Selling Expenses relating to the sale of Registrable Securities.

3.3            Requirements for Participation in Underwritten Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No person or entity may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (a) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

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3.4            Suspension of Sales; Adverse Disclosure.

3.4.1            Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains or includes a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Registration Statement or Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Registration Statement or Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement or Prospectus in respect of any Registration or Underwritten Offering at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement or Prospectus for the shortest period of time, provided, however, that the Company may not delay or suspend a Registration Statement, Prospectus or Underwritten Offering on more than two occasions, for more than sixty consecutive calendar days, or more than one hundred-twenty total calendar days, in each case during any twelve-month period. In the event the Company exercises its rights under the preceding sentences in this Section 3.4, the Holders agree to suspend, immediately upon their receipt of the notices referred to in this Section 3.4, their use of the Registration Statement or Prospectus in connection with any resale or other disposition of Registrable Securities. In addition, the Company may delay or suspend continued use of a Registration Statement or Prospectus in respect of a Registration or Underwritten Offering to file and make effective a post-effective amendment to such Registration Statement in connection with the filing of the Company’s Annual Report on Form 10-K. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5            Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to resell or otherwise dispose of shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any customary legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Article IV
INDEMNIFICATION AND CONTRIBUTION

4.1            Indemnification.

4.1.1            The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, employees, advisors, agents, representatives, members and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, except insofar as the same are caused by or contained or included in any information furnished in writing to the Company by or on behalf of such Holder Indemnified Person specifically for use therein.

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4.1.2            In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its officers, directors, employees, advisors, agents, representatives and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees and inclusive of all reasonable attorneys’ fees arising out of the enforcement of each such person’s rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to the Company by or on behalf of such Holder specifically for use therein. In no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement giving rise to such indemnification obligation.

4.1.3            Any person or entity entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, not to be unreasonably withheld or delayed, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4            The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, advisor, agent, representative, member or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5            If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the Misstatement or alleged Misstatement relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any reasonable legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

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Article V
MISCELLANEOUS

5.1            Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service or sent by overnight mail via a reputable overnight carrier, in each case providing evidence of delivery or (c) transmission by facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery, or overnight mail at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by facsimile or email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed, if to the Company, to [•], Attention: [•], or by email at: [•], if to the Sponsor, to 7901 4th Street North Suite No. 12820, St. Petersburg, Florida 33702, Attention: Andrew B. Lipsher & Vincent T. Cubbage, Email: drew@energygrowthholdings.com; vince@energygrowthholdings.com, or if to any other Holder, to the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty days after delivery of such notice as provided in this Section 5.1.

5.2            Assignment; No Third Party Beneficiaries.

5.2.1            This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2            Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities.

5.2.3            This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors, which shall include Permitted Transferees.

5.2.4            This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 of this Agreement.

5.2.5            No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 5.1 of this Agreement and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by execution of a Joinder in the form of Exhibit A hereto). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3            Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4            Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

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5.5            Trial by Jury. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6            Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of at least a majority in interest of the Registrable Securities held by the Holders at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (i) any amendment hereto or waiver hereof that adversely affects any Holder, solely in his, her or its capacity as a holder of Registrable Securities, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of each such Holder so affected, (ii) any amendment or waiver hereof that adversely affects the rights expressly granted to the Sponsor shall require the consent of the Sponsor and (iii) any amendment or waiver hereof that adversely affects the rights expressly granted to the OpCo Equityholders shall require the consent of a majority-in-interest of the OpCo Equityholders. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7            Other Registration Rights. The Company represents and warrants that no person, other than (a) a Holder and (b) the parties to the Additional Financing Agreements, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement, including the Existing Registration Rights Agreement, or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail. Upon the Closing, the Existing Registration Rights Agreement shall no longer be of any force or effect.

5.8            Term. This Agreement shall terminate, with respect to any Holder, on the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article IV shall survive any termination.

5.9            Holder Information. In connection with any Registration Statement utilized by the Company to satisfy the provisions of this Agreement, each Holder agrees to reasonably cooperate with the Company in connection with the preparation of the Registration Statement, and each Holder agrees that such cooperation shall include (i) responding within five (5) Business Days to any written request by the Company to provide or verify information regarding the Holder or the Holder’s Registrable Securities (including the proposed manner of sale) that may be required to be included in any such Registration Statement pursuant to the rules and regulations of the Commission, and (ii) providing in a timely manner information regarding the proposed distribution by the Holder of the Registrable Securities and such other information as may be requested by the Company from time to time in connection with the preparation of and for inclusion in any Registration Statement and related Prospectus.

5.10           Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

[Signature page follows.]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

HECATE ENERGY CORP., a Delaware corporation

By:
Name:
Title:

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

SPONSOR:

EGH Sponsor LLC, a Delaware limited liability company

By:
Name:
Title:

EXISTING SPAC HOLDERS

Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC

By:
Name:
Title:

Seaport Global Securities LLC

By:
Name:
Title:

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDERS

[OpCo Equityholders]

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EXHIBIT A

FORM OF JOINDER AGREEMENT

[DATE]

The undersigned hereby absolutely, unconditionally and irrevocably agrees to be bound by the terms and provisions of that certain Amended and Restated Registration Rights Agreement, dated as of [•], 2026, by and among Hecate Energy Corp., a Delaware corporation (f/k/a EGH Acquisition Corp.) and certain Holders party thereto (the “A&R Registration Rights Agreement”), and to join in the A&R Registration Rights Agreement as a Holder with the same force and effect as if the undersigned were originally a party thereto.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date first written above.

Name:

Address:

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Exhibit B

SPONSOR LOCK-UP AND SUPPORT AGREEMENT

LOCK-UP AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of January 21, 2026, by and among Hecate Energy Group, LLC, a Delaware limited liability company (the “Company”), EGH Acquisition Corp., a Cayman Islands exempted company (“SPAC”), EGH Sponsor LLC, Delaware limited liability company (“Sponsor”), Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC (“CCM”) and Seaport Global Securities LLC (“Seaport”, and, together with CCM, Sponsor, the “Lock-Up Parties”).

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Business Combination Agreement, by and among the Company, the SPAC and Hecate Holdings, LLC (“Hecate”) dated as of January 21, 2026 (as further amended or modified in whole or in part from time to time in accordance with such agreement, the “Combination Agreement”);

WHEREAS, Sponsor is, as of the date of this Agreement, the sole legal owner of (a) 5,000,000 SPAC Class B Shares and (b) 350,000 SPAC Private Placement Units (with each SPAC Private Placement Unit consisting of one SPAC Class A Share and one SPAC Private Share Right) (all such shares set forth in clauses (a) and (b), being collectively referred to herein as the “Sponsor Shares”); and

WHEREAS, CCM is, as of the date of this Agreement, the sole legal owner of 120,000 SPAC Private Placement Units (with each SPAC Private Placement Unit consisting of one SPAC Class A Share and one SPAC Private Share Right) (the “CCM Shares”); and

WHEREAS, Seaport is, as of the date of this Agreement, the sole legal owner of 30,000 SPAC Private Placement Units (with each SPAC Private Placement Unit consisting of one SPAC Class A Share and one SPAC Private Share Right) (the “Seaport Shares” together with the SPAC Shares, the CCM Shares and any other SPAC Class A Shares or SPAC Class B Shares (collectively, “SPAC Shares”) (or any securities convertible into or exercisable or exchangeable for SPAC Shares) acquired by any Lock-Up Party after the date of this Agreement and prior to the Closing, being collectively referred to herein as the “Subject Shares”); and

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, the Company and SPAC have requested that the Lock-Up Parties enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
Representations and Warranties of each Lock-Up Party

Each Lock-Up Party hereby severally and not jointly represents and warrants to the Company and SPAC as follows:

1.1 Corporate Organization; Authority. If such Lock-Up Party is an entity, such Lock-Up Party has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Such Lock-Up Party is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified. If such Lock-up Party is an individual, such Lock-Up Party has full legal capacity and authority to enter into this Agreement.

1.2 Due Authorization. Such Lock-Up Party has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and such other Transaction Documents have been duly and validly authorized and no other corporate proceeding on the part of such Lock-Up Party is necessary to authorize this Agreement or any other Transaction Documents or such Lock-Up Party’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Document has been or will be (when executed and delivered by such Lock-Up Party), duly and validly executed and delivered by such Lock-Up Party and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Document constitutes or will constitute, a valid and binding obligation of such Lock-Up Party, enforceable against such Lock-Up Party in accordance with its terms, subject to the Remedies Exceptions.

1.3 Governmental Approvals. No notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of such Lock-Up Party with respect to such Lock-Up Party’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party, except for (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications would not prevent, impede or, in any material respect, delay or adversely affect the performance by such Lock-Up Party of its obligations under this Agreement.

1.4 No Conflict. The execution, delivery and performance of this Agreement and any other Transaction Document to which such Lock-Up Party is or will be a party do not and will not (a) conflict with or violate any provision of, or result in the breach of such Lock-Up Party’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law, permit or governmental order binding on or applicable to such Lock-Up Party, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, a right of termination, cancellation, modification, or acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any contract to which such Lock-Up Party is a party, (d) result in the creation of any Lien upon any of the properties or assets of such Lock-Up Party, (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person under any contract to which such Lock-Up Party is a party or (f) give any Person the right to declare a default, exercise any remedy or claim, or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any contract to which such Lock-Up Party is a party, except, in the case of each of clauses (b) through (f), that would not prevent, impede or, in any material respect, delay or adversely affect the performance by such Lock-Up Party of its obligations under this Agreement.

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1.5 Subject Shares. Such Lock-Up Party is the sole legal owner of such Lock-Up Party’s Subject Shares described above, and all such Lock-Up Party’s Subject Shares are owned by such Lock-Up Party free and clear of all liens or encumbrances, other than liens or encumbrances pursuant to this Agreement, the Organizational Documents of SPAC, the Letter Agreement, the Business Combination Agreement or applicable federal or state securities laws. Such Lock-Up Party does not legally own any shares of SPAC other than the Lock-Up Party’s Subject Shares. Such Lock-Up Party has the sole right to vote the Lock-Up Party’s Subject Shares, and none of the Lock-Up Party’s Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Lock-Up Party’s Subject Shares, except as contemplated by this Agreement, the Letter Agreement, the Business Combination Agreement or the Organizational Documents of SPAC. “Letter Agreement” means the letter agreement among SPAC, the Sponsor and the officers and directors of the Sponsor dated May 8, 2025, as amended and supplemented to date.

1.6 Business Combination Agreement. Such Lock-Up Party understands and acknowledges that the Company and SPAC are entering into the Business Combination Agreement in reliance upon such Lock-Up Party’s execution and delivery of this Agreement. such Lock-Up Party has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement.

ARTICLE II
Representations and Warranties of SPAC

SPAC hereby represents and warrants to the Lock-Up Parties and the Company as follows:

2.1 Corporate Organization. SPAC is an exempted company duly incorporated, is validly existing and is in good standing under, the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified.

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2.2 Due Authorization. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in the Business Combination Agreement and obtaining the Shareholder Approval) to perform its obligations hereunder and thereunder and to consummate the Business Combination. The execution, delivery and performance of this Agreement and such other Transaction Documents and the consummation of the Business Combination have been duly authorized by the SPAC Board and, other than the consents, approvals, authorizations and other requirements described in the Business Combination Agreement and obtaining the Shareholder Approval, no other corporate proceeding on the part of SPAC is necessary to authorize this Agreement or any other Transaction Documents or SPAC’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Document has been or will be (when executed and delivered by SPAC), duly and validly executed and delivered by SPAC and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Document constitutes or will constitute, a valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Remedies Exceptions.

2.3 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in the Business Combination Agreement and obtaining the Shareholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Document to which SPAC is or will be a party, and the consummation of the Business Combination does not and will not (a) conflict with or violate any provision of, or result in the breach of SPAC’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law, permit or governmental order binding on or applicable to SPAC, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, a right of termination, cancellation, modification, or acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any contract to which SPAC is a party, (d) result in the creation of any Lien upon any of the properties or assets of SPAC (including the Trust Account), (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person under any contract to which SPAC is a party or (f) give any Person the right to declare a default, exercise any remedy or claim, or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any contract to which SPAC is a party, except, in the case of each of clauses (b) through (f), that would not prevent, impede or, in any material respect, delay or adversely affect the performance by SPAC of its obligations under this Agreement.

ARTICLE III
Representations and Warranties of the Company

The Company hereby represents and warrants to the Lock-Up Parties and SPAC as follows:

3.1 Corporate Organization. The Company has been duly organized and is validly existing and in good standing under the Laws of the state of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified.

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3.2 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it will be a party and (subject to the consents, approvals, authorizations and other requirements described in the Business Combination Agreement) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Business Combination. The execution, delivery and performance of this Agreement and such other Transaction Documents and the consummation of the Business Combination have been duly authorized by the Company Board and, other than the consents, approvals, authorizations and other requirements described in the Business Combination Agreement, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any other Transaction Documents or the Company’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Document has been or will be (when executed and delivered by Company), duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Document constitutes and will constitute, a valid and binding obligation of the Company, in accordance with its terms, subject to the Remedies Exceptions.

3.3 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in the Business Combination Agreement, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by the Company of the Business Combination do not and will not (a) contravene, breach or conflict with the Organizational Documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law, permit or governmental order binding upon or applicable to the Company or any of its assets or properties, or (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, result in a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, any of the terms, conditions or provisions of any contract, (d) result in the creation or imposition of any Lien on any asset or property of the Company (other than Permitted Liens) or on any equity security of the Company (other than any Liens arising under applicable Securities Laws), (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person or (f) give any Person the right to declare a default, exercise any remedy, claim, rebate, chargeback, penalty or change in delivery schedules, accelerate the maturity or performance of or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any contract to which the Company is a party, except, in the case of each of clauses (b) through (f), that would not prevent, impede or, in any material respect, delay or adversely affect the performance by the Company of its obligations under this Agreement.

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ARTICLE IV
Agreement to Vote; Certain Other Covenants of Lock-Up Parties

Each Lock-Up Party severally and not jointly covenants and agrees during the period starting from the date hereof until the earlier of (1) the Closing and (2) the termination of the Business Combination Agreement in accordance with its terms (the “Exclusivity Period”) as follows:

4.1 Agreement to Vote.

(a)  In Favor of the Business Combination. At any meeting of the shareholders of SPAC called to seek the Shareholder Approval, or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of SPAC or in any other circumstances upon which a vote, consent or other approval with respect to the SPAC Proposals and any other transactions contemplated by the Business Combination Agreement and any other Transaction Documents is sought, such Lock-Up Party shall (i) if a meeting is held, appear at such meeting in person or by proxy or otherwise cause such Lock-Up Party’s Subject Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote or cause to be voted (including by granting its class consent and/or written consent, if applicable) such Lock-Up Party’s Subject Shares in favor of granting the Shareholder Approval or, if there are insufficient votes in favor of granting the Shareholder Approval, in favor of the adjournment of such meeting of the shareholders of SPAC to a later date.

(b)  Against Other Transactions. At any meeting of shareholders of SPAC or at any adjournment or postponement thereof, or in connection with any written consent of the shareholders of SPAC or in any other circumstances upon which such Lock-Up Party’s vote, consent or other approval is sought, such Lock-Up Party shall vote (or cause to be voted) such Lock-Up Party’s Subject Shares against (including by withholding its class consent and/or written consent, if applicable) (i) other than in connection with the Business Combination, any business combination agreement, merger agreement or merger (other than the Business Combination Agreement and the Business Combination), scheme of arrangement, business combination, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by SPAC or any public offering of any shares of SPAC or, in case of a public offering only, a newly-formed holding company of SPAC, (ii) any offer or proposal relating to a Alternative Transaction, and (iii) any amendment of the Organizational Documents of SPAC or other proposal or transaction involving SPAC, which, in each of cases (i) and (iii) of this sentence, would be reasonably likely to in any material respect impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by SPAC of, or prevent or nullify any provision of the Business Combination Agreement or any other Transaction Document or any other Transaction or change in any manner the voting rights of any class of SPAC’s share capital.

(c)  Revoke Other Proxies. Such Lock-Up Party represents and warrants that any proxies or powers of attorney heretofore given in respect of such Lock-Up Party’s Subject Shares that may still be in effect are not irrevocable, and such proxies or powers of attorney have been or are hereby revoked, other than the voting and other arrangements under the Organizational Documents of SPAC and the Letter Agreement.

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(d)  Irrevocable Proxy and Power of Attorney. Such Lock-Up Party hereby unconditionally and irrevocably grants to, and appoints, the Company and any individual designated in writing by the Company, and each of them individually, as such Lock-Up Party’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Lock-Up Party, to vote such Lock-Up Party’s Subject Shares, or grant a written resolution or consent in respect of such Lock-Up Party’s Subject Shares, in a manner consistent with Section 4.1(a). Such Lock-Up Party understands and acknowledges that the Company is entering into the Business Combination Agreement in reliance upon such Lock-Up Party’s execution and delivery of this Agreement. Such Lock-Up Party hereby affirms that the irrevocable proxy and power of attorney set forth in this Section 4.1(d) are given solely in connection with the execution of the Business Combination Agreement, and that such irrevocable proxy and power of attorney are given to secure the performance of the duties of such Lock-Up Party under this Agreement. Such Lock-Up Party hereby further affirms that the irrevocable proxy and power of attorney are given to secure a proprietary interest and may under no circumstances be revoked. Such Lock-Up Party hereby ratifies and confirms all that such irrevocable proxy and power of attorney may lawfully do or cause to be done by virtue hereof. SUCH IRREVOCABLE PROXY AND POWER OF ATTORNEY ARE EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF THE POWERS OF ATTORNEY ACT OF THE CAYMAN ISLANDS. The irrevocable proxy and power of attorney granted hereunder shall only terminate upon the termination of this Agreement.

4.2 No Transfer. During the Exclusivity Period, other than (x) pursuant to this Agreement (including in connection with Sections 5.1(a) and 5.2), (y) upon the consent of the Company and SPAC or (z) to an Affiliate of such Lock-Up Party (provided that such Affiliate shall enter into a written agreement, in form and substance reasonably satisfactory to the Company and SPAC, agreeing to be bound by this Agreement to the same extent as such Lock-Up Party was with respect to such transferred Subject Shares), such Lock-Up Party shall not, directly or indirectly, (a) (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any Subject Share, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”), other than pursuant to the Business Combination, (b) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Shares), or enter into any other agreement, with respect to any Subject Shares, in each case, other than as set forth in this Agreement, the Business Combination Agreement or any other Transaction Documents, or the voting and other arrangements under the Organizational Documents of SPAC, (c) take any action that would reasonably be expected to make any representation or warranty of such Lock-Up Party herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling such Lock-Up Party from performing its obligations hereunder, or (d) commit or agree to take any of the foregoing actions. Any action attempted to be taken in violation of the preceding sentence will be null and void. Such Lock-Up Party agrees with, and covenants to, the Company and SPAC that such Lock-Up Party shall not request that SPAC register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of such Lock-Up Party’s Subject Shares.

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4.3 Waiver of Dissenters’ Rights. Such Lock-Up Party hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Companies Law and any other similar statute in connection with the Business Combination Agreement.

4.4 No Redemption. Such Lock-Up Party irrevocably and unconditionally agrees that, from the date hereof and until the termination of this Agreement, such Lock-Up Party shall not elect to cause SPAC to redeem any of such Lock-Up Party’s Subject Shares now or at any time legally or beneficially owned by such Lock-Up Party, or submit or surrender any of such Lock-Up Party’s Subject Shares for redemption, in connection with the Business Combination.

4.5 New Shares. In the event that prior to the Closing (a) any SPAC Shares or other shares of SPAC are issued or otherwise distributed to such Lock-Up Party pursuant to any stock dividend or distribution, or any change in any of the SPAC Shares or other share capital of SPAC by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (b) such Lock-Up Party acquires legal or beneficial ownership of any SPAC Shares after the date of this Agreement, including upon exercise of options, settlement of restricted share units or capitalization of working capital loans or (c) such Lock-Up Party acquires the right to vote or share in the voting of any SPAC Shares or other shares of SPAC after the date of this Agreement (collectively, the “New Securities”), the term “Subject Shares” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of such Lock-Up Party’s Subject Shares may be changed or exchanged into).

4.6 Sponsor Letter Agreement. Each Lock-Up Party and SPAC hereby agree that from the date hereof until the termination of this Agreement, none of them shall, or shall agree to, amend, modify or vary the Letter Agreement, except with the written consent of Parent.

4.7 Additional Matters. Such Lock-Up Party shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or SPAC may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the other Transaction Documents and (b) refrain from exercising any veto right, consent right or similar right (whether under the Organizational Documents of SPAC, Delaware General Corporation Law or the Cayman Companies Law) which would prevent, impede or, in any material respect, delay or adversely affect the consummation of the Business Combination.

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4.8 Waiver of Anti-Dilution Protection. Such Lock-Up Party hereby waives, and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable Law, any adjustment of the Initial Conversion Ratio (as defined in the SPAC Memorandum and Articles of Association) pursuant to Article 17 of the SPAC Memorandum and Articles of Association in connection with the Business Combination.

4.9 Consent to Disclosure. Such Lock-Up Party consents to and authorizes the Company or SPAC, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority or applicable securities exchange, and any press release or other disclosure document that the Company or SPAC, as applicable, reasonably determines to be necessary or advisable in connection with the Business Combination or any other transactions contemplated by the Business Combination Agreement or this Agreement, such Lock-Up Party’s identity and ownership of such Lock-Up Party’s Subject Shares, the existence of this Agreement and the nature of such Lock-Up Party’s commitments and obligations under this Agreement, and such Lock-Up Party acknowledges that the Company or SPAC may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. Such Lock-Up Party agrees to promptly give the Company or SPAC, as applicable, any information that is in its possession that the Company or SPAC, as applicable, may reasonably request for the preparation of any such disclosure documents, and such Lock-Up Party agrees to promptly notify the Company and SPAC of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that such Lock-Up Party shall become aware that any such information shall have become false or misleading in any material respect.

ARTICLE V
Other Agreements

5.1 Vesting & Lock-Up Provisions.

(a)  Subject to the exceptions set forth herein, from the Closing until the date that is one year after the Closing Date (the “Lock-Up Period”), Sponsor agrees not to, and to cause each of its senior managers, major shareholders and affiliates (collectively the “Sponsor Related Persons”) not to, without the prior written consent of the SPAC Board, Transfer any shares of Class A Common Stock received by Sponsor or any Sponsor Related Person in respect of the 5,000,000 Class B Shares held by Sponsor or any Sponsor Related Person (the “Locked-Up Shares”); provided, however, (x) from and after the date that is six months after the Closing, the Sponsor Related Persons may Transfer up to 10% of the Locked-Up Shares; (y) from and after the date that is nine months after the Closing, the Sponsor Related Persons may Transfer up to an additional 5% of the Locked-Up Shares; and (z) if any other holder of securities of the SPAC enters into an agreement relating to the subject matter set forth in this Section 5.1 in connection with the Closing on terms and conditions that are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), then the less restrictive terms and conditions shall apply to the Lock-Up Parties or any permitted transferee (or any subsequent permitted transferee). The parties agree that the transfer restrictions set forth in this Section 5.1 shall apply, to the Lock-Up Parties in lieu of the transfer restrictions applicable to the Lock-Up Parties set forth in paragraph 8 of the Letter Agreement. The Parties agree that the shares of Class A Common Stock issued in respect of the 350,000 SPAC Private Placement Units issued to Sponsor, the 120,000 SPAC Private Placement Units issued to CCM and the 30,000 SPAC Private Placement Units issued to Seaport shall not be Locked-Up Shares under this Agreement, but that such shares shall not be Transferred between the Closing and 30 days following the Closing.

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(b)  Notwithstanding anything set forth in Section 5.1(a), Sponsor agrees that, from and after the Closing, all shares of Class A Common Stock received by Sponsor in respect of the 5,000,000 Class B Shares held by Sponsor (such shares, the “At-Risk Shares”) shall be unvested and shall not vest and Sponsor shall not Transfer any such At-Risk Shares unless, until, with respect to the At-Risk Shares described below the following events have occurred (the “Vesting”), and upon Vesting the corresponding At-Risk Shares (the “Vested Shares”) shall no longer be subject to surrender and forfeiture pursuant to this Section 5.1(b). The At-Risk Shares do not vest in accordance with the terms of the this Section 5.1 on or prior to the fourth anniversary of the Closing of the Combination Agreement shall be forfeited by the holders thereof and shall be automatically cancelled on such date.

(i)	In the event that the Combination Agreement is Closed, the following number At-Risk Shares (“Tranche A Shares”) shall Vest and become Vested Shares. If Cash Value equals $50,000,000 or more, 80% of the At-Risk Shares shall Vest and become Vested Shares. If Cash Value is less than $50,000,000, no at-Risk Shares will vest upon the Closing, and any future vesting shall be subject to clauses (ii) through (iv) below. One half of the At-Risk Shares that did not Vest shall become “Tranche B Shares” and one half of the At-Risk Shares that did not Vest shall become “Tranche C Shares”.

(ii)	If, subsequent to Closing of the Business Combination and prior to the fourth anniversary of the Closing of the Business Combination, the SPAC VWAP equals or exceeds $12.00, the Tranche B Shares shall Vest and become Vested Shares.

(iii)	If, subsequent to Closing of the Business Combination and prior to the fourth anniversary of the Closing of the Business Combination, the SPAC VWAP equals or exceeds $13.00, the Tranche C Shares shall Vest and become Vested Shares.

(iv)	Notwithstanding the foregoing, if, prior to the Tranche B Shares or Tranche C Shares Vesting, Parent or any other holder of Company Units (each a “Reporting Person”) files one or more Form 4s with the SEC reporting aggregate sales of shares of SPAC Class A Common Stock since the Closing of the Business Combination equal to the lesser of (x) 5% of the aggregate SPAC Class A Common Stock owned by all Reporting Persons, directly or indirectly, at the Closing of the Business Combination and (y) an aggregate value of $25,000,000 or more, all of the Tranche B Shares or Tranche C Shares that have not previously Vested shall then Vest and become Vested Shares.

Upon the fourth (4th) anniversary of the Closing, if any of the Tranche B Shares or Tranche C Shares have not Vested in accordance with this Section 5.1(b), such At-Risk Shares shall be immediately and automatically cancelled and forfeited by Sponsor and each Sponsor-Related Person (or holder thereof). Sponsor shall not Transfer any At-Risk Shares unless, until and only to the extent that, such At-Risk Shares have vested in accordance with this Section 5.1(b), provided, however, upon 30 days prior written notice to the Company, Sponsor may Transfer At-Risk Shares pursuant to pro rata distributions from the Sponsor to its respective members, partners or shareholders pursuant to the Sponsor’s limited liability company agreement or other charter documents, provided that prior to the completion of any such transfers, any transferee of such At-Risk Shares, must enter into a written agreement with the Company and SPAC, in substantially the form of this Agreement, agreeing to be bound by the obligations of the Sponsor with respect to such shares under this Agreement, including the provisions of Section 5.1.

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(c)  For purposes of this Agreement, (x) “SPAC VWAP” means the volume weighted average SPAC Share Trading Price for any twenty (20) Trading Days within a thirty (30) Trading Day period, (y) “Trading Day” means any day on which shares of SPAC Class A Common Stock are actually traded on the principal securities exchange or securities market on which shares of SPAC Class A Common Stock are then traded, and (z) “SPAC Share Trading Price” means, at any given time, the trading price per share of SPAC Class A Common Stock as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar.

(d)  In the event that after the Closing and prior to the fourth (4th) anniversary of Closing of the Business Combination, there is a Change of Control and the Tranche B Shares or the Tranche C Shares have not previously Vested, then corresponding VWAP threshold shall be deemed to have been achieved with respect to the Tranche B Shares and the Tranche C Shares and all of such shares shall Vest. In the event the VWAP threshold would be deemed to be achieved pursuant to this Section 5.1(d), the VWAP threshold shall be deemed to be satisfied immediately prior to the consummation of the Change of Control and the applicable At-Risk Shares shall receive the same consideration per share as the shares of SPAC Class A Common Stock receive in the Change of Control. For purposes of this Agreement, “Change of Control” shall have the same meaning that it does in the Tax Receivable Agreement between the SPAC (following its domestication as a Delaware corporation), the TRA Holders and the Agent described therein, to be entered into upon the Closing of the Business Combination.

(e)  The restrictions set forth in Section 5.1(a) (the “Lock-Up Restrictions”) shall not apply to the following:

(i) Transfers to the SPAC’s officers, directors, advisors or consultants, any affiliate or family member of any of the SPAC’s officers, directors, advisors or consultants, any members or partners of the Sponsor or their affiliates and funds and accounts advised by such members or partners, any affiliates of the Sponsor, or any employees of such affiliates;

(ii) in the case of an individual, Transfers as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization;

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(iii) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of such person;

(iv) in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(v) [Intentionally Omitted];

(vi) pro rata distributions from the Sponsor to its respective members, partners or shareholders pursuant to the Sponsor’s limited liability company agreement or other charter documents;

(vii) by virtue of the laws of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor;

(viii) transfers made in connection with any transaction pursuant to which the SPAC completes a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their Class A Common Stock for cash, securities or other property;

(ix) to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (i) through (vii);

(x)  Transfers to SPAC for no value for cancellation in connection with the Closing,

(xi)  [Intentionally omitted];

(xii)  [Intentionally omitted];

(xiii)  the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that no sales of Locked-Up Shares shall be made by Sponsor pursuant to such Trading Plan during the Lock-Up period and no public announcement or filing is voluntarily made regarding such plan during the Lock-Up Period; or

(xiv)  transactions to satisfy any U.S. federal, state, or local income tax obligations of Sponsor (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Business Combination from qualifying as a “reorganization” pursuant to Section 368(a) of the Code (and the Business Combination do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case, solely to the extent necessary to cover any tax liability as a result of the transaction;

provided, however, that in the case of clauses (i) through (iv), (vi), (vii) and (xi) these permitted transferees must enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by the Lock-Up Restrictions and shall have the same rights and benefits under this Agreement. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

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(f)  For the avoidance of doubt, Sponsor shall retain all of its rights as a shareholder of the Company during the Lock-Up Period with respect to SPAC Class A Common Stock it owns, including the right to receive dividends with respect thereto and to vote any Locked-Up Shares.

(g)  In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the Locked-Up Shares, are hereby authorized to decline to make any transfer of securities if such Transfer would constitute a violation or breach of the Lock-Up Restrictions.

ARTICLE VI
General Provisions.

6.1 Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the Company and SPAC in accordance with Section 11.02 of the Business Combination Agreement and to the Lock-Up Parties at the address set forth below (or at such other address for a party as shall be specified by like notice):

EGH Sponsor LLC
7901 4th Street North Suite No. 12820

St. Petersburg, Forida 33702

Attention: Andrew B. Lipsher & Vincent T. Cubbage

Email: drew@energygrowthholdings.com; vince@energygrowthholdings.com with a copy (which will not constitute notice) to:

Allen Overy Shearman Sterling US LLP

800 Capitol Street

Suite 2200

Houston, Texas 77002

Attention: Michael Dorf & Bill Nelson

Email: mdorf@aoshearman.com; bill.nelson@aoshearman.com

Cohen & Company Capital Markets,

a division of J.V.B. Financial Group, LLC

3 Columbus Circle, 24th Floor

New York, NY 10019

Attn: General Counsel

Email: gc@cohenandcompany.com

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Seaport Global Securities LLC

360 Madison Avenue

22nd Floor

New York, NY 10017

Attn: Jack Mascone

Email: jmascone@seaportglobal.com

6.2 Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of New York applicable to contracts entered into and to be performed solely within such state, without regard to its conflict of laws provisions.

6.3 Miscellaneous. The provisions of Article XI (other than Section 11.06) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

6.4 Legends. The Company shall remove, and shall cause to be removed (including by causing its transfer agent and The Depository Trust Company (as applicable) to remove), any legends, marks, stop-transfer instructions or other similar notations (a) pertaining to the lock-up arrangements herein from the book-entries evidencing any Locked-Up Shares at the time any such share is no longer subject to the Lock-Up Restrictions, (b) pertaining to the vesting, forfeiture and transfer provisions herein from the book-entries evidencing any At-Risk Shares at the time any such share is no longer subject to the vesting, forfeiture and transfer provisions set forth in Section 5.1(b) (any such Locked-Up Share and/or At-Risk Share, a “Free Share”), and shall take all such actions (and shall cause to be taken all such actions) necessary or proper to cause the Free Shares to be consolidated under the CUSIP(s) and/or ISIN(s) applicable to the unrestricted SPAC Class A Common Stock or so that the Free Shares are in a like position. Any holder of a Locked-Up Share and/or At-Risk Share is an express third-party beneficiary of this Section 6.4 and entitled to enforce specifically the obligations of the Company set forth in this Section 6.4 directly against the Company. The Company shall also cooperate with Sponsor with respect to Sponsor’s distribution of Locked-Up Shares and At-Risk Shares to the owners of the Sponsor in an orderly manner, provided such transferees agree to become bound by the terms of this Agreement on the same terms applicable to the Sponsor.

6.5 Termination. This Agreement shall be effective the date hereof and shall immediately terminate upon the earlier of (x) the termination of the Business Combination Agreement pursuant to its terms and (y) the date on which none of the Company, SPAC or any holder of a Locked-Up Share and/or At-Risk Share has any rights or obligations hereunder; provided that, in the event that the Business Combination Agreement is not terminated pursuant to its terms prior to the Closing, Article II, Article III and Article IV (other than Section 4.3, Section 4.9 and Section 4.10 which shall survive indefinitely) shall terminate upon the Closing. The termination of this Agreement shall not relieve any party from any liability arising in respect of any willful and material breach of this Agreement prior to such termination. Upon the termination of this Agreement (or any portion thereof), this Article VI shall survive indefinitely.

[Signature pages follow]

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IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.

SPAC

EGH ACQUISITION CORP.

By:	/s/ Andrew B. Lipsher
Name: Andrew B. Lipsher
Title: Chief Executive Officer

COMPANY

HECATE ENERGY GROUP, LLC

By:	/s/ Chris Bullinger
Name: Chris Bullinger
Title: President & Chief Executive Officer

SPONSOR

EGH SPONSOR LLC

By:	/s/ Andrew B. Lipsher
Name: Andrew B. Lipsher
Title: Chief Executive Officer

CCM

COHEN & COMPANY CAPITAL MARKETS, A DIVISION OF J.V.B. FINANCIAL GROUP, LLC

By:	/s/ Jerry Serowik
Name: Jerry Serowik
Title: Senior Managing Director

SEAPORT

SEAPORT GLOBAL SECURITIES LLC

By:	/s/ Jack Mascone
Name: Jack Mascone
Title: Head of Capital Markets

Exhibit C

TAX RECEIVABLE AGREEMENT

by and among

[•],

CERTAIN OTHER PERSONS NAMED HEREIN,

and

AGENT

DATED AS OF [•], 2026

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [•], 2026, is hereby entered into by and among [•], a Delaware corporation (“PubCo”), the TRA Holders and the Agent.

RECITALS

WHEREAS, PubCo is the managing member of Hecate Energy Group LLC, a Delaware limited liability company (together with any successor entity, “Company”), an entity classified as a partnership for U.S. federal income tax purposes, and currently holds membership interests in Company;

WHEREAS, Company and each of its direct and indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Code for each Taxable Year in which an Exchange occurs;

WHEREAS, after the closing of the Business Combination, the TRA Holders will hold Units and may transfer all or a portion of such Units in one or more taxable transactions (any such transfer by a TRA Holder, including any sale, exchange, Redemption or deemed taxable acquisition under Section 707(a) of the Code, an “Exchange”), and, as a result of such Exchanges, the Corporate Taxpayer is expected to obtain or be entitled to certain tax benefits as further described herein;

WHEREAS, this Agreement is intended to set forth the agreement among the parties hereto regarding the sharing of the tax benefits realized by the Corporate Taxpayer as a result of the Exchanges;

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Accrued Amount” has the meaning set forth in Section 3.1(b) of this Agreement.

“Actual Tax Liability” means, with respect to any Taxable Year, the actual liability for U.S. federal and applicable state and local income Taxes of (i) the Corporate Taxpayer, and (ii) without duplication, Company and/or any of its Subsidiaries that are treated as a partnership for U.S. federal income tax purposes, but only with respect to Taxes imposed on Company and/or such Subsidiaries that are allocable to the Corporate Taxpayer; provided that, for purposes of determining the Actual Tax Liability, the Corporate Taxpayer shall use the Assumed State and Local Tax Rate for purposes of determining liabilities for all state and local income taxes (including, for the avoidance of doubt, the U.S. federal income tax benefit realized by the Corporate Taxpayer with respect to such state and local income taxes); provided further, that the determination of Actual Tax Liability will not take into account any Future TRA Benefits.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agent” means [●] or such other Person designated as such pursuant to Section 7.6(b).

“Agreed Rate” means a per annum rate of SOFR plus 100 basis points.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended Schedule” has the meaning set forth in Section 2.3(b) of this Agreement.

“Assumed State and Local Tax Rate” means, the tax rate equal to the sum of the products of (i) the Corporate Taxpayer’s income tax apportionment factor for each state and local jurisdiction in which the Corporate Taxpayer files income or franchise tax returns for the relevant Taxable Year and (ii) the highest corporate income or franchise tax rate(s), as applicable, for each such state and local jurisdiction in which the Corporate Taxpayer files income tax returns for each relevant Taxable Year.

“Attributable” has the meaning set forth in Section 3.1(b) of this Agreement.

“Basis Adjustment” means any adjustment to the Tax basis of a Reference Asset, including pursuant to Sections 732, 734, 707, 737, 743, 754 and/or 1012 of the Code and, in each case, any analogous provisions of U.S. state and local Tax laws, as a result of the Business Combination, any Exchange and/or any payments made pursuant to this Agreement in respect of such Exchange. For the avoidance of doubt, (i) the amount of any Basis Adjustment with respect to any Unit shall be determined without regard to any adjustment pursuant to Section 734 or Section 743 of the Code attributable to such Unit prior to the Business Combination and/or the Exchange of such Unit and (ii) payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest. The amount of any Basis Adjustment shall be determined using the Market Value (at the time of the Exchange) of the Units that are the subject of the Exchange.

“Beneficial Owner” means, with respect to any security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The term “Beneficial Ownership” shall have the correlative meaning.

“Board” means the board of directors of the Corporate Taxpayer.

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“Business Combination” means the transactions completed under the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement dated as of January __, 2026, by and among EGH Acquisition Corp., Hecate Holdings, LLC and Company.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America, New York, New York, Chicago, Illinois or Dallas, Texas, shall not be regarded as a Business Day.

“Change of Control” means the occurrence of any of the following events:

1.	any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended or any successor provisions thereto (excluding (a) a corporation or other entity owned, directly or indirectly, by the stockholders of PubCo in substantially the same proportions as their ownership of stock of PubCo or (b) a Person or group of Persons in which one or more Permitted Investors and/or their respective Affiliates, directly or indirectly hold Beneficial Ownership of securities representing more than 50% of the total voting power in such Person or held by such group) is or becomes the Beneficial Owner, directly or indirectly, of securities of PubCo representing more than 50% of the combined voting power of PubCo’s then outstanding voting securities; or

2.	the following individuals cease for any reason to constitute a majority of the number of directors of PubCo then serving: (i) the directors initially appointed by the Company under Section 7.15(b) of the Business Combination Agreement and (ii) any directors other than those described in clause (i) whose appointment or election by the Board or nomination for election by PubCo’s stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who were either (x) directors described in clause (i) or (y) whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in clause (1); or

3.	there is consummated a merger or consolidation of PubCo with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of PubCo immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

4.	the stockholders of PubCo approve a plan of complete liquidation or dissolution of PubCo or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by PubCo of all or substantially all of PubCo’s assets, other than such sale or other disposition by PubCo of all or substantially all of PubCo’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of PubCo in substantially the same proportions as their ownership of PubCo immediately prior to such sale.

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Notwithstanding the foregoing, except with respect to clause (2) and clause (3)(x) above, a “Change of Control” shall not be deemed to have occurred (a) by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of PubCo immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and voting control over, and own substantially all of the shares of, an entity which owns, directly or indirectly, all or substantially all of the assets of PubCo immediately following such transaction or series of transactions; or (b) if a majority of the TRA Holders (measured by Tax Benefit Payments receivable by the TRA Parties upon the occurrence of any transaction, series of related transactions or any other occurrence that may otherwise qualify as a “Change of Control”) and the Agent agree in writing to elect for a “Change in Control” to not have occurred upon the occurrence of any transaction, series of related transactions or any other occurrence that may otherwise qualify as a “Change of Control”.

“Class A Shares” means shares of Class A common stock of the Corporate Taxpayer.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning set forth in the Recitals to this Agreement.

“Company LLC Agreement” means the limited liability company agreement of Company, as amended from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer” means PubCo, and any successor corporation, and shall include any other member of any Tax consolidated group of which PubCo is a member. For the avoidance of doubt, this term as used in the definition of “Board” means only PubCo and any successor corporation.

“Corporate Taxpayer Return” means the U.S. federal income Tax Return of the Corporate Taxpayer filed with respect to any Taxable Year.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, reduced by, but not below zero, the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Payment Schedule or Amended Schedule, if any, in existence at the time of such determination.

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“Default Rate” means a per annum rate of SOFR plus 500 basis points.

“Determination” means a change in a position taken with respect to any Tax matter required by a change in law after the date hereof or a good faith resolution of a tax audit or other administrative or judicial tax proceeding.

“Dispute” has the meaning set forth in Section 7.9(a) of this Agreement.

“Early Termination” has the meaning set forth in Section 4.1 of this Agreement.

“Early Termination Date” means the date of an Early Termination Notice, or the date on which the Early Termination Notice is deemed to have been delivered pursuant to Section 4.2, for purposes of determining the Early Termination Payment (including, in the case of a Change of Control, the effective date of such Change of Control).

“Early Termination Effective Date” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Notice” has the meaning set forth in Section 4.4 of this Agreement.

“Early Termination Payment” has the meaning set forth in Section 4.5(b) of this Agreement.

“Early Termination Rate” means a per annum rate of the lesser of (i) 6.5% or (ii) SOFR plus 100 basis points.

“Early Termination Schedule” has the meaning set forth in Section 4.4 of this Agreement.

“Effective Date” means the closing date of the Business Combination.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Exchange Date” means each date on which an Exchange occurs.

“Expert” means such nationally recognized expert in the particular area of disagreement as is mutually acceptable to the Corporate Taxpayer and the Agent.

“Future TRA” has the meaning set forth in Section 5.1 of this Agreement.

“Future TRA Benefit” means any tax benefit resulting from any increase in Tax basis, net operating loss or other tax attribute with respect to which the Corporate Taxpayer or any of its Subsidiaries is obligated, in whole or in part, to make any payments under a Future TRA.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical tax liability for U.S. federal and applicable state and local income Taxes of (i) the Corporate Taxpayer, and (ii) without duplication, Company and/or any of its Subsidiaries that are treated as a partnership for U.S. federal income tax purposes, but only with respect to Taxes imposed on Company and/or such Subsidiaries that are allocable to the Corporate Taxpayer, using the same methods, elections, conventions, income tax rates and similar practices used in computing the Actual Tax Liability, but without taking into account (A) any Basis Adjustments, (B) any deduction attributable to Imputed Interest, and (C) any Future TRA Benefits. For the avoidance of doubt, for purposes of determining the Hypothetical Tax Liability (i) the combined tax rate for U.S. state and local income taxes (including for purposes of determining the federal benefit with respect to such state and local income taxes) shall be the Assumed State and Local Tax Rate, (ii) the Corporate Taxpayer shall be entitled to make reasonable simplifying assumptions in making any determinations contemplated by this definition and (iii) carryovers or carrybacks of any Tax item (or portion thereof) attributable to any Basis Adjustment, Imputed Interest or Future TRA Benefit will not be taken into account.

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“Imputed Interest” means any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state or local tax law with respect to the Corporate Taxpayer’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LLC Group” means the Company and each of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for applicable Tax purposes (but excluding any such Subsidiary to the extent it is directly or indirectly owned by any Subsidiary of the Company treated as a corporation for applicable Tax purposes).

“Majority TRA Holders” means, at the time of any determination, TRA Holders who would be entitled to receive more than fifty percent (50%) of the aggregate amount of the Early Termination Payments payable to all TRA Holders hereunder (determined using such calculations of Early Termination Payments reasonably estimated by the Corporate Taxpayer) if the Corporate Taxpayer had exercised its right of early termination on such date.

“Mandatory Exchange Right” means the right of the Corporate Taxpayer to cause a Mandatory Exchange (as defined in the Company LLC Agreement) pursuant to the Company LLC Agreement, including any Mandatory Exchange effected directly with the Corporate Taxpayer pursuant to the Company LLC Agreement.

“Market Value” means the closing price of the Class A Shares on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by Bloomberg L.P.; provided, that if the closing price is not reported by Bloomberg L.P. for the applicable Exchange Date, then the Market Value means the closing price of the Class A Shares on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Shares are then traded or listed, as reported by Bloomberg L.P.; provided further that if the Class A Shares are not then listed on a national securities exchange or interdealer quotation system, “Market Value” means the fair market value of the Class A Shares, as determined by the Board in good faith.

“Material Objection Notice” has the meaning set forth in Section 4.4 of this Agreement.

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“Net Tax Benefit” has the meaning set forth in Section 3.1(b) of this Agreement.

“Objection Notice” has the meaning set forth in Section 2.3(a) of this Agreement.

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Permitted Investors” means each of Chris Bullinger, Nick Bullinger, David Tohir and Fazli Qadir.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the Actual Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, the resulting adjustment to the Actual Tax Liability and the corresponding adjustment (if any) to the Hypothetical Tax Liability shall not be taken into account in determining the Realized Tax Benefit unless and until there has been a Determination with respect to such Actual Tax Liability.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the Actual Tax Liability over the Hypothetical Tax Liability. If all or a portion of the Actual Tax Liability for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, the resulting adjustment to the Actual Tax Liability and the corresponding adjustment (if any) to the Hypothetical Tax Liability shall not be taken into account in determining the Realized Tax Detriment unless and until there has been a Determination with respect to such Actual Tax Liability.

“Reconciliation Dispute” has the meaning set forth in Section 7.10 of this Agreement.

“Reconciliation Procedures” means the procedures described in Section 7.10 of this Agreement.

“Redemption” means any transfer of Units by a TRA Holder, or by a permitted transferee of such TRA Holder (as determined pursuant to the Company LLC Agreement), to Company or to the Corporate Taxpayer pursuant to the Redemption Right or the Mandatory Exchange Right, as applicable.

“Redemption Notice” has the meaning given to the term “Redemption Notice” in the Company LLC Agreement.

“Redemption Right” means the right of holders of Units to make an Elective Exchange (as defined in the Company LLC Agreement) pursuant to the Company LLC Agreement, including any Elective Exchange effected directly with the Corporate Taxpayer pursuant to the Company LLC Agreement.

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“Reference Asset” means, with respect to any Exchange, an asset that is held by Company, or by any of its direct or indirect Subsidiaries that is treated as a partnership or disregarded entity for U.S. federal income tax purposes (but only to the extent such Subsidiaries are not held through a Subsidiary of the Company treated as a corporation for U.S. federal income tax purposes), at the time of such Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Resolution of Disputes Procedures” means the procedures described in Section 7.9 of this Agreement.

“Schedule” means any of the following: (i) a Tax Attribute Schedule, (ii) a Tax Benefit Payment Schedule, or (iii) the Early Termination Schedule.

“Senior Obligations” has the meaning set forth in Section 5.1 of this Agreement.

“SOFR” means, during any period, an interest rate per annum equal to the greater of (a) 0.25% and (b) the Secured Overnight Financing Rate reported, two Business Days prior to the first day of such period, by the Wall Street Journal (or if it shall cease to report such rate, as reported by any other publicly available source of such market rate). If the Secured Overnight Financing Rate ceases to be published or otherwise is not available, the Corporate Taxpayer and the Agent shall collectively (as determined in good faith by the Corporate Taxpayer and the Agent) select an alternate benchmark with similar characteristics that gives due consideration to the prevailing market conventions for determining rates of interest in the United States at such time.

“Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls more than 50% of the voting power or other similar interests or the sole general partner interest or managing member or similar interest of such Person.

“Tax Attributes” means the Basis Adjustments and the Imputed Interest, collectively.

“Tax Attribute Schedule” has the meaning set forth in Section 2.1 of this Agreement.

“Tax Benefit Payment” has the meaning set forth in Section 3.1(b) of this Agreement.

“Tax Benefit Payment Schedule” has the meaning set forth in Section 2.2 of this Agreement.

“Tax Proceeding” has the meaning set forth in Section 6.1 of this Agreement.

“Tax Return” means any original or amended return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules or other annexes), including, without limitation, any information return, claim for refund and declaration of estimated Tax.

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“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code (which, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Effective Date.

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, including any franchise or similar taxes, and any interest imposed in respect of such Tax under applicable law.

“Taxing Authority” means the IRS and any U.S. federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“TRA Holder” means each of those Persons set forth on Schedule A and their respective successors and permitted assigns pursuant to Section 7.6(a).“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant Taxable Year.

“Units” has the meaning set forth in the Company LLC Agreement.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that in each Taxable Year ending on or after such Early Termination Date:

(i) the Corporate Taxpayer will have taxable income sufficient to fully utilize the Tax deductions arising from all Tax Attributes (other than any items addressed in clause (ii) below) during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, all Tax Attributes that would result from future payments made under this Agreement that would be paid in accordance with the Valuation Assumptions, further assuming such future Tax Benefit Payments would be paid on the due date, without extensions, for filing the Corporate Taxpayer Return for the applicable Taxable Year) in which such deductions would become available;

(ii) loss carryovers generated by deductions arising from any Tax Attributes that are available as of the date of such Early Termination Date will be used by the Corporate Taxpayer on a ratable basis from the date of such Early Termination Date through the earlier of (x) the scheduled expiration date under applicable Tax law of such loss carryovers or (y) the fifth (5th) anniversary of the Early Termination Date; provided that in the event that the Corporate Taxpayer is prevented from fully using, within such five Taxable Year period, any carryovers or carrybacks of losses, credits, or disallowed deductions generated by any Tax Attributes (including any Basis Adjustments or Imputed Interest generated as a result of payments made or deemed to be made under this Agreement) pursuant to Section 382 or Section 383 of the Code, or any successor provision or similar provision of state or local law, the amount used in such Taxable Years for purposes of this provision shall not exceed the amount that would otherwise be utilized under Section 382 or Section 383 of the Code, and the five Taxable Year period described in this clause (ii) shall be proportionately increased to reflect such limit;

(iii) (x) the U.S. federal, state and local income Tax rates that will be assumed to be in effect for each Taxable Year ending on or after such Early Termination Date will be the highest applicable rates specified by the Code or any analogous provisions of U.S. state and local Tax laws, as in effect on the Early Termination Date (except, in each case, to the extent any change to such tax rates for such Taxable Year have already been enacted into law) and (y) the Assumed State and Local Tax Rate will be calculated based on the apportionment factor applicable in the Taxable Year immediately preceding such Early Termination Date;

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(iv) any non-amortizable assets (other than equity interest in any Subsidiary that is taxed as a corporation for U.S. federal income Tax purposes) will be disposed of on the fifteenth (15th) anniversary of the applicable Exchange or deemed exchange pursuant to clause (v) (in the case of Basis Adjustments) and any cash equivalents will be disposed of twelve (12) months following the Early Termination Date; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale (if applicable) of the relevant asset in the Change of Control (if earlier than such fifteenth (15th) anniversary); provided further, that in any event where the Valuation Assumptions apply and there is no acceleration or Early Termination as to any particular TRA Holder(s), if any non-amortizable assets are actually disposed of during the applicable 15-year period, such assets will be treated as disposed of on the actual date of disposition;

(v) if, at the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed Exchanged for the then Market Value of such Unit;

(vi) with respect to Taxable Years where the Payment Date has passed, any unpaid Tax Benefit Payments and any applicable interest will be paid on the Early Termination Date at the Default Rate; and

(vii) each Tax Benefit Payment for the relevant Taxable Year will be due and payable and satisfied on the due date (without extensions) under applicable law as of the Early Termination Effective Date for filing of IRS Form 1120 (or any successor form) of the Corporate Taxpayer.

Section 1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

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ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1 Tax Attribute Schedules. Within ninety (90) calendar days after the filing of the relevant Corporate Taxpayer Return for each Taxable Year, the Corporate Taxpayer shall deliver to the Agent a schedule (the “Tax Attribute Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each applicable TRA Holder, (i) the Basis Adjustments with respect to the Reference Assets as a result of the Exchanges effected by such TRA Holder in such Taxable Year and (ii) the period (or periods) over which such Basis Adjustments are amortizable and/or depreciable.

Section 2.2 Tax Benefit Payment Schedules.

(a) Within ninety (90) calendar days after the filing of the Corporate Taxpayer Return for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporate Taxpayer shall provide to the Agent: (i) a schedule showing, in reasonable detail, (A) the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year, (B) the portion of the Net Tax Benefit, if any, that is Attributable to each TRA Holder who has participated in any Exchange, (C) the Accrued Amount with respect to any such Net Tax Benefit that is Attributable to such TRA Holder, (D) the Tax Benefit Payment due to each such TRA Holder, and (E) the portion of such Tax Benefit Payment that the Corporate Taxpayer intends to treat as Imputed Interest (a “Tax Benefit Payment Schedule”), (ii) a reasonably detailed calculation of the Hypothetical Tax Liability, (iii) a reasonably detailed calculation of the Actual Tax Liability, (iv) a copy of the Corporate Taxpayer Return for such Taxable Year, and (v) any other work papers reasonably requested by the Agent. In addition, the Corporate Taxpayer shall allow the Agent reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer in connection with a review of such Tax Benefit Payment Schedule; provided that, in the event of a dispute governed by Section 7.9 or Section 7.10, any such costs shall be borne as set forth in such sections. The Tax Benefit Payment Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b) (subject to the procedures set forth in Section 2.3(b)).

(b) For purposes of calculating the Realized Tax Benefit or Realized Tax Detriment for any Taxable Year, carryovers or carrybacks of any U.S. federal income Tax item attributable to any Tax Attributes shall be considered to be subject to the rules of the Code and the Treasury Regulations, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any U.S. federal income Tax item includes a portion that is attributable to any Tax Attributes and another portion that is not so attributable, such respective portions shall be considered to be used in accordance with the “with and without” methodology such that the portion that is not attributable to a Tax Attribute is deemed utilized first. The parties agree that (i) any payment under this Agreement (to the extent permitted by law and other than amounts accounted for as Imputed Interest) will be treated as a subsequent upward adjustment to the purchase price of the relevant Units and will have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

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Section 2.3 Procedure; Amendments.

(a) An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent has received the applicable Schedule or amendment thereto unless (i) the Agent, within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) the Agent provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto shall become binding on the date the waiver from the Agent has been received by the Corporate Taxpayer. If the Corporate Taxpayer and the Agent, for any reason, are unable to successfully resolve the issues raised in an Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of such Objection Notice, the Corporate Taxpayer and the Agent shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes Procedures under Section 7.9, as applicable.

(b) The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the Agent, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Corporate Taxpayer Return filed for such Taxable Year or (vi) to adjust a Tax Attribute Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to the Agent within sixty (60) calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence and shall, at the reasonable request of the Agent, provide any other work papers relating to such Amended Schedule. For the avoidance of doubt, (i) in the event a Schedule is amended after such Schedule becomes final pursuant to Section 2.3(a), the Amended Schedule shall not be taken into account in calculating any Tax Benefit Payment in the Taxable Year to which the amendment relates but instead shall be taken into account in calculating the Cumulative Net Realized Tax Benefit for the Taxable Year in which the amendment actually occurs and (ii) as a result of the foregoing, any increase of the Cumulative Net Realized Tax Benefit attributable to an Amended Schedule shall not accrue the Interest Amount (or any other interest hereunder) until after the due date (taking into account applicable extensions) for filing the U.S. federal income tax return of the Corporate Taxpayer for the Taxable Year in which the amendment actually occurs.

Section 2.4 Section 754 Election. In its capacity as the sole managing member of Company, the Corporate Taxpayer will (i) ensure that, on and after the date hereof and continuing throughout the term of this Agreement, Company and any of its eligible Subsidiaries will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) and (ii) use commercially reasonable efforts to ensure that, on and after the date hereof and continuing throughout the term of this Agreement, any entity in which Company holds a direct or indirect interest that is treated as a partnership for U.S. federal income tax purposes that does not meet the definition of “Subsidiary” herein, will have in effect an election pursuant to Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law).

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ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a)            Within five (5) Business Days after a Tax Benefit Payment Schedule delivered to the Agent becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay to each TRA Holder the Tax Benefit Payment in respect of such TRA Holder determined pursuant to Section 3.1(b) for such Taxable Year. Each such payment shall be made by check, by wire transfer of immediately available funds to the bank account previously designated by the TRA Holder to the Corporate Taxpayer, or as otherwise agreed by the Corporate Taxpayer and the TRA Holder. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated Tax payments, including, without limitation, U.S. federal, state or local estimated income Tax payments.

(b) A “Tax Benefit Payment” in respect of a TRA Holder for a Taxable Year means an amount, not less than zero, equal to the sum of the portion of the Net Tax Benefit Attributable to such TRA Holder and the Accrued Amount with respect thereto. The “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the aggregate amount of payments previously made under this Section 3.1 (excluding payments attributable to Accrued Amounts); provided, for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, that no TRA Holder shall be required to return any portion of any previously made Tax Benefit Payment (including any portion of any Early Termination Payment). Subject to Section 3.3, the portion of the Net Tax Benefit for a Taxable Year that is “Attributable” to a TRA Holder is the portion of such Net Tax Benefit that is derived from (x) any Basis Adjustment that was attributable, at the time of the relevant Exchange, to the Units acquired or deemed acquired by the Corporate Taxpayer in an Exchange undertaken by or with respect to such TRA Holder or (y) any Imputed Interest with respect to Tax Benefit Payments made to such TRA Holder. The “Accrued Amount” with respect to any portion of a Net Tax Benefit shall equal an amount determined in the same manner as interest on such portion of the Net Tax Benefit for a Taxable Year calculated at the Agreed Rate from the due date (taking into account applicable extensions) for filing the Corporate Taxpayer Return for such Taxable Year until the Payment Date.

(c) The Corporate Taxpayer and the TRA Holders hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any future Exchange, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal (and applicable state and local) income tax purposes. Notwithstanding any provision of this Agreement to the contrary, with respect to any Exchange, a TRA Holder may elect, by notifying the Corporate Taxpayer in writing prior to the applicable Exchange Date, of a stated maximum selling price (within the meaning of Treasury Regulations Section 15A.453-1(c)(2)) with respect to such Exchange, and the amount of the initial consideration received in connection with such Exchange (including any cash received by such TRA Holder in such Exchange and the aggregate Market Value of the Class A Shares received by such TRA Holder in such Exchange) and the aggregate Tax Benefit Payments to such TRA Holder in respect of such Exchange (other than any Imputed Interest with respect to such Exchange) shall not exceed such stated maximum selling price. An election made by a TRA Holder pursuant to this Section 3.1(c) may not be revoked. Notwithstanding any other provision of this Agreement, this Section 3.1(c) shall not apply to a TRA Holder unless such TRA Holder elects for the provisions of this Section 3.1(c) to apply, as provided herein.

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Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement will result in 85% of the Cumulative Net Realized Tax Benefit, and the Accrued Amount thereon, being paid to the Persons to whom payments are due pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to achieve these fundamental results.

Section 3.3 Pro Rata Payments; Coordination of Benefits.

(a) Notwithstanding anything in Section 3.1 to the contrary, to the extent that the aggregate amount of the Corporate Taxpayer’s tax benefit subject to this Agreement is limited in a particular Taxable Year because the Corporate Taxpayer does not have sufficient taxable income in such Taxable Year to fully utilize available deductions and other attributes, the limitation on the tax benefit for the Corporate Taxpayer shall be allocated among all Persons eligible for payments under this Agreement in proportion to the respective amounts of Net Tax Benefit that would have been determined under this Agreement if the Corporate Taxpayer had sufficient taxable income so that there was no such limitation.

(b) After taking into account Section 3.3(a), if for any reason the Corporate Taxpayer does not fully satisfy its payment obligations to make all Tax Benefit Payments due this Agreement in respect of a particular Taxable Year, then the Corporate Taxpayer will pay the same proportion of each Tax Benefit Payment due to each Person to whom a payment is due under this Agreement (provided that, no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments in respect of all prior Taxable Years have been made in full).

(c) To the extent the Corporate Taxpayer makes a payment to a TRA Holder in respect of a particular Taxable Year under Section 3.1(a) of this Agreement (taking into account Section 3.3(a) and Section 3.3(b), but excluding payments attributable to Accrued Amounts) in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year, including as a result of an audit by a Taxing Authority of any Taxable Year to the extent there has been a Determination, then (i) such TRA Holder shall not receive further payments under Section 3.1(a) until such TRA Holder has foregone an amount of payments equal to such excess and any Accrued Amount attributable to such excess and (ii) the Corporate Taxpayer will pay the amount of such TRA Holder’s foregone payments (other than any foregone payments in respect of Accrued Amounts) to the other TRA Holders to whom a payment is due under this Agreement(or if no such payments are due, shall retain such amounts for future payments when they become due) in a manner such that each such TRA Holder to whom a payment is due under this Agreement, to the maximum extent possible, receives aggregate payments under Section 3.1(a) (taking into account Section 3.3(a) and Section 3.3(b) , but excluding payments attributable to Accrued Amounts) in the amount it would have received if there had been no excess payment to such TRA Holder.

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ARTICLE IV

TERMINATION

Section 4.1 Early Termination at Election of the Corporate Taxpayer. The Corporate Taxpayer may, with the prior written consent of the TRA Disinterested Majority, terminate this Agreement at any time after the fifth (5th) anniversary of this Agreement, by paying to each TRA Holder the Early Termination Payment due to such TRA Holder pursuant to Section 4.4(b) (such termination, an “Early Termination”); provided that the Corporate Taxpayer may withdraw any notice of exercise of its termination rights under this Section 4.1 prior to the time at which any Early Termination Payment has become payable. “TRA Disinterested Majority” means a majority of the directors of the Board who are disinterested as determined by the Board in accordance with the Delaware General Corporation Law (“DGCL”) with respect to the matter being considered by the Board; provided that to the extent a matter being considered by the Board is required to be considered by disinterested directors under the rules of the National Securities Exchange on which the Class A Common Stock is then listed, the Securities Act or the Exchange Act, such rules with respect to the definition of disinterested director shall apply solely with respect to such matter; provided, further that if the Corporate Taxpayer does not have at least three (3) disinterested directors, the Corporate Taxpayer shall form a special committee of the Board pursuant to the DGCL, comprised solely of directors and/or additional members who are disinterested with respect to the Early Termination decision and any decision by the Corporate Taxpayer to exercise Early Termination shall require the approval of a majority of the members of the special committee.

Upon payment of the Early Termination Payment to each TRA Holder by the Corporate Taxpayer, the Corporate Taxpayer shall not have any further payment obligations under this Agreement, other than for (a) any Tax Benefit Payment agreed to by the Corporate Taxpayer and such TRA Holder as due and payable but unpaid as of the Early Termination Notice and (b) except to the extent included in the Early Termination Payment or as a payment under clause (a) of this Section 4.1, any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the Early Termination Date. Upon payment of all amounts provided for in this Section 4.1, this Agreement shall terminate.

Section 4.2 Breach of Agreement.

(a)            In the event that the Corporate Taxpayer (i) breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment within three (3) months of the date when due, as a result of the failure to honor any other material obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under the United States Bankruptcy Code or otherwise or (ii) (A) shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (2) seeking an appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or it shall make a general assignment for the benefit of creditors or (B) there shall be commenced against the Corporate Taxpayer any case, proceeding or other action of the nature referred to in clause (A) above that remains undismissed or undischarged for a period of sixty (60) calendar days, all obligations hereunder shall be automatically accelerated and shall be immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach. Procedures similar to the procedures of Section 4.4 shall apply, mutatis mutandis, with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this Section 4.2(a). Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, the Agent shall be entitled to elect on behalf of all TRA Holders for such TRA Holders to receive the amounts referred to in this Section 4.2(a) or to seek specific performance of the terms under this Agreement.

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(b) The parties agree that the failure of the Corporate Taxpayer to make any payment due pursuant to this Agreement within three (3) months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it shall not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within three (3) months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, except in the case of an Early Termination Payment or any payment treated as an Early Termination Payment, it shall not be a breach of a material obligation under this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make, or to the extent that the Corporate Taxpayer is contractually constrained from making, such payment in the Corporate Taxpayer’s sole judgment exercised in good faith; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient cash to make such payment, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided further that it shall be a breach of a material obligation under this Agreement, and the provisions of Section 4.2(a) shall apply as of the original due date of the Tax Benefit Payment, if the Corporate Taxpayer makes any distribution of cash or other property (other than Class A Shares or other equity interests of the Corporate Taxpayer) to its stockholders while any Tax Benefit Payment is due and payable but unpaid. For the avoidance of doubt, in the case of an Early Termination Payment or any payment treated as an Early Termination Payment, (1) it shall be considered a material breach if the Corporate Taxpayer fails to make such payment when due, regardless of whether the Corporate Taxpayer has insufficient funds to make, or is contractually constrained from making, such payment, (2) the interest provisions of Section 5.2 shall apply to such late payment, and (3) in such case, the Default Rate shall apply in all events.

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Section 4.3 Early Termination upon a Change of Control.

(a)	Subject to Section 4.3(b), in the event of a Change of Control, all payment obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control and shall include, but not be limited to the following: (i) payment of the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the closing date of a Change of Control, (ii) payment of any Tax Benefit Payment in respect of a TRA Holder agreed to by the Corporate Taxpayer and such TRA Holder as due and payable but unpaid as of the deemed Early Termination Notice, and (iii) except to the extent included in the Early Termination Payment or as a payment under clause (ii) of this Section 4.3(a), payment of any Tax Benefit Payment due for any Taxable Year ending prior to, with or including the closing date of a Change of Control. In the event of a Change of Control, the Early Termination Payment shall be calculated utilizing the Valuation Assumptions and by substituting in each case the terms “the closing date of a Change of Control” for an “Early Termination Date.” Procedures similar to the procedures of Section 4.4 shall apply, mutatis mutandis, with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this Section 4.3. Notwithstanding anything to the contrary, a Change of Control under this Section 4.3 shall be deemed not to have occurred in respect of a TRA Holder if such TRA Holder has waived the application of this Section 4.3; in case of such waiver, (x) the Valuation Assumptions shall apply in the calculation of all subsequent payment obligations to such TRA Holder and (y) such waiver will not limit the acceleration of all then subsequent payment obligations upon any future event triggering such acceleration under this Article IV, including this Section 4.3(a). .

(b)	Notwithstanding the foregoing, in the event of a Change of Control under clause (2) of the definition thereof, all Tax Benefit Payments shall (i) be calculated by utilizing the Valuation Assumptions, (A) substituting in each case the term “the date of the Change of Control” for “Early Termination Date”, (B) substituting clause (iii) of the definition of Valuation Assumptions with the U.S. federal, state and local income Tax rates used for calculating the Realized Tax Benefit or Realized Tax Detriment for each applicable Taxable Year, and (C) ignoring the application of clause (v) of the definition of Valuation Assumptions, and (ii) in lieu of being paid on an accelerated basis pursuant to Section 4.3(a), be paid to each relevant TRA Holder on the dates and in the amounts otherwise provided in Article III; provided that the application of this Section 4.3(b) to such Change of Control will not limit the acceleration of all then subsequent payment obligations upon any future event triggering such acceleration under this Article IV, including Section 4.3(a); provided further that if any TRA Holder Exchanges or has Exchanged all of its Units no later than the date of such Change of Control, all payment obligations to such TRA Holder will instead accelerate in accordance with Section 4.3(a). Section 4.3(a) shall apply to any subsequent Change of Control not described in clause (2) of the definition thereof.

Section 4.4 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to the Agent notice of such intention to exercise such right (the “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.2 or Section 4.3, the Corporate Taxpayer shall deliver (i) a schedule showing in reasonable detail the calculation of the Early Termination Payment (the “Early Termination Schedule”) and (ii) any other work papers related to the calculation of the Early Termination Payment reasonably requested by the Agent. In addition, the Corporate Taxpayer shall allow the Agent reasonable access at no cost to the appropriate representatives of the Corporate Taxpayer in connection with a review of such Early Termination Schedule; provided that, in the event of a dispute governed by Section 7.9 or Section 7.10, any such costs shall be borne as set forth in such sections. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which the Agent has received such Schedule or amendment thereto unless (x) the Agent, within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (y) the Agent provides a written waiver of such right of a Material Objection Notice within the period described in clause (x) above, in which case such Schedule shall become binding on the date the waiver from the Agent has been received by the Corporate Taxpayer (the “Early Termination Effective Date”). If the Corporate Taxpayer and the Agent, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the Agent shall employ the Reconciliation Procedures under Section 7.10 or Resolution of Disputes Procedures under Section 7.9, as applicable.

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Section 4.5 Payment upon Early Termination.

(a) Subject to its right to withdraw any notice of Early Termination pursuant to Section 4.1, within three (3) Business Days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to each TRA Holder its Early Termination Payment. Each such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the TRA Holder, or as otherwise agreed by the Corporate Taxpayer and the TRA Holder.

(b) A TRA Holder’s “Early Termination Payment” as of the Early Termination Date shall equal, with respect to such TRA Holder, the present value, discounted at the Early Termination Rate as of the Early Termination Date, of all future Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to such TRA Holder from and after the Early Termination Date and assuming that the Valuation Assumptions are applied and determined for each taxable year, as if the Tax Benefit Payment is paid on the due date, assuming an extension, of the Corporate Taxpayer Return.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination and Subsequent Agreements. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the TRA Holders under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (other than, for the avoidance of doubt, any trade payables, intercompany debt or other similar obligations) (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations. For the avoidance of doubt, notwithstanding the above, the determination of whether it is a breach of a material obligation under this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment or other payment under this Agreement when due shall be governed by Section 4.2(b). To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of TRA Holders and the Corporate Taxpayer shall make such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. Notwithstanding any other provision of this Agreement to the contrary, to the extent that the Corporate Taxpayer, or any of its Affiliates enters into any future tax receivable or other similar agreement (a “Future TRA”) the Corporate Taxpayer shall ensure that the terms of such Future TRA shall provide that the Tax Attributes subject to this Agreement are considered senior in priority to any Tax attributes subject to any such Future TRA for purposes of calculating the amount and timing of payments under any such Future TRA. Payments under any Future TRA shall be subordinate to all payments owed pursuant to this Agreement, and no such payments shall be made under any Future TRA for so long as the Corporate Taxpayer has any unpaid obligation pursuant this Agreement. The Corporate Taxpayer shall use (and cause its Affiliates to use) commercially reasonable efforts to ensure any new credit or similar agreement of the Corporate Taxpayer or any of its Subsidiaries expressly permits any payment due under this Agreement.

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Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement not made to any TRA Holder when due under the terms of this Agreement, whether as a result of Section 5.1 and the terms of the Senior Obligations or otherwise, shall be payable together with any interest thereon, computed at the Default Rate (or, if so provided in Section 4.2(b), at the Agreed Rate) and commencing from the date on which such Tax Benefit Payment, Early Termination Payment or any other payment under this Agreement was due and payable to the date of actual payment.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s and Company’s Tax Matters. Except as otherwise provided herein or in the Company LLC Agreement, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and Company, including without limitation preparing, filing or amending any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall (a) notify the Agent of, and keep the Agent reasonably informed with respect to, the portion of any audit, examination, or any other administrative or judicial proceeding of the Corporate Taxpayer, the Company or any Subsidiary of the Company by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights of, or the amount or timing of payments to, the TRA Holders under this Agreement (a “Tax Proceeding”), (b) provide the Agent with reasonable opportunity to provide information and other input to the Corporate Taxpayer, the Company and its Subsidiaries and their respective advisors concerning the conduct of any such portion of a Tax Proceeding, and (c) not, without the consent of the Agent (which consent shall not be unreasonably withheld, conditioned or delayed), settle or otherwise resolve any part of a Tax Proceeding in a manner that could reasonably be expected to materially and adversely affect any TRA Holders’ rights or obligations under this Agreement; provided, however, that the Corporate Taxpayer and Company shall not be required to take any action, or refrain from taking any action, that is inconsistent with any provision of the Company LLC Agreement.

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Section 6.2 Consistency. Unless there is a Determination or written opinion, reasonably acceptable to the Corporate Taxpayer and Company, of legal counsel or a nationally recognized tax advisor to the contrary, the Corporate Taxpayer and each of the TRA Holders agree to report, and to cause their respective Subsidiaries to report, for all U.S. federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment), but, for financial reporting purposes, only in respect of items that are not explicitly characterized as “deemed” or in a similar manner by the terms of this Agreement, in a manner consistent with the description of any Tax characterization herein (including as set forth in Section 2.2(b) and Section 3.1(b) and any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement, as finally determined pursuant to Section 2.3).

Section 6.3 Cooperation. Each TRA Holder, on the one hand, and the Corporate Taxpayer and the Company, on the other hand, shall (i) furnish to the other party in a timely manner such information, documents and other materials as such TRA Holder or the Corporate Taxpayer and the Company may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any Tax Proceeding or other administrative or judicial proceeding by a Taxing Authority, (ii) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as such TRA Holder or the Corporate Taxpayer and their respective representatives may reasonably request in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. The Corporate Taxpayer, to the extent it is the requesting party, shall reimburse the other party for any reasonable third-party costs and expenses incurred pursuant to this Section 6.3. Upon the request of any TRA Holder, the Corporate Taxpayer shall cooperate in taking any action reasonably requested by such TRA Holder in connection with (i) its Tax or financial reporting or (ii) the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing any information (including projections of taxable income and Tax Benefit Payments) or executing any documentation.

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ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be sufficient in all respects if given in writing, in English and by personal delivery (if signed for receipt), by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via facsimile transmission or transmitted via electronic mail (following appropriate confirmation of receipt by return email, including an automated confirmation of receipt) and shall be deemed to have been made and the receiving party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

[•]

with a copy (which shall not constitute notice to the Corporate Taxpayer) to:

[•]

If to the Agent, to:

[•]

with a copy (which shall not constitute notice to the Corporate Taxpayer) to:

[•]

If to a TRA Holder, other than the Agent, that is or was a partner in Company, to:

The address set forth in the records of Company.

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission or otherwise (including an electronically executed signature page) shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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Section 7.4 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment.

(a) No TRA Holder may assign, sell, pledge or otherwise alienate or transfer and of its interest in this Agreement to any Person without the prior written consent of the Corporate Taxpayer, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that:

(i) To the extent Units are transferred in accordance with the terms of the Company LLC Agreement, the transferring TRA Holder shall have the option to assign to the transferee of such Units the transferring TRA Holder’s rights under this Agreement with respect to such transferred Units without the consent of the Corporate Taxpayer, provided that, such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to become a “TRA Holder” for all purposes of this Agreement. For the avoidance of doubt, if a TRA Holder transfers Units but does not assign to the transferee of such Units the rights of such TRA Holder under this Agreement with respect to such transferred Units, such TRA Holder shall continue to be entitled to receive the Tax Benefit Payments and Early Termination Payments, if any, due hereunder with respect to, including any Tax Benefit Payments and Early Termination Payments arising in respect of a subsequent Exchange of, such Units.

(ii) The right to receive any and all payments payable or that may become payable to a TRA Holder pursuant to this Agreement that, once an Exchange has occurred, arise with respect to the Units transferred in such Exchange, may be assigned to any Person or Persons without the consent of the Corporate Taxpayer as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to be bound by Section 7.13.

The Corporate Taxpayer may not assign any of its rights or obligations under this Agreement to any Person without the prior written consent of the Agent. Unless otherwise permitted by Section 7.6(a)of this Agreement, any assignment, sale, pledge, transfer or other alienation of an interest in this Agreement by a TRA Holder or the Corporate Taxpayer shall be void ab initio.

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(b) Only the Majority TRA Holders shall have the power (by prior written consent) to replace the Person designated as the Agent under this Agreement; provided, however, any Person designated by the Majority TRA Holders as the replacement Agent shall be subject to the approval of the Corporate Taxpayer (such approval not to be unreasonably withheld, conditioned, or delayed). If at any time there is no Agent appointed (due to resignation or otherwise), the powers of the Agent will be exercised by the Majority TRA Holders, mutatis mutandis.

(c) Except as otherwise specifically provided herein, all of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Amendments; Waiver. No provision of this Agreement may be amended unless such amendment is approved in writing by each of the Corporate Taxpayer and the Agent; provided, however, that no such amendment shall be effective if such amendment would have a disproportionate effect on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately affected TRA Holders consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the Agent, in the case of provisions relating to the Agent, or in the case of any other provision, by the party against whom the waiver is to be effective.

Section 7.8 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.9 Resolution of Disputes.

(a) Any and all disputes which are not governed by Section 7.10, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this Section 7.9 and Section 7.10) (each a “Dispute”) shall be governed by this Section 7.9. The parties hereto shall attempt in good faith to resolve all Disputes by negotiation. If a Dispute between the parties hereto cannot be resolved in such manner, such Dispute shall be finally settled by arbitration conducted by a single arbitrator in accordance with the then-existing rules of arbitration of the American Arbitration Association. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) calendar days of the receipt of the request for arbitration, the American Arbitration Association shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in a U.S. state, or a nationally recognized expert in the relevant subject matter, and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. In addition to monetary damages, the arbitrator shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any Dispute. The award shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. The parties involved in any Dispute shall each bear their own costs and expenses of such Dispute unless, in the event of an arbitration, otherwise determined by the arbitrator in accordance with the then-existing rules of arbitration of the American Arbitration Association.

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(b) Notwithstanding the provisions of Section 7.9(a), each TRA Holder, on the one hand, and the Corporate Taxpayer, on the other hand, may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this Section 7.9(b), each party to this Agreement (i) expressly consents to the application of Section 7.9(c) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably consents to service of process by means of notice in the manner provided in Section 7.1.

(c) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY COURTS LOCATED IN DELAWARE FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH (B) OF THIS SECTION 7.9 OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the fora designated by this Section 7.9(b) have a reasonable relation to this Agreement and to the parties’ relationship with one another.

(d) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in Section 7.9(b) and such parties agree not to plead or claim the same.

Section 7.10 Reconciliation Procedures. In the event that the Agent and the Corporate Taxpayer are unable to resolve a disagreement with respect to the calculations required to produce the schedules described in Section 2.3, Section 4.3 and Section 6.2 (but not, for the avoidance doubt, with respect to any legal interpretation with respect to such provisions or schedules) within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to the Expert. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the Agent agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the Agent or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the American Arbitration Association. The Expert shall resolve (a) any matter relating to the Tax Attribute Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days, (b) any matter relating to a Tax Benefit Payment Schedule or an amendment thereto within fifteen (15) calendar days, and (c) any matter related to treatment of any tax-related item as contemplated in Section 6.2 within fifteen (15) calendar days, or, in each case, as soon thereafter as is reasonably practicable after such matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, any portion of such payment that is not under dispute shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer shall bear its own costs and expenses of such proceeding, and the TRA Holders (severally) shall (x) bear their own costs and expenses of such proceeding and (y) bear and advance to the Agent the Agent’s costs and expenses of such proceeding, unless (i) the Expert adopts the Agent’s position (as determined by the Expert), in which case, the Corporate Taxpayer shall reimburse the TRA Holders for any of their and the Agent’s reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position (as determined by the Expert), in which case, the TRA Holders shall reimburse the Corporate Taxpayer, pro rata (based on the relative amounts of Early Termination Payments that such TRA Holders would be entitled, as of the date of determination, if the Corporate Taxpayer had exercised its right of early termination under Section 4.1), for any of the Corporate Taxpayer’s reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.10 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.10 shall be binding on the Corporate Taxpayer and its Subsidiaries, the Agent, and the TRA Holders and may be entered and enforced in any court having jurisdiction.

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Section 7.11 Withholding. The Corporate Taxpayer, the Company and any other applicable withholding agent shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as such withholding agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of U.S. federal, state, local or non-U.S. tax law; provided, that the Corporate Taxpayer shall (i) use its commercially reasonable efforts prior to effecting any withholding with respect to a TRA Holder to minimize any withholding tax imposed on any amounts payable hereunder to a TRA Holder, (ii) notify the Agent of any intent to deduct or withhold from any payments payable pursuant to this Agreement at least ten (10) business days prior to such withholding (or, if the Corporate Taxpayer first becomes aware of such requirement to withhold within ten (10) business days prior to such withholding, as promptly as practicable thereafter) and (iii) reasonably cooperate with any TRA Holder with respect to such TRA Holder’s efforts to obtain necessary and available information for such TRA Holder to make filings, applications or elections to obtain any exemption, exclusion, credit or refund associated with taxation (including withholding tax) on any amounts payable by the Corporate Taxpayer to such TRA Holder. To the extent that amounts are so deducted or withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer (or other applicable withholding agent), such amounts shall be treated for all purposes of this Agreement as having been paid to the relevant TRA Holder. Upon a TRA Holder’s request, the Corporate Taxpayer shall provide evidence of any such payment to such TRA Holder. Each TRA Holder shall promptly provide the Corporate Taxpayer or other applicable withholding agent with any applicable tax forms and certifications reasonably requested by the Corporate Taxpayer or other applicable withholding agent in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law, including under Sections 1441, 1442, 1445 or 1446 of the Code.

Section 7.12 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate or Company Assets.

(a)	If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of state or local tax Law, then (i) the provisions of this Agreement shall be applied with respect to the group as a whole, and (ii) payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b)	If the Corporate Taxpayer or any member of the LLC Group transfers one or more Reference Assets or Units to a Person treated as a corporation for U.S. federal income tax purposes (with which the Corporate Taxpayer does not file a consolidated Tax Return pursuant to Section 1501 of the Code), unless otherwise agreed to by the Corporate Taxpayer and the Agent, such transferor, for purposes of calculating the amount of any payment due hereunder, shall be treated as having disposed of such Reference Assets or Units in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by the Corporate Taxpayer or the LLC Group member, as the applicable transferor, shall be equal to the fair market value of the transferred asset plus the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset. For purposes of this Section 7.12, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s applicable share of each of the assets and liabilities of that partnership. If any member of a group described in Section 7.12(a) that directly or indirectly owns any equity interests in the Company ceases to be a member of such group (or the Corporate Taxpayer deconsolidates for U.S. federal income Tax purposes from that group), then, except as otherwise agreed by the Agent, such deconsolidated members of the group shall be treated prior to deconsolidation as having disposed of their directly or indirectly held equity of the Company in a fully taxable transaction for consideration calculated in a manner consistent with the provisions of the preceding sentences. Notwithstanding anything to the contrary set forth herein, if the Corporate Taxpayer or any member of a group described in Section 7.12(a) transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive, pursuant to a contribution described in Section 351(a) of the Code or pursuant to any other transaction to which Section 381(a) of the Code applies, the transfer shall not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) pursuant to this Section 7.12(b); provided, that this sentence shall not apply to any such reorganization, contribution or other transaction, in each case, pursuant to which such entity transfers assets to a corporation with which the Corporate Taxpayer or any member of the group described in Section 7.12(a) (excluding any such member being transferred in such reorganization or other transaction) does not file a consolidated Tax Return pursuant to Section 1501 of the Code.

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Section 7.13 Confidentiality.

(a) The Agent, each TRA Holder and each of such TRA Holder’s assignees acknowledges and agrees that the information of the Corporate Taxpayer is confidential and, except in the course of performing any duties as necessary for the Corporate Taxpayer and its Affiliates, as required by law or legal process or to enforce the terms of this Agreement, such Person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this Agreement, of the Corporate Taxpayer and its Affiliates and successors, concerning Company and its Affiliates and successors or the TRA Holders, learned by the Agent or any TRA Holder heretofore or hereafter; provided that, for the avoidance of doubt, the Agent may disclose information received by it in the ordinary course of its duties as Agent to the TRA Holder(s). This Section 7.13 shall not apply to (i) any information that has been made publicly available by the Corporate Taxpayer or any of its Affiliates, becomes public knowledge (except as a result of an act of the Agent or a TRA Holder in violation of this Agreement) or is generally known to the business community and (ii) the disclosure of information (A) as may be proper in the course of performing such TRA Holder’s obligations, or monitoring or enforcing such TRA Holder’s rights, under this Agreement, (B) as part of such TRA Holder’s normal reporting, rating or review procedure (including normal credit rating and pricing process), or in connection with such TRA Holder’s or such TRA Holder’s Affiliates’ normal fund raising, financing, marketing, informational or reporting activities, or to such TRA Holder’s (or any of its Affiliates’) or its direct or indirect owners or Affiliates, auditors, accountants, employees, attorneys or other agents, (C) to any bona fide prospective assignee of such TRA Holder’s rights under this Agreement, or prospective merger or other business combination partner of such TRA Holder, provided that such assignee or merger partner agrees to be bound by the provisions of this Section 7.13, (D) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, rule or regulation; provided that any TRA Holder required to make any such disclosure to the extent legally permissible shall provide the Corporate Taxpayer prompt notice of such disclosure, or to regulatory authorities or similar examiners conducting regulatory reviews or examinations (without any such notice to the Corporate Taxpayer), or (E) to the extent necessary for a TRA Holder or its direct or indirect owners to prepare and file its Tax Returns, to respond to any inquiries regarding such Tax Returns from any Taxing Authority or to prosecute or defend any tax audit or other administrative or judicial tax proceeding with respect to such Tax Returns. Notwithstanding anything to the contrary herein, the Agent (and each employee, representative or other agent of the Agent or its assignees, as applicable) and each TRA Holder and each of its assignees (and each employee, representative or other agent of such TRA Holder or its assignees, as applicable) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and Tax structure of the Corporate Taxpayer, Company, the Agent, the TRA Holders and their Affiliates, and any of their transactions, and all materials of any kind (including opinions or other Tax analyses) that are provided to the Agent or any TRA Holder relating to such Tax treatment and Tax structure.

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(b) If the Agent or an assignee or a TRA Holder or an assignee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 7.13, the Corporate Taxpayer shall have the right and remedy to have the provisions of this Section 7.13 specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Corporate Taxpayer or any of its Subsidiaries or the TRA Holders and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

Section 7.14 No More Favorable Terms. None of the Corporate Taxpayer nor any of its Subsidiaries shall enter into any additional agreement providing rights similar to this Agreement to any Person (including any agreement pursuant to which the Corporate Taxpayer is obligated to pay amounts with respect to tax benefits resulting from any increases in Tax basis, net operating losses or other tax attributes to which the Corporate Taxpayer becomes entitled as a result of a transaction) if such agreement provides terms that are more favorable to the counterparty under such agreement than those provided to the TRA Holders under this Agreement; provided, however, that the Corporate Taxpayer (or any of its Subsidiaries) may, subject to Section 5.1, enter into such an agreement if this Agreement is amended to make such more favorable terms available to the TRA Holders.

Section 7.15 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement (a) could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such TRA Holder upon any Exchange that as of the date of this Agreement would be treated as capital gain to instead be treated as ordinary income or to be otherwise taxed at ordinary income rates for U.S. federal income tax purposes or (b) would have other material adverse tax consequences to such TRA Holder and/or its direct or indirect owners, then, in either case, at the written election of such TRA Holder and to the extent specified by such TRA Holder, this Agreement (i) shall cease to have further effect with respect to such TRA Holder, (ii) shall not apply to an Exchange by such TRA Holder occurring after a date specified by it, or (iii) shall otherwise be amended in a manner determined by such TRA Holder to waive any benefits to which such TRA Holder would otherwise be entitled under this Agreement, provided that such amendment shall not result in an increase in or acceleration of payments under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment. Further, notwithstanding anything herein to the contrary, any TRA Holder may, at any time, elect in writing for this Agreement to cease to have further effect in its entirety with respect to such TRA Holder, and the Corporate Taxpayer shall cease to have any further obligations in respect of such TRA Holder, in each case from and after the date specified by such TRA Holder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Corporate Taxpayer, the Agent, and the TRA Holders have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

[•]

By:
Name:
Title:

AGENT:

[•]

By:
Name:
Title:

[The signatures of the TRA Holders are attached in Schedule A.]

SCHEDULE A

TRA HOLDERS

[•]

By:
Name:
Title:

[•]

By:
Name:
Title:

[•]

By:
Name:
Title:

[•]

By:
Name:
Title:

[•]

By:
Name:
Title:

Exhibit D

FORM OF CERTIFICATE OF INCORPORATION
OF
HECATE ENERGY CORP.

Article I
NAME

The name of the Corporation is Hecate Energy Corp. (the “Corporation”).

Article II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [●]. The name of its registered agent at such address is [●].

Article III
PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is to have a perpetual existence.

Article IV
CAPITALIZATION

Section 1.      The total number of shares of all classes of stock that the Corporation shall have authority to issue is [●], consisting of (i) [●] shares of common stock, divided into (a) [●] shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) and (b) [●] shares of Class V common stock, par value $0.0001 per share (the “Class V Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (ii) [●] shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Section 2.      Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (a) the exchange of all outstanding Class B Units (as defined in the Amended and Restated Operating Agreement of Hecate Energy LLC, a Delaware limited liability company (“OpCo”), as such agreement may be amended from time to time (the “OpCo A&R Operating Agreement”)), along with an equal number of shares of Class V Common Stock, pursuant to the OpCo A&R Operating Agreement and (b) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for shares of Class A Common Stock.

Section 3.      Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4.      Common Stock.

(a)	Voting Rights.

(1)	Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class V Common Stock will be entitled to one vote for each share of Class V Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law and subject to Section 4.4(a)(2), holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

(2)	(a) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class V Common Stock and (b) the holders of the outstanding shares of Class V Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock.

(3)	Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(b)	Dividends; Stock Splits or Combinations.

(1)	Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

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(2)	Except as provided in Section 4.4(b)(3) with respect to stock dividends, dividends of cash or property shall not be declared or paid on shares of Class V Common Stock.

(3)	In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all Class A Units (as defined in the OpCo A&R Operating Agreement) and Class B Units. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(c)	Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class B Units to exchange their Class B Units along with an equal number of shares of Class V Common Stock corresponding to such applicable Class B Units, for shares of Class A Common Stock pursuant to the OpCo A&R Operating Agreement, the holders of shares of Class V Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d)	Cancellation of Class V Common Stock. No holder of Class V Common Stock may transfer shares of Class V Common Stock to any person unless such holder transfers a corresponding number of Class B Units in accordance with the provisions of the OpCo A&R Operating Agreement. If any outstanding share of Class V Common Stock ceases to be held by a holder of the corresponding Class B Unit, including any share of Class V Common Stock exchanged for a share of Class A Common Stock pursuant to the OpCo A&R Operating Agreement, such share shall automatically and without further action on the part of the Corporation or any holder of Class V Common Stock be transferred to the Corporation for no consideration and retired and restored to the status of an authorized but unissued share of Class V Common Stock of the Corporation.

(e)	Further Issuances of Class V Common Stock. No shares of Class V Common Stock shall be issued at any time after the effective date of this Certificate of Incorporation, except (a) to one or more new or existing members of OpCo to whom Class B Units are also issued, (b) to a member of OpCo holding Class B Units in a number necessary to maintain a one-to-one ratio between the collective number of Class B Units outstanding, on the one hand, and the number of shares of Class V Common Stock outstanding, on the other hand or (c) for the issuance of shares of Class V Common Stock in connection with a stock dividend, stock split, reclassification or similar transaction that affects proportionately all outstanding shares of Common Stock and is in accordance with the provisions of this Certificate of Incorporation.

(f)	Preemptive Rights. To the extent Class B Units are issued pursuant to the OpCo A&R Operating Agreement to anyone other than the Corporation or a wholly owned subsidiary of the Corporation, an equivalent number of shares of Class V Common Stock (subject to adjustment as set forth herein) shall be issued at par to the same Person to whom such Class B Units are issued.

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Article V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1.      Except as otherwise provided in this Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided in this Certificate of Incorporation, the number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. In no event shall any decrease in the size of the Board shorten the term of any incumbent director.

Section 2.      Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any director may be removed from office at any time, with or without cause and only by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Section 3.      Except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the director and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal. A vacancy in the Board shall be deemed to exist under this Certificate of Incorporation in the case of the death, removal, resignation or disqualification of any director.

Section 4.      During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Certificate of Incorporation (including any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 5.      The directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) so provide.

Section 6.      Any director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chairman of the Board or the Secretary of the Corporation. Such resignation shall take effect upon delivery, unless the resignation specifies a later effective date or time or an effective date or time determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 7.      Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

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Article VI
STOCKHOLDERS

Section 1.      For so long as the holders of shares of Class V Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent in lieu of a meeting and if the holders of shares of Class V Common Stock do not beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Section 2.      Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, in each case, in accordance with the Bylaws, and shall not be called by stockholders or any other Person or Persons; provided, that for so long as the holders of shares of Class V Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of the Corporation collectively holding shares of capital stock of the Corporation representing a majority of the total voting power of stock entitled to vote generally in election of directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Section 3.      Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

Article VII
LIABILITY AND INDEMNIFICATION

Section 1.      To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2.      The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 3.      Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

Section 4.      Nothing in this Article VII shall limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

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Article VIII
EXCLUSIVE FORUM

Section 1.      Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Section 1 of this Article VIII is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Section 1 of this Article VIII; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 2.      Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933.

Section 3.      To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

Article IX
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1.      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other Persons are granted by and pursuant to this Certificate of Incorporation in its current form or as hereafter amended. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least 66 2⁄3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, Articles V, VI, VII, VIII, and X of this Certificate of Incorporation and this Article IX.

Section 2.      The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The stockholders may also make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that notwithstanding any other provisions of this Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of majority of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

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Article X
DGCL SECTION 203 AND BUSINESS COMBINATIONS

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Article XI
SEVERABILITY

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section or paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

* * * *

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IN WITNESS WHEREOF, [          ] has caused this Certificate of Incorporation to be executed on this day                              of                              , 2026.

[ ]

By:
Name:
Title:	[ ]
Address:

Exhibit E

Form of Bylaws of

[ ]

(a Delaware corporation)

Article VI – Records		18

Article VII – General Matters		18
7.1	Execution of Corporate Contracts and Instruments	18
7.2	Stock Certificates	18
7.3	Lost Certificates	19
7.4	Shares Without Certificates	19
7.5	Dividends	19
7.6	Fiscal Year	19
7.7	Seal	19
7.8	Transfer of Stock	19
7.9	Stock Transfer Agreements	20
7.10	Registered Stockholders	20
7.11	Waiver of Notice	20

Article VIII – Notice by Electronic Transmission		20
8.1	Notice by Electronic Transmission	20
8.2	Definition of Electronic Transmission	21

Article IX – Indemnification		21
9.1	Indemnification of Directors and Officers	21
9.2	Indemnification of Others	22
9.3	Prepayment of Expenses	22
9.4	Indemnification for Successful Defense	22
9.5	Determination; Claim	22
9.6	Non-Exclusivity of Rights	23
9.7	Insurance	23
9.8	Other Indemnification	23
9.9	Continuation of Indemnification	23
9.10	Settlement of Claims	23
9.11	Subrogation	23
9.12	Amendment or Repeal; Interpretation	23

Article X – Definitions		24

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Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of [ ] (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive offices.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.3 Special Meeting.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Advance Notice Procedures for Business Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, is entitled to vote at the meeting and has complied with this Section 2.4. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws. For purposes of this Section 2.4 and Section 2.5 of these bylaws, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these bylaws. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these bylaws.

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(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth day (120th) day, in each case, prior to the one-year anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s annual meeting in the year of the closing of the business combination contemplated by that certain Business Combination Agreement, dated as of January 21, 2026, by and among the Corporation (f/k/a/ EGH Acquisition Corp., a Cayman Islands exempted company), Hecate Holdings LLC and Hecate Energy Group, LLC (the “Business Combination”), be deemed to have occurred on [•]); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the 120th day prior to such annual meeting and not later than the close of business on the ninetieth (90th) day prior to such annual meeting or, if later, on the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary shall set forth:

(a) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person or any of its affiliates or associates (for purposes of these bylaws, as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

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(b) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence (including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly (a) give a Person economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any Person with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any Person with respect to any shares of any class or series of capital stock of the Corporation) in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any performance-related fee (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to be based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Position, (C) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (D) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (E) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (F) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (G) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these bylaws, the text of such proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person (including their names) in connection with the proposal of such business by such stockholder or in connection with acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation, (D) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known, the class and number of all shares of the Corporation’s capital stock owned of record or beneficially by such other stockholder(s) or other beneficial owner(s) and (E) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

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(d) a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the business proposal.

(iv) For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, or (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(v) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or a designated committee thereof shall have the power to determine whether business proposed to be brought before the annual meeting was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the chairperson of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting. If the Board or a designated committee thereof or the chairperson of the meeting, as applicable, determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.4, any such business not properly brought before the meeting shall not be transacted.

(vii) In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation).

(viii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

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2.5 Advance Notice Procedures for Nominations of Directors.

(i) Annual Meeting of Stockholders. Nominations of any person for election to the Board (a) in the case of an annual meeting may be made at such meeting only (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws, or (2) by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination.

(a) The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

(b) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting pursuant to Section 2.5(i)(c), the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these bylaws) thereof in writing and in proper form to the secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a Nominating Person may nominate for election at the annual meeting pursuant to Section 2.5(i)(c) of these bylaws shall not exceed the number of directors to be elected at such annual meeting.

(c) To be in proper form for purposes of Section 2.5(i)(c), a stockholder’s notice to the secretary shall set forth:

(A) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(B) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each Person for election as a director at the meeting);

(C) A statement whether or not the Nominating Person will deliver a proxy statement and form of proxy to holders of at least a majority of the voting power of all of the shares of capital stock of the Corporation; and

(D) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(e).

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(d) A stockholder providing notice of any nomination proposed to be made at the applicable meeting of stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(e) To be eligible to be a candidate for election as a director of the Corporation at the applicable meeting of stockholders, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the secretary at the principal executive offices of the Corporation, (1) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (2) upon request of the Corporation, a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein, (B) understands his or her duties as a director under the DGCL and agrees to act in accordance with those duties while serving as a director, (C) is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such nominee, if elected as a director, will act or vote as a director on any issue or question to be decided by the Board, in any case, to the extent that such arrangement, understanding, commitment or assurance (i) could limit or interfere with his or her ability to comply, if elected as director of the Corporation, with his or her fiduciary duties under applicable law or with policies and guidelines of the Corporation applicable to all directors or (ii) has not been disclosed to the Corporation prior to or concurrently with the Nominating Person’s submission of the nomination, and (D) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such Person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(f) The Board may also require any proposed candidate for nomination as a director to furnish such other information as may reasonably be requested by the Board in writing prior to the applicable meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines, if any.

(ii) Special Meetings of Stockholders. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws or (2) provided that the Board (or, if applicable, a stockholder exercising its right to call a special meeting) has determined that directors shall be elected at such meeting, by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any special meeting of stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by and meeting the requirements of paragraphs (i)(b), (i)(c), (i)(d), (i)(e) and (i)(f) of this Section 2.05 shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

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(iii) General.

(a) For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (c) any other participant in such solicitation.

(b) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

(c) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(d) Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if any Nominating Person giving notice provided by this Section 2.5 provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for the Nominating Person’s nominee(s). Upon request by the Corporation, if any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(e) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The Board or a designated committee thereof shall have the power to determine whether a nomination before the applicable meeting of stockholders was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the chairperson of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting; provided, however, that nothing herein shall limit the power and authority of the Board or such designated committee to make any such determination in advance of such meeting. If the Board or a designated committee thereof or the chairperson of the meeting, as applicable, determines that any nomination was not made in accordance with the provisions of this Section 2.5, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

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2.6 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i) if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records;

(ii) if delivered by courier service, at the earlier of when the notice is received or left at such stockholder’s address; or

(iii) if electronically transmitted as provided in Section 8.1 of these bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders; provided, however, that where a separate vote by a class or series or classes or series is required, a majority of the voting power of the stock of such class or series or classes or series outstanding and entitled to vote on that matter, present in person or by proxy, shall constitute a quorum entitled to take action with respect to such matter. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority of voting power of the stock entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. Subject to applicable law, if a quorum initially is present at any meeting of stockholders, the stockholders may continue to transact business until adjournment or recess, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but if a quorum is not present at least initially, no business other than adjournment or recess may be transacted.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

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2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder of record.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law, or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter, and where a separate vote by a class or series or classes or series is required, if a quorum of such class or series or classes or series is present, such act shall be authorized by the affirmative vote of at least a majority of the voting power of the stock of such class or series or classes or series present in person or represented by proxy and entitled to vote on the subject matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

If stockholder action by consent in lieu of a meeting is not prohibited by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in lieu of a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in lieu of a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

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In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The authorization of a Person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL, provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive offices. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in Person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation may, and shall if required by law, appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. Inspectors may be employees of the Corporation. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

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(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

2.16 Virtual Meeting.

The Board may, in its sole discretion, determine that stockholder meetings shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication (i) participate in a meeting of stockholders; and (ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

2.17 Delivery to the Corporation.

Whenever this Article II requires one or more Persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation otherwise provides, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Article III – Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

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3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in the Certificate of Incorporation, each director shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned but whose resignations have not yet become effective, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only in the manner provided in the Certificate of Incorporation and applicable law.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand or by courier;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

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directed to each director at that director’s address, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand or by courier, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twelve (12) hours before the time of the holding of the meeting. If the notice is sent by mail, it shall be deposited in the mail at least one (1) day before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

Unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at all meetings of the Board. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by the DGCL, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Action by Unanimous Consent Without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee, as applicable, and such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

3.11 Removal.

Directors may be removed from office only in the manner provided in the Certificate of Incorporation and applicable law.

3.12 Chairperson, Vice Chairperson.

The Board may appoint a chairperson of the Board from its members, who shall have all the customary duties and responsibilities of such office. The chairperson may be (but shall not be required to be) the chief executive officer or another executive officer of the Corporation. The Board also may appoint a vice chairperson of the Board from its members and prescribe his or her powers and duties. The chairperson shall preside over all meetings of the Board and of the Corporation’s stockholders and shall exercise such powers and perform such duties as shall be assigned to or required of the chairperson of the Board from time to time by the Board or these Bylaws. If the chairperson is unable to so preside over any meetings of the Board or the Corporation’s stockholders, or is absent, then the vice chairperson of the Board, if one is appointed, shall preside over all meetings of the Board. If the chairperson of the Board, and the vice chairperson of the Board, if one is appointed, are unable to preside or are absent, the Board shall designate an alternate representative to preside over a meeting of the Board.

3.13 Emergency Bylaws. This Section 3.13 shall be operative during any emergency condition as contemplated by Section 110 of the DGCL (an “Emergency”), notwithstanding any different or conflicting provisions in these Bylaws, the Certificate of Incorporation or the DGCL. In the event of any Emergency, the director or directors in attendance at a meeting of the Board thereof shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board as they shall deem necessary and appropriate. Except as the Board may otherwise determine, during any Emergency, the Corporation and its directors and officers, may exercise any authority and take any action or measure contemplated by Section 110 of the DGCL.

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Article IV – Committees

4.1 Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings and notice);

(iv) Section 3.9 (action by unanimous consent without a meeting);

(v) Section 3.12 (chairperson, vice chairperson); and

(vi) Section 7.11 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; and

(ii) special meetings of committees may also be called by resolution of the Board or by the chairperson of the applicable committee.

A majority of the directors then serving on a committee of the Board or on a subcommittee of a committee shall constitute a quorum for the transaction of business by the committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater or lesser number (provided that in no case shall a quorum be less than one-third of the directors then serving on the committee or subcommittee). The vote of a majority of the members of the committee or subcommittee present at any meeting at which a quorum is present shall be the act of such committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater number. If a quorum is not present at any meeting of the committee, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

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The Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Article V – Officers

5.1 Officers.

The officers of the Corporation shall include a chief executive officer and a secretary. The Corporation may also have, at the discretion of the Board, a president, a chief financial officer, a treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same Person.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. In the event of the absence or disability of any officer, the Board may designate another officer to act temporarily in place of such absent or disabled officer.

5.3 Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president (where the president and chief executive officer are not the same individual), to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board or an authorized officer (as applicable), may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Sections 5.2 and 5.3, as applicable.

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5.6 Representation of Securities of Other Entities.

The chairperson of the Board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7 Tenure, Authority and Duties of Officers.

Except as provided in Section 5.3, all officers of the Corporation shall hold such office, respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Article VI – Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Each director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board so designated, or by any other Person as to matters which such director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Article VII – General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 Stock Certificates.

The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of

Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two (2) officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be electronic. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

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7.3 Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.6 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board. Unless otherwise fixed by the Board, the fiscal year of the Corporation shall consist of the twelve (12)  month period ending on December 31.

7.7 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.8 Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (if such shares are represented by certificates) or by delivery of duly executed instructions (if such shares are uncertificated), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

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7.9 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.10 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends, subject to any restrictions included in the DGCL or the Certificate of Incorporation, and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.11 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII – Notice by Electronic Transmission

8.1 Notice by Electronic Transmission.

Except as otherwise specifically required in these bylaws or by applicable law, all notices required to be given pursuant to these bylaws may in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever, by applicable law, the Certificate of Incorporation or these bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission (other than electronic mail) consented to by the stockholder to whom the notice is given, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission (other than electronic mail), when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices and (y) such inability becomes known to the secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

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An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by electronic mail or by another form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2 Definition of Electronic Transmission.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IX – Indemnification

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding.

Subject to the requirements in this Article IX and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article IX in connection with any Proceeding (or any part of any Proceeding):

(a)	for which payment has actually been made to and received by or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)	for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)	for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(d)	initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation, any legal entity which it controls, any director or officer thereof or any third party, unless (i) the Board has consented to the initiation of such Proceeding or part thereof, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law (provided, however, that this 9.1 shall not apply to counterclaims or affirmative defenses asserted by such person in an action brought against such person), (iii) otherwise required to be made under Section 9.4 or (iv) otherwise required by applicable law; or

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(e)	if prohibited by applicable law; provided, however, that if any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

The Corporation shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by any indemnitee in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Indemnification for Successful Defense.

To the extent that an indemnitee has been successful on the merits or otherwise in defense of any proceeding (or in defense of any claim, issue or matter therein), such indemnitee shall be indemnified under this Section 9.4 against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such defense. Indemnification under this Section 9.4 shall not be subject to satisfaction of a standard of conduct, and the Corporation may not assert the failure to satisfy a standard of conduct as a basis to deny indemnification or recover amounts advanced; provided, however, that, any indemnitee who is not a current or former director or officer (as such term is defined in the final sentence of Section 145(c)(1) of the DGCL) shall be entitled to indemnification under Section 9.1 and this Section 9.4 only if such indemnitee has satisfied the standard of conduct required for indemnification under Section 145(a) or Section 145(b) of the DGCL.

9.5 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

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9.6 Non-Exclusivity of Rights.

The rights conferred on any Person by this Article IX shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.7 Insurance.

The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.8 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.9 Continuation of Indemnification.

Subject to the terms of any provision of the Certificate or agreement between the Corporation and any director, officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the Person has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

9.10 Settlement of Claims.

Notwithstanding anything in this Article IX to the contrary, the Corporation shall not be liable to indemnify any amounts paid in settlement of any proceeding effected without the Corporation’s written consent, which consent shall not be unreasonably withheld.

9.11 Subrogation.

In the event of payment under this Article IX, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee (excluding insurance obtained on the indemnitee’s own behalf), and the indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

9.12 Amendment or Repeal; Interpretation.

Any repeal or modification of this Article IX shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

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Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to a chief executive officer, a chief financial officer, a secretary or a treasurer appointed pursuant to Article V of these bylaws, and to any president, vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X – Definitions

As used in these Bylaws, unless the context otherwise requires, the term:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.

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Exhibit F

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

HECATE ENERGY GROUP LLC

A Delaware limited liability company

dated as of [●], 2026

THE LIMITED LIABILITY COMPANY INTERESTS IN HECATE ENERGY GROUP LLC HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, THE SECURITIES LAWS OF ANY STATE, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE SECURITIES LAWS OF ANY STATE AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE COMPANY AND THE APPLICABLE MEMBER. THEREFORE, PURCHASERS AND OTHER TRANSFEREES OF SUCH LIMITED LIABILITY COMPANY INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT OR ACQUISITION FOR AN INDEFINITE PERIOD OF TIME.

TABLE OF CONTENTS

i

ii

iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF HECATE ENERGY GROUP LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of HECATE ENERGY GROUP LLC, a Delaware limited liability company (the “Company”), dated as of [●], 2026, is entered into by and among the Members that are party hereto, [●], (f/k/a EGH Acquisition Corp.), a Delaware corporation (the “Manager”), and each other Person as may become a Member from time to time, pursuant to the provisions of this Agreement.

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq. (as it may be amended from time to time, and any successor to such statute, the “Act”), under the name “Hecate Energy Group LLC” by the filing of a Certificate of Formation (together with any amendments, the “Certificate of Formation”) of the Company in the office of the Secretary of State of the State of Delaware on [●];

WHEREAS, immediately prior to the adoption of this Agreement, the Company was governed by the Limited Liability Company Agreement, dated [●] (the “Initial Operating Agreement”);

WHEREAS, in connection with the Business Combination Agreement, by and among the Manager, the Company and Hecate Holdings, LLC (“Hecate”) dated as of January 21, 2026 (as further amended or modified in whole or in part from time to time in accordance with such agreement, the “Combination Agreement”), the Initial Operating Agreement is amended and restated in its entirety by this Agreement, with this Agreement superseding and replacing the Initial Operating Agreement in its entirety; and

WHEREAS, as a result of certain transactions described in the Combination Agreement, the Company shall be treated as a partnership continuation of the Company pursuant to Section 708(a) of the Code.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE I
GENERAL PROVISIONS

Section 1.1      Formation. The Company has been formed as a Delaware limited liability company subject to the provisions of the Act upon the terms, provisions and conditions set forth in this Agreement.

Section 1.2      Name. The name of the Company is “Hecate Energy Group LLC.” The Company may also conduct business at the same time under one or more fictitious names if the Manager determines that such is in the best interests of the Company. The Company may change its name, from time to time, in accordance with Law.

Section 1.3      Principal Place of Business; Other Places of Business. The principal business office of the Company shall be as designated by the Manager from time to time. The Company may maintain offices and places of business at such other place or places within or outside the State of Delaware as the Manager deems advisable.

Section 1.4      Designated Agent for Service of Process. So long as required by the Act, the Company shall continuously maintain a registered office and a designated and duly qualified agent for service of process on the Company in the State of Delaware. The address of the registered office of the Company in the State of Delaware shall be [●], or such other place as the Manager from time to time may select. The Company’s registered agent for service of process at such address is [●], or such other qualified Person as the Manager may designate from time to time.

Section 1.5      Term. The term of the Company shall be perpetual unless and until the Company is dissolved in accordance with the Act or this Agreement. Notwithstanding the dissolution of the Company, the existence of the Company shall continue until its termination pursuant to this Agreement or as otherwise provided in the Act.

Section 1.6      No State Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member shall be an agent, partner or joint venturer of any other Member, for any purposes other than for U.S. federal, and applicable state and local, income tax purposes, and this Agreement shall not be construed to suggest otherwise. Each Member hereby acknowledges and agrees that, except as expressly provided herein, in performing its obligations or exercising its rights under this Agreement, it is acting independently and is not acting in concert with, on behalf of, as agent for, or as joint venturer of, any other Member. Other than in respect of the Company, nothing contained in this Agreement shall be construed as creating a corporation, association, joint stock company, business trust, or organized group of Persons, whether incorporated or not, among or involving any Member or its Affiliates, and nothing in this Agreement shall be construed as creating or requiring any continuing relationship or commitment as between such parties other than as specifically set forth in this Agreement.

Section 1.7      Business Purpose. The purpose of the Company is to carry on any and all lawful businesses and activities permitted from time to time under the Act.

Section 1.8      Powers. The Company will possess and subject to any express limitations thereon in this Agreement, may exercise all of the powers and privileges granted to it by the Act, any other Law, or this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company set forth in Section 1.7.

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Section 1.9      Certificates; Filings. The Certificate of Formation was previously filed on behalf of the Company in the office of the Secretary of State of the State of Delaware as required by the Act. The Manager shall take any and all other actions reasonably necessary to maintain the status of the Company under the Laws of the State of Delaware or any other state in which the Company shall do business. If requested by the Manager, the Members shall promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the Manager to accomplish all filing, recording, publishing, and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited liability company under the Laws of the State of Delaware, (b) if the Manager deems it advisable, the operation of the Company as a limited liability company, in all jurisdictions in which the Company proposes to operate, and (c) all other filings required (or determined by the Manager to be necessary or appropriate) to be made by the Company.

Section 1.10      Representations and Warranties by the Members.

(a)            Individual-Member-Specific Representations. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) that is an individual represents and warrants to each other Member that (i) the execution of this Agreement and the consummation of the transactions contemplated by this Agreement to be performed by such Member will not result in a breach or violation of any statute, regulation, order or other Law to which such Member is subject and (ii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms, except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

(b)            Non-Individual-Member-Specific Representations. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or a Substituted Member) that is not an individual represents and warrants to each other Member that (i) the execution of this Agreement and the transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including that of its general partner(s), managing member(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the execution of this Agreement and consummation of such transactions will not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), or any statute, regulation, order or other Law to which such Member or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, and (iii) this Agreement is binding upon, and enforceable against, such Member in accordance with its terms, except (A) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (B) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

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(c)            Securities Laws. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) represents and warrants that it has acquired its interest in the Company for its own account and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Member further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself.

(d)            Survival of Representations and Warranties. The representations and warranties contained in Sections 1.10(a), 1.10(b), and 1.10(c) shall survive the execution and delivery of this Agreement by each Member (and, in the case of an Additional Member or a Substituted Member, the admission of such Additional Member or Substituted Member as a Member in the Company), and the dissolution, liquidation, and termination of the Company.

(e)            No Representations as to Performance. Each Member (including each Additional Member or Substituted Member as a condition to becoming an Additional Member or Substituted Member) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Company or the Manager have been made by the Company or any Member or any employee or representative or Affiliate of the Company or any Member, and that projections and any other information, including financial and descriptive information and documentation, that may have been in any manner submitted to such Member shall not constitute any representation or warranty of any kind or nature, express or implied.

(f)            Modification of Representations and Warranties. The Manager may permit the modification of any of the representations and warranties contained in Sections 1.10(a), 1.10(b), and 1.10(c), as applicable, by any Member (including any Additional Member or Substituted Member or any transferee of either); provided, that such representations and warranties, as modified, shall be set forth in either (i) a Unit Designation applicable to the Units held by such Member or (ii) a separate writing addressed to the Company.

Section 1.11      LLC Agreement. This Agreement shall constitute the “limited liability company agreement” of the Company for purposes of the Act. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Act in the absence of such provision, this Agreement shall control to the fullest extent permitted by the Act and other applicable Law.

Section 1.12      Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally (whether to the Company, any of the other Members, the creditors of the Company or any other third party) for any such debt, obligation or liability of the Company solely by reason of being a Member.

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ARTICLE II
UNITS; CAPITAL CONTRIBUTIONS

Section 2.1      Units.

(a)            Generally. The interests of the Members in the Company are divided into, and represented by, the Units, each having the rights and obligations specified in this Agreement.

(b)            Classes. The Units are initially divided into:

(i)            “Class A Units,” which are issuable solely to the Manager and such other persons as the Manager shall determine;

(ii)            “Class B Units,” which are issuable to the Members as set forth on the Register and as otherwise provided in this Agreement; and

(iii)            Other Classes of Units. Subject to Sections 2.4 and 2.5 and any other applicable terms of this Agreement, the Company may issue additional Units or create additional classes, series, subclasses, or sub-series of Units in accordance with this Agreement.

Section 2.2      Capital Contributions of the Members; No Deficit Restoration Obligation.

(a)            Capital Contributions. The Members made, shall be treated as having made, or have agreed to make, Capital Contributions to the Company and were issued the Units indicated on the Register. Except as provided by Law or in this Agreement, the Members shall have no obligation or, except as otherwise provided in this Agreement or with the prior written consent of the Manager, right to make any other Capital Contributions or any loans to the Company.

(b)            No Deficit Restoration Obligation. No Member shall have an obligation to make any contribution to the capital of the Company as the result of a deficit balance in its Capital Account, and any such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

Section 2.3      No Interest; No Return. No Member shall be entitled to interest on its Capital Contribution or on such Member’s Capital Account balance. Except as provided by this Agreement, any Unit Designation, or by Law, no Member shall have any right to demand or receive a withdrawal or the return of its Capital Contribution from the Company. Except to the extent provided in this Agreement or in any Unit Designation, no Member shall have priority over any other Member as to distributions or the return of Capital Contributions.

Section 2.4      Issuances of Additional Units. Subject to Section 2.5 and the rights of any Member set forth in a Unit Designation:

(a)            General. Subject to Section 2.5(d) and Section 4.1(f) (as applicable), the Manager may cause the Company to (i) issue additional Common Units to the Members (including, subject to Section 2.4(b), the Manager) or any other Person at any time in its sole discretion and (ii) create one or more classes or series of Units or preferred Units solely to the extent such new class or series of Units or preferred Units are substantially economically equivalent to a class of common or other stock of the Manager or class or series of Preferred Stock of the Manager, respectively, which may be subject to vesting and other terms and conditions as determined by the Manager and as may be set forth in any Incentive Compensation Plan from time to time. To the extent any such additional Units are issued in one or more new classes or one or more new series of any of such classes, the designations, preferences, conversion or other rights, voting powers, restrictions, rights to distributions, qualifications and terms and conditions of redemption of such additional Units shall be set forth in a written document attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated into this Agreement by reference (each, a “Unit Designation”). Upon the issuance of any such additional Units or other New Securities, the Manager shall amend the Register and the books and records of the Company as appropriate to reflect such issuance. Except to the extent specifically set forth in any Unit Designation, a Unit of any class or series other than a Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter. The Company shall only be permitted to issue additional Common Units and/or establish other classes or series of Units or other New Securities to the Persons and on the terms and conditions provided for in this Section 2.4 and Section 2.5.

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(b)            Issuances to the Manager. No additional Units shall be issued to the Manager unless at least one of the following conditions is satisfied:

(i)            Consistent with the requirements of Section 2.5(d), including to maintain the One-to-One Ratios, the additional Units are (x) Class A Units (A) issued in connection with an issuance of Class A Common Stock or (B) issued with appropriate adjustments to the Exchange Rate in accordance with Section 11.4, or (y) Equivalent Units (other than Common Units) issued in connection with an issuance of Preferred Stock, New Securities, or other interests in the Manager (other than Common Stock), and, in each case, the Manager contributes to the Company the net proceeds received in connection with the issuance of such Class A Common Stock, Preferred Stock, New Securities, or other interests in the Manager;

(ii)            There is a recapitalization of the Capital Stock of the Manager, including any stock split, stock dividend, reclassification or similar transaction and such issuances are necessary to maintain the One-to-One Ratios;

(iii)            The additional Units are issued upon the conversion, redemption or exchange of Debt, Units or other securities issued by the Company and held by the Manager and such issuances are necessary to maintain the One-to-One Ratios; or

(iv)            The additional Units are issued in accordance with the express terms of the applicable provisions of this Section 2.4 and Section 2.5 or Section 3.2(f).

(c)            No Preemptive Rights. Except as expressly provided in this Agreement or in any Unit Designation, no Person shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Unit.

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(d)            Additional Restrictions. Notwithstanding anything to the contrary in this Agreement, no additional Units may be issued by the Company to the extent that such issuance (A) would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii) (determined by taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (B) would create an undue risk that the Company would be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code (or a successor provision) or otherwise classified as an association taxable as a corporation for U.S. federal, state, or local income tax purposes.

Section 2.5      Additional Funds and Additional Capital Contributions.

(a)            General. The Company may, at any time and from time to time, determine that it requires additional funds (“Additional Funds”) for the acquisition or development of additional Assets, for the redemption of Units, or for such other purposes as the Company may determine. Additional Funds may be obtained by the Company in any manner provided in, and in accordance with, the terms of this Section 2.5 without the approval of any Member or any other Person (unless such approval is otherwise required pursuant to this Section 2.5).

(b)            Additional Capital Contributions. Subject in all cases to the requirements to maintain the One-to-One Ratios pursuant to this Section 2.5, the Company may obtain any Additional Funds by accepting Capital Contributions from any Members or other Persons. Subject in all cases to the requirements to maintain the One-to-One Ratios pursuant to this Section 2.5, in connection with any such Capital Contribution, the Company is hereby authorized from time to time to issue additional Units (as set forth in Section 2.4) in consideration for such Capital Contributions.

(c)            Loans by Third Parties. The Company may obtain any Additional Funds by incurring Debt payable to any Person upon such terms as the Company determines appropriate; provided, however, that the Company shall not incur any such Debt if any Member would be personally liable for the repayment of all or any portion of such Debt unless that Member otherwise agrees in writing.

(d)            Issuance of Securities by the Manager; One-to-One Ratios.

(i)            Except as otherwise reasonably determined by the Manager in connection with a contribution of cash or other asset by the Manager to the Company, the Company and the Manager shall use commercially reasonable efforts, including, without limitation, through issuances, reclassifications, distributions, divisions or recapitalizations, with respect to the Common Units, the Class A Common Stock and the Class V Common Stock, as applicable, to maintain at all times (i) a one-to-one ratio between the number of Class A Units owned by the Manager, directly or indirectly, and the number of outstanding shares of Class A Common Stock, in the aggregate and (ii) a one-to-one ratio between the collective number of Class B Units owned by each Member (other than the Manager), directly or indirectly, and the number of outstanding shares of Class V Common Stock owned by such Member, directly or indirectly (collectively, the “One-to-One Ratios”) in each case, disregarding, for purposes of maintaining the One-to-One Ratios, (A) treasury stock or (B) preferred stock or other debt or equity securities issued by the Manager that are convertible into or exercisable or exchangeable for Class A Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by the Manager to the equity capital of the Company). Except as otherwise determined by the Manager in its reasonable discretion, the Company and the Manager shall not undertake any subdivision (by any Common Unit split, stock split, distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Common Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Class A Units or Class A Common Stock, as applicable, that is not accompanied by an identical subdivision or combination of Class A Common Stock or Class A Units, respectively, to maintain at all times the One-to-One Ratios, in each case, unless such action is necessary to maintain at all times the One-to-One Ratios. Unless otherwise Consented to by the Members in accordance with Article X, after the completion of the SPAC Transactions, or in the case of a Liquidity Offering for purposes of a Cash Settlement and subject to Section 2.5(d)(ii) and Article XI, as applicable, the Manager shall not issue any additional Capital Stock or New Securities unless the Manager contributes the net proceeds received from the issuance of such additional Capital Stock or New Securities (as the case may be), and from the exercise of the rights contained in any such additional Capital Stock or New Securities to the Company in exchange for (i) in the case of an issuance of Class A Common Stock, Class A Units, or (ii) in the case of an issuance of Preferred Stock or New Securities, Equivalent Units, in each case, as and to the extent necessary to maintain the One-to-One Ratios. If at any time any Preferred Stock or New Securities are issued that are convertible into or exercisable for Class A Common Stock or another security of the Manager, then upon any such conversion or exercise, the corresponding Equivalent Unit shall be similarly converted or exercised, as applicable, and an equal number of Class A Units or other Equivalent Units shall be issued to the Manager, in each case to the extent necessary to maintain the One-to-One Ratios.

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(ii)            New Securities that are derivative securities issued under any Incentive Compensation Plan of the Manager shall not require issuance of Equivalent Units by the Company until such time as such derivative securities are exercised for Capital Stock of the Manager.

(e)            Reimbursement of Issuance Expenses. If the Manager issues additional Capital Stock or New Securities and contributes the net proceeds (after deduction of any underwriters’ discounts and commissions) received from such issuance to the Company pursuant to Section 2.5(d), the Company shall reimburse or assume (on an after-tax basis) the Manager’s documented out-of-pocket expenses (excluding any underwriters’ discounts and commissions already deducted from net proceeds) associated with such issuance.

(f)            Repurchase or Redemption of Capital Stock. Except for Class V Common Stock, if any shares of Capital Stock or New Securities are repurchased, redeemed or otherwise retired (whether by exercise of a put or call, automatically or by means of another arrangement) by the Manager, then the Manager shall cause the Company, immediately before such repurchase, redemption or retirement of such Capital Stock or New Securities, to redeem, repurchase or otherwise retire a corresponding number of Class A Units (in the case of Class A Common Stock), or Equivalent Units held by the Manager, upon the same terms and for the same consideration as the Capital Stock or New Securities to be repurchased, redeemed, or retired, in each case to the extent necessary to maintain the One-to-One Ratios. No repurchases, redemptions or retirements of any Class V Common Stock that relate to outstanding Class B Units may be made except if such Class B Unit is concurrently repurchased, redeemed or otherwise retired under the terms of this Agreement (without limitation of the rights and obligations in Article XI).

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(g)            Use of Excess Cash. Notwithstanding anything to the contrary in this Agreement, if the Manager (i) receives Tax Distributions in an amount in excess of the amount necessary to enable the Manager to meet or pay its U.S. federal, state and local Tax obligations, its obligations under the Tax Receivable Agreement, and any other operating expenses it reasonably anticipates or (ii) holds any other excess cash amount, the Manager may, in its sole discretion, use such excess amounts in such manner as the Manager in good faith determines to be in the best interest of the Manager’s stockholders and to preserve the intended economic effect of this Section 2.5, Article XI and the other provisions hereof.

ARTICLE III
DISTRIBUTIONS

Section 3.1      Distributions Generally. Except as otherwise provided in this Article III and subject to the terms of any Unit Designation, the Company shall distribute an amount of Available Cash if, when, and as determined by the Manager to the holders of the Common Units pro rata in accordance with the number of their Units. Notwithstanding the preceding sentence, to the extent that the aggregate distributions otherwise made to the Manager pursuant to Section 3.2 and this Section 3.1 (taking into account the last sentence of Section 3.2(d)(i)) in respect of any Fiscal Year are less than the sum of (1) the Manager’s Assumed Tax Liability in respect of such Fiscal Year and (2) the aggregate amount of payments required to be made by the Manager to the TRA Holders under the Tax Receivable Agreement during such Fiscal Year (any such deficiency, a “Manager TRA Shortfall”), the Company shall promptly make additional distributions of Available Cash, if any, to the Members in accordance with this Section 3.1 (as modified by the last sentence of Section 3.2(d)(i)), to the extent necessary to eliminate any Manager TRA Shortfall in respect of such Fiscal Year (any such distributions to Members, “TRA Shortfall Distributions”). The timing of any TRA Shortfall Distribution with respect to any Fiscal Year shall take into account the timing of the Manager’s payment obligations under the Tax Receivable Agreement during such Fiscal Year.

Section 3.2      Tax Distributions.

(a)            Generally. If the amount distributed to a Common Member pursuant to Section 3.1 in respect of a Fiscal Year is less than that Common Member’s Assumed Tax Liability in respect of such Fiscal Year (such deficiency, an “Assumed Tax Liability Shortfall”), the Company shall distribute Available Cash, if any, to the Common Members, pro rata in accordance with the amounts of their respective Assumed Tax Liability Shortfalls for such Fiscal Year, until each such Assumed Tax Liability Shortfall is eliminated (each such distribution, a “Tax Distribution”).

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(b)            Calculation of Assumed Tax Liability. For purposes of calculating the amount of each Common Member’s Tax Distributions under Section 3.2(a), a Common Member’s “Assumed Tax Liability” in respect of any Fiscal Year means an amount equal to the product of:

(i)            the net taxable income and gain allocated to that Common Member from the Company for U.S. federal income tax purposes with respect to such Fiscal Year; multiplied by

(ii)            unless otherwise determined by the Company, the highest combined effective U.S. federal, state, and local marginal rate of tax (taking into account (A) the deductibility of state and local income taxes for U.S. federal income tax purposes and any limitations thereon and (B) Sections 1401 and 1411 of the Code (as applicable)) applicable to any direct Member (or, in the case of a direct Member that is a passthrough entity for U.S. federal income tax purposes, any applicable indirect Member) with respect to such Fiscal Year (such tax rate, the “Assumed Tax Rate”); provided, for the avoidance of doubt, the Assumed Tax Rate shall be the same for all Common Members.

The calculation required by this Section 3.2(b) shall be made by taking into account (w) the character of the income or gain, (x) any allocations under Code Section 704(c) or the principles thereof (including reverse Section 704(c) allocations), (y) any special basis adjustments resulting from any election under Section 754 of the Code, including adjustments under Code Sections 732, 734(b) or 743(b), and (z) any limitations on the use of deductions or credits allocable with respect to such Fiscal Year. In addition, the Company shall adjust a Common Member’s Assumed Tax Liability to the extent the Company reasonably determines is necessary or appropriate as a result of any differences between U.S. federal income tax law and the tax laws of other jurisdictions in which the Company has a taxable presence. The Company shall calculate the amount of any increase described in the preceding sentence by applying the principles of Section 3.2(b)(i) and Section 3.2(b)(ii) replacing the words “U.S. federal” with a reference to the applicable jurisdiction.

(c)            Timing of Tax Distributions. If reasonably practicable, the Company shall make distributions of the estimated Tax Distributions in respect of a Fiscal Year on a quarterly basis to facilitate the payment of quarterly estimated income taxes, taking into account amounts previously distributed pursuant to Section 3.1 or Section 3.2. Not later than sixty (60) Business Days after the end of the Fiscal Year, the Company shall make a final Tax Distribution in an amount sufficient to fulfill the Company’s obligations under Section 3.2(a).

(d)            Member Tax Advance.

(i)            Notwithstanding anything to the contrary contained in this Agreement (including Article XI), if any Common Member, other than the Manager, has received cumulative Tax Distributions on a per-Common Unit basis in excess of the cumulative Tax Distributions that would have been received by such Common Member on a per-Common Unit basis if the cumulative Tax Distributions made to all Common Members (including the Manager) had been made pro rata on a per-Common Unit basis as a result of prior Tax Distributions in accordance with Section 3.2(a)), any such excess amount shall be treated as a tax advance in respect of each such Common Unit owned by such Common Member (each such excess, a “Member Tax Advance”). The amount of any Member Tax Advance shall be treated as an advance that shall reduce (on a dollar for dollar basis) any future amounts otherwise distributable to such Common Member in respect of such Common Unit under Section 3.1 or Section 9.3(a)(iii) (with any such reduction to instead be distributed to any Members that have a Member Shortfall Amount, in proportion to their respective Member Shortfall Amounts), with any such Member Tax Advance being reduced to the extent that such Member Tax Advance reduces an amount that otherwise would have been distributed to such Member under Section 3.1.

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(ii)            If there is a Member Tax Advance outstanding (taking into account the last sentence of Section 3.2(d)(i)) with respect to a Common Member (i) who Exchanges Common Units pursuant to the provisions of Article XI or (ii) whose Common Units are exchanged pursuant to a Mandatory Exchange upon a Change of Control Transaction pursuant to Section 7.4, then in each case, such Common Member shall be required to promptly pay to the Company (in all events prior to the Exchange Date) an amount of cash equal to the aggregate Member Tax Advances relating to all Common Units of such Common Member subject to the Exchange; provided that, (x) in the case of an Exchange described in clause (i) of this Section 3.2(d)(ii), in lieu of paying such amount in cash, such Common Member, at its option, can elect to forgo such number of shares of Class A Common Stock (or in the case of a Cash Settlement, an amount of cash) it would be otherwise entitled to receive pursuant to such Exchange having a value (or in the case of a Cash Settlement, in an amount) equal to the aggregate Member Tax Advances relating to all Common Units of such Common Member subject to such Exchange, or (y) in the case of a Mandatory Exchange described in clause (ii) of this Section 3.2(d)(ii), in lieu of paying such amount in cash, such Common Member, at its option, can elect to forgo such number of shares of Class A Common Stock (or economically equivalent amount of cash or number of equity securities in a successor entity) it would be otherwise entitled to receive pursuant to such Mandatory Exchange upon a Change of Control Transaction having a value based on the consideration paid in such Change of Control Transaction (as reasonably determined by the Board of Directors) equal to the aggregate Member Tax Advances relating to all Common Units of such Common Member subject to such Mandatory Exchange; provided, further, that if such Common Member has not paid to the Company, prior to the Exchange Date, an amount of cash equal to the aggregate Member Tax Advances relating to all Common Units subject to the Exchange, then such Common Member shall be deemed to have elected to forgo shares (or the economically equivalent amount of cash or number of equity securities in a successor entity) in accordance with clause (x) or (y), as applicable, of the foregoing proviso. The obligations of each Common Member pursuant to the preceding sentence shall survive the withdrawal of any Member or the Transfer of any Member’s Units and shall apply to any current or former Common Member. For the avoidance of doubt, any Common Member’s repayment of a Member Tax Advance pursuant to this Section 3.2(d) shall not be treated as a Capital Contribution by such Common Member.

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(e)            Member Tax Shortfall.

(i)            Notwithstanding anything to the contrary contained in this Agreement (including Article XI), if any Common Member, other than the Manager, has received cumulative Tax Distributions on a per-Common Unit basis in an amount less than the cumulative Tax Distributions that would have been received by such Common Member on a per-Common Unit basis if the cumulative Tax Distributions made to all Common Members (including the Manager) had been made pro rata on a per-Common Unit basis, any such shortfall amount shall be treated as a tax shortfall in respect of each such Common Unit owned by such Common Member (each, a “Member Tax Shortfall”).

(ii)            If there is a Member Tax Shortfall outstanding (taking into account the last sentence of 3.2(d)(i)) with respect to a Common Member (i) who Exchanges Common Units pursuant to the provisions of Article XI or (ii) whose Common Units are exchanged pursuant to a Mandatory Exchange upon a Change of Control Transaction pursuant to Section 7.4, then in each case, the Company shall be required to promptly pay to such Common Member (in all events prior to the Exchange Date) an amount of cash equal to the aggregate Member Tax Shortfall relating to all Common Units of such Common Member subject to the Exchange; provided that, (x) in the case of an Exchange described in clause (i) of this Section 3.2(e)(ii), in lieu of the Company paying such amount in cash, the Manager, at its option, can elect to issue to such Common Member such additional number of shares of Class A Common Stock having a value equal to the aggregate Member Tax Shortfall relating to all Common Units of such Common Member subject to such Exchange, or (y) in the case of a Mandatory Exchange described in clause (ii) of this Section 3.2(e)(ii), in lieu of the Company paying such amount in cash, the Manager, at its option, can elect to issue to such Common Member such additional number of shares of Class A Common Stock (or economically equivalent amount of cash or number of equity securities in a successor entity) having a value based on the consideration paid in such Change of Control Transaction (as reasonably determined by the Board of Directors) equal to the aggregate Member Tax Shortfall relating to all Common Units of such Common Member subject to such Mandatory Exchange. The obligations of the Company and the Manager pursuant to the preceding sentence shall survive the withdrawal of any Member or the Transfer of any Member’s Units. For the avoidance of doubt, the Manager’s payment of any Member Tax Shortfall pursuant to this Section 3.2(e) shall not be treated as a Capital Contribution by the Manager.

(f)            The Members acknowledge and agree that the purpose of Sections 3.2(d) and 3.2(e) is to ensure that, to the greatest extent possible, there will not be any permanent economic distortion among the Common Members as a result of any non-pro rata distributions pursuant to Section 3.2(a), and such provisions shall be interpreted and applied in a manner consistent with such intent.

(g)            No Tax Distributions on Liquidation. No Tax Distributions shall be made in connection with a Liquidating Event or the liquidation of a Member’s Units in the Company.

Section 3.3      Distributions in Kind. No Member may demand to receive property other than cash as provided in this Agreement. The Company may make a distribution in kind of Assets to the Members, and if a distribution is made both in cash and in kind, such distribution shall be made so that, to the fullest extent practical, the percentage of the cash and any other Assets distributed to each Member entitled to such distribution is identical on a per-Unit basis.

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Section 3.4      Distributions to Reflect Additional Units. If the Company issues additional Units pursuant to the provisions of Article II, subject to the provisions of any Unit Designation, the Manager is authorized to make such revisions to this Article III and to Annex C as it determines are reasonably necessary or appropriate to reflect the issuance of such additional Units, including making preferential distributions to certain classes of Units.

Section 3.5      Other Distribution Rules.

(a)            Transfers. From and after the Transfer of a Unit, for purposes of determining the rights to distributions (including Tax Distributions) under this Agreement, distributions (including Tax Distributions) made to the transferor Member, along with any withholding or deduction in respect of any such distribution, shall be treated as having been made to the transferee unless otherwise determined by the Company.

(b)            Record Date for Distributions. The Company may designate a Record Date for purposes of calculating and giving effect to distributions. All distributions shall be made to the holders of record as of the applicable Record Date.

(c)            Over-Distributions. If the amount of any distribution (other than a Tax Distribution, the treatment of which is addressed in Section 3.2(e) above) to a Member under the Agreement exceeds the amount to which the Member in entitled (e.g., by reason of an accounting error), the Member shall, upon written notice of the over-distribution delivered to the Member within one year of the over-distribution, promptly return the amount of such over-distribution to the Company.

(d)            Reimbursements of Preformation Capital Expenditures. To the extent a distribution (or deemed distribution resulting from a reduction in a Member’s share of Company liabilities for federal tax purposes) otherwise would be treated as proceeds in a sale under Code Section 707(a)(2)(B), the Members intend such actual or deemed distribution to reimburse preformation capital expenditures under Treas. Reg. § 1.707-4(d) to the maximum extent permitted by Law.

(e)            Limitation on Distributions. Notwithstanding any provision of this Agreement to the contrary, the Company shall not make a distribution to any Member to the extent such distribution would violate the Act or other Law or would result in the Company or any of its Subsidiaries being in default under any material agreement.

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ARTICLE IV
MANAGEMENT AND OPERATIONS

Section 4.1      Management.

(a)            Authority of Manager.

(i)            Except as otherwise required by Law or provided in this Agreement, the Manager shall have full, exclusive, and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company, as the Manager deems necessary or appropriate to accomplish the purposes and direct the affairs of the Company. Without limiting the generality of the preceding sentence and subject to this Section 4.1 and any other applicable provisions of this Agreement, the Manager may cause the Company, without the consent or approval of any other Member, to enter into any of the following in one or a series of related transactions: (i) any merger, (ii) any acquisition, (iii) any consolidation, (iv) any sale, lease or other transfer or conveyance of Assets, (v) any recapitalization or reorganization of outstanding securities, (vi) any merger, sale, lease, spin-off, exchange, transfer or other disposition of a Subsidiary, division or other business, (vii) any issuance of Debt or equity securities (subject to any limitations expressly provided for in this Agreement), or (viii) any incurrence of Debt.

(ii)            The Manager shall have the exclusive power and authority to bind the Company and shall be an agent of the Company’s business. The actions of the Manager taken in such capacity and in accordance with this Agreement shall bind the Company. Except to the extent expressly delegated in writing by the Manager, no Member or Person other than the Manager shall be an agent for the Company or have any right, power or authority to transact any business in the name of the Company or act for or on behalf of or to bind the Company.

(iii)            Subject to the rights of any Member set forth in Section 4.1(f), any other Member Consent rights set forth in this Agreement (including Section 2.5(d), and any consent rights of the Company Unitholder Representative in this Agreement (provided that, notwithstanding anything to the contrary in this Agreement, if the Common Members (excluding the Manager in its capacity as a Member) as of the date of this Agreement no longer collectively hold five percent (5%) or greater of all outstanding Common Units, then the consent rights of the Company Unitholder Representative shall no longer be applicable), any determinations to be made by the Company pursuant to this Agreement shall be made by the Manager, and such determinations shall be final, conclusive and binding upon the Company and every Member.

(iv)            The Manager shall constitute the sole “manager” (as that term is defined in the Act) of the Company.

(v)            The Manager may not be removed by the Members, with or without cause, except with the consent of the Manager. The Manager shall not resign as, cease to be or be replaced as the Manager except in compliance with this Section 4.1(a)(v). No removal, termination or resignation of the Manager as Manager shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of the Manager, its successor (if applicable) and any new Manager and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than the Manager (or its successor, as applicable) as Manager shall be effective unless the Manager (or its successor, as applicable) and the new Manager provide all other Members with contractual rights, directly enforceable by such other Members against the Manager (or its successor, as applicable) and the new Manager (as applicable), to cause (a) the Manager to comply with all of its obligations under this Agreement (including under Article XI) other than those that must necessarily be taken in its capacity as Manager and (b) the new Manager to comply with all the Manager’s obligations under this Agreement. In the event that Manager has dissolved, become Bankrupt or ceased, for period of at least 30 days, to operate, any Person elected by a Majority-in-Interest of the Members shall become the new Manager and upon such election the then existing Manager shall be removed as Manager.

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(b)            Appointment of Officers. The Manager may, from time to time, appoint such officers and establish such management and/or advisory boards or committees of the Company as the Manager deems necessary or advisable, each of which shall have such powers, authority, and responsibilities as are delegated in writing by the Manager from time to time. Each such officer and/or board or committee member shall serve at the pleasure of the Manager. The initial Officers of the Company are set forth on Annex D attached to this Agreement.

(c)            No Participation by Members. Except as otherwise expressly provided in this Agreement or required by any non-waivable provision of the Act or other Law, no Member (acting in such capacity) shall (x) have any right to vote on or consent to any other matter, act, decision or document involving the Company or its business or any other matter, or (y) take part in the day-to-day management, or the operation or control, of the business and affairs of the Company. No Member, as such, shall have the power to bind the Company.

(d)            Bankruptcy. Only the Manager may commence a voluntary case on behalf of, or an involuntary case against, the Company under a chapter of Title 11 U.S.C. by the filing of a “petition” (as defined in 11 U.S.C. 101(42)) with the United States Bankruptcy Court. Any such petition filed by any other Member, to the fullest extent permitted by Law, shall be deemed an unauthorized and bad faith filing, and the Company and the Manager shall use their best efforts to cause such petition to be dismissed.

(e)            Amendment of Agreement. All amendments to this Agreement must be approved by the Manager. Subject to the rights of any Member set forth in a Unit Designation and Section 4.1(f) and Section 4.1(g), the Manager shall have the power, without the consent or approval of any Member, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

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(i)            To add to the obligations of the Manager or surrender any right or power granted to the Manager or any Affiliate of the Manager for the benefit of the Members;

(ii)            To reflect a change that is of an inconsequential nature or does not adversely affect the Members in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with Law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with Law or with the provisions of this Agreement;

(iii)            To satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency, or in federal or state Law;

(iv)            To reflect the admission, substitution, or withdrawal of Members, the Transfer of any Units, the redemption or conversion of any Units, the issuance of additional Units, or the termination of the Company, in each case in accordance with this Agreement, and to amend the Register in connection with such admission, substitution, withdrawal, Transfer, redemption or conversion;

(v)            To set forth or amend the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of any additional Units issued pursuant to Article II;

(vi)            If the Company is the Surviving Company in any Termination Transaction, to modify Section 10.1 or any related definitions to provide the holders of interests in the Surviving Company rights that are consistent with Section 7.6(b)(ii); and

(vii)            To reflect any other modification to this Agreement as is reasonably necessary or appropriate for the business or operations of the Company or the Manager and that does not violate a Unit Designation, Section 4.1(f), or Section 4.1(g).

(f)            Certain Amendments and Actions Requiring Member Consent.

(i)            Notwithstanding anything in Section 4.1(e) or Article X to the contrary, this Agreement shall not be amended, and no action may be taken by the Manager or the Company without the consent of any Common Member (other than the Manager) that would be adversely affected by such amendment or action. Without limiting the generality of the preceding sentence, for purposes of this Section 4.1(f)(i), the Common Members (other than the Manager) will be deemed to be adversely affected by an amendment or action that would (A) adversely alter the rights of any such Common Member to receive the distributions to which such Common Member is entitled pursuant to Article III or Section 9.3(a), (B) convert the Company into a corporation or cause the Company to be classified as a corporation for U.S. federal income tax purposes (other than in connection with a Termination Transaction effected pursuant to Section 7.6(b)(i)), or (C) amend this Section 4.1(f)(i). Notwithstanding the provisions of the preceding two sentences of this Section 4.1(f)(i), but subject to Section 4.1(f)(ii), the consent of any Common Member that would be adversely affected by an amendment or action shall not be required for any such amendment or action that affects all Common Members holding the same class or series of Common Units on a uniform or pro rata basis if such amendment or action is approved by a Majority-in-Interest of the Members of such class or series.

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(ii)            Notwithstanding anything in Section 4.1(e) or Article X to the contrary, this Agreement shall not be amended, and no action may be taken by the Manager or the Company without the consent of any Common Member (other than the Manager) that would be adversely affected by such amendment or action if such amendment or action would (A) increase the liabilities of such Common Member hereunder (including amendments of Sections 4.6 or 4.7 that would increase liabilities or decrease protections for such Common Member), modify the limited liability of a Common Member or increase the obligation of a Common Member to make a Capital Contribution to the Company, (B) adversely alter a Common Member’s rights to Transfer Units pursuant to Article VII, (C) adversely alter the rights of any applicable Common Member to exchange Exchangeable Units pursuant to Article XI or Annex E, (D) adversely alter the rights of a Common Member pursuant to Section 2.4 and 2.5 or (E) amend this Section 4.1(f)(ii).

(iii)            Notwithstanding anything in Section 4.1(e) or Article X to the contrary, (i) the Manager may only amend Sections 3.2(e) and 3.2(f) to the extent necessary to achieve the purpose enumerated in Section 3.2(g), and (ii) any such amendment shall require the prior written consent of the Company Unitholder Representative (not to be unreasonably withheld, conditioned, or delayed).

(g)            Implementation of Amendments. Upon obtaining any Consent required under this Section 4.1 or otherwise required by this Agreement, and without further action or execution by any other Person, including any Member, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the Manager, and (ii) the Members shall be deemed a party to and bound by that amendment of this Agreement.

Section 4.2      Tax Actions. All tax-related actions, decisions, or determinations (or decision to refrain from taking any available tax-related action, decision, or determination) by or with respect to the Company or any Subsidiary of the Company not expressly reserved for the Members shall be made, taken, or determined by the Manager; provided, however, any such action, decision, or determination that could reasonably be expected to have a material consequence to the holders of Class B Units that is disproportionately adverse to such holders as compared to the Manager shall not be taken without the prior written consent of the Company Unitholder Representative (such consent not to be unreasonably withheld, conditioned or delayed).

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Section 4.3      Compensation and Reimbursement of Manager.

(a)            General. The Manager shall not receive any fees or other compensation from the Company for its services in administering the Company, except as otherwise provided in this Section 4.3.

(b)            Reimbursement of Manager. The Company shall be liable for, and shall reimburse the Manager on an after-tax basis at such intervals as the Manager may determine, all:

(i)            overhead, administrative expenses, insurance and reasonable legal, accounting and other professional fees and expenses of the Manager;

(ii)            expenses of the Manager incidental to being a public reporting company;

(iii)            fees and expenses related to any public offering of equity securities of the Manager (without duplicating any provisions of Section 2.5(e)) or private placement of equity securities of the Manager (including any reasonable fees and expenses related to the registration for resale of any such securities), whether or not consummated;

(iv)            (A) franchise and similar taxes of the Manager and other fees and expenses, in each case, required to maintain of the existence of the Manager and (B) non-income taxes of the Manager solely attributable to Manager’s interest in the Company;

(v)            customary compensation and benefits payable by the Manager, and indemnities provided by the Manager on behalf of, the officers, directors, and employees of the Manager to the extent paid; and

(vi)            reasonable expenses paid by the Manager on behalf of the Company or its Subsidiaries; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the Manager with respect to bank accounts or other instruments or accounts held by it on behalf of the Company or its Subsidiaries as permitted pursuant to Section 4.4. Such reimbursements shall be in addition to any reimbursement of the Manager as a result of indemnification pursuant to Section 4.7. Notwithstanding anything to the contrary in this Section 4.3, except as otherwise expressly provided in Section 3.2, Section 4.3(b)(iv) and Annex C, the Company will not pay, bear or reimburse (i) any tax obligations of the Manager (except as provided in Section 4.3(b)(iv)) or (ii) any amounts owed by the Manager under the Tax Receivable Agreement; provided, for the avoidance of doubt, that making distributions to the Manager in accordance with Article III shall not be considered a violation of this sentence. For avoidance of doubt, any payments made to or on behalf of the Manager pursuant to this Section 4.3 shall not be treated as a distribution pursuant to Section 3.1 but shall instead be treated as an expense of the Company.

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Section 4.4      Outside Activities.

(a)            Limitation on Outside Activities of Manager. The Manager shall not directly or indirectly enter into or conduct any business, other than in connection with (i) the ownership, acquisition, and disposition of Units, (ii) maintaining its legal existence (including the ability to incur and pay, as applicable, fees, costs, expenses and taxes relating to that maintenance), (iii) the management of the business of the Company and its Subsidiaries, (iv) its operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, (v) the offering, sale, syndication, private placement, or public offering of stock, bonds, securities, or other interests of the Manager, (vi) the financing or refinancing of any type related to the Company or its Assets or activities, (vii) receiving and paying dividends and distributions or making contributions to the capital of the Company and its Subsidiaries, (viii) filing tax reports and tax returns and paying taxes and other customary obligations in the ordinary course (and contesting any taxes), (ix) participating in tax, accounting, and other administrative matters with respect to the Company and its Subsidiaries and providing administrative and advisory services (including treasury and insurance services, including maintaining directors’ and officers’ insurance on its behalf and on behalf of the Company and its Subsidiaries) to the Company and its Subsidiaries, (x) holding any cash or property (but not operating any property or business), (xi) indemnifying officers, directors, members of management, managers, employees, consultants, or independent contractors of the Manager, the Company or their respective Subsidiaries, (xii) entering into any Termination Transaction or transaction contemplated under Section 7.4, in each case in accordance with (and to the extent permitted by) this Agreement, (xiii) preparing reports to governmental authorities and to its stockholders, (xiv) holding director and stockholder meetings, preparing organizational records, and other organizational activities required to maintain its separate organizational structure, (xv) complying with applicable Law, (xvi) engaging in activities relating to any management equity plan, stock option plan or any other management or employee benefit plan of the Manager, the Company or their respective Subsidiaries, and (xvii) engaging in activities that are incidental to clauses (i) through (xvi). The provisions of this Section 4.4 shall restrict only the Manager and its Subsidiaries (other than the Company and its Subsidiaries) and shall not restrict the other Members or any Affiliate of the other Members (other than the Manager).

(b)            Outside Activities of Members.

(i)            Subject to (x) any agreements entered into pursuant to Section 4.5, and (y) any other agreements (including any employment agreement) entered into by a Member or any of its Affiliates with the Manager, the Company or a Subsidiary, any Member (but, with respect to the Manager, subject to Section 4.4(a)), or any officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities that are in direct or indirect competition with the Company or that are enhanced by the activities of the Company, and, in any such case, need not (A) first offer the Company or any of its Subsidiaries an opportunity to participate in such business interests or activities or (B) account to the Company or any of its Subsidiaries with respect to such business interests or activities.

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(ii)            None of the Members, the Company or any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any other Member or Person. Subject to any other agreements entered into by a Member or its Affiliates with the Manager, the Company or a Subsidiary, no Member (other than the Manager) or any such other Person shall have any obligation pursuant to this Agreement to offer any interest in any such business ventures to the Company, any Member, or any such other Person.

Section 4.5      Transactions with Affiliates. Subject to the provisions of Section 4.1(f) and Section 4.4, the Company may enter into any transaction or arrangement with: (a) the Manager; (b) the Subsidiaries of the Company; (c) other Persons in which the Company has an equity investment; and (d) any other Affiliate of the Company or the Manager (collectively, the person s referenced in clauses (a) through (c), being, the “Company Affiliates”) on terms and conditions determined by the Manager in good faith; provided, that any material transaction or arrangement between any Company Affiliate and the Company (or any of its Subsidiaries) is (i) on terms comparable to and competitive with those available to the Company from others dealing at arms’ length or (ii) approved by the Company Unitholder Representative. Without limiting the foregoing, but subject to Section 4.1(f) and Section 4.4, (x) the Company may (i) lend funds to, or borrow funds from, any Company Affiliate; and (ii) transfer Assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which the Company or any of its Subsidiaries is or thereby becomes a participant, and (y) the Manager may propose and adopt on behalf of the employee benefit plans funded by the Company for the benefit of employees of the Manager, the Company, Subsidiaries of the Company or any Affiliate of any of them in respect of services performed, directly or indirectly, to or for the benefit of the Manager, the Company or any of the Company’s Subsidiaries and (z) any Company Affiliate may sell, transfer or convey any property to the Company, directly or indirectly.

Section 4.6      Limitation on Liability.

(a)            General. Except as otherwise provided herein (including Section 4.7), to the fullest extent permitted by Law, no Indemnitee, in such capacity, shall be liable to the Company, any Member or any of their respective Affiliates, for any losses sustained or liabilities incurred as a result of any act or omission of such Person if (i) either (A) the Indemnitee, at the time of such act or omission, determined in good faith that its, his or her course of conduct was in, or not opposed to, the best interests of the Company or (B) in the case of omission by the Indemnitee, the Indemnitee did not intend its, his or her inaction to be harmful or opposed to the best interests of the Company and (ii) the act or omission did not constitute fraud, intentional misconduct, a knowing violation of Law or a breach of any representations, warranties, duties (including under Section 4.6(e)) or covenants contained in this Agreement by the Indemnitee.

(b)            Action in Good Faith. An Indemnitee and a Member Indemnified Person (as applicable) acting under this Agreement shall not be liable to the Company for its, his, or her good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand, restrict, or eliminate the duties and liabilities of such Persons otherwise existing at Law or in equity, are agreed by the Members to replace fully and completely such other duties and liabilities of such Persons. Whenever in this Agreement any Member (in each case, other than the Manager) is permitted or required to make a decision (i) in its, his or her discretion or under a grant of similar authority, he, she or it shall be entitled to consider only such interests and factors as such Member desires, including its, his or her own and its, his or her Affiliates’ interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any other Member or any other Person, or (ii) in its, his or her good faith or under another express standard, he, she or it shall act under such express standard and shall not be subject to any other or different standards; provided, further, that, for the avoidance of doubt, the Manager shall not take any actions in contravention of its duties set forth in Section 4.7(e).

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(c)            Outside Counsel. The Manager may consult with legal counsel, accountants and financial or other advisors, and any act or omission suffered or taken by the Manager on behalf of the Company or its Subsidiaries or in furtherance of the interests of the Company or its Subsidiaries in good faith in reliance upon and in accordance with the advice of such counsel, accountants or financial or other advisors will be full justification for any such act or omission, and the Manager will be fully protected in so acting or omitting to act so long as such counsel or accountants or financial or other advisors were selected with reasonable care.

(d)            Duties of Members. Other than obligations of Members explicitly set forth in this Agreement, no Member (other than the Manager in its capacity as a manager), including any Member who may be deemed to be a controlling Member under applicable Law (other than the Manager in its capacity as a manager), shall owe any duty (of loyalty, care or otherwise) to the Company or to any other Member solely by reason of being a Member. Without limiting the foregoing, to the fullest extent permitted by applicable Law, including Section 18-1101(c) of the Act, and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of Law or equity or otherwise, the parties hereto hereby agree that to the extent that any Member (other than the Manager in its capacity as such) (or any Member’s controlling Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Member or of any controlling Affiliate of a Member) has duties (including fiduciary duties) to the Company, to the Manager, to another Member, to any Person who acquires an interest in a Unit or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any; provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. The foregoing elimination of duties (including fiduciary duties) to the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Manager, each of the Members, each other Person who acquires an interest in a Unit and each other Person bound by this Agreement.

(e)            Duties of Manager and Officers. The Manager shall, in its capacity as Manager, and not in any other capacity, have the same fiduciary duties to the Company and the Member as a member of the board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”); and (ii) each Officer shall, in his or her capacity as such, and not in any other capacity, have the same fiduciary duties to the Company and the Members as an officer of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL).

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Section 4.7      Indemnification.

(a)            Manager Indemnitees. The Company shall indemnify and hold harmless each Indemnitee (and such Person’s heirs, successors, assigns, executors or administrators) to the fullest extent permitted by applicable Law and to the same extent and in the same manner provided by the provisions of Article IX of the bylaws of the Manager (as adopted in connection with the closing of the SPAC Transactions) (the “Bylaws”) applicable to officers and directors as if such provisions were set forth herein, mutatis mutandis, and applied to each such Indemnitee.

(b)            Member Indemnitees. The Company shall indemnify and hold harmless any Person (other than any Indemnitee, whose rights to indemnification are provided in Section 4.7(a)) to the fullest extent permitted by applicable Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such Law permitted the Company to provide prior to such amendment), who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that it, he or she is or was a Member (or controlling Affiliate thereof), or is or was serving as Company Unitholder Representative, or is or was serving at the request of the Company as a manager, officer, director, principal, member, employee, advisor, attorney, accountant or other agent or representative of another Person (each a “Member Indemnified Person”), whether the basis of such Proceeding is alleged action in an official capacity as a Member, Company Unitholder Representative, or manager, officer, director, principal, member, employee, advisor, attorney, accountant or other agent or representative of another Person or in any other capacity, against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Member Indemnified Person in connection therewith, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, such Member Indemnified Person engaged in fraud or a bad faith violation of the implied contractual covenant of good faith and fair dealing or a bad faith or knowing violation of Law or a breach of any representations, warranties, duties or covenants contained in this Agreement. Reasonable expenses, including out-of-pocket attorneys’ fees, incurred by any such Member Indemnified Person in connection with defending a Proceeding shall be paid (or reimbursed) by the Company in advance of the final disposition of such Proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Member Indemnified Person to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Member Indemnified Person is not entitled to be indemnified by the Company under this Section 4.7(a) or otherwise.

(c)            Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section 4.7 shall not be exclusive of any other right that any Person may have or hereafter acquire under any Law, agreement, vote of stockholders or holders of Units, managers or directors, provisions of a certificate of incorporation or bylaws, or otherwise.

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(d)            Nature of Rights. The rights conferred upon Indemnitees and Member Indemnified Persons in this Section 4.7 shall be contract rights and shall continue as to (i) an Indemnitee who has ceased to be the Manager, an Affiliate of the Manager, the Tax Representative, the Designated Individual, or an officer or director of the Manager, the Company, or their respective Affiliates or (ii) a Member Indemnified Person who has ceased to be a Member (or controlling Affiliate thereof), Company Unitholder Representative, or Person serving at the request of the Company as a manager, officer, director, principal, member, employee, advisor, attorney, accountant or other agent or representative of another Person. Any amendment, alteration or repeal of this Section 4.7 or of Article IX of the Bylaws that would adversely affect any right of an Indemnitee or its successors or a Member Indemnified Person or its successors shall apply prospectively only and shall not limit or eliminate any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place before such amendment, alteration or repeal.

(e)            Breaches. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 4.7 will (i) limit or waive any claims against, rights to sue or other remedies or recourse the Company, any Member or any other Person may have against an Indemnitee or Member Indemnified Person for a breach of contract claim relating to any binding agreement to which any Indemnitee or Member Indemnified Person is a party (including, where applicable, this Agreement) or (ii) entitle any such Indemnitee or Member Indemnified Person to be indemnified or advanced expenses with respect to such a breach.

(f)            Severability. If this Section 4.7 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each applicable Indemnitee and Member Indemnified Person pursuant to this Section 4.7 to the fullest extent permitted by any applicable portion of this Section 4.7 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 4.8      Maintenance of Insurance. To the extent permitted by applicable Law, the Company (with the approval of the Manager) may purchase and maintain insurance or make other financial arrangements on behalf of any Person who is or was a manager, Member, officer, employee or agent of the Company, or at the request of the Company is or was serving as a manager, director, officer, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, for any liability asserted against such Person and liability and expenses incurred by such Person in such Person’s capacity as such, or arising out of such Person’s status as such, whether or not the Company has the authority to indemnify such Person against such liability and expenses.

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ARTICLE V
BOOKS AND RECORDS

Section 5.1      Books and Records.

(a)            General. The Company shall maintain in its principal business office, or any other place as may be determined by the Company, the books and records of the Company.

(b)            Specific Records. In particular, the Company shall maintain:

(i)            A register containing the name, address, and number and class of Units (including Equivalent Units) of each Member, and such other information as the Manager may deem necessary or desirable and attached to this Agreement as Annex A (as may be amended or updated from time to time, the “Register”). The Manager shall from time to time update the Register as necessary to ensure the Register is accurate, including as a result of any sales, exchanges, or other Transfers, or any redemptions, conversions, issuances, or similar events involving Units. Except as required by Law, no Member shall be entitled to receive a copy of the Register or of the information set forth in the Register relating to any Member other than itself.

(ii)            A copy of the Certificate of Formation and this Agreement and all amendments thereto.

Section 5.2      Financial Accounts. At all times during the continuance of the Company, the Company shall prepare and maintain separate books of account for the Company for financial reporting purposes, on an accrual basis, in accordance with United States generally accepted accounting principles, consistently applied.

Section 5.3      Inspection; Confidentiality. The Manager may keep confidential from the Members (or any of them), for such period of time as the Manager determines to be reasonable, any information the Manager has a right to keep confidential pursuant to Section 18-305(c) of the Act. Subject to the provisions of the previous sentence, the Members (personally or through an authorized representative) may, for purposes reasonably related to their respective interests in the Company, examine and copy (at their own cost and expense) the books and records of the Company at all reasonable business hours upon reasonable prior notice.

Section 5.4      Information to Be Provided by Manager to Members. The Company shall deliver (or otherwise make accessible) to each Member a copy of any information mailed or delivered electronically to all of the common stockholders of the Manager as soon as practicable after such mailing or electronic delivery.

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ARTICLE VI
TAX MATTERS, ACCOUNTING, AND REPORTING

Section 6.1      Tax Matters.

(a)            Tax Returns. The Company shall use reasonable best efforts to cause to be prepared and timely filed (taking into account available extensions) all federal, state, and local, and non-U.S. tax returns of the Company for each year for which such returns are required to be filed and shall determine the appropriate treatment of each tax item of the Company and make all other determinations with respect to such tax returns.

(b)            Other Tax-Related Matters. Each of the provisions of Annex C, which address various tax-related matters, is incorporated into and shall constitute a part of this Agreement.

Section 6.2      Accounting and Fiscal Year. Unless otherwise determined by the Company or required by Code Section 706, the fiscal year of the Company (the “Fiscal Year”) shall be the calendar year ending December 31st, or, in the case of the last Fiscal Year of the Company, the fraction thereof ending on the date on which the winding up of the Company is completed.

ARTICLE VII
UNIT TRANSFERS AND MEMBER WITHDRAWALS

Section 7.1      Transfer Generally Prohibited. No Units shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article VII and (where applicable) Article X. Any Transfer or purported Transfer of a Unit not made in accordance with this Article VII and (where applicable) Article X shall be null and void ab initio. Units shall not be subject to the claims of any creditor, spouse for alimony or support, or legal process and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

Section 7.2      Conditions Generally Applicable to All Transfers. All Transfers are subject to the satisfaction of the following conditions:

(a)            Transfers by Members Other than the Manager.

(i)            Consent of Manager. No Member (other than the Manager, with respect to which Section 7.2(b) shall apply) shall Transfer all or any portion of its Units to any transferee without the prior written consent of the Manager unless the Transfer is a Related-Party Transfer or is pursuant to Section 7.4.

(ii)            Assumption of Obligations; No Relief from Obligations. Any transferee of all or a portion of a Unit (whether or not admitted as a Substituted Member) shall take subject to and assume, by operation of Law or express agreement, all of the obligations of the transferor Member under this Agreement with respect to such Transferred Unit. No Transfer (other than pursuant to a statutory merger or consolidation pursuant to which all obligations and liabilities of the transferor Member are assumed by a successor corporation by operation of Law) shall relieve the transferor Member of its obligations under this Agreement without the approval of the Manager.

(iii)            No Rights as Member. No transferee, whether by a voluntary Transfer, by operation of Law or otherwise, shall have any rights under this Agreement unless and until admitted as a Substituted Member.

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(b)            Transfers by the Manager. The Manager may not Transfer any of its Units without the Consent of a Majority-in-Interest of the Members, except in connection with a Change of Control Transaction or a Termination Transaction (subject in each case to the applicable provisions of this Article VII and if applicable Section 4.1(a)(v)).

(c)            Withholding with Respect to a Transfer of Units. A Member making a Transfer permitted by this Agreement shall comply with Section 4.10(b) of Annex C.

(d)            Other Restrictions on Transfer. In addition to any other restrictions on Transfer in this Agreement, no Member may Transfer a Unit (including by way of acquisition of Units by the Manager or any other acquisition of Units by the Company) if the Manager reasonably determines:

(i)            Such Transfer (A) would result in the Company having more than 100 partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1)(ii) (determined by taking into account the rules of Treasury Regulations Section 1.7704-1(h)(3)), or (B) would create an undue risk that the Company be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or otherwise classified as an association taxable as a corporation for U.S. federal, state, or local income tax purposes; provided, that a Transfer by a Member shall not be prohibited under Section 7.2(d)(i)(B) if the Member obtains a tax opinion on which the Manager and the Company can rely from nationally recognized tax counsel that the Transfer will not result in the Company being treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code or a successor provision or otherwise classified as an association taxable as a corporation for U.S. federal, state, or local income tax purposes;

(ii)            That the Transfer would be to any Person or entity that lacks the legal right, power or capacity to own a Unit;

(iii)            That the Transfer would be in violation of Law;

(iv)            That the Transfer would be of any fractional or component portion of a Unit or rights to distributions, separate and apart from all other components of a Unit;

(v)            That the Transfer would create a material risk that the Company would become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified Person” (as defined in Code section 4975(c));

(vi)            That the Transfer would create a material risk that any portion of the Assets would constitute assets of any employee benefit plan pursuant to Department of Labor Reg. § 2510.2-101;

(vii)            That the Transfer would require the registration of such Unit pursuant to any applicable federal or state securities Laws;

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(viii)            That the Transfer would create a material risk that the Company would become a reporting company under the Exchange Act; or

(ix)            That the Transfer would subject the Company to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended.

Section 7.3      Substituted Members.

(a)            Admission as Member. A transferee of Units of a Member, other than a Related-Party Transferee, may be admitted as a Substituted Member only with the consent of the Company. A Related-Party Transferee shall be admitted as a Substituted Member without the consent of the Company, subject to compliance with Section 7.3(b). The failure or refusal by the Company to permit a transferee of Units to become a Substituted Member shall not give rise to any cause of action against the Company or the Manager. A transferee who has been admitted as a Substituted Member in accordance with this Article VII shall have all the rights and powers and be subject to all the restrictions and liabilities of a Member with respect to the applicable class or series of Units under this Agreement.

(b)            Documents to Be Provided by Transferee. No transferee shall be admitted as a Substituted Member until and unless it furnishes to the Manager (i) evidence of acceptance, in form and substance satisfactory to the Manager, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such transferee and (iii) such other documents and instruments as the Manager may require to effect such transferee’s admission as a Substituted Member, including a certification from the transferee or an opinion of counsel reasonably acceptable to the Company in respect of any of the restrictions on transfer set forth in Section 7.2(d) (which certification or opinion may be waived, in whole or in part, in the sole discretion of the Company).

(c)            Amendment of Books and Records. In connection with, and as evidence of, the admission of a Substituted Member, the Manager or Company shall amend the Register and the books and records of the Company to reflect the name, address and number of Units of such Substituted Member and to eliminate or adjust, if necessary, the name, address and number of Units of the predecessor of such Substituted Member.

Section 7.4      Certain Transactions involving the Manager.

(a)            In connection with a Change of Control Transaction (other than a Change of Control Transaction described in clause (2) of the definition of “Change of Control” in the Tax Receivable Agreement), the Manager shall have the right, in its sole discretion, to require each Exchangeable Unit Member to effect a Mandatory Exchange of all or a portion of such Exchangeable Unit Member’s Exchangeable Units together with an equal number of shares of Class V Common Stock pursuant to which such Exchangeable Units and such shares of Class V Common Stock will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity) in accordance with the Exchange provisions of Article XI (applied for this purpose as if the Manager had delivered a Mandatory Exchange Notice that specified a common stock settlement with respect to such Mandatory Exchange) and otherwise in accordance with this Section 7.4(a) (provided, that in the event of any conflict or inconsistency between such provisions of Article XI and this Section 7.4(a), this Section 7.4(a) shall control). Any Exchange pursuant to this Section 7.4(a) shall be effective immediately prior to the consummation of such Change of Control Transaction (and, for the avoidance of doubt, shall be contingent upon the consummation of such Change of Control Transaction and shall not be effective if such Change of Control Transaction is not consummated) (the date of such Mandatory Exchange pursuant to this Section 7.4(a), the “Change of Control Date”). In the event the Manager so requires as set forth in the preceding sentence, from and after the Change of Control Date, (i) the Exchangeable Units and any shares of Class V Common Stock subject to such Mandatory Exchange shall be deemed to be transferred to the Manager on the Change of Control Date and (ii) each such Exchangeable Unit Member shall cease to have any rights with respect to such Exchangeable Units and any shares of Class V Common Stock subject to such Mandatory Exchange (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such Mandatory Exchange). In the event the Manager desires to initiate the provisions of this Section 7.4(a), the Manager shall provide written notice of an expected Change of Control Transaction to all Members within the earlier of (x) five (5) Business Days following the execution of a definitive agreement with respect to such Change of Control Transaction and (y) ten (10) Business Days before the proposed date upon which the contemplated Change of Control Transaction is to be effected, including in such notice such information as may reasonably describe the Change of Control Transaction, subject to applicable Law, including the date of execution of such definitive agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the Change of Control Transaction and any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with a Change of Control Transaction (which election shall be available to each Exchangeable Unit Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Date, the Exchangeable Unit Members shall take all actions reasonably requested by the Manager to effect such Mandatory Exchange, including taking any action and delivering any document required pursuant to this Section 7.4(a) to effect such Mandatory Exchange. Notwithstanding the foregoing, in the event the Manager requires the Exchangeable Unit Members to exchange less than all of their outstanding Exchangeable Units (and to surrender a corresponding number of shares of Class V Common Stock for cancellation), each Exchangeable Unit Member’s participation in the Change of Control Transaction shall be reduced pro rata.

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(b)            In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization, or similar transaction with respect to Class A Common Stock (a “Corporation Offer”) is proposed by the Manager or is proposed to the Manager or its stockholders and approved by the Board of Directors or is otherwise effected or to be effected with the consent or approval of the Board of Directors, the Manager shall provide written notice of the Corporation Offer to all Exchangeable Unit Members within the earlier of (i) five (5) Business Days following the execution of a definitive agreement (if applicable) with respect to, or the commencement of (if applicable), such Corporation Offer and (ii) ten (10) Business Days before the proposed date upon which the Corporation Offer is to be effected, including in such notice such information as may reasonably describe the Corporation Offer, subject to applicable Law, including the date of execution of such definitive agreement (if applicable) or of such commencement (if applicable), the material terms of such Corporation Offer, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in the Corporation Offer, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such Corporation Offer, and the number of Exchangeable Units (and the corresponding shares of Class V Common Stock) held by such Exchangeable Unit Member that is applicable to such Corporation Offer. The Exchangeable Unit Members shall be permitted to participate in such Corporation Offer by delivering a written notice of participation that is effective immediately prior to the consummation of such Corporation Offer (and that is contingent upon consummation of such Corporation Offer and shall not be effective if such Corporation Offer is not consummated), and shall include such information necessary for consummation of such Corporation Offer as requested by the Manager. In the case of any Corporation Offer that was initially proposed by the Manager, the Manager shall use reasonable best efforts to enable and permit the Exchangeable Unit Members to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Exchangeable Unit Members to participate in such transaction without being required to exchange Exchangeable Units or shares of Class V Common Stock prior to the consummation of such transaction. For the avoidance of doubt, in no event shall such Exchangeable Unit Members be entitled to receive in such Corporation Offer aggregate consideration for each Exchangeable Unit that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Corporation Offer.

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(c)            In the event that a transaction or proposed transaction constitutes both a Change of Control Transaction and a Corporation Offer, the provisions of Section 7.4(a) shall take precedence over the provisions of Section 7.4(b) with respect to such transaction, and the provisions of Section 7.4(b) shall be subordinate to provisions of Section 7.4(a), and may only be triggered if the Manager elects to waive the provisions of Section 7.4(a).

Section 7.5      Withdrawal.

(a)            Permissible Withdrawals. Subject to any Unit Designation, no Member may withdraw from the Company other than:

(i)            As a result of a Transfer of all of such Member’s Units in accordance with this Article VII or as otherwise permitted by this Agreement with respect to which the transferee becomes a Substituted Member (and, in the case of the Manager, subject to compliance with Section 4.1(a)(v));

(ii)            Pursuant to a Transfer to the Manager or a wholly owned Subsidiary of the Manager (or the Company) of all of such Member’s Units to the extent permitted by this Agreement; or

(iii)            With the prior written consent of a Majority-in-Interest of the Members.

(b)            Consequences of Withdrawal. Any Member who Transfers all of its Units in a Transfer (i) permitted pursuant to this Article VII or otherwise under this Agreement where such transferee was admitted as a Substituted Member or (ii) to the Manager or wholly owned Subsidiary of the Manager (or the Company), in each case, shall cease to be a Member but shall continue to have the obligations of a former Member that are expressly set forth in this Agreement.

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Section 7.6      Restrictions on Termination Transactions.

(a)            General. Except as provided in Section 7.6(b), and without limitation of the Manager’s rights under Section 7.4, neither the Company nor the Manager shall engage in, or cause or permit, a Termination Transaction.

(b)            Consent. Without limitation of the Manager’s rights under Section 7.4, the Company or Manager may engage in, cause, or permit a Termination Transaction only if at both of the following conditions are satisfied:

(i)            a Majority-in-Interest of the Members give Consent; or

(ii)            all of the following conditions are met: (1) substantially all of the Assets directly or indirectly owned by the Company before the announcement of the Termination Transaction are, immediately after the Termination Transaction, owned directly or indirectly by the Company or another limited partnership or limited liability company that is the survivor of a merger, consolidation or combination of assets with the Company (in each case, the “Surviving Company”); (2) the Surviving Company is classified as a partnership for U.S. federal income tax purposes and each of its Subsidiaries has the same classification for U.S. federal, state, and local tax purposes immediately after the Termination Transaction that each Subsidiary had immediately before the Termination Transaction; (3) the rights of such Members with respect to the Surviving Company (including pursuant to the Tax Receivable Agreement) are at least as favorable as those of Members holding Units immediately before the consummation of such Termination Transaction (except to the extent that any such rights are consistent with clause (4) of this Section 7.6(b)(ii)) and as those applicable to any other limited partners or non-managing members of the Surviving Company; (4) such rights include the right to cause their interests in the Surviving Company to be redeemed at any time or times for cash in an amount equal to the Fair Market Value of such interest at the time of redemption, as determined at least once every calendar quarter by an independent appraisal firm of recognized national standing retained by the Surviving Company; and (5) either (i) such Termination Transaction does not result in material taxable income or gain to any holder of Exchangeable Units, (ii) there are no restrictions on such holder’s ability to Exchange any such Exchangeable Units (other than the restrictions set forth in Annex E) and sell for cash, in each case within the same taxable year as the Termination Transaction, shares received in any such Exchange in an amount sufficient to enable such holder to pay any resulting taxes from any such taxable income or gain, or (iii) the Manager agrees to elect Cash Settlement with respect to such amount of Exchangeable Units tendered pursuant to an Exchange (provided, that the conditions in this clause (5) may be waived with respect to a Termination Transaction if the Company obtains the consent of each holder holding five percent (5%) or greater of all outstanding Common Units).

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Section 7.7      Incapacity. If a Member is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator, or receiver of such Member’s estate (a “Member Representative”) shall have the same rights as the Incapacitated Member possessed to Transfer its Units. The Incapacity of a Member, in and of itself, shall not dissolve or terminate the Company. Unless a Member or Member Representative informs the Company in writing of the Member’s Incapacity, the Company shall have the right to assume each Member is not Incapacitated. The Company shall have no obligation to determine whether or not a Member is Incapacitated.

Section 7.8      Certificates; Legend. Initially, unless the Manager determines otherwise, none of the Units issued will be represented by certificates. If the Manager determines that it is in the interest of the Company to issue certificates representing the Units, certificates will be issued and the Units will be represented by those certificates, and this Agreement may be amended by the Manager as necessary or desirable to reflect the issuance of certificated Units for purposes of the Uniform Commercial Code. Nothing contained in this Section 7.8 shall be deemed to authorize or permit any Member to transfer its Units except as otherwise permitted under this Agreement. Unless the Manager determines to require any other or different legends, each certificate representing a Unit, if any, will be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SUCH ACT.

THE TRANSFER AND VOTING OF THESE SECURITIES IS SUBJECT TO THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF HECATE ENERGY GROUP LLC DATED AS OF [●], 2026, AMONG THE MEMBERS LISTED THEREIN, AS IT MAY BE AMENDED, SUPPLEMENTED AND/OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE ISSUER OF SUCH SECURITIES.”

ARTICLE VIII
ADMISSION OF ADDITIONAL MEMBERS

Section 8.1      Admission of Additional Members.

(a)            Requirements for Admission. A Person (other than a then-existing Member) who makes a Capital Contribution to the Company in exchange for Units and in accordance with this Agreement shall be admitted to the Company as an Additional Member only upon furnishing to the Manager (i) evidence of acceptance, in form and substance satisfactory to the Manager, of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 11.1, (ii) a counterpart signature page to this Agreement executed by such Person, and (iii) such other documents or instruments as may be required by the Manager in order to effect such Person’s admission as an Additional Member. In connection with, and as evidence of, the admission of an Additional Member, the Manager shall amend the Register and the books and records of the Company to reflect the name, address, number and type of Units of such Additional Member.

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(b)            Consent of Company Required. Notwithstanding anything to the contrary in this Section 8.1, no Person shall be admitted as an Additional Member without the consent of the Company. The admission of any Person as an Additional Member shall become effective on the date determined by the Company (but in no case earlier than the satisfaction of all the conditions set forth in Section 8.1(a)).

Section 8.2      Limit on Number of Members. Unless otherwise permitted by the Manager, no Person shall be admitted to the Company after the date of this Agreement as an Additional Member if the effect of such admission would be to cause the Company to have a number of Members (including as Members for this purpose those Persons indirectly owning an interest in the Company through another partnership, a limited liability company, a subchapter S corporation or a grantor trust) that would require or cause the Company to become a reporting company under the Exchange Act or an entity taxable as a corporation for U.S. federal income tax purposes.

ARTICLE IX
DISSOLUTION, LIQUIDATION AND TERMINATION

Section 9.1      Dissolution Generally.

(a)            Dissolution Only in Accordance with This Agreement. The Company shall not be dissolved by the substitution of Members or the admission of Additional Members in accordance with the terms of this Agreement. The Company may be dissolved, liquidated and terminated only pursuant to the provisions of this Article IX, and the Members hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Company or a sale or partition of any or all of the Company’s Assets.

(b)            Termination of Members. The death, retirement, resignation, expulsion, Bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company shall not in and of itself cause dissolution of the Company.

Section 9.2      Events Causing Dissolution.

(a)            Actions by Members. No Member shall take any action to dissolve, terminate or liquidate the Company, or require apportionment, appraisal or partition of the Company or any of its Assets, or file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Law, waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 18-802 of the Act.

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(b)            Liquidating Events. The Company shall be dissolved and its affairs shall be wound up upon the occurrence of any of the following events (each, a “Liquidating Event”):

(i)            an election to dissolve the Company made by the Manager, with the Consent of a Majority-in-Interest of the Members;

(ii)            a dissolution of the Company under Section 18-801(4) of the Act, unless the Company is continued without dissolution pursuant thereto; or

(iii)            the entry of a judicial decree under Section 18-802 of the Act.

Section 9.3      Distribution upon Dissolution.

(a)            Order of Distributions. Upon the dissolution of the Company pursuant to Section 9.2, the Manager (or, in the event that the Manager has dissolved, become Bankrupt or ceased to operate, any Person elected by a Majority-in-Interest of the Members (the Manager or such other Person, the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Company and shall take full account of the Company’s Assets and liabilities, and the Company’s Assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Manager, include shares of stock in the Manager) shall be applied and distributed in the following order:

(i)            First, to the satisfaction of all of the Company’s debts and liabilities to creditors, including Members who are creditors (other than with respect to liabilities owed to Members in satisfaction of liabilities for previously declared distributions), whether by payment or the making of reasonable provision for payment thereof;

(ii)            Second, to the satisfaction of all of the Company’s liabilities to the Members in satisfaction of liabilities for previously declared distributions, whether by payment or the making of reasonable provision for payment thereof; and

(iii)            The balance, if any, to the Members, in accordance with Article III.

(b)            Discretion of Liquidator and Manager.

(i)            Notwithstanding the provisions of Section 9.3(a) that require liquidation of the Assets, but subject to the order of priorities set forth therein, if before or upon dissolution of the Company, the Liquidator determines that an immediate sale of part or all of the Company’s Assets would be impractical or would cause undue loss to the Members, the Liquidator may, in its sole discretion, defer for a reasonable time the liquidation of any Assets except those necessary to satisfy liabilities of the Company (including to those Members as creditors) and/or distribute to the Members, in lieu of cash, as tenants-in-common and in accordance with the provisions of Section 9.3(a), undivided interests in such Assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and any agreements governing the operation of such properties at such time. The Liquidator shall determine the Fair Market Value of any property distributed in kind using such reasonable method of valuation as it may adopt.

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(ii)            In the sole discretion of the Manager, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article IX may be:

(A)            Distributed to a trust established for the benefit of the Manager and the Members for the purpose of liquidating Company Assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Manager arising out of or in connection with the Company and/or Company activities. The assets of any such trust shall be distributed to the Members, from time to time, in the reasonable discretion of the Manager, in the same proportions and amounts as would otherwise have been distributed to the Members pursuant to this Agreement; or

(B)            Withheld or escrowed to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided, that such withheld or escrowed amounts shall be distributed to the Members in the manner and order of priority set forth in Section 9.3(a) as soon as practicable.

Section 9.4      Rights of Members. Except as otherwise provided in this Agreement and subject to the rights of any Member set forth in a Unit Designation, (a) each Member shall look solely to the Assets for the return of its Capital Contribution, (b) no Member shall have the right or power to demand or receive property other than cash from the Company, and (c) no Member shall have priority over any other Member as to the return of its Capital Contributions or distributions.

Section 9.5      Termination. On completion of the winding up of the Company as provided herein, the Manager (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation of the Certificate of Formation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled and take such other actions as may be necessary to terminate the existence of the Company. The Company shall continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 9.5.

ARTICLE X
PROCEDURES FOR ACTIONS AND CONSENTS
OF MEMBERS; MEETINGS

Section 10.1      Actions and Consents of Members. The actions requiring Consent of any Member pursuant to this Agreement or otherwise pursuant to Law are subject to the procedures set forth in this Article X. Notwithstanding anything to the contrary in this Article X, only Members that are entitled to vote at a meeting of Members shall receive notice of and be entitled to attend any such meetings.

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Section 10.2      Procedures for Meetings and Actions of the Members.

(a)            Time; Quorum; Consent. Meetings of the Members may be called only by the Manager and shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Members entitled to act at the meeting not less than two (2) business days nor more than ninety (90) days before the date of such meeting. Members may vote in Person or by proxy at such meeting. Unless approval by a different number or proportion of the Members is required by this Agreement or any Unit Designation, the affirmative vote of a Majority-in-Interest of the Members shall be sufficient to approve such proposal at a meeting of the Members. Whenever the Consent of any Members is permitted or required under this Agreement, such Consent may be given at a meeting of Members or in accordance with the procedure prescribed in Section 10.2(b).

(b)            Written Consents. Any action requiring the Consent of any Member or a group of Members pursuant to this Agreement or that is required or permitted to be taken at a meeting of the Members may be taken without a meeting if a Consent in writing or by electronic transmission and filed with the Manager setting forth the action so taken or consented to is given by Members whose affirmative vote would be sufficient to approve such action or provide such Consent at a meeting of the Members. Such Consent may be in one or several instruments and shall have the same force and effect as the affirmative vote of such Members at a meeting of the Members. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a Consent in writing or by electronic transmission, the Manager may require a response within a reasonable specified time, and failure to respond in such time period shall constitute a Consent that is consistent with the Manager’s recommendation with respect to the proposal.

(c)            Proxy. Each Member entitled to act at a meeting of Members may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Member executing it, such revocation to be effective upon the Company’s receipt of written notice of such revocation from the Member executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

(d)            Record Date for Meetings and Other Purposes.

(i)            The Manager may set, in advance, a Record Date (x) for the purpose of determining the identities of the Members entitled to Consent to any action or entitled to receive notice of or vote at any meeting of the Members or (y) to make a determination of Members for any other proper purpose. Any such date shall not be before the close of business on the day the Record Date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Members, not less than two (2) business days, before the date on which the meeting is to be held.

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(ii)            If no Record Date is set, the Record Date for the determination of Members entitled to notice of or vote at a meeting of the Members shall be at the close of business on the day on which the notice of the meeting is sent, and the Record Date for any other determination of Members shall be the effective date of such Member action, distribution or other event. When a determination of the Members entitled to vote at any meeting of the Members has been made as provided in this Section 10.2(d)(ii), such determination shall apply to any adjournment thereof.

(e)            Conduct of Meetings. Each meeting of Members shall be conducted by the Manager or such other Person as the Manager may appoint pursuant to such rules for the conduct of the meeting as the Manager or such other Person deems appropriate.

(f)            Waivers. Any time period for notice with respect to meetings or Consents of the Members may be waived by a Member as to such Member.

ARTICLE XI
EXCHANGE RIGHTS

Section 11.1      Elective and Mandatory Exchanges.

(a)            Elective Exchanges. Subject to the Policy Regarding Exchanges set forth in Annex E, as amended from time to time by the Company (the “Policy Regarding Exchanges”), an Exchangeable Unit Member shall have the right, from time to time, to surrender Exchangeable Units, along with an equal number of shares of Class V Common Stock (in each case, free and clear of all liens, encumbrances, rights of first refusal and similar restrictions, except for those arising under this Agreement and the organizational documents of the Manager), to the Company (in the case of the Exchangeable Units) or the Manager (in the case of the Class V Common Stock) and to thereby cause the Company or the Manager to deliver to such Exchangeable Unit Member (or its designee) the Exchange Consideration as set forth in Section 11.3 (an “Elective Exchange”). Any amendments of the Policy Regarding Exchanges will be subject to Section 4.1(f) herein to the same extent as if the same was part of this Agreement.

(b)            Mandatory Exchange Events. Units are subject to Mandatory Exchange in each of the following circumstances:

(i)            pursuant to Section 7.4, in the event of a Change of Control Transaction in accordance with the terms therein; and

(ii)            in the discretion of the Manager, with the Consent of a Supermajority-in-Interest of the Members, all Members will be required to exchange all Exchangeable Units then held by the Members.

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(c)            Mandatory Exchange Notices and Dates. Upon the occurrence of any of the circumstances set out in Section 11.1(b), the Manager may exercise its right to cause a mandatory exchange of an Exchangeable Unit Member’s Exchangeable Units and an equal number of shares of Class V Common Stock (a “Mandatory Exchange”) by delivering to each Exchangeable Unit Member a written notice pursuant to the notice provisions in Section 12.6 (a “Mandatory Exchange Notice”). A Mandatory Exchange Notice will specify the basis for the Mandatory Exchange, the Exchangeable Units of the Company to which the Mandatory Exchange applies, the Exchange Consideration and the effective date of such Mandatory Exchange (the “Mandatory Exchange Date”), which shall be no earlier than ten (10) Business Days after delivery of the Mandatory Exchange Notice. The Exchangeable Unit Member receiving the Mandatory Exchange Notice shall use its reasonable best efforts to deliver the Certificates, as applicable, representing the applicable Exchangeable Units and corresponding shares of Class V Common Stock (free and clear of all liens, encumbrances, rights of first refusal and similar restrictions, except for those arising under this Agreement and the organizational documents of the Manager) no later than one (1) Business Day before the Mandatory Exchange Date. Upon the Mandatory Exchange Date, the Manager will effect the Mandatory Exchange.

Section 11.2      Additional Terms Applying to Exchanges.

(a)            Rights of Exchangeable Unit Member. On an Exchange Date, subject to the consummation of the applicable Exchange, all rights of the Exchangeable Unit Member as a holder of the Exchangeable Units and, if the applicable Exchangeable Units are Class B Units, shares of Class V Common Stock held by the holder of the Class B Units that are subject to the Exchange, shall cease, and, unless the Manager has elected Cash Settlement as to all Exchangeable Units tendered, the Manager shall use commercially reasonable efforts to cause the transfer agent or registrar of the Manager to update the stock register of the Manager such that such Exchangeable Unit Member (or its designee) becomes the record holder of the shares of Class A Common Stock to be received by the Exchangeable Unit Member in respect of such Exchange.

(b)            Expenses. Subject to the other terms of this Section 11.2(b), except as otherwise agreed by the Company, the Manager and an Exchangeable Unit Member, the Company, the Manager, and each Exchangeable Unit Member shall bear their own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated. Notwithstanding the foregoing sentence, the Manager shall bear any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Class A Common Stock are to be delivered pursuant to an Elective Exchange in a name other than that of the Exchangeable Unit Member that requested the Exchange (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Exchangeable Unit Member) or the Cash Settlement is to be paid to a Person other than the Exchangeable Unit Member that requested the Exchange, then such Exchangeable Unit Member or the Person in whose name such shares are to be delivered or to whom the Cash Settlement is to be paid shall pay to the Manager (or the Company, at the Manager’s direction) the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Manager that such tax has been paid or is not payable. In the event of a Mandatory Exchange pursuant to Section 11.1(b)(ii), the Company will bear the reasonable out-of-pocket expenses (excluding taxes addressed in the preceding sentence (which shall be borne as specified therein)) of the Members in connection therewith.

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(c)            Concurrent Delivery of Class V Common Stock. No Exchange of Class B Units may be made without a concurrent delivery of an equal number of shares of Class V Common Stock. Any shares of Class V Common Stock surrendered in an Exchange shall automatically be deemed retired without any action on the part of any Person, including the Manager. Any such retired shares of Class V Common Stock shall no longer be outstanding, all rights with respect to such shares shall automatically cease and terminate, and such shares shall return to the status of authorized but unissued shares of the Manager.

Section 11.3      Exchange Consideration; Settlement.

(a)            Generally. Subject to the terms of this Section 11.3 and Section 3.2(e), the Manager shall have the right, in its sole discretion, to elect the form of Exchange Consideration with respect to any Exchange. On an Exchange Date, provided the Exchangeable Unit Member has satisfied its obligations under the Policy Regarding Exchanges and not validly retracted such proposed Exchange, the Manager shall deliver or cause to be delivered the Exchange Consideration to such Exchangeable Unit Member (or its designee), at the address set forth on the applicable Exchange Notice. Subject to the provisions of Section 3.2(e), if the Manager elects a Cash Settlement, the Manager shall only be obligated to contribute to the Company (or, if the Manager elects to settle directly pursuant to Section 11.9, settle directly for an amount equal to) an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts and commissions) from the sale by the Manager of a number of shares of Class A Common Stock equal to the number of Exchangeable Units being Exchanged for such Cash Settlement; provided, that the contribution of such net proceeds shall in no event affect the Exchangeable Unit Holder’s right to receive the Cash Settlement amount. Except as otherwise required by Law, the Manager shall, for U.S. federal income tax purposes, be treated as paying an appropriate portion of the selling expenses described in the previous sentence as agent for and on behalf of the Exchangeable Unit Member. Except as otherwise determined by the Manager, if (i) the Manager determines that some or all of the Exchange Consideration with respect to an Exchange will be Class A Common Stock and (ii) such Exchange would, but for this Section 11.3(a), result in the Exchangeable Unit Member’s receipt of a fractional share of Class A Common Stock, then the number of shares of Class A Common Stock to be received by the Exchangeable Unit Member shall be rounded down to the nearest whole number of shares and the amount of the reduction shall be paid as a Cash Settlement.

(b)            [Intentionally Omitted].

(c)            Notice of Intended Exchange Consideration. At least two (2) Business Days before the Exchange Date, the Manager shall give written notice to the Company (with a copy to the Exchangeable Unit Member) of its intended Exchange Consideration. If the Manager or the Company does not timely deliver such written notice, the Manager shall be deemed to have elected to settle the Exchange with shares of Class A Common Stock.

(d)            Settlement through Depository Trust Company. To the extent the Class A Common Stock is settled through the facilities of The Depository Trust Company, the Manager or the Company will, upon the written instruction of an Exchangeable Unit Member, deliver the shares of Class A Common Stock deliverable to such Exchangeable Unit Member through the facilities of The Depository Trust Company to the account of the participant of The Depository Trust Company designated by such Exchangeable Unit Member in the Exchange Notice.

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(e)            Obligations of Manager and Company. Upon any Exchange, the Manager shall take such actions as (A) may be required to ensure that such Exchangeable Unit Member receives the shares of Class A Common Stock and/or the Cash Settlement that such Exchangeable Unit Member is entitled to receive in connection with such Exchange pursuant to Section 11.3(a), and (B) may be reasonably within its control that would cause such Exchange to be treated as a direct exchange between the Manager and the Member for U.S. federal and applicable state and local income tax purposes.

Section 11.4      Adjustment. To the extent not reflected in an adjustment to the Exchange Rate, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, then, upon any subsequent Exchange, an Exchangeable Unit Member shall be entitled to receive the amount of such security, securities or other property that such Exchangeable Unit Member would have received if such Exchange had occurred immediately before the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock is converted or changed or exchanged into or for another security, securities or other property, this Section 11.4 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

Section 11.5      Class A Common Stock to Be Issued in Connection with an Exchange.

(a)            Class A Common Stock Reserve. The Manager shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Class A Common Stock as shall be deliverable under this Agreement upon all such Exchanges; provided, however, that the Manager may satisfy its obligations in respect of any such Exchange by delivery of unencumbered purchased shares of Class A Common Stock (which may or may not be held in the treasury of the Manager). The preceding sentence shall not affect the Manager’s right to elect a Cash Settlement. For so long as the Class A Common Stock is listed on a national securities exchange, Manager shall use its reasonable best efforts to cause all shares of Class A Common Stock issued upon an Exchange to be listed on such national securities exchange at the time of such issuance.

(b)            Rule 16(b) Exemption. The Manager has taken and will take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions or dispositions of equity securities of the Manager (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the Manager for such purposes that result from the transactions contemplated by this Agreement, by each director or officer of the Manager (including directors-by-deputization) who may reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Manager upon the registration of any class of equity security of the Manager pursuant to Section 12 of the Exchange Act.

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(c)            Validity of Class A Common Stock. The Manager covenants that all shares of Class A Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable and not subject to any preemptive right of stockholders of the Manager or any right of first refusal or other right in favor of any Person.

Section 11.6      Tax Treatment. Unless otherwise agreed to in writing by the Exchangeable Unit Member and the Manager, it is intended that, for U.S. federal and applicable state and local income tax purposes, each Exchange effected directly by the Manager be treated as direct exchange between the Manager and the Exchangeable Unit Member that is a taxable transaction to the Exchangeable Unit Member and the fair market value of any shares of Class V Common Shares is $0.0001. All applicable parties shall treat each Exchange consistently with the intended treatment for all U.S. federal and applicable state and local tax purposes unless otherwise required by a change in law after the date hereof or a good faith resolution of a tax audit or other administrative or judicial tax proceeding.

Section 11.7      Contribution by Manager. Except as otherwise provided in Section 11.9, on the Exchange Date (a) the Manager shall contribute to the Company the shares of Class A Common Stock and/or Cash Settlement that the Manager has elected to deliver and that the Exchangeable Unit Member is entitled to receive in the applicable Exchange (in each case, subject to Sections 3.2(e) and 3.2(f)) and (b) in the event of a settlement of the Exchange in Class A Common Stock, the Company shall issue to the Manager a number of Class A Units equal to the number of shares of Class A Common Stock contributed to the Company pursuant to this Section 11.7.

Section 11.8      Apportionment of Distributions. Distributions with a Record Date on or before the Exchange Date shall be made to the Exchangeable Unit Member.

Section 11.9      Right of Manager to Acquire Exchangeable Units. With respect to Units surrendered in an Elective Exchange or subject to a Mandatory Exchange, the Manager shall have the right but not the obligation to have the Manager (in lieu of the Company) acquire Exchangeable Units and, if the applicable Exchangeable Units are Class B Units, an equal number of shares of Class V Common Stock held by the holder of those Class B Units, directly from an Exchangeable Unit Member for the elected Exchange Consideration. If the Manager acquires Exchangeable Units as described in the preceding sentence, those Exchangeable Units shall be automatically recapitalized into the same number of Class A Units as the number of shares of Class A Common Stock issued by the Manager in connection with such Exchange. The applicable provisions of this Article XI shall apply to any such direct exchange, mutatis mutandis.

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ARTICLE XII
MISCELLANEOUS

Section 12.1      Conclusive Nature of Determinations. All determinations, interpretations, calculations, adjustments and other actions of the Manager, the Company, the Board of Directors (or a committee to which the Board of Directors has delegated such authority), or a designee of any of the foregoing that are within such Person’s authority under this Agreement shall be binding and conclusive on a Member absent manifest error. In connection with any such determination, interpretation, calculation, adjustment, or other action, the Manager, the Company, the Board of Directors (or a committee to which the Board of Directors has delegated such authority), or the designee of any of the foregoing shall be entitled to resolve any ambiguity with respect to the manner in which such determination, interpretation, calculation, adjustment or other action is to be made or taken, and shall be entitled to interpret the provisions of this Agreement in such a manner as such Person determines to be fair and equitable, and such resolution or interpretation shall be binding and conclusive on a Member absent manifest error.

Section 12.2      Company Counsel. THE COMPANY, THE MANAGER AND AFFILIATED ENTITIES MAY BE REPRESENTED BY THE SAME COUNSEL. THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE COMPANY MAY ALSO PERFORM SERVICES FOR THE MANAGER AND AFFILIATES THEREOF. THE MANAGER MAY, WITHOUT THE CONSENT OF THE MEMBERS, EXECUTE ON BEHALF OF THE COMPANY ANY CONSENT TO THE REPRESENTATION OF THE COMPANY THAT COUNSEL MAY REQUEST PURSUANT TO THE NEW YORK RULES OF PROFESSIONAL CONDUCT OR SIMILAR RULES IN ANY OTHER JURISDICTION. EACH MEMBER ACKNOWLEDGES THAT SUCH COUNSEL DOES NOT REPRESENT ANY MEMBER IN ITS CAPACITY AS SUCH IN THE ABSENCE OF A CLEAR AND EXPLICIT WRITTEN AGREEMENT TO SUCH EFFECT BETWEEN SUCH MEMBER AND SUCH COUNSEL (AND THEN ONLY TO THE EXTENT SPECIALLY SET FORTH IN SUCH AGREEMENT), AND THAT IN THE ABSENCE OF ANY SUCH AGREEMENT SUCH COUNSEL SHALL OWE NO DUTIES TO ANY MEMBER. EACH MEMBER FURTHER ACKNOWLEDGES THAT, WHETHER OR NOT SUCH COUNSEL HAS IN THE PAST REPRESENTED OR IS CURRENTLY REPRESENTING SUCH MEMBER WITH RESPECT TO OTHER MATTERS, UNLESS OTHERWISE EXPRESSLY AGREED BY SUCH COUNSEL, SUCH COUNSEL HAS NOT REPRESENTED THE INTERESTS OF ANY MEMBER IN THE PREPARATION AND/OR NEGOTIATION OF THIS AGREEMENT.

Section 12.3      Appointment of Manager as Attorney-in-Fact.

(a)            Execution of Documents. Each Member, including each Additional Member and Substituted Member that is a Member, irrevocably makes, constitutes and appoints the Manager, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including:

(i)            All certificates and other instruments (including counterparts of this Agreement), and all amendments thereto, that the Manager deems appropriate to form, qualify, continue or otherwise operate the Company as a limited liability company (or other entity in which the Members will have limited liability comparable to that provided in the Act) in the jurisdictions in which the Company may conduct business or in which such formation, qualification or continuation is, in the opinion of the Manager, necessary or desirable to protect the limited liability of the Members.

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(ii)            All amendments to this Agreement adopted in accordance with the terms of this Agreement, and all instruments that the Manager deems appropriate in accordance with the terms of this Agreement.

(iii)            All conveyances of Company Assets and other instruments that the Manager reasonably deems necessary in order to complete a dissolution and termination of the Company pursuant to this Agreement.

(b)            Power and Interest. The appointment by all Members of the Manager as attorney-in-fact shall be deemed to be a power coupled with an interest in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Manager to act as contemplated by this Agreement in any filing and other action by it on behalf of the Company, shall survive the Incapacity of any Person hereby giving such power and the Transfer of all or any portion of such Person’s Units, and shall not be affected by the subsequent Incapacity of the Person.

Section 12.4      Entire Agreement. This Agreement, together with the Tax Receivable Agreement, the Registration Rights Agreement, the amended and restated certificate of incorporation of the Manager, and the Bylaws, in each case, as amended, supplemented or restated in accordance with its terms, and the other documents contemplated hereby and thereby, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior or contemporaneous agreements or understandings between the parties to this Agreement pertaining to the subject matter hereof, including the Initial Operating Agreement.

Section 12.5      Further Assurances. Each of the parties to this Agreement does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other action as may be required by Law or reasonably necessary to effectively carry out the intent and purposes of this Agreement.

Section 12.6      Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or an officer of the Person to whom the same is directed, (b) sent by facsimile, overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) (except with respect to notice to the Company or the Manager) sent by email, with electronic, written or oral confirmation of receipt, in each case addressed as follows:

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(i)            if to the Company or the Manager:

[●]

or to such other address as the Company may from time to time specify by notice to the Members

(ii)            if to any Member, to the address, email, or facsimile number of such Member set forth in the records of the Company.

Any such notice shall be deemed to be delivered, given and received for all purposes as of: (A) the date so delivered, if delivered personally, (B) upon receipt, if sent by facsimile or email, or (C) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.

Section 12.7      Governing Law. This Agreement, including its existence, validity, construction, and operating effect, and the rights of each of the parties to this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to otherwise governing principles of conflicts of Law.

Section 12.8      Jurisdiction and Venue. The parties to this Agreement agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court, or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court (the “Selected Courts”), and each of the parties hereby irrevocably consents to the jurisdiction of the Selected Courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any Selected Court. Without limiting the foregoing, each party agrees that service of process on such party in the manner provided for notice in Section 13.6 shall be deemed effective service of process on such party.

Section 12.9      Equitable Remedies. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts, this being in addition to any other remedy to which they are entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties to this Agreement. Each party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at Law would be adequate.

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Section 12.10      Construction. This Agreement shall be construed as if all parties to this Agreement prepared this Agreement.

Section 12.11      Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same agreement.

Section 12.12      Third-Party Beneficiaries. Except for Section 4.6 and Section 4.7, nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement (or their respective legal representatives, successors, heirs and distributees) any legal or equitable right, remedy or claim under or in respect of any agreement or provision contained herein, it being the intention of the parties to this Agreement that this Agreement is for the sole and exclusive benefit of such parties (or such legal representatives, successors, heirs, distributes and permitted assignees) and for the benefit of no other Person.

Section 12.13      Binding Effect. Except as otherwise expressly provided herein, all of the terms and provisions of this Agreement shall be binding on, shall inure to the benefit of and shall be enforceable by the Members, their heirs, executors, administrators, successors and all other Persons hereafter holding, having or receiving an interest in the Company, whether as Substituted Members or otherwise.

Section 12.14      Severability. If any provision of this Agreement as applied to any party or any circumstance shall be adjudged by a court to be void, unenforceable or inoperative as a matter of Law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 12.15      Survival. The provisions of Section 4.6 (Limitation on Liability), Section 4.7 (Indemnification), Section 12.1 (Conclusive Nature of Determinations), Section 12.3 (Appointment of Manager as Attorney-in-Fact), Section 12.4 (Entire Agreement), Section 12.5 (Further Assurances), Section 12.6 (Notices), Section 12.7 (Governing Law), Section 12.8 (Jurisdiction and Venue), Section 12.18 (Creditors), Section 12.19 (Waiver of Jury Trial), Section 4.8 (Survival of Obligations) of Annex C, and this Section 12.15 (Survival) (and any other provisions of this Agreement necessary for the effectiveness of the enumerated sections) shall survive the termination of the Company and/or the termination of this Agreement.

Section 12.16      Effect on Other Obligations of Members or the Company. Nothing in this Agreement shall modify, amend, terminate or supersede any obligations or rights of any Member or the Company under any agreement between or among Member(s) and/or the Company (other than the Initial Operating Agreement) that is in effect as of the date hereof, including the Tax Receivable Agreement.

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Section 12.17      Confidentiality. Each Member recognizes and acknowledges that it has and may in the future receive certain confidential and proprietary information and trade secrets of the Company (including its predecessors), including confidential information of the Company (and its predecessors) regarding identifiable, specific and discrete business opportunities being pursued by the Company (the “Confidential Information”). Except as otherwise consented to by the Manager in writing, each Member (other than the Manager), on behalf of itself (and, to the extent that such Member would be responsible for the acts of the following Persons under principles of agency Law, its managers, directors, officers, shareholders, partners, members, employees, representatives and agents) agrees that, during the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, it (a) will use the same degree of care as it uses to protect its own confidential information to keep confidential any Confidential Information furnished to such Member; (b) will not intentionally use any of the Confidential Information for any purpose other than monitoring its investment in the Company; and (c) will not disclose such Confidential Information to any third party for any reason or purpose whatsoever, except that each Member may disclose such information (i) to authorized directors, officers, employees, representatives and agents of the Company or the Manager and as otherwise may be proper in the course of performing such Member’s obligations or enforcing its rights under this Agreement and the agreements expressly contemplated hereby; (ii) to such Member’s (or any of its Affiliates’) Affiliates, auditors, accountants, attorneys or other agents who are informed of the Member’s obligations hereunder; (iii) to any bona fide prospective purchaser of the equity or assets of such Member or its Affiliates or the Units held by such Member, or prospective merger partner of such Member or its Affiliates, provided that such purchaser or merger partner agrees to be bound by the provisions of this Section 12.17 or other confidentiality agreement approved by the Manager; or (iv) as is required to be disclosed by any Law, by any governmental authority or stock exchange or by any listing or trading agreement concerning a Member or its Affiliates; provided that the Member required to make such disclosure pursuant to clause (iv) above shall, to the extent reasonably practicable and permitted by Law, provide to the Company prompt notice of such disclosure to enable the Company to seek (at its sole expense) an appropriate protective order or confidential treatment. It is acknowledged and agreed that a Member’s review of Confidential Information will inevitably enhance its knowledge and understanding of the Company’s industry in a way that cannot be separated from its other knowledge, and it shall not be a violation of the foregoing clause (b) if such Member’s overall knowledge and understanding are used for purposes other than monitoring its investment in the Company. For purposes of this Section 12.17, the term “Confidential Information” shall not include any information which (x) such Person learns from a source other than the Company or the Manager, or any of their respective representatives, employees, agents or other service providers, and in each case who, to the knowledge of the Member, is not bound by a confidentiality obligation to the Company with respect to such information, (y) is disclosed in a prospectus, in other documents or in any other manner for dissemination to the public (in each case, not in violation of this Section 12.17), or (z) is independently developed by the disclosing Member without violating any requirement hereunder. Nothing in this Section 12.17 shall in any way limit or otherwise modify any confidentiality covenants entered into by any Member pursuant to any other agreement entered into with the Company or the Manager.

Section 12.18      Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in profits, losses, Distributions, capital or property of the Company other than as a creditor.

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Section 12.19      WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY MEMBER IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 12.19 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

ARTICLE XIII
DEFINED TERMS

Section 13.1      Definitions. Unless otherwise indicated to the contrary, the following definitions shall be applied to the terms used in this Agreement:

“Act” is defined in the recitals to this Agreement.

“Additional Funds” is defined in Section 2.5(a).

“Additional Member” means a Person who is admitted to the Company as a Member pursuant to the Act and Section 8.1, who is shown as such on the books and records of the Company, and who has not ceased to be a Member pursuant to the Act and this Agreement.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that (i) none of the Members or their parent companies or Affiliates shall be deemed to be an Affiliate of any other Member or its parent company or Affiliates and (ii) none of the Members or their parent companies or Affiliates shall be deemed to be an Affiliate of the Company or any of its Affiliates. With respect to any Person who is an individual, “Affiliate” shall also include, without limitation, any Family Member of such Person.

“Asset Value” is defined in Annex C.

“Assets” means any assets and property of the Company.

“Assumed Tax Liability” is defined in Section 3.2(b).

“Assumed Tax Rate” is defined in Section 3.2(b)(ii).

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“Available Cash” means, after taking into account amounts determined by the Manager to be reasonably necessary or advisable to be retained by the Company to meet actual or anticipated, direct or indirect, expenses, capital investments, working capital needs or liabilities (actual, contingent or otherwise) of the Company, including the payment of any Imputed Underpayment or for the operation of the business of the Company, or to create reasonable reserves for any of the foregoing, cash (in United States dollars) of the Company that the Manager determines is available for distribution to the Members.

“Bankruptcy” means, with respect to any Person, the occurrence of any event specified in Section 18-304 of the Act with respect to such Person, and the term “Bankrupt” has a correlative meaning.

“Board of Directors” means the Board of Directors of the Manager.

“Bylaws” is defined in Section 4.7(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Capital Account” is defined in Annex C.

“Capital Contribution” means, with respect to any Member, the aggregate amount of money and the initial Asset Value of property (other than money) in such form as may be permitted by the Act that the Member contributes (or is treated as contributing) to the Company.

“Capital Stock” means a share of any class or series of stock of the Manager now or hereafter authorized.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the product of (x) the number of shares of Class A Common Stock that would be delivered to a Member in an Exchange if such Exchange were to be settled in shares of Class A Common Stock, multiplied by (y) the price per share of Class A Common Stock. For purposes of the preceding sentence, in an Exchange of Class B Units, the price per share of Class A Common Stock shall only be determined by an underwritten offering undertaken by the Manager in anticipation of the Exchange (a “Liquidity Offering”). For purposes of this definition, the price per share of Class A Common Stock shall be determined net of any underwriting discounts and commissions and shall be subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. For purposes of determining Cash Settlement to be paid in settlement of a fractional share of Class A Common Stock, the price per share of Class A Common Stock shall be determined as the arithmetic average of the volume-weighted average prices for a share of Class A Common Stock on the principal U.S. securities exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by The Wall Street Journal or its successor, for each of the three (3) consecutive full Business Days ending on and including the last full Business Day immediately before the Exchange Date, in each case subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. If, at the time of determination, the Class A Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the price per share of Class A Common Stock shall be determined in good faith by a committee of the Board of Directors composed of a majority of the directors of the Manager that do not have an interest in the Exchangeable Units.

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“Certificate of Formation” is defined in the recitals of this Agreement.

“Certificates” means (A) if certificated, any certificates representing Exchangeable Units, (B) if certificated, any stock certificates representing the shares of Class V Common Stock required to be surrendered in connection with an Exchange of Class B Units, and (C) such other information, documents or instruments as either the Manager (or the Manager’s transfer agent) or the Company may reasonably require in connection with an Exchange. If any certificate or other document referenced in the immediately preceding sentence is alleged to be lost, stolen or destroyed, the Exchangeable Unit Member shall cooperate with and respond to the reasonable requests of the Manager (or the Manager’s transfer agent) and the Company and, if required by the Manager or the Company, furnish an affidavit of loss and/or an indemnity against any claim that may be made against the Manager or the Company on account of the alleged loss, theft or destruction of such certificate or other document.

“Change of Control” has the meaning set forth in the Tax Receivable Agreement.

“Change of Control Transaction” means any Change of Control of the Manager that was approved by the Board of Directors prior to such Change of Control.

“Change of Control Date” is defined in Section 7.4(a).

“Class A Common Stock” means the Class A common stock of the Manager, $0.0001 par value per share.

“Class A Unit” is defined in Section 2.1(b)(i).

“Class B Unit” is defined in Section 2.1(b)(ii).

“Class V Common Stock” means the Class V Common Stock of the Manager, $0.0001 par value per share.

“Code” means the Internal Revenue Code of 1986, as amended. All references in this Agreement to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Combination Agreement” is defined in the recitals of this Agreement.

“Common Member” means a Member that holds Common Units.

“Common Stock” means the Class A Common Stock or the Class V Common Stock (and shall not include any additional series or class of the Manager’s common stock created after the date of this Agreement).

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“Common Unit” means a Class A Unit, a Class B Unit, and any other Unit designated as a Common Unit by the Company.

“Company” is defined in the preamble to this Agreement.

“Confidential Information” is defined in Section 12.17.

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Member given in accordance with Article X.

“control,” including the terms “controlled by” and “under common control with,” means with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the Board of Directors or similar body governing the affairs of such Person.

“Corporation Offer” is defined in Section 7.4(b).

“de minimis” means an amount small enough as to make not accounting for it commercially reasonable or accounting for it administratively impractical, in each case as determined by the Manager.

“Debt” means, as to any Person, as of any date of determination, (i) all indebtedness of such Person for borrowed money or the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; and (iii) obligations of such Person as lessee under capital leases.

“Definitive Transaction Agreement” means a definitive agreement governing a proposed Change of Control Transaction.

“Designated Individual” is defined in Annex C.

“Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date.

“Elective Exchange” is defined in Section 11.1(a).

“Elective Exchange Date” means the effective date of an Elective Exchange.

“Elective Exchange Notice” is defined in Annex B.

“Equivalent Units” means Units with preferences, conversion and other rights (other than voting rights), restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption (the “Terms”) that are (a) relative to the Common Units and the other classes and series of Units that correspond to classes and series of Capital Stock, and (b) substantially the same as (or corresponding to) the Terms that any new Capital Stock or New Securities have relative to the Common Stock and other classes and series of Capital Stock or New Securities. The foregoing shall not apply to matters such as voting for members of the Board of Directors that are not applicable to the Company. In comparing the economic rights of any Preferred Stock with the economic rights of any Units, the effect of taxes may be taken into account.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange” means any Elective Exchange or Mandatory Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statute thereto, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Consideration” shall mean, in the case of any Exchange, (x) the number of shares of Class A Common Stock that is equal to the product of the number of Exchangeable Units surrendered in the Exchange multiplied by the Exchange Rate (the “Stock Consideration”), or (y) the Cash Settlement, plus, in the case of an Exchange of Class B Units under either subclause (x) or (y), an amount that is equal to $0.0001 multiplied by the number of shares of Class V Common Stock included in the Exchange, or (z) a combination of the Stock Consideration and the Cash Settlement.

“Exchange Date” means an Elective Exchange Date or Mandatory Exchange Date.

“Exchange Rate” means, in respect of any Exchange, subject to Section 11.4, a ratio, expressed as a fraction, the numerator of which shall be the number of shares of Class A Common Stock outstanding immediately before the Exchange and the denominator of which shall be the number of Class A Units owned by the Manager immediately before the Exchange. On the date of this Agreement, the Exchange Rate shall be 1.

“Exchangeable Unit” means each Class B Unit and any other Unit designated as an Exchangeable Unit by the Company.

“Exchangeable Unit Member” means each Member, other than the Manager and any of its wholly owned Subsidiaries, that holds an Exchangeable Unit.

“Exchanging Member” is defined in Section 3.2(f).

“Fair Market Value” of Units or other property, means the cash price that a third party would pay to acquire all of such Units (computed on a fully diluted basis after giving effect to the exercise of any and all outstanding conversion rights, exchange rights, warrants and options) or other property, as the case may be, in an arm’s-length transaction. Unless otherwise reasonably determined by the Company in good faith, the following assumptions will be made when determining the Fair Market Value of Units:

(a)            that the Company was being sold in a manner reasonably designed to solicit all possible participants and permit all interested Persons an opportunity to participate and achieve the best value reasonably available to the Members at the time;

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(b)            that all existing circumstances are taken into account, including the terms and conditions of all agreements (including this Agreement) to which the Company is then a party or by which it is otherwise benefited or affected, determined; and

(c)            in the case of a Unit, the Fair Market Value as of the applicable date will be determined by reference to the closing sale price of a share of Class A Common Stock as of such applicable date (or, if the applicable day is not a Trading Day, the Trading Day preceding the applicable date).

“Family Members” means, as to a Person that is an individual, such Person’s spouse, domestic partner, ancestors (whether by blood or by adoption), descendants (whether by blood or by adoption), brothers and sisters (whether by blood or by adoption) and inter vivos or testamentary trusts of which only such Person and/or his or her spouse, domestic partner, ancestors (whether by blood or by adoption), descendants (whether by blood or by adoption), brothers and sisters (whether by blood or adoption), an Affiliate of any such Person, or an entity wholly owned by any such Person are beneficiaries.

“Fiscal Year” is defined in Section 6.2.

“Incapacity” or “Incapacitated” means, (i) as to any Member who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Member incompetent to manage his or her Person or his or her estate; (ii) as to any Member that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any Member that is a partnership, the dissolution and commencement of the winding up of the partnership; (iv) as to any Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; (v) as to any trustee of a trust that is a Member, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Member, the Bankruptcy of such Member.

“Incentive Compensation Plan” means any plan, agreement or other arrangement that provides for the grant or issuance of equity or equity-based awards and that is now in effect or is hereafter adopted by the Company or the Manager for the benefit of any of their respective employees or other service providers (including directors, advisers and consultants), or the employees or other services providers (including directors, advisers and consultants) of any of their respective Affiliates or Subsidiaries.

“Indemnitee” means the Manager, each Affiliate of the Manager, the Tax Representative, the Designated Individual and each officer, manager or director of the Manager, the Company or their respective Affiliates, in all cases in such capacity.

“Initial Operating Agreement” is defined in the recitals of this Agreement.

“IRS” means the United States Internal Revenue Service.

“Law” means any applicable statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, order or official administrative pronouncement of any governmental authority. The term “Lawful” has a correlative meaning.

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“Liquidating Event” is defined in Section 9.2(b).

“Liquidator” is defined in Section 9.3(a).

“Liquidity Offering” is defined in the definition of Cash Settlement.

“Majority-in-Interest of the Members” means Members (excluding the Manager in its capacity as a Member) entitled to vote on or consent to any matter holding more than fifty percent (50%) of all outstanding Common Units held by all Members (excluding the Manager in its capacity as a Member) entitled to vote on or consent to such matter.

“Manager” is defined in the preamble to this Agreement.

“Manager TRA Shortfall” is defined in Section 3.1.

“Mandatory Exchange” is defined in Section 11.1(c).

“Mandatory Exchange Date” is defined in Section 11.1(c).

“Mandatory Exchange Notice” is defined in Section 11.1(c).

“Member” means any Person named as a member of the Company on the Register of this Agreement (as amended from time to time), including the Manager, and any Person admitted as an Additional Member of the Company or a Substituted Member of the Company, in each case, in such Person’s capacity as a member of the Company, until such time as such Person has ceased to be a Member.

“Member Tax Advance” is defined in Section 3.2(d).

“Member Tax Shortfall” is defined in Section 3.2(e).

“Member Representative” is defined in Section 7.7.

“New Securities” means any equity security as defined in Rule 3a11-1 under the Securities Exchange Act of 1934, as amended, excluding grants under the Incentive Compensation Plans, including (i) rights, options, warrants, or convertible or exchangeable securities that entitle the holder thereof to subscribe for or purchase, convert such securities into, or exchange such securities for, Common Stock or Preferred Stock and (ii) any Debt issued by the Manager that provides any of the rights described in clause (i).

“One-to-One Ratios” is defined in Section 2.5(d).

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Policy Regarding Exchanges” is defined in Section 11.1(a).

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“Preferred Stock” means shares of preferred stock of the Manager now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Common Stock.

“Record Date” means the record date established by the Company for the purpose of determining the Members entitled to notice of or vote at any meeting of Members or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Members for any other proper purpose, which, in the case of a record date fixed for the determination of Members entitled to receive any distribution, shall (unless otherwise determined by the Company) generally be the same as the record date established by the Manager for a distribution to the Members of its Capital Stock of some or all of its portion of such distribution.

“Register” is defined in Section 5.1(b)(i).

“Registration Rights Agreement” means the Registration Rights Agreement, effective on or about the date hereof, among the Manager and the other Persons party thereto, as the same may be amended, modified, supplemented or restated from time to time.

“Regulations” means the income tax regulations, including temporary regulations and, to the extent taxpayers are permitted to rely on them, proposed regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations). References to “Treas. Reg. §” are to the sections of the Regulations.

“Related-Party Transfer” means a Transfer by a Common Member of all or part of its Common Units to any Related-Party Transferee.

“Related-Party Transferee” means, with respect to a Common Member, (i) any Family Member of that Member, (ii) any direct or indirect member or equityholder of that Member or any Affiliate of that Member, (iii) any Family Member of any direct or indirect member or equityholder described in (ii), (iv) a transferee by operation of the laws of descent, by will or intestacy, (v) a transferee that is a charitable organization by gift, (vi) a transferee to whom Transfer is required pursuant to an order of a court or regulatory agency (including pursuant to a qualified domestic relations order), (vii) another existing Member or any Affiliates of another existing Member, (viii) in the case of an entity, a transferee by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity, or (ix) the Manager.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Selected Courts” is defined in Section 11.7.

“SPAC Transactions” means the series of transactions effectuated pursuant to the Combination Agreement.

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“Sponsor” is defined in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation or other entity if a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.

“Substituted Member” means a Person who is admitted as a Member to the Company pursuant to Section 7.3.

“Supermajority-in-Interest of the Members” means Members (excluding the Manager in its capacity as a Member) entitled to vote on or consent to any matter holding more than sixty-six and two-thirds percent (66-2/3%) of all outstanding Common Units held by all Members (excluding the Manager in its capacity as a Member) entitled to vote on or consent to such matter.

“Surviving Company” is defined in Section 7.6(b)(ii).

“Tax Distribution” is defined in Section 3.2(a).

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of [●], 2026, entered into by and among the Manager, the Company, each of the parties thereto identified as a “TRA Holder” or the “Agent” and each of the successors and assigns thereto, and any other similar tax receivable (or comparable) agreements entered after the date of this Agreement.

“Termination Transaction” means any direct or indirect Transfer of all or any portion of the Manager’s Units in connection with, or the other occurrence of, (a) a merger, consolidation or other combination involving the Manager, on the one hand, and any other Person, on the other, (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the Manager not in the ordinary course of its business, whether in a single transaction or a series of related transactions, (c) a reclassification, recapitalization or change of the outstanding Class A Common Stock (other than a change in par value, or from par value to no par value, or as a result of a stock split or reverse stock split, stock dividend or similar subdivision), or (d) the adoption of any plan of liquidation or dissolution of the Manager.

“Terms” is defined in the definition of “Equivalent Units.”

“TRA Shortfall Distributions” is defined in Section 3.1.

“Transfer” means, in respect of any Units, property or other assets, any sale, assignment, hypothecation, lien, encumbrance, transfer, distribution or other disposition thereof or of a participation therein, or other conveyance of legal or beneficial interest therein, including rights to vote and receive dividends or other income with respect thereto, whether voluntarily or by operation of Law, or any agreement or commitment to do any of the foregoing. An Exchange shall not constitute a Transfer under this Agreement except for purposes of determining whether a withdrawal has occurred pursuant to Section 7.5.

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“Unit” means a fractional share of the limited liability company interest in the Company, which may be a Class A Unit or Class B Unit, and shall be deemed to include any equity security received in connection with any recapitalization, merger, consolidation, or other reorganization, or by way of any distribution in respect of Units, in any such case, after the date of this Agreement.

“Unit Designation” is defined in Section 2.4(a).

Section 13.2      Interpretation. In this Agreement and in the exhibits to this Agreement, except to the extent that the context otherwise requires:

(a)            the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;

(b)            defined terms include the plural as well as the singular and vice versa;

(c)            words importing gender include all genders;

(d)            a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and all statutory instruments or orders made under it;

(e)            any reference to a “day” or “Business Day” means the whole of such day, being the period of 24 hours running from midnight to midnight;

(f)            references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits to this Agreement;

(g)            the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and

(h)            unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

MANAGER:	[●], (F/K/A EGH ACQUISITION CORP.)
By:
Name:
Title:

MEMBERS:

HECATE HOLDINGS, LLC
By:
Name:
Title:

[MEMBERS]
By:
Name:
Title:

[Signature Page to Amended and Restated Limited Liability Company Agreement of the Company]

ANNEX A: INITIAL UNITS

Member	Class A Units
[●], (f/k/a EGH Acquisition Corp.)

Member	Class B Units
[MEMBERS]

ANNEX B: FORM OF ELECTIVE EXCHANGE NOTICE

ELECTIVE EXCHANGE NOTICE

[●], (f/k/a EGH Acquisition Corp.)
621 W. Randolph St

Chicago, IL 60661

Attention:
Email:

Hecate Energy Group LLC
621 W. Randolph St

Chicago, IL 60661

Attention:
Email:

This elective exchange notice (“Elective Exchange Notice”) is delivered by the undersigned Exchangeable Unit Member pursuant to Section 11.1 of the Amended and Restated Limited Liability Company Agreement of Hecate Energy Group LLC, dated as of [●], 2026 (the “LLC Agreement”), by and among [●], (f/k/a EGH Acquisition Corp.), a Delaware corporation (the “Manager”), and the other members that are party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the LLC Agreement.

The undersigned hereby transfers the number of Class B Units plus shares of Class V Common Stock set forth below (together, the “Paired Interests”) in exchange for the Exchange Consideration as set forth in the LLC Agreement.

Legal Name of Holder:

Address:

Number of Class B Units:

Number of Class V Common Stock:

Brokerage Account Details:

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Elective Exchange Notice and to perform the undersigned’s obligations hereunder; (ii) this Elective Exchange Notice has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the Paired Interests subject to this Elective Exchange Notice are being transferred to the Manager or the Company, as applicable, free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Paired Interests subject to this Elective Exchange Notice is required to be obtained by the undersigned for the transfer of such Paired Interests to the Manager or the Company, as applicable.

The undersigned hereby irrevocably constitutes and appoints any officer of the Manager or of the Company as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Manager or the Company, as applicable, the Paired Interests subject to this Elective Exchange Notice and to deliver to the undersigned the Exchange Consideration to be delivered in exchange therefor.

IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Elective Exchange Notice to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:

Dated:

ANNEX C: TAX MATTERS

Article I
DEFINITIONS

“Asset Value” means, with respect to any Asset, the adjusted basis of such Asset for U.S. federal income tax purposes; provided, however, that:

(i)            the initial Asset Value of any Asset (other than cash) contributed or deemed contributed by a Member to the Company shall be the gross Fair Market Value of such Asset as determined by the Company;

(ii)            the Asset Values of all Assets shall be adjusted to equal their respective gross Fair Market Values as determined by the Company as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(g); (D) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; (E) the exercise of any warrant to purchase Class A Units; (F) the acquisition of an interest in the Company upon the exercise of a noncompensatory option in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(s); or (G) such other times as the Company shall reasonably determine to be necessary or advisable in order to comply with Treas. Reg. § 1.704-1(b); provided, however, that any adjustment pursuant to clause (A), (B), (D), (E), (F) or (G) above shall be made only if the Company determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; provided, further, that if any noncompensatory option is outstanding, Asset Values shall be adjusted in accordance with Treas. Reg. §§ 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2) as reasonably determined by the Company;

(iii)            the Asset Value of any Asset distributed to any Member shall be the gross Fair Market Value of such Asset on the date of distribution, as determined by the Company; and

(iv)            the Asset Values of all Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Assets pursuant to Code Section 732(d), 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(m); provided, however, that Asset Values shall not be adjusted pursuant to this paragraph (iv) to the extent that the Company determines that an adjustment pursuant to paragraph (ii) of this definition of Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iv).

If the Asset Value of an Asset has been determined or adjusted to paragraph (i), (ii) or (iv) of this definition of Asset Value, then such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Asset for purposes of computing Net Profits and Net Losses.

“Audit” is defined in Section 4.4(a) of this Annex C.

“Company Minimum Gain” has the meaning set forth as “partnership minimum gain” in Treas. Reg. § 1.704-2(b)(2) and is computed in accordance with Treas. Reg. § 1.704-2(d).

“Company Unitholder Representative” means [●], or his or her successor, as appointed by a Majority in Interest of the Class B Unitholders.

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an Asset for such Fiscal Year or other period; provided, however, that if the Asset Value of an Asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be determined in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(g)(3), or Treas. Reg. § 1.704-3(d)(2), as appropriate.

“Designated Individual” is defined in Section 4.3(a)(ii) of this Annex C.

“Imputed Underpayment” is defined in Section 4.4(d) of this Annex C.

“Imputed Underpayment Share” is defined in Section 4.4(e)(i) of this Annex C.

“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treas. Reg. § 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means, with respect to each Member Nonrecourse Debt, an amount equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Reg. § 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the meaning given to the term “partner nonrecourse deduction” in Treas. Reg. §§ 1.704-2(i)(l) and 1.704-2(i)(2).

“Net Profits” and “Net Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) and, where appropriate (but including in taxable income or loss, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1)), with the following adjustments:

(i)            any income of the Company exempt from U.S. federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

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(ii)            any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as expenditures described in Code Section 705(a)(2)(B) pursuant to Treas. Reg. § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

(iii)            in the event the Asset Value of any Asset of the Company is adjusted in accordance with paragraph (ii) or paragraph (iii) of the definition of “Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such Asset for purposes of computing Net Profits or Net Losses;

(iv)            gain or loss resulting from any disposition of any Asset with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Asset Value of the Asset disposed of, notwithstanding that the adjusted tax basis of such Asset differs from its Asset Value;

(v)            in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

(vi)            to the extent an adjustment to the adjusted tax basis of any under Code Section 732(d), 734(b) or Section 743(b) is required, pursuant to Treas. Reg. §§ 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases such basis);

(vii)            notwithstanding any other provision of this definition of Net Profits and Net Losses, any items that are specially allocated pursuant to Section 3.2 and Section 3.3 of this Annex C shall not be taken into account in computing Net Profits or Net Losses, but shall be determined by applying rules analogous to those set forth in paragraphs (i) through (vi) above; and

(viii)            where appropriate, references to Net Profits and Net Losses shall refer to specific items of income, gain, loss, deduction, and credit comprising or otherwise comprising Net Profits or Net Losses.

“Nonrecourse Deductions” has the meaning set forth in Treas. Reg. § 1.704-2(b)(1).

“Nonrecourse Liability” has the meaning set forth in Treas. Reg. § 1.752-1(a)(2).

“Push Out Election” means the election under Code Section 6226 (or any similar provision of state or local law) to “push out” an adjustment to the Members or former Members, including filing IRS Form 8988 (Election for Alternative to Payment of the Imputed Underpayment), or any successor or similar form, and taking any other action necessary to give effect to such election.

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“Revised Partnership Audit Provisions” means Code Sections 6221 through 6241, as currently in effect , together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax law.

“Specified Audit” is defined in Section 4.4(b) of this Annex C.

“Hecate Members” means (i) the holders of Class B Units as of the date of this Agreement, (ii) any Person to whom any such Person in clause (i) makes a Transfer of Units and any subsequent transferee thereof, and (iii) any Person that holds an interest in a Person described in the preceding clauses.

“Tax Representative” means, as applicable, and including the Designated Individual as the context requires, (a) the Member or other Person (including the Company) designated as the “partnership representative” of the Company under Code Section 6223, and/or (b) the Member or other Person serving in a similar capacity under any similar provisions of state, local or non-U.S. Laws, in each case, acting solely at the direction of the Company to the maximum extent permitted under Law.

Article II
MEMBER’S CAPITAL ACCOUNTS.

The Company or the Manager shall establish and maintain a capital account for each Member in accordance with Treas. Reg. § 1.704-1(b)(2)(iv) (each, a “Capital Account”). The Company may maintain Capital Account subaccounts for different classes of Units, and any provisions of this Agreement pertaining to Capital Account maintenance shall apply, mutatis mutandis, to those subaccounts.

Article III
ALLOCATIONS

Section 3.1      Allocations Generally. Each Fiscal Year, after adjusting each Member’s Capital Account for all contributions and distributions with respect to such Fiscal Year and after giving effect to the allocations under Section 3.2 of this Annex C for the Fiscal Year, Net Profits and Net Losses shall be allocated among the Members in a manner such that, after such allocations have been made, each Member’s Capital Account balance (which may be a positive, negative, or zero balance) will equal (proportionately) (a) the amount that would be distributed to each such Member, determined as if the Company were to (i) sell all of its Assets for their Asset Values (determined, for the avoidance of doubt, without regard to the deemed liquidation described in this sentence), (ii) satisfy all of its liabilities in accordance with their terms with the proceeds from such sale (limited, with respect to Nonrecourse Liabilities, to the Asset Values of the Assets securing such liabilities), and (iii) distribute the remaining proceeds pursuant to the applicable provisions of Article III of this Agreement, minus (b) the sum of (x) such Member’s share of the Company Minimum Gain and Member Nonrecourse Debt Minimum Gain and (y) the amount, if any (without duplication of any amount included under clause (x)), that such Member is obligated (or is deemed for U.S. tax purposes to be obligated) to contribute, in its capacity as a Member, to the capital of the Company as of the last day of such Fiscal Year.

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Section 3.2      Priority Allocations.

(a)            Minimum Gain Chargeback, Qualified Income Offset, and Stop Loss Provisions. Each of (i) the “minimum gain chargeback” provision of Treas. Reg. § 1.704-2(f), (ii) the “chargeback of partner nonrecourse debt minimum gain” provision of Treas. Reg. § 1.704-2(i)(4), (iii) the “qualified income offset” provision of Treas. Reg. § 1.704-1(b)(2)(ii)(d)(3), and (iv) the requirement in the flush language immediately following Treas. Reg. § 1.704-1(b)(2)(ii)(d)(3) that an allocation “not cause or increase a deficit balance” in a Member’s Capital Account is hereby incorporated by reference as a part of this Agreement. The Company shall make such allocations as are necessary to comply with those provisions and shall make any determinations with respect to such allocations (to the extent consistent with clauses (i) – (iv) of the preceding sentence).

(b)            Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Common Members in accordance with their Units, unless otherwise determined by the Company.

(c)            Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss (within the meaning of Treas. Reg. § 1.752-2) with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. § 1.704-2(i)(l).

(d)            Special Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Asset under Code Section 732(d), 734(b) or Section 743(b) is required, pursuant to Treas. Reg. §§ 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the Asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Member in accordance with their interests in the Company in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treas. Reg. § 1.704-1(b)(2)(iv)(m)(4) applies.

(e)            Ameliorative Allocations. Any allocations made (as well as anticipated reversing or offsetting regulatory allocations to be made) pursuant to Section 3.2(a) – (d) of this Annex C shall be taken into account in computing subsequent allocations pursuant to this Agreement, so that the net amount for any item so allocated and all other items allocated to each Member pursuant to this Agreement shall be equal, to the extent possible, to the net amount that would have been allocated to each Member pursuant to the provisions of this Agreement if those allocations had not occurred.

Section 3.3      Other Allocation Rules.

(a)            In General. Except as otherwise provided in this Section 3.3 of this Annex C, for income tax purposes under the Code and the Regulations, each Company item of income, gain, loss, deduction, and credit shall be allocated among the Members in the same manner as its correlative item of income, gain, loss, deduction, and credit (as calculated in accordance with the definitions of “Net Profits” and “Net Loss”) is allocated pursuant to Section 3.1 and Section 3.2 of this Annex C.

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(b)            Section 704(c) Allocations. Notwithstanding the provisions of Section 3.3(a) of this Annex C to the contrary, in accordance with Code Section 704(c)(1)(A) (and the principles of those provisions) and Treas. Reg. § 1.704-3, Company items of income, gain, loss, deduction, and credit with respect to any property contributed to the capital of the Company, or after any Company property has been revalued under Treas. Reg. § 1.704-1(b)(2)(iv)(f) or (s), shall, solely for U.S. federal, state and local tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company property to the Company for U.S. federal income tax purposes and its value as so determined at the time of the contribution or revaluation of Company property. The Company shall use the “traditional method” with respect to any property contributed to the Company or Section 704(c) amounts arising from revaluations made in connection with the SPAC Transactions. With respect to property contributed or Section 704(c) amounts arising from revaluations made after the SPAC Transactions, the Company may use any method permitted under Treas. Reg. § 1.704-3. Allocations pursuant to Section 3.3(a) and this Section 3.3(b) of this Annex C are solely for U.S. federal, state, and local tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of profit, loss, distributions or other items, pursuant to any provision of this Agreement.

(c)            Corrective Allocations. If, pursuant to Section 3.3(h), the Company causes a “capital account reallocation” in accordance Treas. Reg. § 1.704-1(b)(2)(iv)(s)(3) or the principles thereof, the Company shall make corrective allocations in accordance Treas. Reg. § 1.704-1(b)(4)(x).

(d)            Allocations in Respect of Varying Interests. If any Member’s interest in the Company varies (within the meaning of Code Section 706(d)) within a Fiscal Year, whether by reason of a Transfer of a Unit, redemption of a Unit by the Company, or otherwise, Net Profits and Net Losses for that Fiscal Year will be allocated so as to take into account such varying interests in accordance with Code Section 706(d) using the daily proration method and/or such other permissible method, methods, or conventions selected by the Company.

(e)            Timing and Amount of Allocations of Net Profits and Net Loss. Net Profits and Net Loss of the Company shall be determined and allocated with respect to each Fiscal Year as of the end of each such year, or at such other time or times determined by the Company.

(f)            Modification of Allocations. The allocations set forth in Section 3.1 and Section 3.2 of this Annex C are intended to comply with certain requirements of the Regulations. The Company shall be authorized to make, in its reasonable discretion, appropriate modifications to the allocations of Net Profits and Net Losses pursuant to this Agreement in order to comply with Code Section 704 or applicable Regulations.

(g)            Allocation of Certain Liabilities under Code Section 752. The Company shall allocate its liabilities among its members as required under Section 752 of the Code and the Treasury Regulations thereunder, including Treasury Regulation 1.752-3(a).

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(h)            Adjustment for Non-Compensatory Options. If the Company issues Units or other securities that are treated as “non-compensatory options”, as defined in Treasury Regulations Section 1.721-2, the Manager shall make such adjustments to the Asset Value of the Company’s Assets, allocation of Net Profits and Net Losses, Capital Accounts and allocations of items for income tax purposes as it reasonably determines may be necessary to comply with the provisions of Treasury Regulations Section 1.721-2 and Treasury Regulations Section 1.704-1(b)(2)(iv)(s) or any successor provisions relating thereto and to properly reflect the economic sharing arrangement associated with the non-compensatory options.

Article IV
CERTAIN TAX MATTERS

Section 4.1      Provision of Information.

(a)            Information to Be Provided by Company to Members. No later than thirty (30) days after the filing by the Company of the Company’s federal tax return (IRS Form 1065), the Company shall provide to each Member a copy of Schedule K-1 of IRS Form 1065 reporting that Member’s allocable share of items of income, gain, loss, deduction, or credit for such Fiscal Year, and such additional information as is required to be provided on Schedule K-1 or as such Member may reasonably request for tax purposes, each as determined by the Company. The Member hereby consents to receive each Schedule K-1 in respect of the Member’s ownership interest in the Company through electronic delivery.

(b)            Information to Be Provided by Members to Company.

(i)            Notice of Audit or Tax Examination. Each Member shall notify the Company as soon as reasonably practicable, but in any event within fifteen (15) Business Days after receipt of any notice regarding an audit or tax examination of the Company and upon any request for material information related to the Company by U.S. federal, state, local, or other tax authorities.

(ii)            Other Relevant Tax Information. Each Member shall provide to the Company upon request tax basis information about Assets contributed by it to the Company and such other tax information as reasonably requested by the Company and necessary for it to prepare its financial reports or any tax returns and such other information and/or tax forms as the Company reasonably requests.

(c)            No Right to Member Tax Returns. Notwithstanding anything to the contrary in this Agreement or any right to information under the Act, with respect to the financial statements or tax returns of a Member or its Affiliates, none of the Company, the other Members, such other Member’s Affiliates or any of their respective representatives, will be entitled to review such financial statements or tax returns for any purpose, including in connection with any proceeding or other dispute (whether involving the Company, between the Members, or involving any other Persons).

Section 4.2      Tax Elections. The Company shall have in effect (and shall cause each Subsidiary that is classified as a partnership for U.S. federal income tax purposes to have in effect) an election pursuant to Code Section 754 (and any similar provisions of applicable U.S. state or local law) for the Company and not revoke such election. The Company shall determine whether to make any other available election pursuant to the Code or Regulations that is not otherwise expressly provided for or prohibited in this Agreement, and the Members hereby consent to all such elections.

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Section 4.3      Tax Representative.

(a)            Appointment and Replacement of Tax Representative.

(i)            Tax Representative. The Manager shall act as the Tax Representative, provided that the Manager may designate another Person to act as the Tax Representative and may remove, replace, or revoke the designation of that Person, or require that Person to resign, in each case, with the consent of the Company Unitholder Representative (not to be unreasonably withheld, conditioned or delayed). For any jurisdiction with respect to which the Manager cannot serve as the Tax Representative or with respect to any taxable period for which the Manager is not eligible to serve as the Tax Representative, however, the Manager shall designate an eligible Person, which Person shall be approved by the Company Unitholder Representative (not to be unreasonably withheld, conditioned or delayed), to act as the Tax Representative.

(ii)            Designated Individual. If the Tax Representative is not an individual, the Manager shall appoint a “designated individual” for each taxable year subject to the Revised Partnership Audit Provisions (as described in Treas. Reg. § 301.6223-1(b)(3)(ii)) (a “Designated Individual”).

(iii)            Approval by Members. Each Member agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence the appointments described in Section 4.3(a)(i) and Section 4.3(a)(ii) of this Annex C, including statements required to be filed with the tax returns of the Company in order to effect the designation of the Tax Representative or Designated Individual (and any successor).

(b)            Authority of the Tax Representative; Delegation of Authority. The Tax Representative shall have all of the rights, duties, powers, and obligations provided for under the Code, Regulations, or other applicable guidance; provided that, if the Manager designates another Person to act as the Tax Representative, such Person shall in all cases act solely at the direction of the Manager; provided further that, if the Tax Representative appoints a Designated Individual, such Designated Individual shall in all cases act solely at the direction of the Manager.

(c)            Costs and Indemnification of Tax Representative and Designated Individual. Without duplication of the provisions of Section 4.3(b) of this Annex C, the Company shall pay, or to the extent the Tax Representative or Designated Individual pays, indemnify and reimburse, to the fullest extent permitted by Law, the Tax Representative or Designated Individual for all reasonable costs and expenses, including legal and accounting fees (as such fees are incurred) and any claims incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Company.

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Section 4.4      Tax Audits.

(a)            Subject to this Section 4.4, the Tax Representative shall have the sole authority to act on behalf of the Company in connection with, make all relevant decisions regarding application of, and to exercise the rights and powers provided for in the Revised Partnership Audit Provisions, including making any elections under the Revised Partnership Audit Provisions or any decisions to settle, compromise, challenge, litigate or otherwise alter the defense of any action, audit or examination before the IRS or any other tax authority (each, an “Audit”), and to expend Company funds for professional services and other expenses reasonably incurred in connection therewith; provided, however, in no event shall a Member be required to file an amended tax return if such Member opts to undertake the alternative “pull-in” procedure, in accordance with Code Section 6225(c)(2).

(b)            Without limiting the foregoing, the Tax Representative shall give prompt written notice to the Company Unitholder Representative of the commencement of any Audit of the Company or any of its Subsidiaries the resolution of which could reasonably be expected to have a disproportionate and adverse effect on the Hecate Members or is otherwise a material Audit with respect to any taxable period in which any Hecate Member was a Member of the Company (a “Specified Audit”). The Tax Representative shall (i) keep the Company Unitholder Representative reasonably informed of the material developments and status of any such Specified Audit, (ii) permit the Company Unitholder Representative (or its designee) to participate (including using separate counsel), in each case at the cost and expense or the Hecate Members in any such Specified Audit, and (iii) promptly notify the Company Unitholder Representative of receipt of a notice of a final partnership adjustment (or equivalent under applicable Laws) or a final decision of a court or IRS Independent Office of Appeals panel (or equivalent body under applicable Laws) with respect to such Specified Audit. The Tax Representative shall promptly provide the Company Unitholder Representative with copies of all material correspondence between the Tax Representative or the Company (as applicable) and any governmental entity in connection with such Specified Audit and shall give the Company Unitholder Representative a reasonable opportunity to review and comment on any material correspondence, submission (including settlement or compromise offers) or filing in connection with any such Specified Audit. Additionally, the Tax Representative shall not settle, compromise or abandon any Specified Audit in a manner that could reasonably be expected to have a disproportionate (compared to the Manager) and adverse effect on the Hecate Members without the prior written consent or the Company Unitholder Representative (which consent shall not be unreasonably withheld, delayed or conditioned). The Tax Representative shall obtain the prior written consent of the Company Unitholder Representative (which consent shall not be unreasonably withheld, delayed or conditioned), before taking any material action (other than making a Push Out Election) under the Revised Partnership Audit Provisions that could reasonably be expected to have a disproportionate (compared to the Manager) and adverse effect on the Hecate Members. Notwithstanding anything to the contrary, unless otherwise agreed by the Manager (such agreement not to be unreasonably withheld, conditioned, or delayed), the Tax Representative shall make a Push Out Election with respect to any “imputed underpayment” arising in connection with any Audit of the Company or any of its Subsidiaries for any taxable period ending on or before or including the date of this Agreement.

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(c)            The Company, the Tax Representative, the Company Unitholder Representative and the Members expressly agree to be bound by the terms of Section 7.14 of the Combination Agreement. Notwithstanding anything to the contrary contained in this Agreement, in the event of any conflict between Section 7.15 of the Combination Agreement and this Agreement, Section 7.14 of the Combination Agreement shall control.

(d)            Determinations with Respect to Elections. Subject to the provisions of this Annex C (including Section 4.4(b) thereof), the Tax Representative shall have the sole authority to determine whether to cause the Company to make a Push Out Election with respect to any adjustment that could result in an imputed underpayment (within the meaning of Code Section 6225) (an “Imputed Underpayment”).

(e)            Responsibility for Payment of Tax; Former Members.

(i)            Imputed Underpayment Share. To the extent the Company is liable for any Imputed Underpayment, the Company shall determine the liability of the Members for a share of such Imputed Underpayment, taking into account the Members’ Units and the status and actions of the Members (including those described in Code Section 6225(c)) (such share, an “Imputed Underpayment Share”).

(ii)            Payment of Imputed Underpayment Share. The Company may (A) require a Member who is liable for an Imputed Underpayment Share to pay the amount of its Imputed Underpayment Share to the Company within thirty (30) days after the date on which the Company notifies the Member (and in the manner required by the notice) and/or (B) reduce future distributions to the Member, such that the amount determined under clauses (A) and (B) equals the Member’s Imputed Underpayment Share; provided, however, that no Member shall have an obligation to make any contribution to the capital of the Company with respect to any Imputed Underpayment. If a Member fails to pay any amount that it is required to pay the Company in respect of an Imputed Underpayment Share within such thirty (30) day period, that amount shall be treated as a loan to the Member, bearing interest at ten (10) percent annually (which interest shall increase the Member’s Imputed Underpayment Share), until either repaid or offset from future distributions to the Member. Such loan shall be repayable upon demand by the Company. If the Member fails to repay the loan upon demand, the full balance of the loan shall be immediately due (including accrued but unpaid interest) and the Company shall have the right to collect the balance in any manner it determines, including by reducing future distributions to that Member; provided, however, that no Member may have any Imputed Underpayment Share treated as a loan to the extent it would violate Section 402 of the Sarbanes-Oxley Act of 2002. Any Member not permitted to treat its Imputed Underpayment Share as a loan due to the provisions of the previous sentence shall pay any Imputed Underpayment Share within thirty (30) days after the date of the notice referred to in the first sentence of this Section 4.4(e)(ii) of this Annex C.

Section 4.5      No Independent Actions or Inconsistent Positions. Except as required by Law or previously authorized in writing by the Company (which authorization may be withheld in the sole discretion of the Company), no Member shall treat any Company item inconsistently on such Member’s income tax return with the treatment of the item on the Company’s tax return and/or the Schedule K-1 (or other written information statement) provided to such Member. Solely to the extent required by Law, this Section 4.5 of this Annex C shall not apply with respect to any “special enforcement matter” described in Code Section 6241(11).

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Section 4.6      United States Person. Except as permitted by the Company, each Member represents and covenants that, for U.S. federal income tax purposes, it is and will at all times while it is a Member remain a “United States Person,” within the meaning of Code Section 7701, or is a disregarded entity the assets of which are treated as owned by a United States Person under Treas. Reg. §§ 301.7701-1, 301.7701-2, and 301.7701-3.

Section 4.7      State, Local, and Non-U.S. Tax Law. The provisions of this Agreement with respect to U.S. federal income tax shall apply, mutatis mutandis, to the extent permitted under applicable law, with respect to any similar provisions of applicable state, local, or non-U.S. tax law as determined by the Company.

Section 4.8      Survival of Obligations. For purposes of this Article IV of this Annex C, the term “Member” shall include a former Member unless otherwise determined by the Company. The rights and obligations of each Member and former Member under this Article IV of this Annex C shall survive the Transfer by such Member of its Units (or withdrawal by a Member or redemption or Exchange of a Member’s Units) and the dissolution of the Company until ninety (90) days after the expiration of applicable statute of limitations. Section 4.3 (Tax Representative), Section 4.4 (Tax Audits), and this Section 4.8 (Survival of Obligations) of this Annex C shall not be amended without the prior written consent of any Member or former Member that would be disproportionately and adversely impacted by such amendment.

Section 4.9      Tax Classification. The parties intend that the Company shall be classified as a partnership for United States federal, state, and local tax purposes. The parties intend that the Subsidiaries of the Company currently classified either as disregarded entities or as partnerships for United States federal, state, and local tax purposes as of the date of this Agreement shall remain classified either as disregarded entities or as partnerships for United States federal, state, and local tax purposes. No Person shall take any action inconsistent with such classifications without the prior written consent of the Company Unitholder Representative.

Section 4.10      Withholding.

(a)            Withholding Generally. Each Member acknowledges and agrees that the Company may be required by Law to deduct and withhold taxes or to fulfill other similar obligations of such Member on any amount paid, distributed, disbursed, or allocated by the Company to that Member, including upon liquidation, and any transferee of a Member’s interest or a Substituted Member shall, by reason of such Transfer or substitution, acknowledge, and agree to any such withholding by the Company, including withholding to discharge obligations of the Company with respect to prior distributions, allocations, or an Imputed Underpayment Share (to the extent not otherwise borne by the transferor Member pursuant to Section 4.4 of this Annex C). Taxes withheld by third parties from payments to the Company in respect of the Company shall be treated as an expense of the Company, unless such withholding is attributable to a specific Member, in which case, amounts so withheld shall be allocated to such Member and the Company may deduct and withhold such amounts from the Member. All amounts withheld pursuant to this Section 4.10 of this Annex C shall, except if treated as an expense under the prior sentence or as otherwise determined by the Company pursuant to Section 4.4(e)(ii) of this Annex C, be treated as amounts distributed to such Person pursuant to the provisions of this Agreement that would have applied if such amount had actually been distributed.

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(b)            Additional Provisions with Respect to a Transfer of Units. A Member Transferring its Units permitted by this Agreement shall, unless otherwise determined by the Company, (i) deliver to the Company, between ten (10) days and thirty (30) days before the Transfer, an affidavit of non-foreign status with respect to such transferor Member that satisfies the requirements of Code Section 1446(f)(2) or other documentation establishing a valid exemption from withholding pursuant to Code Section 1446(f) (including IRS Form W-9) or (ii) ensure that, contemporaneously with the Transfer, the transferee of such interest properly withholds and remits to the relevant taxing authorities the amount of tax required to be withheld upon the Transfer by Code Section 1446(f) and any other applicable tax laws (and promptly provide evidence to the Company of such withholding and remittance).

(c)            Additional Provisions with Respect to an Exchange of Units.

(i)            Withholding of Cash or Class A Common Stock Permitted. If the Company or the Manager shall be required to withhold any amounts by reason of any federal, state, local, or non-U.S. tax Laws in respect of any Exchange, the Company, or the Manager, as the case may be, shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements, including, at its option, withholding cash from the Cash Settlement or shares of Class A Common Stock with a Fair Market Value equal to the amount of any taxes that the Company or the Manager, as the case may be, may be required to withhold with respect to such Exchange. To the extent that amounts are (or property is) so withheld and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the applicable Member.

(ii)            Notice of Withholding. If the Company or the Manager determines that any amounts by reason of any federal, state, local, or non-U.S. tax laws or regulations are required to be withheld in respect of any Exchange, the Company or the Manager, as the case may be, shall use commercially reasonable efforts to promptly notify the Exchangeable Unit Member and shall consider in good faith any positions or alternative arrangements that such Member raises (reasonably in advance of the date on which the Company or the Manager believes withholding is required) as to why withholding is not required or that may avoid the need for such withholding, provided, that neither the Company nor the Manager is required to incur additional costs as a result of such obligation, and this Section 4.10(c)(ii) of this Annex C shall not in any manner limit the authority of the Company or the Manager to withhold taxes with respect to an Exchangeable Unit Member pursuant to Section 4.10(c)(i) of this Annex C. The Company and the Manager shall reasonably cooperate to minimize any withholding taxes and obtain any tax refund or other relief from taxes on any Exchange.

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ANNEX D: SCHEDULE OF OFFICERS

Name	Title

ANNEX E: POLICY REGARDING EXCHANGES

Effective as of [●], 2026

This Policy Regarding Exchanges (the “Policy”) of Hecate Energy Group LLC (the “Company”) sets forth certain rules applicable to the exchange of Exchangeable Units for shares of Class A Common Stock (the “Common Stock”) and/or cash, at the option of the Manager (each, an “Exchange”), pursuant to the Company’s Amended and Restated Limited Liability Company Agreement (the “Agreement”). Capitalized terms that are not defined in this Policy have the meanings given to them in the Agreement. This Policy is made pursuant to, and supplements the provisions of, Article XI of the Agreement.

Article I
[INTENTIONALLY OMITTED]

Article II
ADDITIONAL RIGHTS TO EXCHANGE

Section 2.1      Rights to Exchange.

(a)            Right to Exchange Before Certain Transactions. If the Company or the Manager consolidates, merges, combines or consummates any other transaction in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, no other provisions of this Policy shall limit the right of any Exchangeable Unit Member to effect an Elective Exchange in order to receive Class A Common Stock in advance of consummation of any such consolidation, merger, combination or other such transaction.

(b)            Right to Exchange Before a Corporation Offer, Change of Control Transaction or Termination Transaction. Upon the occurrence of a Corporation Offer, Change of Control Transaction or a Termination Transaction, no provisions of this Policy shall limit the right of any Exchangeable Unit Holder to effect an Elective Exchange in order to receive Class A Common Stock in advance of consummation of any such Corporation Offer, Change of Control Transaction or Termination Transaction.

Article III
ELECTIVE EXCHANGE NOTICE

Section 3.1      Timing of Elective Exchange Notice.

(a)            Elective Exchange Notice. Each holder that elects to Exchange some or all of its Exchangeable Units must deliver notice of an election in respect of the Exchangeable Units to be exchanged (an “Elective Exchange Notice”) to the Company, in a form determined by the Company at least thirty (30) days before the relevant Quarterly Exchange Date or as determined by the Company following a request by a holder in relation to a Block Exchange, as applicable (any Quarterly Exchange Date or Block Exchange Date, collectively an “Exchange Date”). The Company shall provide to each Exchangeable Unit Holder the form of Elective Exchange Notice and the means for delivery of that Elective Exchange Notice.

(b)            Acceptance of Elective Exchange Notice. After the Elective Exchange Notice has been delivered to the Company, the Company or Manager, as applicable, will effect the Elective Exchange on the applicable Exchange Date in accordance with this Policy.

Section 3.2      Retraction of Elective Exchange Notice.

(a)            Ability to Retract; Retraction Deadline. If, at any time between the close of business on the date of delivery of an Elective Exchange Notice and the close of trading on the date that is two (2) Business Days before the applicable effective date of such Elective Exchange (the “Elective Exchange Date”), the reported closing trading price of a share of the Common Stock on the principal United States securities exchange or automated or electronic quotation system on which the Common Stock trades decreases by five (5) percent or more, an Exchanging Holder may retract or amend its Elective Exchange Notice by delivering a notice to the Company in a manner determined by the Company not later than the Retraction Deadline (a “Retraction Notice” and the Exchangeable Units that were the subject of the Retraction Notice, the “Retracted Units”) not later than the close of trading on the date that is two (2) Business Days before the applicable Elective Exchange Date (the “Retraction Deadline”) pursuant to Section 3.2(b). The Company shall have no obligation to notify the Exchanging Holders of any decrease in the Common Stock trading price.

(b)            Retraction Notice. An Exchanging Holder wishing to retract must retract at least fifty percent (50%) of its Exchangeable Units that were the subject of the retracted Elective Exchange Notice. If the revised Elective Exchange Notice does not satisfy the Minimum Exchangeable Amount, the Exchanging Holder will be deemed to retract the full amount of Exchangeable Units that were the subject of the retracted Elective Exchange Notice. An Exchanging Holder’s delivery of a Retraction Notice shall be irrevocable and all actions taken to effect the Elective Exchange contemplated by that retracted Elective Exchange Notice shall be deemed rescinded and void with respect to the Retracted Units. If a Retraction Notice does not retract all of the Exchangeable Units that were the subject of an Elective Exchange Notice, the Exchangeable Units that are not Retracted Units will be exchanged on the relevant Exchange Date.

(c)            Certain Provisions for Common Stock Settlement. In the event the Manager elects the Exchange Consideration will be in shares of Common Stock, (1) the Exchange may be conditioned (including as to timing) by the Exchanging Holder on the closing of an underwritten distribution of the shares of Common Stock that may be issued in connection with such proposed Exchange, subject to the terms of the Registration Rights Agreement and (2) an Exchanging Holder shall be entitled to revoke its Elective Exchange Notice or delay the consummation of an Exchange if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Common Stock to be registered for such Exchanging Holder at or immediately following the consummation of the Exchange shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) the Manager shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Exchange; (iii) if applicable, the Manager shall have exercised a contractual right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Exchanging Holder to have its Common Stock registered at or immediately following the consummation of the Exchange; (iv) the Exchanging Holder is in possession of any material non-public information concerning the Manager, the receipt of which results in such Exchanging Holder being prohibited or restricted from selling Common Stock at or immediately following the Exchange without disclosure of such information (and the Manager does not permit disclosure of such information); (v) any stop order relating to the registration statement pursuant to which the Common Stock was to be registered by such Exchanging Holder at or immediately following the Exchange shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Common Stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any governmental authority that restrains or prohibits the Exchange; (viii) the Manager shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Exchanging Holder to consummate the resale of Common Stock to be received upon such Exchange pursuant to an effective registration statement; or (ix) the Exchange Date would occur three (3) Business Days or less prior to, or during, a black-out period effected by the Manager. If an Exchanging Holder delays the consummation of an Exchange pursuant to this Section 3.2(d), the date of the Exchange shall occur on the fifth (5) Business Day following the date on which the condition(s) giving rise to such delay cease to exist (or such other day as the Manager, the Company and such Exchanging Holder may agree in writing).

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Article IV
OTHER RESTRICTIONS

Notwithstanding any provision of this Policy to the contrary (including the provisions of Article II), the Company may prohibit an Exchange by one or more holders of Exchangeable Units under any of the following conditions and determinations made by the Company based on the advice of counsel (which may be external or internal counsel):

(a)            If an Exchange is (or is reasonably likely to be) prohibited under applicable law, regulation, or agreement to which the Company or an affiliate is a party; or

(b)            If there is a material risk that the Company would become a “publicly traded partnership” under section 7704 of the Code as a result of an Exchange.

Article V
EXEMPTIONS FROM AND MODIFICATIONS TO POLICY

The Company may, in its discretion and if applicable based on the advice of counsel (which may be external or internal counsel), consider and grant requests from holders of Exchangeable Units, including for (i) an Exchange to be subject to one or more contingencies relating to the Company or the Manager in addition to those set forth in this Policy, or (ii) any other matter with respect to Exchanges (to the extent permitted by the Agreement and applicable Law). A holder of Exchangeable Units may request an exemption from this Policy by submitting a written request to the Company and following the delivery requirements set forth in Article III as if the written request were an Elective Exchange Notice.

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Article VI
MISCELLANEOUS

Section 6.1      Continuing Application of Company’s Policies and Securities Laws. Nothing in this Policy shall affect, and each holder of Exchangeable Units shall remain subject to, the Company’s policies, including those addressing insider trading and any other Company policies regarding trading or the holding of investments. All holders of Exchangeable Units shall comply with all applicable securities laws and rules.

Section 6.2      Independent Nature of Rights and Obligations. Nothing in this Policy or in any other agreement or document or any action taken by any holder of Exchangeable Units shall be deemed to cause the holders of Exchangeable Units to have formed a partnership, association, joint venture, or any other kind of entity or create a presumption that the holders of Exchangeable Units are in any way acting in concert as a group.

Section 6.3      Mandatory Exchanges. This Policy shall not apply to any Exchange of Exchangeable Units pursuant to a Mandatory Exchange, as described in, and pursuant to, the Agreement.

Section 6.4      Notice Delivery Deadlines on Non-Business Days. If the date on or before which the Company or an Exchanging Holder is required to deliver a notice pursuant to this Policy is not a Business Day, then that notice will be deemed to be timely delivered on that date if that notice is received on the Business Day immediately following that date.

Section 6.5      Notifications Under This Policy. The Company will be deemed to have satisfied any notification requirement in this Policy by making available such notification on any system accessible by Exchanging Holders.

Section 6.6      Modification of Policy. Subject to applicable limitations in the Agreement, the Company may modify this Policy, with the consent of the Majority in Interest of the Member, at any time without notice. The Company will deliver or make available a copy of the revised Policy to the holders of Exchangeable Units as promptly as practicable upon such modifications being effected, and no holder of Exchangeable Units shall be bound by any such modification prior to delivery to such holder of such revised Policy.

*  *  *

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Exhibit G

PARENT LOCK-UP AND SUPPORT AGREEMENT

PARENT LOCK-UP AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of January 21, 2026, by and among Hecate Energy Group, LLC, a Delaware limited liability company (the “Company”), EGH Acquisition Corp., a Cayman Islands exempted company (“SPAC”), and Hecate Holdings LLC, a Delaware limited liability company (“Parent”).

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed thereto in the Business Combination Agreement, by and among the Company, the SPAC and Parent dated as of January 21, 2026 (as further amended or modified in whole or in part from time to time in accordance with such agreement, the “Combination Agreement”);

WHEREAS, Parent is, as of the date of this Agreement, the sole legal owner of 100% of the Company Interests (collectively, “Company Interests”) (or any securities convertible into or exercisable or exchangeable for Company Interests) acquired by Parent after the date of this Agreement and prior to the Closing, being collectively referred to herein as the “Subject Interests”); and

WHEREAS, as a condition to their willingness to enter into the Business Combination Agreement, the Company and SPAC have requested that Parent enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
Representations and Warranties of Parent

Parent hereby represents and warrants to the Company and SPAC as follows:

1.1 Corporate Organization. Parent has been duly organized and is validly existing and in good standing under the Laws of the state of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Parent is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified.

1.2 Due Authorization. Parent has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the Business Combination. The execution, delivery and performance of this Agreement and such other Transaction Documents and the consummation of the Business Combination have been duly and validly authorized and no other corporate proceeding on the part of Parent is necessary to authorize this Agreement or any other Transaction Documents or Parent’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Document has been or will be (when executed and delivered by Parent), duly and validly executed and delivered by Parent and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Document constitutes or will constitute, a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Remedies Exceptions.

1.3 Governmental Approvals. No notice to, action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Parent with respect to Parent’s execution, delivery and performance of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation of the Business Combination, except for (a) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder and (b) where the failure to obtain or make such consents or to make such filings or notifications would not prevent, impede or, in any material respect, delay or adversely affect the performance by Parent of its obligations under this Agreement.

1.4 No Conflict. The execution, delivery and performance of this Agreement and any other Transaction Document to which Parent is or will be a party, and the consummation of the Business Combination do not and will not (a) conflict with or violate any provision of, or result in the breach of Parent’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law, permit or governmental order binding on or applicable to Parent, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, a right of termination, cancellation, modification, or acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any contract to which Parent is a party, (d) result in the creation of any Lien upon any of the properties or assets of Parent, (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person under any contract to which Parent is a party or (f) give any Person the right to declare a default, exercise any remedy or claim, or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any contract to which Parent is a party, except, in the case of each of clauses (b) through (f), that would not prevent, impede or, in any material respect, delay or adversely affect the performance by Parent of its obligations under this Agreement.

1.5 Subject Interests. Parent is the sole legal owner of the Subject Interests, and all such Subject Interests are owned by Parent free and clear of all liens or encumbrances, other than liens or encumbrances pursuant to this Agreement, Company LLC Agreement, the Business Combination Agreement or applicable federal or state securities laws. Parent does not legally own any shares of Company other than the Subject Interests. Parent has the sole right to vote the Subject Interests, and none of the Subject Interests is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Interests, except as contemplated by this Agreement, the Business Combination Agreement or the Company LLC Agreement.

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1.6 Business Combination Agreement. Parent understands and acknowledges that the Company and SPAC are entering into the Business Combination Agreement in reliance upon Parent’s execution and delivery of this Agreement. Parent has received a copy of the Business Combination Agreement and is familiar with the provisions of the Business Combination Agreement.

ARTICLE II
Representations and Warranties of SPAC

SPAC hereby represents and warrants to Parent and the Company as follows:

2.1 Corporate Organization. SPAC is an exempted company duly incorporated, is validly existing and is in good standing under, the Laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. SPAC is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified.

2.2 Due Authorization. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in the Business Combination Agreement and obtaining the Shareholder Approval) to perform its obligations hereunder and thereunder and to consummate the Business Combination. The execution, delivery and performance of this Agreement and such other Transaction Documents and the consummation of the Business Combination have been duly authorized by the SPAC Board and, other than the consents, approvals, authorizations and other requirements described in the Business Combination Agreement and obtaining the Shareholder Approval, no other corporate proceeding on the part of SPAC is necessary to authorize this Agreement or any other Transaction Documents or SPAC’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Document has been or will be (when executed and delivered by SPAC), duly and validly executed and delivered by SPAC and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Document constitutes or will constitute, a valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to the Remedies Exceptions.

2.3 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in the Business Combination Agreement and obtaining the Shareholder Approval, the execution, delivery and performance of this Agreement and any other Transaction Document to which SPAC is or will be a party, and the consummation of the Business Combination does not and will not (a) conflict with or violate any provision of, or result in the breach of SPAC’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provision of any Law, permit or governmental order binding on or applicable to SPAC, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, a right of termination, cancellation, modification, or acceleration or amendment under, accelerate the performance required by, any of the terms, conditions or provisions of any contract to which SPAC is a party, (d) result in the creation of any Lien upon any of the properties or assets of SPAC (including the Trust Account), (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person under any contract to which SPAC is a party or (f) give any Person the right to declare a default, exercise any remedy or claim, or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any contract to which SPAC is a party, except, in the case of each of clauses (b) through (f), that would not prevent, impede or, in any material respect, delay or adversely affect the performance by SPAC of its obligations under this Agreement.

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ARTICLE III
Representations and Warranties of the Company

The Company hereby represents and warrants to Parent and SPAC as follows:

3.1 Corporate Organization. The Company has been duly organized and is validly existing and in good standing under the Laws of the state of Delaware and has the requisite power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing (where such concept is applicable) as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified.

3.2 Due Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it will be a party and (subject to the consents, approvals, authorizations and other requirements described in the Business Combination Agreement) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Business Combination. The execution, delivery and performance of this Agreement and such other Transaction Documents and the consummation of the Business Combination have been duly authorized by the Company Board and, other than the consents, approvals, authorizations and other requirements described in the Business Combination Agreement, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or any other Transaction Documents or the Company’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Document has been or will be (when executed and delivered by Company), duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Document constitutes and will constitute, a valid and binding obligation of the Company, in accordance with its terms, subject to the Remedies Exceptions.

3.3 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in the Business Combination Agreement, the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is or will be a party and the consummation by the Company of the Business Combination do not and will not (a) contravene, breach or conflict with the Organizational Documents of the Company, (b) contravene or conflict with or constitute a violation of any provision of any Law, permit or governmental order binding upon or applicable to the Company or any of its assets or properties, or (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default under, give rise to any obligation to make payments or provide compensation under, result in the termination or acceleration of, result in a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, any of the terms, conditions or provisions of any contract, (d) result in the creation or imposition of any Lien on any asset or property of the Company (other than Permitted Liens) or on any equity security of the Company (other than any Liens arising under applicable Securities Laws), (e) give rise to any obligation to obtain any third party consent or to provide any notice to any Person or (f) give any Person the right to declare a default, exercise any remedy, claim, rebate, chargeback, penalty or change in delivery schedules, accelerate the maturity or performance of or cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions for any contract to which the Company is a party, except, in the case of each of clauses (b) through (f), that would not prevent, impede or, in any material respect, delay or adversely affect the performance by the Company of its obligations under this Agreement.

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ARTICLE IV
Certain Covenants of Parent

Parent covenants and agrees during the period starting from the date hereof until the earlier of (1) the Closing and (2) the termination of the Business Combination Agreement in accordance with its terms (the “Exclusivity Period”) as follows:

4.1 No Transfer. During the Exclusivity Period, other than (x) pursuant to this Agreement; (y) upon the consent of the Company and SPAC, or (z) pursuant to a Permitted Transfer, Parent shall not, directly or indirectly,

(a) (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, any Subject Interest, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Interests, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”), other than pursuant to the Business Combination,

(b) grant any proxies or powers of attorney or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, voting deed or otherwise (including pursuant to any loan of Subject Interests), or enter into any other agreement, with respect to any Subject Interests, in each case, other than as set forth in this Agreement, the Business Combination Agreement or any other Transaction Documents,

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(c) take any action that would reasonably be expected to make any representation or warranty of Parent herein untrue or incorrect, or would reasonably be expected to have the effect of preventing or disabling Parent from performing its obligations hereunder, or

(d) commit or agree to take any of the foregoing actions.

As used herein, “Permitted Transfer” means any of the following, provided that the recipient of a Permitted Transfer must enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by the obligations of the Parent with respect to such shares under this Agreement, including the provisions of Sections 4.1 and 5.1:

(i)	the transfer of up to 49% of the Class A Units of the Company to any Person, provided that Parent retains at all times the voting power necessary to a approve the Combination Agreement; or

(ii)	any pledge, hypothecation or grant of a security interest in the Class A Units of the Company to any bank, financial institution, institutional investor or other financing source in order to secure any bona fide debt financing or refinancing entered into by Parent, and any foreclosure upon any such pledge, hypothecation or security interest, provided that the transferee of such pledge, hypothecation or security interest agrees to vote all Class A Units, if any possessed by such person in favor of the approval of the Combination Agreement.

Any action attempted to be taken in violation of this Section 4.1 will be null and void. Parent agrees with, and covenants to, the Company and SPAC that, except pursuant to a Permitted Transfer, Parent shall not request that the Company register the Transfer (by book-entry or otherwise) of any certificated or uncertificated interest representing any of the Subject Interests.

4.2 New Shares. In the event that prior to the Closing (a) any Company Interests or other shares of the Company are issued or otherwise distributed to Parent pursuant to any stock dividend or distribution, or any change in any of the Company Interests or other share capital of the Company by reason of any stock split-up, recapitalization, combination, exchange of shares or the like, (b) Parent acquires legal or beneficial ownership of any Company Interests after the date of this Agreement, including upon exercise of options, settlement of restricted share units or capitalization of working capital loans or (c) Parent acquires the right to vote or share in the voting of any Company Interests or other shares of the Company after the date of this Agreement (collectively, the “New Securities”), the term “Subject Interests” shall be deemed to refer to and include such New Securities (including all such stock dividends and distributions and any securities into which or for which any or all of the Subject Interests may be changed or exchanged into).

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4.3 Additional Matters. Parent shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or SPAC may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement, the Business Combination Agreement and the other Transaction Documents and (b) refrain from exercising any veto right, consent right or similar right which would prevent, impede or, in any material respect, delay or adversely affect the consummation of the Business Combination.

4.4 Consent to Disclosure. Parent consents to and authorizes the Company or SPAC, as applicable, to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Authority or applicable securities exchange, and any press release or other disclosure document that the Company or SPAC, as applicable, reasonably determines to be necessary or advisable in connection with the Business Combination or any other transactions contemplated by the Business Combination Agreement or this Agreement, Parent’s identity and ownership of the Subject Interests, the existence of this Agreement and the nature of Parent’s commitments and obligations under this Agreement, and Parent acknowledges that the Company or SPAC may, in their sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Authority or securities exchange. Parent agrees to promptly give the Company or SPAC, as applicable, any information that is in its possession that the Company or SPAC, as applicable, may reasonably request for the preparation of any such disclosure documents, and Parent agrees to promptly notify the Company and SPAC of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that Parent shall become aware that any such information shall have become false or misleading in any material respect.

ARTICLE V
Other Agreements

5.1 Lock-Up Provisions.

(a)  Subject to the exceptions set forth herein, from the Closing until the date that is one year after Closing Date (the “Lock-Up Period”), Parent agrees not to, without the prior written consent of the SPAC Board, Transfer any Company Units or SPAC Class V Common Stock (or any SPAC Class A Common Stock issued in exchange for Company Units and SPAC Class V Common Stock) issued to Parent pursuant to the Business Combination upon the execution of the Company A&R LLC Agreement (the “Locked-Up Shares”); provided, however, (x) from and after the date that is six months after the Closing, Parent may Transfer up to 10% of the Locked-Up Shares; (y) from and after the date that is nine months after the Closing, Parent may Transfer up to an additional 5% of the Locked-Up Shares; and (z) if any other holder of securities of the SPAC enters into an agreement relating to the subject matter set forth in this Section 5.1 in connection with the Closing on terms and conditions that are less restrictive than those agreed to herein (or such terms and conditions are subsequently relaxed including as a result of a modification, waiver or amendment), then the less restrictive terms and conditions shall apply to Parent or any permitted transferee (or any subsequent permitted transferee).

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(b)  The restrictions set forth in Section 5.1(a) (the “Lock-Up Restrictions”) shall not apply to:

(i) in the case of an individual, Transfers as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization;

(ii) in the case of an individual, Transfers by virtue of laws of descent and distribution upon death of such person;

(iii) in the case of an individual, Transfers pursuant to a qualified domestic relations order;

(iv) pro rata distributions from the Parent to its respective members, partners or shareholders pursuant to the Parent’s limited liability company agreement or other charter documents;

(v) by virtue of the laws of Delaware or the Parent’s limited liability company agreement upon dissolution of the Parent,

(vi) in the event that, subsequent to the consummation of a Business Combination, the SPAC completes a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their Class A Common Stock for cash, securities or other property,

(vii) to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (i) through (vii),

(viii)  pledges of any Locked-Up Shares to a financial institution that create a pledge, hypothecation or security interest in such Locked-Up Shares pursuant to a bona fide loan or indebtedness transaction so long as Parent continues to control the exercise of the voting rights of such pledged Locked-Up Shares, and any foreclosures on such pledged Locked-Up Shares,

(ix)  Transfers to any creditors of Parent or the Company in settlement of indebtedness owed by Parent, the Company or its subsidiaries to such creditors;

(x)  the establishment of a trading plan that meets the requirements of Rule 10b5-1(c) under the Exchange Act (a “Trading Plan”); provided, however, that no sales of Locked-Up Shares shall be made by Parent pursuant to such Trading Plan during the Lock-Up period and no public announcement or filing is voluntarily made regarding such plan during the Lock-Up Period; and

(xi)  transactions to satisfy any U.S. federal, state, or local income tax obligations of Parent (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the Business Combination Agreement was executed by the parties, and such change prevents the Business Combination from qualifying as a “reorganization” pursuant to Section 368(a) of the Code (and the Business Combination do not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), in each case, solely to the extent necessary to cover any tax liability as a result of the transaction.

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provided, however, that in the case of clauses (i) through (v), (vii), (viii) and (ix) these permitted transferees must enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by the Lock-Up Restrictions and shall have the same rights and benefits under this Agreement; provided further however, that in the case of a Transfer pursuant to clause (iv) above to any member of Parent owning as of the date of this Agreement an equity interest in Parent of 1% or less, Parent may in its discretion make such Transfer without requiring the transferee to agree to be bound by the Lock-Up Restrictions, so long as the transferee agrees with the Company to be bound by the Company’s insider trading policy and resulting black-out periods. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child, grandchild or other lineal descendant (including by adoption), father, mother, brother or sister of an individual; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

(c)  For the avoidance of doubt, Parent shall retain all of its rights as a shareholder of the Company during the Lock-Up Period with respect to Locked-Up Shares it owns, including the right to receive dividends with respect thereto and to vote any Locked-Up Shares.

(d)  In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the Locked-Up Shares, are hereby authorized to decline to make any transfer of securities if such Transfer would constitute a violation or breach of the Lock-Up Restrictions.

ARTICLE VI
General Provisions.

6.1 Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the Company and SPAC in accordance with Section 11.02 of the Business Combination Agreement (or at such other address for a party as shall be specified by like notice)

6.2 Governing Law. This Agreement, and all Actions or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of New York applicable to contracts entered into and to be performed solely within such state, without regard to its conflict of laws provisions.

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6.3 Miscellaneous. The provisions of Article XI (other than Section 11.06) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis, as if set forth in full herein.

6.4 Legends. The Company shall remove, and shall cause to be removed (including by causing its transfer agent and The Depository Trust Company (as applicable) to remove), any legends, marks, stop-transfer instructions or other similar notations pertaining to the lock-up arrangements herein from the book-entries evidencing any Locked-Up Shares at the time any such share is no longer subject to the Lock-Up Restrictions. Any holder of a Locked-Up Share is an express third-party beneficiary of this Section 6.4 and entitled to enforce specifically the obligations of the Company set forth in this Section 6.4 directly against the Company.

6.5 Termination. This Agreement shall be effective the date hereof and shall immediately terminate upon the earlier of (x) the termination of the Business Combination Agreement pursuant to its terms and (y) the date on which none of the Company, SPAC or any holder of a Locked-Up Share has any rights or obligations hereunder; provided that, in the event that the Business Combination Agreement is not terminated pursuant to its terms prior to the Closing, Article II, Article III and Article IV shall terminate upon the Closing. The termination of this Agreement shall not relieve any party from any liability arising in respect of any willful and material breach of this Agreement prior to such termination. Upon the termination of this Agreement (or any portion thereof), this Article VI shall survive indefinitely.

[Signature pages follow]

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IN WITNESS WHEREOF, each party has duly executed and delivered this Agreement as a deed, all as of the date first written above.

SPAC

EGH ACQUISITION CORP.

By:	/s/ Andrew B. Lipsher
Name: Andrew B. Lipsher
Title: Chief Executive Officer

COMPANY

HECATE ENERGY GROUP, LLC

By:	/s/ Chris Bullinger
Name: Chris Bullinger
Title: President & Chief Executive Officer

PARENT

HECATE HOLDINGS LLC

By:	/s/ Chris Bullinger
Name: Chris Bullinger
Title: President & Chief Executive Officer

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